  As filed with the Securities and Exchange Commission on August 8, 2000

                                                Registration No.: 333-40238

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                ---------------

                            AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                              Greater Bay Bancorp
             (Exact name of registrant as specified in its charter)

       California                     6711                   77-0387041
    (State or other            (Primary Standard          (I.R.S. Employer
    jurisdiction of                Industrial              Identification
    incorporation or      Classification Code Number)         Number)
     organization)
                            2860 West Bayshore Road
                          Palo Alto, California 94303
                                 (650) 813-8200
   (Address including zip code, and telephone number, including area code, of registrant's principal executive office)

                                Linda M. Iannone
                                General Counsel
                              Greater Bay Bancorp
                         400 Emerson Street, 3rd Floor
                          Palo Alto, California 94301
                                 (650) 614-5734
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

          William T. Quicksilver, Esq.                         David J. Block, Esq.
         Manatt, Phelps & Phillips LLP                    Leland, Parachini, Steinberg,
          11355 West Olympic Boulevard                        Matzger & Melnick LLP
         Los Angeles, California 90064                    333 Market Street, 27th Floor
           Telephone: (310) 312-4210                     San Francisco, California 94105
                                                            Telephone: (415) 957-1800

                                ---------------

          Approximate date of commencement of proposed sale to public:
  As soon as practicable after this Registration Statement becomes effective.

                                ---------------

   Greater Bay Bancorp hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Greater Bay Bancorp shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           [LOGO OF BANK OF PETALUMA]

                           PROXY STATEMENT/PROSPECTUS

                                MERGER PROPOSED

                          YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

   The Board of Directors of Bank of Petaluma has unanimously approved and recommends an agreement to merge with Greater Bay Bancorp. As a result of the proposed merger, Bank of Petaluma will become a subsidiary of Greater Bay Bancorp.

   If we complete the merger, shareholders of Bank of Petaluma will receive approximately 0.685 shares of Greater Bay Bancorp common stock for each share of Bank of Petaluma common stock plus cash for any fractional shares. The amount of Greater Bay Bancorp common stock to be received by Bank of Petaluma shareholders will adjust according to a formula, depending on the average closing price of Greater Bay Bancorp common stock at the completion of the merger. We estimate that, upon completion of the merger, current Bank of Petaluma shareholders will own approximately 4.9% of the outstanding Greater Bay Bancorp common stock.

   This document gives you detailed information about the merger and includes a copy of the merger agreement, and you should read it carefully. It is a proxy statement that Bank of Petaluma is using to solicit proxies for use at its special shareholder meeting. It is also a prospectus relating to Greater Bay Bancorp's issuance of its shares of common stock in connection with the merger. Before you make a decision on how to vote on the merger, you should consider the "Risk Factors" on page 16 of the attached proxy statement/prospectus.

   We are enthusiastic about the merger and the strength and capabilities we expect from the combined company. We join all the other members of our Board of Directors in recommending that you vote in favor of the merger.

         /s/ Daniel G. Libarle                   /s/ Walter E. Bragdon
           Daniel G. Libarle                       Walter E. Bragdon
         Chairman of the Board           President and Chief Executive Officer

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The securities offered through this document are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other government agency. The securities are subject to investment risks, including possible loss of principal invested.

   The date of this Proxy Statement/Prospectus is August 8, 2000 and it is first being mailed to shareholders on or about August 11, 2000.

                                Bank of Petaluma

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

               To Be Held On September 13, 2000 at 5:30 p.m.

  Place: Petaluma Woman's Club, 518 B Street, Petaluma, California 94952

Purposes:

  .To vote on the merger of Bank of Petaluma with DKSS Corp., as a result of which Bank of Petaluma will become a wholly owned subsidiary of Greater Bay Bancorp, and related matters. In the merger, you will receive approximately
  0.685 shares of Greater Bay Bancorp common stock for each share of Bank of Petaluma common stock you own before the merger. The amount of Greater Bay Bancorp common stock to be received by Bank of Petaluma shareholders will adjust according to a formula, depending on the average closing price of Greater Bay Bancorp common stock at the completion of the merger.

  .To conduct other business if properly raised.

   Only shareholders of Bank of Petaluma as of the close of business on July 18, 2000 may vote at the special meeting.

   In connection with the proposed merger, you may exercise dissenters' rights as provided by the California General Corporation Law. If you meet all the requirements of this law, and follow all of its required procedures, you may receive cash in the amount equal to the fair market value, as determined by Bank of Petaluma, or, if required, by a court of law, of your shares of Bank of Petaluma common stock as of March 20, 2000, the day immediately preceding the announcement of the merger. For additional details about dissenters' rights, please refer to "Dissenting Shareholders' Rights" and Annex C in the accompanying proxy statement/prospectus.

                                          By Order of the Board of Directors
                                          /s/ Patricia A. Wasik
                                          Patricia A. Wasik
                                          Corporate Secretary

Petaluma, California

August 8, 2000

   WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOU MAY REVOKE YOUR PROXY PRIOR TO ITS EXERCISE IN THE MANNER PROVIDED IN THE ACCOMPANYING DOCUMENT.

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What will I receive in the merger?

A: For each outstanding share of Bank of Petaluma common stock you own, you will receive 0.685 shares of Greater Bay common stock if the average closing price of that stock is between $37.91 and $46.34. This is called the "conversion ratio." If the average closing price of that stock is greater than $46.34, the conversion ratio will adjust according to a formula. If the average closing price of Greater Bay stock is less than $37.91, Greater Bay may elect a top up option in which the conversion ratio will adjust according to a formula equivalent to $25.97 per Bank of Petaluma share. If Greater Bay does not elect the top up option, the conversion ratio will be 0.685, unless Bank of Petaluma decides to terminate the merger agreement.

    Average closing price means the average closing sale price on The Nasdaq Stock Market of Greater Bay common stock for the 20 consecutive trading days ending at the end of the third trading day immediately before completion of the merger.

    Greater Bay will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of Greater Bay common stock that you would otherwise be entitled to receive based upon the market value (as determined in the merger agreement) of a share of Greater Bay common stock at the time of the merger.

    Each share of Greater Bay common stock held by Greater Bay shareholders will continue to represent one share of Greater Bay common stock following the merger. After the merger, Bank of Petaluma's former shareholders will own approximately 4.9% of Greater Bay's outstanding shares of common stock and current Greater Bay shareholders will own approximately 95.1% of Greater Bay's outstanding shares of common stock.

    For example:

  . If the average closing price of Greater Bay common stock is $40.00 at the completion of the merger, and you own 100 shares of Bank of Petaluma common stock, then after the merger you will receive 68 shares of Greater Bay common stock and a check in an amount representing the fractional share, for a value of approximately $27.40 per Bank of Petaluma share.

  . If the average closing price of Greater Bay common stock is $48.00 at the completion of the merger and you own 100 shares of Bank of Petaluma common stock, then after the merger you will receive 67 shares of Greater Bay common stock and a check in an amount representing the fractional share, for an aggregate value of approximately $32.29 per Bank of Petaluma share.

Q: What happens as the market price of Greater Bay common stock fluctuates?

A: The conversion ratio may adjust, depending on the average closing price of Greater Bay common stock as described above. Since the market value of Greater Bay common stock will fluctuate before and after the closing of the merger, the value of the Greater Bay common stock that you will receive in the merger will fluctuate as well and could increase or decrease. You are urged to obtain current market prices for shares of Greater Bay common stock and Bank of Petaluma common stock.

Q: What are the federal tax consequences of the merger to me?

A: We expect that the exchange of shares by you generally will be tax-free to you for U.S. federal income tax purposes. You will, however, have to pay taxes on cash received for fractional shares. To review the tax consequences to you in greater detail, see pages 29 through 30.

   Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q: What should I do now?

A: Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at the meeting.

                                      (i)

   If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve the merger agreement. If you do not sign and send in your proxy or you abstain, it will have the effect of a vote against the merger.

   You may attend the meeting and vote your shares in person, rather than voting by proxy. In addition, you may revoke your proxy up to and including the day of the meeting by following the directions on pages 17 through 18.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares on the merger only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted and this will have the same effect as voting against the merger.

Q: What will happen if I don't vote?

A: If you don't vote, your shares will not be counted to establish a quorum at the special meeting. Not voting also has the same effect as a vote against the merger.

Q: When is the merger expected to be completed?

A: We are working to complete the merger during the fourth quarter of 2000.

Q: Will the shares received by the holders of Bank of Petaluma stock upon completion of the merger be listed on a stock exchange?

A: Upon completion of the merger, you will receive shares of common stock of Greater Bay. Those shares are listed on The Nasdaq Stock Market under the symbol "GBBK."

Q: Should I send in my stock certificates now?

A: No. After the merger is completed we will send you written instructions for exchanging your Bank of Petaluma common stock certificates for Greater Bay common stock certificates.

Q: What risks should I consider?

A: You should review "Risk Factors" on page 16.

    You should also review the factors considered by Bank of Petaluma's Board of Directors. See "The Merger--Background of and Reasons for the Merger" (pages 21 through 23).

WHO CAN HELP ANSWER YOUR QUESTIONS

   If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

     Patricia A. Wasik
     Bank of Petaluma
     1360 Redwood Way
     Petaluma, California 94954
     Telephone (707) 765-2222

                                      (ii)

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................   i
SUMMARY....................................................................   1
  The Companies............................................................   1
  Greater Bay Bancorp......................................................   1
  Bank of Petaluma.........................................................   1
  The Special Meeting......................................................   1
  Record Date; Voting Power................................................   2
  Vote Required............................................................   2
  Share Ownership of Bank of Petaluma Management...........................   2
  Recommendation...........................................................   2
  Opinion of Hoefer & Arnett, Financial Advisor to Bank of Petaluma........   2
  Terms of the Merger Agreement............................................   2
  Interests of Certain Persons in the Merger...............................   4
  Material Federal Income Tax Consequences.................................   5
  Accounting Treatment.....................................................   5
  Resales of Greater Bay Common Stock......................................   5
  Regulatory Approvals.....................................................   5
  Dissenters' Rights.......................................................   5
  Differences in the Rights of Shareholders................................   5
  Recent Developments......................................................   6
Market Price and Dividend Information......................................   7
  Comparative Market Price Data............................................   7
  Historical Market Prices and Dividends...................................   7
Selected Historical and Pro Forma Financial Data...........................   9
  Historical and Pro Forma Per Share Data..................................  10
  Greater Bay Historical Selected Financial Data...........................  11
  Bank of Petaluma Historical Selected Financial Data......................  13
  Selected Unaudited Pro Forma Combined Financial Data--Greater Bay and
   Bank of Petaluma........................................................  14
RISK FACTORS...............................................................  16
  Since the market price of Greater Bay common stock will vary, Bank of
   Petaluma shareholders cannot be sure of the number of shares and value of the Greater Bay common stock to be received in the merger............  16
  We may not successfully integrate our business operations................  16
THE BANK OF PETALUMA SPECIAL MEETING.......................................  17
  General..................................................................  17
  Record Date; Voting Power................................................  17
  Vote Required............................................................  17
  Share Ownership of Management............................................  17
  Recommendation of the Bank of Petaluma Board.............................  17
  Solicitation and Revocation of Proxies...................................  17
  Other Matters............................................................  18
THE MERGER.................................................................  19
  Structure of the Merger..................................................  19
  Background of and Reasons for the Merger.................................  21
  Opinion of Financial Advisor.............................................  23
  Interests of Certain Persons in the Merger...............................  28
  Nasdaq Listing...........................................................  29
  Material Federal Income Tax Consequences.................................  29

                                     (iii)

  Accounting Treatment of the Merger......................................   30
  Exchange of Bank of Petaluma Common Stock for Greater Bay Common Stock..   30
THE MERGER AGREEMENT......................................................   32
  Conditions to the Merger................................................   32
  Nonsolicitation.........................................................   33
  Expenses................................................................   34
  Treatment of Options....................................................   34
  Termination.............................................................   34
  Covenants; Conduct of Business Prior to Effective Time..................   35
  Amendment and Waiver....................................................   38
  Agreements with Certain Shareholders....................................   38
  Resales of Greater Bay Common Stock.....................................   38
  Regulatory Approvals....................................................   39
DISSENTING SHAREHOLDERS' RIGHTS...........................................   41
DESCRIPTION OF GREATER BAY COMMON STOCK AND BANK OF PETALUMA COMMON
 STOCK....................................................................   44
  Stock Description.......................................................   44
  Material Differences Between Holders of Greater Bay Stock and Bank of
   Petaluma Stock.........................................................   45
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION..............   49
MANAGEMENT OF GREATER BAY AFTER THE MERGER................................   56
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............   57
EXPERTS...................................................................   58
LEGAL MATTERS.............................................................   58
WHERE YOU CAN FIND MORE INFORMATION.......................................   58
A WARNING ABOUT FORWARD-LOOKING INFORMATION...............................   61

Annex A: Agreement and Plan of Reorganization by and among Greater Bay
        Bancorp, Bank of Petaluma and DKSS Corp. dated March 21, 2000       A-1

Annex B: Fairness Opinion of Hoefer & Arnett dated August 8, 2000           B-1

Annex C: Selected Provisions of the California General Corporation Law
        Regarding Dissenters' Rights                                        C-1

Annex D: Bank of Petaluma Annual Report on Form 10-KSB, as amended by Form
        10-KSB/A, for the year ended December 31, 1999                      D-1
Annex E: Bank of Petaluma Quarterly Report on Form 10-QSB for the period
        ended June 30, 2000                                                 E-1

                                      (iv)

                                    SUMMARY

   This summary highlights selected information from this document and may not contain all the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read this entire document carefully, as well as the additional documents to which we refer you, including the merger agreement which we have attached as Annex A. For information about where to obtain these additional documents read the information under the caption entitled "Where You Can Find More Information" (page 58).

The Companies

Greater Bay Bancorp
2860 W. Bayshore Road
Palo Alto, California 94303
(650) 813-8200

   Greater Bay is a bank holding company operating Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank and Peninsula Bank of Commerce. These banks and Greater Bay have various operating divisions, including Greater Bay Bank Santa Clara Valley Commercial Banking Group, Greater Bay Corporate Finance Group, Greater Bay Bank Contra Costa Region, Greater Bay Bank Fremont Region, Greater Bay International Banking Division, Greater Bay Trust Company, Pacific Business Funding and Venture Banking Group.

   Through its financial services subsidiaries and operating divisions, Greater Bay serves clients throughout Northern California including Silicon Valley, San Francisco, the San Francisco Peninsula, the Contra Costa Tri Valley Region and the Coastal Market, with offices located in Aptos, Blackhawk, Capitola, Cupertino, Danville, Fremont, Hayward, Lafayette, Millbrae, Milpitas, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Leandro, San Mateo, San Ramon, Santa Clara, Santa Cruz, Scotts Valley, Sunnyvale, Walnut Creek and Watsonville.

   Greater Bay provides a wide range of commercial banking and financial services to small and medium-sized businesses, real estate developers and property managers, business executives, professionals and other individuals.

Bank of Petaluma
1360 Redwood Way
Petaluma, California 94954
(707) 765-2222

   Bank of Petaluma was organized as a California state banking corporation on March 17, 1987, and commenced operations on September 21, 1987. Situated in the growing area of the San Francisco Bay Area's northern market known as the "Telecom Valley," Bank of Petaluma engages in the general commercial banking business, with an emphasis on small business and retail banking. Bank of Petaluma conducts its business through its four banking offices in Petaluma, Point Reyes Station and Valley Ford.

The Special Meeting (pages 17-18)

   The Bank of Petaluma special shareholders' meeting will be held at the Petaluma Woman's Club, located at 518 B Street, Petaluma, California at 5:30 p.m., local time, on Wednesday, September 13, 2000. At the meeting, you will be asked to consider and vote upon a proposal to approve and adopt the merger agreement.

Record Date; Voting Power (page 17)

   You are entitled to vote at the special meeting if you owned Bank of Petaluma common stock on July 18, 2000, the record date for the special meeting. As of that date, there were 1,454,797 shares of Bank of Petaluma common stock issued and outstanding held by approximately 614 holders of record. Each holder of Bank of Petaluma common stock is entitled to one vote per share on any matter that may properly come before the meeting.

Vote Required (page 17)

   Approval by the Bank of Petaluma shareholders of the proposal to approve and adopt the merger agreement will require the affirmative vote of a majority of the outstanding shares of Bank of Petaluma common stock.

Share Ownership of Bank of Petaluma Management (page 57)

   On the record date for the special meeting, the executive officers and directors of Bank of Petaluma, including their affiliates, had voting power with respect to an aggregate of 363,768 shares of Bank of Petaluma common stock, or approximately 25% of the shares of the common stock then outstanding.

   The directors of Bank of Petaluma have signed contracts agreeing to vote the shares of Bank of Petaluma common stock owned by them FOR the proposal to approve and adopt the merger agreement and the transactions contemplated thereby.

Recommendation (page 17)

   The Bank of Petaluma Board of Directors has unanimously approved and adopted the merger agreement, and recommends a vote FOR approval of the merger agreement and the transactions contemplated thereby. You also should refer to the reasons that the Bank of Petaluma Board considered in determining whether to approve and adopt the merger agreement on pages 22-23.

Opinion of Hoefer & Arnett, Financial Advisor to Bank of Petaluma (pages 23-28)

   Hoefer & Arnett Incorporated, financial advisor to Bank of Petaluma, rendered an oral fairness opinion on March 21, 2000 to the Bank of Petaluma Board that as of such date, the merger consideration to be paid was fair to the Bank of Petaluma shareholders from a financial point of view. Hoefer & Arnett subsequently confirmed its March 21, 2000 opinion by delivery to the Bank of Petaluma Board of a written fairness opinion dated as of the date of this document. A copy of the fairness opinion, setting forth the information reviewed, assumptions made and matters considered by Hoefer & Arnett, is attached to this document as Annex B. Bank of Petaluma shareholders should read the fairness opinion in its entirety.

Terms of the Merger Agreement (pages 32-40)

   The merger agreement is attached to this document as Annex A. We encourage you to read the merger agreement in its entirety. It is the legal document that governs the merger.

   General. The merger agreement provides that Bank of Petaluma will merge with DKSS Corp., as a result of which Bank of Petaluma will become a wholly owned subsidiary of Greater Bay.

   Conversion Ratio. For each outstanding share of Bank of Petaluma common stock, Bank of Petaluma shareholders will receive 0.685 shares of Greater Bay common stock if the average closing price of that stock is between $37.91 and $46.34. If the average closing price of that stock is greater than $46.34, the conversion ratio will adjust according to a set formula. If the average closing price of Greater Bay stock is less than

$37.91, Greater Bay may elect a top up option in which the conversion ratio will adjust according to a formula. If Greater Bay does not elect the top up option, the conversion ratio will be 0.685, unless Bank of Petaluma decides to terminate the merger agreement. Greater Bay will not issue fractional shares. Instead, Bank of Petaluma shareholders will receive a check equal to the amount of any fractional share they would otherwise receive.

   Average closing price means the average closing sale price on The Nasdaq Stock Market of Greater Bay common stock for the 20 consecutive trading days ending at the end of the third trading day immediately before completion of the merger.

   Completion of the Merger. The merger will become effective when we file an agreement of merger with the Secretary of State of California. The merger agreement provides that we will file the agreement of merger as soon as practicable following the satisfaction or waiver of the conditions to the merger.

   Conditions to the Merger. The completion of the merger depends upon the satisfaction of a number of conditions, including:

  . approval of the merger agreement by the Bank of Petaluma shareholders;

  . receipt of listing approval from The Nasdaq Stock Market for the Greater
    Bay common stock to be issued in the merger;

  . receipt of all necessary authorizations, orders and consents of governmental authorities without imposition of any conditions that Greater Bay deems to be materially adverse or materially burdensome, and the expiration of any regulatory waiting periods;

  . effectiveness of the registration statement of Greater Bay relating to the shares of Greater Bay common stock to be issued to Bank of Petaluma shareholders in the merger, of which this document forms a part;

  . receipt from PricewaterhouseCoopers LLP of a letter confirming that the merger qualifies for pooling of interests accounting treatment and receipt from Richardson & Company of a letter confirming that no conditions exist with respect to Bank of Petaluma that would preclude pooling of interests accounting treatment;

  . receipt of an opinion of Greater Bay's counsel that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

  . confirmation that the adjusted book value of Bank of Petaluma common stock at the close of business on the last day of the month prior to completion of the merger is not less than $16,719,000 if the merger closes in June 2000, $16,860,000 if the merger closes in July 2000, $17,032,000 if the merger closes in August 2000, $17,197,000 if the merger closes in September 2000 and $17,359,000 if the merger closes in October 2000. Adjusted book value means Bank of Petaluma's total shareholders' equity adjusted to eliminate all amounts paid for the exercise of Bank of Petaluma stock options since December 31, 1999, to eliminate amounts related to accumulated other comprehensive income, to deduct any dividends paid after the date of the merger agreement and to eliminate amounts paid or accrued for merger-related expenses; and

  . confirmation that Bank of Petaluma's allowance for loan losses equals the greater of 1.33% of Bank of Petaluma's total gross loans or $1,596,000.

   Unless prohibited by law, either Greater Bay or Bank of Petaluma could elect to waive any condition.

   Termination. Either Bank of Petaluma or Greater Bay may call off the merger under a number of circumstances, including if:

  . Greater Bay and Bank of Petaluma consent in writing;

  . the merger is not completed before October 15, 2000;

  . legal restraints prevent the merger;

  . the Bank of Petaluma shareholders do not approve the merger agreement;

  . the other party breaches in a material manner any of the representations or warranties or any covenant or agreement it has under the merger agreement; or

  . any condition to the party's obligations under the merger agreement has not been met or waived at a time when the condition could no longer be satisfied.

   In addition, Greater Bay may call off the merger if the Bank of Petaluma Board approves, recommends or causes Bank of Petaluma to enter into any agreement with a person other than Greater Bay providing for the merger, consolidation, share exchange, joint venture, business combination or similar transaction involving Bank of Petaluma or any subsidiary of Bank of Petaluma, or any purchase of all or any material portion of the assets of Bank of Petaluma or any subsidiary of Bank of Petaluma. If that occurs, Bank of Petaluma will have to pay Greater Bay $1,750,000.

   Similarly, Bank of Petaluma may call off the merger if Greater Bay announces a business combination, tender offer or similar transaction which, if consummated, would result in Greater Bay shareholders owning less than 51% of the shares of the surviving corporation and the other party requires Greater Bay to terminate the merger agreement between Greater Bay and Bank of Petaluma. If that occurs, Greater Bay will have to pay Bank of Petaluma $1,500,000. In addition, Bank of Petaluma may call off the merger if the average closing price is less than $37.91, unless Greater Bay elects the top up option as described under the heading "The Merger--Structure of the Merger--Conversion of Shares" on page 19.

Interests of Certain Persons in the Merger (pages 28-29)

   The directors and executive officers of Bank of Petaluma have interests in the merger as employees and/or directors that are different from, or in addition to, the interests of Bank of Petaluma shareholders. The Bank of Petaluma Board recognized these interests and determined that they did not affect the benefits of the merger to the Bank of Petaluma shareholders.

   Upon completion of the merger, the current members of the Boards of Greater Bay and Bank of Petaluma will continue as members of their respective Boards. Also, Daniel G. Libarle, the Chairman of the Board of Bank of Petaluma, will become a director of Greater Bay and David L. Kalkbrenner, President and Chief Executive Officer of Greater Bay, will become a director of Bank of Petaluma.

   If the merger takes place, the following will occur:

  . outstanding options to purchase Bank of Petaluma common stock held by directors, officers and employees of Bank of Petaluma will be automatically converted into options to acquire shares of Greater Bay common stock adjusted to account for the conversion ratio; and

  . certain members of senior management of Bank of Petaluma will remain as senior management of Bank of Petaluma.

   Upon the signing of the merger agreement, there were outstanding options to purchase an aggregate of 209,282 shares of Bank of Petaluma common stock. Of the outstanding options, the executive officers and directors of Bank of Petaluma held options to purchase 146,429 shares of Bank of Petaluma common stock at a per share weighted average exercise price of $19.68.

Material Federal Income Tax Consequences (pages 29-30)

   Greater Bay and Bank of Petaluma have received a legal opinion stating that neither Greater Bay nor Bank of Petaluma will recognize gain or loss for federal income tax purposes as a result of the merger. The opinion also concludes that Bank of Petaluma shareholders will not recognize gain or loss upon the exchange of their Bank of Petaluma common stock for Greater Bay common stock in the merger. If, however, shareholders receive cash instead of fractional shares or upon exercise of dissenters' rights, that cash would be taxable.

Accounting Treatment (page 30)

   We expect the merger to be accounted for as a pooling of interests, which means that we will treat Greater Bay and Bank of Petaluma as if they had always been combined for accounting and financial reporting purposes.

Resales of Greater Bay Common Stock (page 38)

   Shares of Greater Bay common stock that Bank of Petaluma shareholders receive in the merger will be freely transferable, except for those shares held by holders who may be deemed to be affiliates. Affiliates generally include directors, specific executive officers and holders of 10% or more of outstanding voting securities of Bank of Petaluma or Greater Bay. Bank of Petaluma has provided to Greater Bay the written agreements of its affiliates that these persons will not dispose of their shares of Bank of Petaluma common stock and Greater Bay common stock, except in compliance with the Securities Act of 1933, or Securities Act, and applicable accounting rules governing pooling of interests.

Regulatory Approvals (pages 39-40)

   Greater Bay is required to make filings with or obtain approval from the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the California Department of Financial Institutions to complete the merger. We cannot predict whether or when we will obtain these approvals.

Dissenters' Rights (pages 41-43)

   Shareholders of Bank of Petaluma will have dissenters' rights under California law. This means that shareholders who do not vote in favor of the merger may make a written demand to Bank of Petaluma for payment in cash of the "fair market value" of their shares. The demand must be made within 30 days after the date on which Bank of Petaluma sends a notice stating that the shareholders approved the merger. The Bank of Petaluma Board of Directors has determined that the "fair market value" of one share of Bank of Petaluma for this purpose is $23.375. That amount represents the final bid price for Bank of Petaluma common stock on March 20, 2000, the day before the public announcement of the merger. The procedure for exercising dissenters' rights is summarized under the heading "Dissenting Shareholders' Rights." The relevant provisions of California law on dissenters' rights are attached to this document as Annex C.

Differences in the Rights of Shareholders (pages 45-48)

   Both Greater Bay and Bank of Petaluma are incorporated under California law. Upon completion of the merger, Bank of Petaluma shareholders will become Greater Bay shareholders. Their rights will be governed by Greater Bay's articles of incorporation and bylaws and will continue to be governed by California law.

Recent Developments

   On July 21, 2000, Greater Bay completed the merger of Bank of Santa Clara with GBB Merger Corp., as a result of which Bank of Santa Clara became a wholly owned subsidiary of Greater Bay. Each Bank of Santa Clara shareholder received
0.8499 shares of Greater Bay stock for each share of Bank of Santa Clara stock in a tax-free exchange. On a pro forma basis as of June 30, 2000, the combined company, assuming the pending merger with Bank of Petaluma had occurred as of that date, would have had total assets of approximately $4.3 billion and shareholders' equity of approximately $287 million. Greater Bay has restated its financial statements to include the Bank of Santa Clara merger which was accounted for using the pooling of interests method of accounting. These restated financial statements are the audited supplemental consolidated financial statements included as part of Greater Bay's Current Report on Form 8-K filed with the SEC on July 26, 2000.

                     Market Price And Dividend Information

Comparative Market Price Data

   The following table presents trading information for Greater Bay and Bank of Petaluma common stock on The Nasdaq Stock Market on March 20, 2000 and August 3, 2000. March 20, 2000 was the last full trading day before our announcement of the signing of the merger agreement. August 3, 2000 was the last practicable trading day for which information was available before the date of this document.

                                       GREATER BAY BANCORP    BANK OF PETALUMA
                                       -------------------- --------------------
                                        HIGH   LOW   CLOSE   HIGH   LOW   CLOSE
                                       ------ ------ ------ ------ ------ ------
March 20, 2000 ....................... $39.50 $37.50 $38.00 $23.38 $23.38 $23.38
August 3, 2000........................ $54.00 $52.75 $53.63 $30.25 $30.25 $30.25

   We urge you to obtain current market quotations for Greater Bay common stock and Bank of Petaluma common stock. We expect that the market price of Greater Bay common stock will fluctuate between the date of this document and the date on which the merger is completed and thereafter. Because the market price of Greater Bay common stock is subject to fluctuation, the value of the shares of Greater Bay common stock that you will receive in the merger may increase or decrease before and after the merger. For more information see the heading "Risk Factors -- Since the market price of Greater Bay common stock will vary, Bank of Petaluma shareholders cannot be sure of the number of shares and value of the Greater Bay common stock to be received in the merger." In addition, as a result of this fluctuation, the amount of cash you will receive instead of Greater Bay's fractional shares will also fluctuate.

Historical Market Prices and Dividends

   Greater Bay Bancorp. Greater Bay common stock is listed on The Nasdaq Stock Market under the symbol "GBBK." On the record date for the special meeting, there were approximately 1,995 holders of record of Greater Bay common stock. The following table sets forth for the calendar quarters indicated, the high and low sales prices per share of Greater Bay common stock as reported on The Nasdaq Stock Market, and the dividends per share of Greater Bay common stock. The prices per share of Greater Bay common stock set forth below have been adjusted to reflect a two-for-one stock split effective as of April 30, 1998.

                                                                       DIVIDENDS
QUARTER ENDED                                           HIGH     LOW   DECLARED
-------------                                          ------- ------- ---------
2000:
Third quarter (through August 3, 2000)................ $ 54.00 $ 43.50  $  --
Second quarter........................................   49.50   40.00   0.150
First quarter.........................................   42.94   35.19   0.150
1999:
Fourth quarter ....................................... $ 43.44 $ 33.81  $0.120
Third quarter.........................................   36.50   31.13   0.120
Second quarter .......................................   33.25   28.00   0.120
First quarter.........................................   33.75   27.56   0.120
1998:
Fourth quarter........................................  $35.00  $24.50  $0.095
Third quarter.........................................   39.00   23.38   0.095
Second quarter........................................   36.00   28.88   0.095
First quarter.........................................   31.38   24.13   0.095

   Bank of Petaluma. Bank of Petaluma common stock is traded on the OTC Bulletin Board under the symbol "BPLU." On the record date for the special meeting, there were approximately 614 holders of record of Bank of Petaluma common stock.

   The following table sets forth for the calendar quarters indicated the range of high and low bid prices of Bank of Petaluma common stock, based upon information provided by Hoefer & Arnett, and the dividends per share of Bank of Petaluma common stock. The table does not include private transactions. The prices listed below are inter-dealer prices, and do not necessarily represent actual transactions and do not include retail mark-up, mark-downs or commissions. The following information has been adjusted to reflect a two-for-one stock split effective in May 1998.

                                                                       DIVIDENDS
QUARTER                                                  HIGH    LOW   DECLARED
-------                                                 ------- ------ ---------

2000:
Third quarter (through August 3, 2000)................. $29.75  $26.00   $ --
Second quarter.........................................  28.375  23.75    0.06
First quarter..........................................  22.50   21.00     --

1999:
Fourth quarter ........................................ $23.00  $18.00   $0.06
Third quarter..........................................  18.75   18.38     --
Second quarter.........................................  21.00   18.38    0.06
First quarter..........................................  21.25   20.25     --

1998:
Fourth quarter......................................... $21.00  $20.25   $0.06
Third quarter..........................................  18.00   17.50     --
Second quarter.........................................  24.00   23.25    0.05
First quarter..........................................  19.50   19.25     --

                Selected Historical and Pro Forma Financial Data

   We are providing the following information to aid you in your analysis of the financial effects of the merger. The historical selected financial data in the following tables shows financial results actually achieved by each of Greater Bay and Bank of Petaluma for the periods presented. These are the historical figures.

   Greater Bay's annual historical figures are derived from supplemental consolidated financial statements audited by PricewaterhouseCoopers LLP, independent public accountants of Greater Bay, which were included in Greater Bay's Current Report on Form 8-K filed with the SEC on July 26, 2000. The supplemental consolidated financial statements of Greater Bay have been prepared on a basis that accounts for the merger with Bank of Santa Clara, which was completed on July 21, 2000, using the pooling of interests method of accounting. Upon publication of Greater Bay's financial information for a post-merger period which includes July 21, 2000, these supplemental consolidated financial statements will become the historical financial statements of Greater Bay. Publication will be made by means of Greater Bay's earnings release for the period ended September 30, 2000, anticipated to occur in mid-October 2000. Greater Bay will file the earnings release as part of a Current Report on Form 8-K.

   Bank of Petaluma's annual historical figures are derived from financial statements as of December 31, 1999 and 1998 and for the three years then ended audited by Richardson & Company, independent certified public accountants of Bank of Petaluma. The annual historical information presented below should be read together with the supplemental consolidated audited financial statements of Greater Bay and the audited financial statements of Bank of Petaluma, attached or incorporated in this document by reference. To find this information, see "Where You Can Find More Information" (pages 58-60).

   Pro forma combined figures are simply arithmetical combinations of Greater Bay's and Bank of Petaluma's separate financial results. You should not assume that the combined company of Greater Bay and Bank of Petaluma would have achieved the pro forma combined results if they had actually been combined during the periods presented. These pro forma presentations treat the companies as if they had always been combined for accounting and financial reporting purposes, a method known as pooling of interests accounting. When you read this information, you should also read the information under the heading "Unaudited Pro Forma Condensed Combined Financial Information" (page 49). For purposes of illustration, the pro forma combined figures have been calculated using the conversion ratio of 0.685 for our proposed merger. However the actual conversion ratio will be determined based on the average closing price of Greater Bay common stock which is explained further under "The Merger-- Structure of the Merger" (pages 19-21).

   We expect to incur merger and other non-recurring expenses as a result of combining the companies. We also anticipate that the merger will provide the combined company with financial benefits such as reduced operating expenses and the opportunity to earn additional revenue. However, none of these anticipated expenses or benefits has been factored into the pro forma combined income statement information. For that reason, the pro forma combined information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, does not attempt to predict or suggest future results.

                    Historical and Pro Forma Per Share Data

   We have summarized below the per share information for our respective companies on an historical, pro forma combined and pro forma equivalent basis. We have adjusted Greater Bay's historical per share amounts to reflect a two-for-one stock split effective April 30, 1998. We have adjusted Bank of Petaluma's historical per share amounts to reflect a two-for-one stock split effective in May 1998 and a 5% stock dividend paid in December 1997.

   We have calculated the pro forma Greater Bay and Bank of Petaluma combined per share data for net income using the weighted average number of shares of Greater Bay's common stock outstanding for the periods presented, increased by the weighted average number of shares of Bank of Petaluma common stock outstanding for the period presented multiplied by an assumed conversion ratio of 0.685 shares of Greater Bay's common stock for each share of Bank of Petaluma common stock, as if these shares were outstanding for each period presented.

   The pro forma Greater Bay and Bank of Petaluma combined per share data for dividends declared represents the sum of historical dividends for Greater Bay common stock plus the historical dividends for Bank of Petaluma common stock divided by the sum of Greater Bay common stock and Bank of Petaluma common stock, adjusted for the assumed conversion ratio of 0.685.

   The pro forma Greater Bay and Bank of Petaluma combined book value per share has been calculated using the shares of outstanding Greater Bay common stock increased by the shares of outstanding Bank of Petaluma common stock multiplied by an assumed conversion ratio of 0.685 for each share of Bank of Petaluma common stock as if these shares were outstanding as of the date presented.

   The equivalent pro forma Bank of Petaluma share information has been calculated by multiplying the pro forma Greater Bay and Bank of Petaluma combined per share net income, dividends and book value by an assumed conversion ratio of 0.685.

                                                          Pro Forma         Pro Forma
                                                        Greater Bay &   Equivalent of One
                          Historical     Historical    Bank of Petaluma Bank of Petaluma
Per Common Share          Greater Bay Bank of Petaluma     Combined           Share
----------------          ----------- ---------------- ---------------- -----------------
Net Income:
Six months ended June
 30, 2000
  Basic.................      1.35          0.87             1.35             0.92
  Diluted...............      1.30          0.83             1.29             0.88
Six months ended June
 30, 1999
  Basic.................      0.91          0.76             0.92             0.63
  Diluted...............      0.87          0.70             0.87             0.60
Year ended December 31,
 1999
  Basic.................      2.29          1.61             2.29             1.57
  Diluted...............      2.17          1.55             2.17             1.49
Year ended December 31,
 1998
  Basic.................      1.79          1.54             1.81             1.24
  Diluted...............      1.67          1.45             1.69             1.16
Year ended December 31,
 1997
  Basic.................      1.38          1.14             1.39             0.95
  Diluted...............      1.30          1.06             1.31             0.90
Cash Dividends Declared:
Six months ended June
 30, 2000...............      0.26          0.06             0.25             0.17
Year ended December 31,
 1999...................      0.48          0.12             0.47             0.32
Year ended December 31,
 1998...................      0.38          0.11             0.37             0.26
Year ended December 31,
 1997...................      0.40          0.10             0.39             0.27
Book Value:
June 30, 2000...........     13.64         11.26            13.77             9.43
December 31, 1999.......     12.53         10.31            12.66             8.67
December 31, 1998.......     10.46          9.90            10.66             7.30

                 Greater Bay Historical Selected Financial Data

                          Six Months Ended June
                                   30,                           Years Ended December 31,
                          ----------------------  ----------------------------------------------------------
                             2000        1999        1999        1998        1997        1996        1995
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                        (Dollars in thousands, except per share amounts)
Statement of Operations
 Data
Interest income.........  $  159,842  $  109,405  $  241,704  $  192,444  $  154,991  $  120,223  $  104,337
Interest expense........      60,600      40,469      89,973      71,804      54,062      39,445      33,715
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net interest income.....      99,242      68,936     151,731     120,640     100,929      80,778      70,622
Provision for loan
 losses.................      13,746       3,529      13,739       8,059       8,791       4,760       2,771
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net interest income
 after provision for
 loan losses............      85,496      65,407     137,992     112,581      92,138      76,018      67,851
Other income............      15,969      10,706      27,276      19,810      17,133      15,997      12,401
Nonrecurring--warrant
 income.................       9,349         230      14,508         945       1,162          92         --
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Total other income......      25,318      10,936      41,784      20,755      18,295      16,089      12,401
Operating expenses......      52,641      45,044      94,718      80,560      69,515      63,079      59,462
Other expenses--
 nonrecurring...........         --          323      12,160       1,341         --          --          --
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Total operating
 expenses...............      52,641      45,367     106,878      81,901      69,515      63,079      59,462
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income before income tax
 expense & merger and
 other related
 nonrecurring costs.....      58,173      30,976      72,898      51,435      40,918      29,028      20,790
Income tax expense......      22,577      11,868      24,444      18,092      14,917      10,529       7,613
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Income before merger and
 other related
 nonrecurring costs and
 extraordinary items....      35,596      19,108      48,454      33,343      26,001      18,499      13,177
Merger and other related
 nonrecurring costs, net
 of tax.................      (9,133)     (2,491)     (6,486)     (1,674)     (2,282)     (1,991)        --
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net income before
 extraordinary items....      26,463      16,617      41,968      31,669      23,719      16,508      13,177
Extraordinary items.....         --          (88)        (88)        --          --          --          --
                          ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net income..............  $   26,463  $   16,529  $   41,880  $   31,669  $   23,719  $   16,508  $   13,177
                          ==========  ==========  ==========  ==========  ==========  ==========  ==========
Per Share Data
Income per share (before
 merger, nonrecurring
 and extraordinary
 items)
 Basic..................  $     1.54  $     1.02  $     2.40  $     1.86  $     1.43  $     1.11  $     0.91
 Diluted................        1.47        0.97        2.27        1.74        1.34        1.06        0.87
Net income per share
 Basic..................  $     1.35  $     0.91  $     2.29  $     1.79  $     1.38  $     0.99  $     0.82
 Diluted................        1.30        0.87        2.17        1.67        1.30        0.94        0.79
 Book value per common
  share.................  $    13.64  $    10.90  $    12.53  $    10.46  $     9.12  $     8.15  $     7.55
Shares outstanding at
 period end.............  19,814,173  18,304,513  18,989,511  17,871,980  17,566,409  16,728,765  16,266,106
Average common shares
 outstanding............  19,548,000  18,123,000  18,304,000  17,739,000  17,175,000  16,598,000  16,035,000
Average common and
 common equivalent
 shares outstanding.....  20,413,000  19,082,000  19,298,000  18,981,000  18,301,000  17,528,000  16,726,000
Performance Ratios
Return on average assets
 (before merger,
 nonrecurring and
 extraordinary items)...        1.55%       1.29%       1.40%       1.38%       1.35%       1.29%       1.27%
Return on average common
 shareholders' equity
 (before merger,
 nonrecurring and
 extraordinary items)...       23.10%      18.77%      21.44%      19.17%      16.35%      14.28%      13.40%
Net interest margin.....        5.52%       5.21%       5.26%       5.45%       5.92%       6.17%       6.86%
Balance Sheet Data--At
 Period End
Assets..................  $4,106,259  $3,102,471  $3,542,030  $2,670,686  $2,084,217  $1,662,313  $1,324,368
Loans, net..............   2,657,748   1,933,424   2,298,111   1,640,311   1,274,408   1,013,217     772,112
Investment securities...     951,329     642,866     694,950     599,794     415,584     308,855     314,358
Deposits................   3,543,814   2,708,875   3,100,697   2,307,582   1,812,058   1,459,764   1,157,549
Subordinated debt.......         --          --          --        3,000       3,000       3,000       3,000
Trust Preferred
 Securities.............      99,500      49,000      49,000      49,000      20,000         --          --
Common shareholders'
 equity.................     270,268     199,430     238,002     186,883     160,252     136,346     122,738
Regulatory Capital
 Ratios
Leverage Ratio..........        9.18%       7.88%       8.24%       8.18%       8.94%       8.55%       9.42%
Tier 1 Capital..........       10.86%       9.95%       9.70%      10.75%      11.39%      10.98%      12.84%
Total Capital...........       12.62%      11.60%      11.04%      12.69%      12.77%      12.34%      14.28%

   Significant events affecting Greater Bay's historical earnings trends include the following:

  . Amounts indicated have been restated on an historical basis to reflect the mergers with Cupertino National Bancorp, Peninsula Bank of Commerce, Pacific Rim Bancorporation, Pacific Business Funding Corporation, Bay Area Bancshares, Bay Commercial Services, Mt. Diablo Bancshares, Coast Bancorp and Bank of Santa Clara, each of which was accounted for on a pooling of interests basis.

  . Per share amounts have been adjusted to reflect a two-for-one stock split effective on April 30, 1998.

  . If the performance ratios included merger, nonrecurring and extraordinary items (net of tax) of $3.6 million for the six months ended June 30, 2000, $1.9 million for the six months ended June 30, 1999, $2.0 million in 1999, $1.4 million in 1998, $788,000 in 1997, $2.0 million in 1996 and $1.3 million in 1995, return on average assets would have been 1.36% for the six months ended June 30, 2000, 1.16% for the six months ended June 30, 1999, 1.34% for 1999, 1.32% for 1998, 1.30%
     for 1997, 1.15% for 1996 and 1.16% for 1995, and return on average common shareholders' equity would have been 20.33% for the six months ended June 30, 2000, 16.84% for the six months ended June 30, 1999, 20.46% for 1999, 18.39% for 1998, 15.83% for 1997, 12.75% for 1996 and
     12.17% for 1995.

              Bank of Petaluma Historical Selected Financial Data

                            Six Months Ended
                                June 30,                        Years Ended December 31,
                          ---------------------  ----------------------------------------------------------
                             2000       1999        1999        1998        1997        1996        1995
                          ----------  ---------  ----------  ----------  ----------  ----------  ----------
                                        (Dollars in thousands, except per share amounts)
Statement of Operations
 Data
Interest income.........  $    7,533  $   6,688  $   13,673  $   12,744  $   10,792  $    9,336  $    7,778
Interest expense........       2,891      2,425       5,045       4,937       4,248       3,599       2,943
                          ----------  ---------  ----------  ----------  ----------  ----------  ----------
   Net interest income..       4,642      4,263       8,628       7,807       6,544       5,737       4,835
Provision for loan
 losses.................         190        150         300         220         340         334         313
                          ----------  ---------  ----------  ----------  ----------  ----------  ----------
   Net interest income
    after provision for
    loan losses.........       4,452      4,113       8,328       7,587       6,204       5,403       4,522
Other income............         575        613       1,195       1,186       1,047         976         941
Nonrecurring--warrant
 income.................         --         --          --          --          --          --          --
                          ----------  ---------  ----------  ----------  ----------  ----------  ----------
   Total other income...         575        613       1,195       1,186       1,047         976         941
Operating expenses......       3,207      3,103       6,196       5,645       5,049       4,870       4,194
Other expenses--
 nonrecurring...........         --         --          --          --          --          --          --
                          ----------  ---------  ----------  ----------  ----------  ----------  ----------
   Total operating
    expenses............       3,207      3,103       6,196       5,645       5,049       4,870       4,194
                          ----------  ---------  ----------  ----------  ----------  ----------  ----------
Income before income tax
 expense & merger and
 other related
 nonrecurring costs.....       1,820      1,623       3,327       3,128       2,202       1,509       1,269
Income tax expense......         562        545       1,023       1,012         726         434         281
                          ----------  ---------  ----------  ----------  ----------  ----------  ----------
Income before merger and
 other related
 nonrecurring costs.....       1,258      1,078       2,304       2,116       1,476       1,075         988
Merger and other related
 nonrecurring costs, net
 of tax.................         --         --          --          --          --          --          --
                          ----------  ---------  ----------  ----------  ----------  ----------  ----------
Income before
 extraordinary items....       1,258      1,078       2,304       2,116       1,476       1,075         988
Extraordinary items.....         --         --          --          --          --          --          --
                          ----------  ---------  ----------  ----------  ----------  ----------  ----------
   Net income...........  $    1,258  $   1,078  $    2,304  $    2,116  $    1,476  $    1,075  $      988
                          ==========  =========  ==========  ==========  ==========  ==========  ==========
Per Share Data
Income per share (before
 merger, nonrecurring
 and extraordinary
 items)
 Basic..................  $     0.87  $    0.76  $     1.61  $     1.54  $     1.14  $     0.86  $     0.80
 Diluted................        0.83       0.70        1.55        1.45        1.06        0.80        0.76
Net income per share
 Basic..................  $     0.87  $    0.76  $     1.61  $     1.54  $     1.14  $     0.86  $     0.80
 Diluted................        0.83       0.70        1.55        1.45        1.06        0.80        0.76
Book value per common
 share..................  $    11.26  $    9.78  $    10.31  $     9.90  $     8.39  $     7.42  $     6.93
Shares outstanding at
 period end.............   1,454,797  1,437,853   1,444,797   1,395,036   1,336,168   1,263,518   1,238,632
Average common shares
 outstanding............   1,446,000  1,417,000   1,428,000   1,370,000   1,296,000   1,254,000   1,238,000
Average common and
 common equivalent
 shares outstanding.....   1,511,000  1,546,000   1,491,000   1,464,000   1,393,000   1,346,000   1,299,000

Performance Ratios
Return on average assets
 (before merger,
 nonrecurring and
 extraordinary items)...        1.27%      1.16%       1.22%       1.28%       1.06%       0.90%       1.00%
Return on average common
 shareholders' equity
 (before merger,
 nonrecurring and
 extraordinary items)...       16.41%     15.07%      15.92%      16.93%      14.62%      12.32%      12.65%
Net interest margin.....        5.14%      5.04%       5.00%       5.19%       5.26%       5.39%       5.49%

Balance Sheet Data-- At
 Period End
Assets..................  $  212,826  $ 189,097  $  194,699  $  186,559  $  151,690  $  129,441  $  111,866
Loans, net..............     122,981    105,904     118,312      99,847      84,107      76,260      56,903
Investment securities...      54,340     65,100      55,565      67,737      49,119      36,252      42,003
Deposits................     172,721    155,195     162,190     155,901     123,347     110,323      91,138
Subordinated debt.......         --         --          --          --          --          --          --
Trust Preferred
 Securities.............         --         --          --          --          --          --          --
Common shareholders'
 equity.................      16,377     14,067      14,893      13,814      11,213       9,376       8,584

Regulatory Capital
 Ratios
Leverage Ratio..........        8.64%      7.87%       8.29%       7.36%       7.29%       6.99%       7.34%
Tier 1 Capital..........       11.08%     10.48%      10.64%       9.94%      10.10%       9.75%      10.20%
Total Capital...........       12.23%     11.60%      11.70%      11.01%      11.33%      10.91%      11.36%

  . Per share amounts have been adjusted to reflect Bank of Petaluma's two-for-one stock split effective in May 1998 and 5% stock dividend paid in December 1997.

              Selected Unaudited Pro Forma Combined Financial Data
                        Greater Bay and Bank of Petaluma

                          Six Months Ended June
                                   30,                Years Ended December 31,
                          ----------------------  ----------------------------------
                             2000        1999        1999        1998        1997
                          ----------  ----------  ----------  ----------  ----------
                             (Dollars in thousands, except per share amounts)
Statement of Operations
 Data
Interest income.........  $  167,375  $  116,093  $  255,377  $  205,188  $  165,783
Interest expense........      63,491      42,894      95,018      76,741      58,310
                          ----------  ----------  ----------  ----------  ----------
 Net interest income....     103,884      73,199     160,359     128,447     107,473
Provision for loan
 losses.................      13,936       3,679      14,039       8,279       9,131
                          ----------  ----------  ----------  ----------  ----------
 Net interest income
  after provision for
  loan losses...........      89,948      69,520     146,320     120,168      98,342
Other income............      16,544      11,319      28,471      20,996      18,180
Nonrecurring--warrant
 income.................       9,349         230      14,508         945       1,162
                          ----------  ----------  ----------  ----------  ----------
 Total other income.....      25,893      11,549      42,979      21,941      19,342
Operating expenses......      55,848      48,147     100,914      86,205      74,564
Other expenses--
 nonrecurring...........         --          323      12,160       1,341         --
                          ----------  ----------  ----------  ----------  ----------
 Total operating
  expenses..............      55,848      48,470     113,074      87,546      74,564
                          ----------  ----------  ----------  ----------  ----------
Income before income tax
 expense & merger and
 other related
 nonrecurring costs.....      59,993      32,599      76,225      54,563      43,120
Income tax expense......      23,139      12,413      25,467      19,104      15,643
                          ----------  ----------  ----------  ----------  ----------
Income before merger and
 other related
 nonrecurring costs.....      36,854      20,186      50,758      35,459      27,477
Merger and other related
 nonrecurring costs, net
 of tax.................      (9,133)     (2,491)     (6,486)     (1,674)     (2,282)
                          ----------  ----------  ----------  ----------  ----------
Income before
 extraordinary items....      27,721      17,695      44,272      33,785      25,195
Extraordinary items.....         --          (88)        (88)        --          --
                          ----------  ----------  ----------  ----------  ----------
 Net income.............  $   27,721  $   17,607  $   44,184  $   33,785  $   25,195
                          ==========  ==========  ==========  ==========  ==========
Per Share Data
Income per share (before
 merger, nonrecurring
 and
 extraordinary items)
 Basic..................  $     1.53  $     1.02  $     2.40  $     1.88  $     1.44
 Diluted................        1.46        0.97        2.27        1.76        1.35
Net income per share
 Basic..................  $     1.35  $     0.92  $     2.29  $     1.81  $     1.39
 Diluted................        1.29        0.87        2.17        1.69        1.31
Book value per common
 share..................  $    13.77  $    11.07  $    12.66  $    10.66  $     9.28
Shares outstanding at
 period end.............  20,810,709  19,289,442  19,979,197  18,827,580  18,481,684
Average common shares
 outstanding............  20,539,000  19,094,000  19,282,000  18,677,000  18,063,000
Average common and
 common equivalent
 shares outstanding.....  21,448,000  20,141,000  20,319,000  19,984,000  19,255,000
Performance Ratios
Return on average assets
 (before merger,
 nonrecurring and
 extraordinary items)...        1.54%       1.28%       2.80%       2.75%       2.67%
Return on average common
 shareholders' equity
 (before merger,
 nonrecurring and
 extraordinary items)...       22.73%      18.47%      42.39%      38.25%      32.67%
Net interest margin.....        5.50%       5.20%       5.25%       5.43%       5.87%
Balance Sheet Data--At
 Period End
Assets..................  $4,319,085  $3,291,568  $3,736,729  $2,857,245  $2,235,907
Loans, net..............   2,780,729   2,039,328   2,416,423   1,740,158   1,358,515
Investment securities...   1,005,669     707,966     750,515     667,531     464,703
Deposits................   3,716,535   2,864,070   3,262,887   2,463,483   1,935,405
Subordinated debt.......         --          --          --        3,000       3,000
Trust Preferred
 Securities.............      99,500      49,000      49,000      49,000      20,000
Common shareholders'
 equity.................     286,645     213,497     252,895     200,697     171,465
Regulatory Capital
 Ratios
Leverage Ratio..........        9.16%       7.88%       8.24%       8.13%       8.82%
Tier 1 Capital..........       10.87%       9.98%       9.75%      10.70%      11.31%
Total Capital...........       12.61%      11.60%      11.07%      12.59%      12.67%

   Significant events affecting the selected unaudited pro forma combined financial data include the following:

  . Per share amounts have been adjusted to reflect Greater Bay's two-for-one stock split effective on April 30, 1998 and Bank of Petaluma's two-for-one stock split effective in May 1998 and 5% stock dividend paid in December 1997.

  . If the pro forma performance ratios for Greater Bay and Bank of Petaluma included merger, nonrecurring and extraordinary items (net of tax) of $3.6 million for the six months ended June 30, 2000, $1.9 million for the six months ended June 30, 1999, $2.0 million in 1999, $1.4 million in 1998 and $788,000 in 1997, return on average assets would have been 1.36% for the six months ended June 30, 2000, 1.15% for the six months ended June 30, 1999, 1.33% for 1999, 1.32% for 1998 and 1.29% for 1997, and
    return on average common shareholders' equity would have been 20.11% for the six months ended June 30, 2000, 16.68% for the six months ended June 30, 1999, 20.16% for 1999, 18.29% for 1998 and 15.75% for 1997.

                                  RISK FACTORS

   In addition to the other information included in this document including the matters addressed in "A Warning about Forward-looking Information", you should consider the matters described below carefully in determining whether to approve the merger agreement and the transactions contemplated by the merger agreement. All material risks of which Greater Bay is aware are described below and in Greater Bay's Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated by reference in this document. The section entitled "Where You Can Find More Information" tells you how to obtain a copy of Greater Bay's Form 10-K.

Since the market price of Greater Bay common stock will vary, Bank of Petaluma shareholders cannot be sure of the number of shares and value of the Greater Bay common stock to be received in the merger.

   The conversion ratio is based on the Greater Bay common stock average closing sale price for the 20 consecutive trading days prior to the third trading day before the day the merger is completed. This means that at the time of the special meeting, Bank of Petaluma shareholders will not know the exact value of the Greater Bay common stock that they will receive when the merger is completed. The market prices of Bank of Petaluma common stock and Greater Bay common stock when the merger takes place may vary from their prices at the date of this document and at the date of the shareholder meeting. Such variations in the market prices of Greater Bay common stock and Bank of Petaluma common stock may result from changes in the business, operations or prospects of Bank of Petaluma, Greater Bay or the combined company, market assessments of the likelihood that the merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors.

   We urge you to obtain current market quotations for Greater Bay common stock and Bank of Petaluma common stock.

We may not successfully integrate our business operations.

   Integrating our business operations after the merger may be difficult and time consuming. If we are unable to integrate our businesses successfully, this could hurt our business and operating results. Successful integration of Bank of Petaluma's operations, as well as those of Bank of Santa Clara, will depend primarily on Greater Bay's ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. Greater Bay may encounter difficulties in the integration process, such as the loss of key employees and customers, the disruption of ongoing businesses or possible inconsistencies in standards, controls, procedures and policies.

                      THE BANK OF PETALUMA SPECIAL MEETING

General

   Bank of Petaluma will hold its special meeting on Wednesday, September 13, 2000 at 5:30 p.m., local time, at the Petaluma Woman's Club, located at 518 B Street, Petaluma, California. At the special meeting, Bank of Petaluma shareholders will be asked to consider and vote upon a proposal to approve the merger agreement. Bank of Petaluma shareholders may also be asked to vote upon a proposal to adjourn or postpone the meeting for the purpose of, among other things, allowing additional time for the solicitation of proxies from the shareholders to approve the merger agreement.

Record Date; Voting Power

   If you were a Bank of Petaluma shareholder at the close of business on July 18, 2000, you may vote at the special meeting. As of July 18, 2000, there were 1,454,797 issued and outstanding shares of Bank of Petaluma common stock held by approximately 614 holders of record. These shareholders have one vote per share on any matter that may properly come before the special meeting. Brokers who hold shares of Bank of Petaluma common stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners. Any shares of Bank of Petaluma common stock for which a broker has submitted an executed proxy but for which the beneficial owner has not given instructions on voting to such broker are referred to as "broker non-votes."

Vote Required

   The presence in person or by proxy of the holders of a majority of the shares of Bank of Petaluma common stock outstanding on the record date will constitute a quorum for the transaction of business at the special meeting. Bank of Petaluma will count abstentions and broker non-votes for purposes of establishing the presence of a quorum at the meeting. The proposal to approve the merger agreement requires the affirmative vote of holders of a majority of the shares of Bank of Petaluma common stock outstanding on the record date. Because broker non-votes and abstentions are not affirmative votes, they will have the effect of a vote against the proposal to approve the merger agreement.

Share Ownership of Management

   On the record date, the executive officers and directors of Bank of Petaluma, including their affiliates, had voting power with respect to an aggregate of 363,768 shares of Bank of Petaluma common stock or approximately 25% of the shares of Bank of Petaluma common stock then outstanding. We currently expect that the directors will vote all of their shares in favor of the proposal to approve the merger agreement. On the record date, the directors of Greater Bay did not beneficially own any shares of Bank of Petaluma common stock.

Recommendation of the Bank of Petaluma Board

   The Bank of Petaluma Board of Directors has unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement. The Bank of Petaluma Board believes that the merger is fair to and in the best interests of Bank of Petaluma and its shareholders and unanimously recommends a vote "FOR" approval of the merger agreement and the transactions contemplated thereby. For more information about the factors the Bank of Petaluma Board considered, read the information under the heading entitled "The Merger -- Background of and Reasons for the Merger."

Solicitation and Revocation of Proxies

   A form of proxy is enclosed with this document. Shares of Bank of Petaluma common stock represented by a properly executed proxy will, unless the proxy has been previously revoked, be voted at the special meeting as specified in the proxy. If no instructions are indicated, these shares will be voted FOR approval of the merger agreement and in the discretion of the proxy holder as to any other matter which may properly come before the meeting.

   Bank of Petaluma shareholders are requested to vote by completing, dating and signing the accompanying proxy card and returning it promptly to Bank of Petaluma in the enclosed, postage-paid envelope. Bank of Petaluma shareholders should not send their stock certificates with their proxy card.

   If you have previously delivered a properly executed proxy, you may revoke it at any time before its exercise. You may revoke a proxy either by

  . filing with the Secretary of Bank of Petaluma prior to the special meeting, at Bank of Petaluma's principal executive offices, either a written revocation of the proxy or a duly executed proxy bearing a later date or

  . attending the meeting and voting in person. Your presence at the meeting will not revoke your proxy unless you vote in person.

   Bank of Petaluma is soliciting proxies for use at its special meeting. Bank of Petaluma will bear the cost of solicitation of proxies from its shareholders. Bank of Petaluma and Greater Bay will share equally the cost of printing and mailing this document. In addition to solicitation by mail, Bank of Petaluma directors, officers and employees may solicit proxies from shareholders by telephone, in person or through other means. These persons will not receive additional compensation, but they will be reimbursed for the reasonable out-of-pocket expenses they incur in connection with this solicitation. Bank of Petaluma will also make arrangements with brokerage firms, fiduciaries and other custodians who hold shares of record to forward solicitation materials to the beneficial owner of these shares. Bank of Petaluma will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses in connection with this solicitation.

Other Matters

   Bank of Petaluma is unaware of any matter to be presented at the special meeting other than the proposal to approve the merger agreement. If other matters are properly presented at the special meeting, the persons named in the enclosed form of proxy will have authority to vote all properly executed proxies in accordance with their judgment on any other matters, including, without limitation, any proposal to adjourn or postpone the meeting. Proxies that are voted against approval of the merger agreement will not be voted in favor of any proposal to adjourn or postpone the meeting for the purpose of soliciting additional proxies to approve the merger agreement.

                                   THE MERGER

   The detailed terms of the merger are contained in the merger agreement attached as Annex A to this document. The following discussion and the discussion under "The Merger Agreement" describe the more important aspects of the merger and all of the material terms of the merger agreement. These descriptions are qualified in their entirety by reference to the merger agreement, which is incorporated by reference in this document. We encourage you to read the merger agreement carefully.

Structure of the Merger

   General. The merger agreement provides for DKSS Corp., a wholly owned subsidiary of Greater Bay, to merge with and into Bank of Petaluma. After the merger, Bank of Petaluma will become a wholly owned subsidiary of Greater Bay. The articles of incorporation and bylaws of Greater Bay, as in effect immediately before the merger, will be the articles of incorporation and bylaws of Greater Bay after the merger. The directors and officers of Greater Bay immediately before the merger, along with Daniel G. Libarle, the Chairman of the Board of Bank of Petaluma, will be the directors and officers of Greater Bay after the merger.

   Conversion of Shares. At the completion of the merger, each issued and outstanding share of Bank of Petaluma common stock, other than shares as to which statutory dissenters' rights are perfected, will be converted into the right to receive:

  . if the average closing price is from $37.91 to $46.34, 0.685 shares of Greater Bay common stock;

  . if the average closing price is greater than $46.34, a number of shares of Greater Bay common stock equal to the quotient obtained by dividing
    (1) $31.74 plus the product of 0.3333 times the difference between the average closing price and $46.34, by (2) the average closing price;

  . if the average closing price is less than $37.91, Greater Bay may elect to exercise a top up option in which case the conversion ratio will equal that number of shares of Greater Bay common stock equal to the quotient obtained by dividing $25.97 by the average closing price. If Greater Bay does not elect the top up option, the conversion ratio will be 0.685, unless Bank of Petaluma decides to terminate the merger agreement.

  . if, before the completion of the merger, Greater Bay publicly announces a transaction which if consummated would result in Greater Bay's shareholders owning less than 51% of the outstanding shares of the surviving corporation, which we refer to as a "Greater Bay acquisition transaction," the price to be paid to Greater Bay shareholders in the transaction would exceed $46.34 per share, and the transaction is not terminated before the completion of the Bank of Petaluma merger, then the conversion ratio will be 0.685 shares of Greater Bay common stock. If any Greater Bay acquisition transaction is terminated during the period for determining the average closing price, Greater Bay can elect either to set the conversion ratio at 0.685 or delay the completion of the Bank of Petaluma merger to a date which is 25 trading days after the public announcement of the termination of the Greater Bay acquisition transaction.

   The term "average closing price" means the average closing sale price on The Nasdaq Stock Market of Greater Bay common stock for the 20 consecutive trading days ending at the end of the third trading day immediately prior to the completion of the merger. If Greater Bay changes the number of its outstanding shares through any reclassification, recapitalization, split-up, combination or exchange of shares, or if Greater Bay declares a stock dividend on the shares of Greater Bay common stock, then the conversion ratio also will be adjusted appropriately.

   As described above, the conversion ratio and the resulting value of the Greater Bay common stock to be received by shareholders of Bank of Petaluma upon conversion depends upon the average closing price of Greater Bay common stock. The following table shows the effective conversion ratio and the value of the Greater Bay common stock into which one share of Bank of Petaluma common stock will be converted as a function of the average closing price of Greater Bay common stock.

                                                                    Value to be
         Assuming a            Each Bank of Petaluma                received per
         Greater Bay           share will be converted            Bank of Petaluma
       Average Closing          into this Number of              share (payable in
          Price of:              Greater Bay Shares              Greater Bay Stock)
       ---------------        ------------------------           ------------------
           $38.00                      0.6850                         $26.0300
            38.50                      0.6850                          26.3725
            39.00                      0.6850                          26.7150
            39.50                      0.6850                          27.0575
            40.00                      0.6850                          27.4000
            40.50                      0.6850                          27.7425
            41.00                      0.6850                          28.0850
            41.50                      0.6850                          28.4275
            42.00                      0.6850                          28.7700
            42.50                      0.6850                          29.1125
            43.00                      0.6850                          29.4550
            43.50                      0.6850                          29.7975
            44.00                      0.6850                          30.1400
            44.50                      0.6850                          30.4825
            45.00                      0.6850                          30.8250
            45.50                      0.6850                          31.1675
            46.00                      0.6850                          31.5100
            46.50                      0.6837                          31.7933
            47.00                      0.6800                          31.9600
            47.50                      0.6764                          32.1267
            48.00                      0.6728                          32.2933
            48.50                      0.6693                          32.4600
            49.00                      0.6659                          32.6267
            49.50                      0.6625                          32.7933
            50.00                      0.6592                          32.9600
            50.50                      0.6560                          33.1267
            51.00                      0.6528                          33.2933
            51.50                      0.6497                          33.4600
            52.00                      0.6467                          33.6267

   For average closing prices of less than $37.91, the following tables show the conversion ratio and approximate value to be received by Bank of Petaluma shareholders (1) if Greater Bay elects the top up option, and (2) if Greater Bay does not elect the top up option and Bank of Petaluma accepts a fixed ratio of 0.685.

                           With Top-Up Election                   Without Top-Up Election
                 ---------------------------------------- ---------------------------------------
                    Each Bank of     Value to be received    Each Bank of    Value to be received
  Assuming a     Petaluma share will per Bank of Petaluma   Petaluma share   per Bank of Petaluma
  Greater Bay       be converted      share (payable in   will be converted   share (payable in
Average Closing  into this number of       Greater        to this number of        Greater
   Price of:     Greater Bay shares       Bay stock)      Greater Bay shares      Bay stock)
---------------  ------------------- -------------------- ------------------ --------------------
    $36.00             0.7214               $25.97              0.6850             $24.6600
     36.50             0.7115                25.97              0.6850              25.0025
     37.00             0.7019                25.97              0.6850              25.3450
     37.50             0.6925                25.97              0.6850              25.6875

   No assurance can be given as to what will be the average closing price. No assurance can be given that the market price of Greater Bay common stock on or after consummation of the merger will approximate the average closing price.

   You are urged to obtain current market quotations for Greater Bay common stock and Bank of Petaluma common stock. It is expected that the market price of Greater Bay common stock will fluctuate between the date of this document and the date on which the merger is completed and thereafter. Because the number of shares of Greater Bay common stock to be received by you in the merger will be determined based on the average closing price and the market price of Greater Bay common stock is subject to fluctuation, the value of the shares of Greater Bay common stock that you will receive in the merger may increase or decrease before and after the merger. This risk is further explained under "Risk Factors--Since the market price of Greater Bay common stock will vary, Bank of Petaluma shareholders cannot be sure of the number of shares and value of the Greater Bay common stock to be received in the merger."

   Fractional Shares. No fractional shares of Greater Bay common stock will be issued in the merger. Instead, if you would otherwise be entitled to receive a fractional share, Greater Bay will pay you an amount in cash equal to the product obtained by multiplying (1) the closing sale price of Greater Bay common stock as reported on The Nasdaq Stock Market on the day immediately preceding the merger closing date times (2) the fraction of the share of Greater Bay common stock to which you would otherwise be entitled. You will not be entitled to dividends or other rights in respect of any fractional share.

Background of and Reasons for the Merger

   Background of the Merger. At different times during early 1999, Walter E. Bragdon, the President and Chief Executive Officer of Bank of Petaluma, had wide-ranging discussions with the management of other banks about the state of the industry and the consolidation of the banking industry. While some of these discussions were quite general, it evolved into an exploration of the alternatives available to Bank of Petaluma and in certain instances informal discussions about the possibility of a business combination took place.

   Subsequently, Bank of Petaluma began to consult with Hoefer & Arnett on an informal basis about the strategic alternatives available to them. In May 1999, at the request of the President and Chief Executive Officer of Bank of Petaluma, Hoefer & Arnett contacted Greater Bay to set up an initial meeting to explore the possibility of a business combination. The meeting took place in June 1999 with David L. Kalkbrenner, President and Chief Executive Officer of Greater Bay, and C. Donald Allen, then President and Chief Executive Officer of Greater Bay's subsidiary, Cupertino National Bank. During the next two months, representatives of the two companies held additional discussions. In September 1999, they executed a confidentiality agreement to enable Greater Bay to have access to certain non-public information regarding Bank of Petaluma.

   At Bank of Petaluma's annual retreat for directors and senior management in October 1999, they discussed at great length the bank's future, including its previous position of remaining independent, its ability to grow, the bank's ability to attract and keep personnel, the potential changes in the manner of providing and delivering services to its customers and the usage of and investment in technology to do so, and the ability to continue to increase shareholder value. As a result of these discussions, the Board of Directors decided to proceed with pursuing a transaction with Greater Bay.

   During the month of November 1999, additional meetings took place between Bank of Petaluma and Greater Bay, including additional senior officers of both companies and Hoefer & Arnett, as financial advisors to Bank of Petaluma. During November, Greater Bay submitted an initial expression of interest letter to Bank of Petaluma and Bank of Petaluma's Board of Directors, with a representative of Hoefer & Arnett present, discussed the expression of interest letter and authorized providing Greater Bay access to perform a full due diligence review of its books and records. This due diligence review occurred in December 1999 and discussions continued regarding due diligence and a review of potential cost savings that could be obtained as a result of a business combination.

   On January 11, 2000, Bank of Petaluma's Board of Directors reviewed the current status of Greater Bay's proposal. On January 24, 2000, the Board of Directors of Bank of Petaluma reviewed a revised expression of interest letter from Greater Bay and after discussion authorized Hoefer & Arnett to present an alternative proposal to Greater Bay.

   On February 3, 2000, Mr. Kalkbrenner and Steven C. Smith, Executive Vice President, Chief Administrative Officer and Chief Financial Officer of Greater Bay, made a presentation to the Board of Directors of Bank of Petaluma on the activities and strategy of Greater Bay. Commencing on February 24, 2000, Bank of Petaluma and its financial and legal advisors performed a due diligence review of Greater Bay.

   On March 8, 2000, the Bank of Petaluma's Board of Directors met with its financial and legal advisors and had a detailed discussion of the results of the due diligence review of Greater Bay and a proposed definitive merger agreement. Subsequently, Bank of Petaluma and its financial and legal advisors continued to discuss and negotiate a definitive merger agreement with Greater Bay. On March 21, 2000, representatives of Hoefer & Arnett presented an analysis of the proposed merger consideration in relation to other bank merger transactions and in relation to the potential value of Bank of Petaluma as an independent entity and orally advised the Board that in Hoefer & Arnett's opinion the merger consideration offered by Greater Bay was fair from a financial point of view to the shareholders of Bank of Petaluma. The Board authorized execution of the merger agreement at the conclusion of that meeting.

   Reasons for the Merger. The Bank of Petaluma Board believes the merger is fair from a financial point of view to its shareholders and is also in the best interests of its shareholders. Therefore, the Board unanimously approved the merger and unanimously recommends that its shareholders approve the merger. In reaching its decision, the Board considered the following factors:

  . the business, operations, condition and earnings of Greater Bay on an historical and prospective basis and of the combined company on a pro forma basis--for example, Greater Bay's diluted earnings per share, before merger, nonrecurring and extraordinary items, have increased 114.2% over the past three fiscal years;

  . the potential cost savings, operating efficiencies and opportunities for revenue enhancement available to the combined company following the merger;

  . the historical and prospective stock price performance of Greater Bay common stock--for example, Greater Bay's stock price has increased 251.8% over the past three fiscal years;

  . the compatibility of the respective businesses, operating philosophies and strategic objectives of Bank of Petaluma and Greater Bay, including their decentralized management structures;

  . the terms of the merger agreement, including the conversion ratio as a function of Bank of Petaluma's earnings and book value per share;

  . the current and prospective economic and competitive environment facing the financial services industry generally and Bank of Petaluma in particular, and the probable importance of economies of scale in enhancing efficiency and profitability;

  . Greater Bay's apparent success in completing and implementing previous mergers of community banks;

  . the necessity for Bank of Petaluma to increase its spending on technology were it to remain independent in the future;

  . the presentation of Hoefer & Arnett to the Board on March 8 and March 21, 2000 and its opinion that the merger consideration is fair from a financial point of view to the shareholders of Bank of Petaluma;

  . the expectation that the merger will be tax-free (except as to cash paid in lieu of fractional interests and for dissenting shares) for federal income tax purposes to Bank of Petaluma shareholders and will qualify as a pooling of interests for accounting and financial reporting purposes; and

  . the generally favorable impact that the Board expects the merger to have on Bank of Petaluma's customers, employees and the communities in its service area, through the expanded financial services and increased lending capabilities Bank of Petaluma will be able to offer.

   The Board did not assign relative weight to any of the foregoing factors, and different directors may have assigned weights to different factors. The foregoing discussion of the information and factors considered by the

Bank of Petaluma Board of Directors is not intended to be exhaustive but is believed to include all material factors that the Board considered.

   The Bank of Petaluma Board believes that the merger, including the conversion ratio, is fair to and in the best interests of Bank of Petaluma and you as the Bank of Petaluma shareholders and has unanimously approved and adopted the merger agreement and recommends that you vote for approval of the merger agreement.

Opinion of Financial Advisor

   General. On February 4, 2000, Bank of Petaluma engaged Hoefer & Arnett to act as its exclusive financial advisor in connection with the merger. Hoefer & Arnett agreed to assist Bank of Petaluma in analyzing, structuring, negotiating and effecting a transaction with Greater Bay. Bank of Petaluma selected Hoefer & Arnett because Hoefer & Arnett is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Bank of Petaluma and its business. As part of its investment banking business, Hoefer & Arnett is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

   As part of its engagement, representatives of Hoefer & Arnett attended the meeting of the Bank of Petaluma Board held on March 21, 2000 during which the Board considered and approved the agreement. At the March 21, 2000 meeting, Hoefer & Arnett rendered an oral opinion (subsequently confirmed in writing) that, as of that date, the merger consideration was fair to the shareholders of Bank of Petaluma from a financial point of view. That opinion was reconfirmed in writing as of the date of this document.

   The full text of Hoefer & Arnett's updated written opinion is attached as Annex B to this document and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hoefer & Arnett.

   Hoefer & Arnett's opinion is directed to the Bank of Petaluma Board and addresses only the merger consideration. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to you as to how you should vote at the special meeting with respect to the merger or any matter related thereto.

   In rendering its opinion, Hoefer & Arnett:

  .  Reviewed, among other things:

   .  the merger agreement;

   .  Annual Reports to Shareholders of Bank of Petaluma and Greater Bay;

   . Annual Reports on Form 10-KSB and Form 10-K of Bank of Petaluma and Greater Bay, respectively;

   .  FFIEC Consolidated Reports of Bank of Petaluma;

   . Quarterly Reports on Form 10-QSB and 10-Q of Bank of Petaluma and Greater Bay, respectively; and

   . certain internal financial analyses and forecasts for Bank of Petaluma and Greater Bay prepared by management.

  . Held discussions with members of senior management of Bank of Petaluma and Greater Bay regarding:

   .  past and current business operations;

   .  regulatory relationships;

   .  financial condition; and

   .  future prospects of the respective companies.

  . Compared certain financial and stock market information for Bank of Petaluma and Greater Bay with similar information for certain other companies with publicly traded securities;

  . Reviewed the financial terms of certain recent business combinations in the banking industry; and

  .  Performed other studies and analyses that it considered appropriate.

   The projections furnished to Hoefer & Arnett and used by it in certain of its analyses were prepared by the senior management of Bank of Petaluma. Bank of Petaluma does not publicly disclose internal management projections of the type provided to Hoefer & Arnett in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

   The following is a summary of the material analyses performed that Hoefer & Arnett presented to the Bank of Petaluma Board on March 21, 2000 in connection with its March 21, 2000 oral opinion:

   Analysis of the Merger Consideration. Hoefer & Arnett calculated the multiple which the merger consideration represents based on the conversion ratio as set forth in the merger agreement of each share of Bank of Petaluma being exchanged for 0.6850 shares of Greater Bay common stock and the closing price of Greater Bay common stock on March 17, 2000. Based on the $38.50 closing price of Greater Bay on March 17, 2000, the merger consideration represented a per share value of $26.37 per share for each share of Bank of Petaluma. The multiples were calculated based on Bank of Petaluma's December 31, 1999 book value per share of $10.31 and its last twelve month earnings per share of $1.55. The deal price to book value was 2.56 times and the deal price to last twelve month earnings per share was 17.0 times.

   Selected Peer Group Analysis. Hoefer & Arnett compared the financial performance and market performance of Bank of Petaluma to those of a group of comparable banks and bank holding companies. The comparisons were based on:

  .  various financial measures, including:

   .  earnings performance;

   .  operating efficiency;

   .  capital adequacy; and

   .  asset quality.

  .  various measures of market performance, including;

   .  market to book values and

   .  price to earnings.

   To perform this analysis, Hoefer & Arnett used the financial information as of and for the twelve months and period ended December 31, 1999 and market price information as of March 17, 2000. The companies in the peer group were California regional banks that had total assets ranging from approximately $120.0 million to $600.0 million.

   Hoefer & Arnett's analysis showed the following concerning Bank of Petaluma's financial performance:

                                                                        Peer
                                                             Bank of   Group
            Performance Measure                              Petaluma Averages
            -------------------                              -------- --------
   Return on Average Assets, last twelve months.............   1.22%    1.40%
   Return on Average Equity, last twelve months.............  15.92%   15.82%
   Net Interest Margin, last twelve months..................   6.05%    5.67%
   Efficiency Ratio, last twelve months.....................  62.96%   58.65%
   Equity to Assets.........................................   7.65%    9.06%
   Non-performing Assets and Past Due Loans to Total
    Assets..................................................   0.03%    0.32%
   Loan Loss Reserve to Non-performing Assets and Past Due
    Loans...................................................      NM  376.53%
   Price to Trailing Twelve Months Earnings................. 15.56 x  11.03 x
   Price to 2000 Estimated Earnings......................... 14.03 x   9.00 x
   Price to Book Value Multiples............................  2.34 x   1.75 x

   Analysis of Comparable Acquisition Transactions. In rendering its opinion, Hoefer & Arnett analyzed certain comparable merger and acquisition transactions of both pending and completed bank deals, comparing the acquisition price relative to book value, last twelve month earnings, premium to market price and premium to implied price. The analysis included a comparison of the low to high of the above ratios for completed and pending acquisitions from California transactions from January 1, 1999 to March 17, 2000 with announced transaction values less than $150.0 million, and excluding transactions with the three highest price to last twelve month earnings multiples paid.

   The information in the following table summarizes the material information analyzed by Hoefer & Arnett with respect to the merger. The summary is not a complete description of the analysis performed by Hoefer & Arnett and should not be construed independently of the other information considered by Hoefer & Arnett in rendering its opinion. Selecting portions of Hoefer & Arnett's analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors, could create an incomplete or potentially misleading view of the evaluation process.

                         Multiple of Price to Factors

                                                                      Bank of
                                                                     Petaluma/
                                   Comparable Comparable Comparable Greater Bay
                                     Group      Group      Group      Bancorp
   Factor Considered (1)              Low       Median      High    Merger (2)
   ---------------------           ---------- ---------- ---------- -----------
Trailing Twelve Months Earnings..    11.6 x     20.5 x     29.1 x     17.0 x
Book Value.......................     1.3 x      2.5 x      4.4 x      2.6 x
Premium to Market Price..........    -26.0%      26.3%      52.6%       9.3%
Premium to Implied Market Price
 (3).............................    -26.0%      26.3%      52.6%      52.5%

--------
(1) Financial data as of December 31, 1999.
(2) Based on a conversion ratio of 0.6850 and Greater Bay price of $38.50 as of March 17, 2000.
(3) Implied market price is $17.29; the average of the median imputed public market values as of March 17, 2000.

   No company or transaction used as a comparison in the above analysis is identical to Bank of Petaluma, Greater Bay or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

   Contribution Analysis. Hoefer & Arnett reviewed the relative contribution of each Bank of Petaluma and Greater Bay to certain pro forma balance sheet and income statement items of the combined entity. The contribution analysis showed:

   Bank of Petaluma Contribution To:
     Combined Shareholders' Equity......................................... 8.5%
     Combined 1999 Estimated Net Income without Cost Savings............... 7.7%
     Combined Total Assets................................................. 6.9%
   Bank of Petaluma Estimated Pro Forma Ownership.......................... 6.5%

   Hoefer & Arnett compared the relative contribution of the balance sheet and income statement items with the estimated pro forma ownership for Bank of Petaluma shareholders based on a conversion ratio of 0.6850.

   Discounted Dividend Analysis. Hoefer & Arnett estimated the present value of future cash flows that would accrue to a holder of a share of Bank of Petaluma common stock assuming that the shareholder held the stock for five years and then sold it. The analysis was based on balance sheet and earnings forecasts prepared by management on a stand-alone, independent basis beginning December 1999 and ending in December 2004. Annual dividend cash flows were assumed for Bank of Petaluma based on a minimum required tangible common equity to tangible assets ratio of 8.0%. Bank of Petaluma's value at the end of 2004 was determined by using terminal price to earnings multiples from 9.0 times to 12.0 times. The terminal value and the dividends received were discounted at a rate of 15.0%. This rate was selected because, in Hoefer & Arnett's experience, it represents the risk-adjusted rates of return that investors in securities such as the Bank of Petaluma common stock would require. On the basis of these assumptions, Hoefer & Arnett calculated a range of present values ranging from $16.42 to $20.23. These values were compared to the $26.37 offer from Greater Bay.

   Selected Peer Group Analysis. Hoefer & Arnett compared the financial performance and market performance of Greater Bay to those of a group of comparable banks and bank holding companies. The comparisons were based on:

  . various financial measures, including:

   . earnings performance;

   . operating efficiency;

   . capital adequacy; and

   . asset quality.

  . various measures of market performance, including;

   . market to book values and

   . price to earnings.

   To perform this analysis, Hoefer & Arnett used the financial information as of and for the twelve months and period ended December 31, 1999 and market price information as of March 17, 2000. The companies in the peer group were California independent banks that had total assets ranging from approximately $2.0 billion to $7.2 billion.

   Hoefer & Arnett's analysis showed the following concerning Greater Bay's financial performance:

                                                                        Peer
                                                          Greater Bay  Group
            Performance Measure                             Bancorp   Averages
            -------------------                           ----------- --------
   Return on Average Assets, last twelve months..........     1.22%     1.58%
   Return on Average Equity, last twelve months..........    21.09%    20.49%
   Net Interest Margin, last twelve months...............     4.91%     5.47%
   Efficiency Ratio, last twelve months..................    50.23%    53.10%
   Equity to Assets......................................     6.12%     7.62%
   Non-performing Assets and Past Due Loans to Total
    Assets...............................................     0.21%     0.41%
   Loan Loss Reserve to Non-performing Assets and Past
    Due Loans............................................   739.98%   348.79%
   Price to Trailing Twelve Months Earnings..............   17.74 x   14.22 x
   Price to 2000 Estimated Earnings......................   13.18 x   12.42 x
   Price to Book Value Multiples.........................    3.07 x    2.63 x

   Other Analyses. Hoefer & Arnett reviewed the relative financial and market performance of Bank of Petaluma and Greater Bay to a variety of relevant industry peer groups and indices. Hoefer & Arnett also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial information for Greater Bay.

   The summary contained herein provides a summary description of the material analyses prepared by Hoefer & Arnett in connection with the rendering of its opinion. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Hoefer & Arnett believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of its analysis, or selecting part of the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying the analysis set forth in Hoefer & Arnett's presentation and opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be Hoefer & Arnett's view of the actual value of Bank of Petaluma or Greater Bay. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

   In preparing its analysis, Hoefer & Arnett made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Hoefer & Arnett and Bank of Petaluma. The analyses performed by Hoefer & Arnett are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Hoefer & Arnett's opinion, along with its presentation to the Bank of Petaluma Board, was just one of the many factors taken into consideration by the Bank of Petaluma Board in approving the agreement.

   In connection with its opinion dated as of the date of this document, Hoefer & Arnett performed procedures to update, as necessary, certain of the analyses described above. Hoefer & Arnett reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith. Hoefer & Arnett did not perform any analysis in addition to those described above in updating its March 21, 2000 oral opinion.

   Hoefer & Arnett has not independently verified the information described above and for purposes of this opinion has assumed the accuracy, completeness and fairness thereof. With respect to information relating to the performance of Bank of Petaluma and Greater Bay, Hoefer & Arnett has assumed that such information reflects the best currently available estimates and judgments of the management of Bank of Petaluma and Greater Bay, respectively, as to the likely future financial performance of Bank of Petaluma and Greater Bay.

Hoefer & Arnett also assumed, without independent verification, that the aggregate allowances for loan losses for Bank of Petaluma and Greater Bay are adequate to cover those losses. Hoefer & Arnett did not make or obtain any evaluations or appraisals of the property of Bank of Petaluma or Greater Bay, and Hoefer & Arnett did not examine any individual credit files.

   The Bank of Petaluma Board has retained Hoefer & Arnett as an independent contractor to act as financial advisor to Bank of Petaluma regarding the merger. As part of its investment banking business, Hoefer & Arnett is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Hoefer & Arnett has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Hoefer & Arnett may, from time to time, purchase securities from, and sell securities to, Bank of Petaluma and Greater Bay. As a market maker in securities Hoefer & Arnett may from time to time have a long or short position in, and buy or sell, debt or equity securities of Bank of Petaluma and Greater Bay for Hoefer & Arnett's own account and for the accounts of its customers.

   Pursuant to its engagement letter with Bank of Petaluma, Hoefer & Arnett will receive a fee of $5,000 upon execution of the engagement letter, $35,000 payable on the announcement by Bank of Petaluma of a definitive agreement, and an additional fee equal to 1.25% of the transaction value payable at the time of closing. As of the date of this document, Hoefer & Arnett has received $40,000 of such fee. Bank of Petaluma has also agreed to indemnify Hoefer & Arnett against certain liabilities, including liabilities under the federal securities laws, and to reimburse Hoefer & Arnett for certain out-of-pocket expenses, not to exceed $10,000 without the prior written approval of Bank of Petaluma.

Interests of Certain Persons in the Merger

   After completion of the merger, the Greater Bay Board of Directors will consist of the current members of that Board and Daniel G. Libarle, the Chairman of the Board of Bank of Petaluma. In addition, the Bank of Petaluma Board of Directors will be comprised of the current members of the Bank of Petaluma Board and David L. Kalkbrenner, President and Chief Executive Officer of Greater Bay. Walter E. Bragdon, President and Chief Executive Officer of Bank of Petaluma, will continue to serve in those capacities.

   The former officers and employees of Bank of Petaluma who become officers or employees of Greater Bay or who continue as officers or employees of Bank of Petaluma will be entitled to participate in all employee benefits and benefit programs of Greater Bay, as the case may be, in accordance with the terms of those plans or programs.

   To the extent Greater Bay is not able to add the directors of Bank of Petaluma to Greater Bay's directors and officers liability insurance policy, Bank of Petaluma anticipates purchasing continued coverage under its directors' and officers' liability insurance policy, which insurance will cover persons serving as directors and officers of Bank of Petaluma before the merger for a period of three years from the completion of the merger.

   As of the record date of the special meeting, the directors and executive officers of Bank of Petaluma beneficially owned 363,768 shares of Bank of Petaluma common stock, not including shares such persons could acquire through the exercise of options, constituting approximately 25% of the outstanding shares of Bank of Petaluma common stock as of the record date. The affirmative vote of an additional 25.1% of the outstanding shares of Bank of Petaluma common stock entitled to vote at the meeting will be required in order to approve the merger agreement.

   If the merger takes place, outstanding options to purchase Bank of Petaluma common stock held by directors, officers and employees of Bank of Petaluma will be automatically converted into options to acquire shares of Greater Bay common stock adjusted to account for the conversion ratio. Upon the signing of the merger agreement, there were outstanding options to purchase an aggregate of 209,282 shares of Bank of Petaluma common stock.

   Upon the signing of the merger agreement, the executive officers and directors of Bank of Petaluma held options to purchase 146,429 shares of Bank of Petaluma common stock at a per share weighted average exercise price of $19.68. Upon consummation of the merger, these options will be assumed by and deemed to be options granted by Greater Bay. The options will be adjusted appropriately to reflect the conversion ratio. If exercised before the merger, the shares of Bank of Petaluma common stock acquired will be converted into the right to receive Greater Bay common stock upon completion of the merger in the same manner as will the shares of Bank of Petaluma common stock held by all other Bank of Petaluma shareholders.

Nasdaq Listing

   Greater Bay submitted an application on June 22, 2000 to list the shares of Greater Bay common stock to be issued in the merger on The Nasdaq Stock Market. The stock must be authorized for listing on Nasdaq for the merger to proceed.

Material Federal Income Tax Consequences

   Greater Bay and Bank of Petaluma have obtained an opinion of counsel from Manatt, Phelps & Phillips, LLP, to the effect that, for federal income tax purposes, the merger is a tax-deferred reorganization within the meaning of
Section 368(a)(1)(A) of the Internal Revenue Code and shall not result in gain or loss for federal income tax purposes to Greater Bay, DKSS Corp. or Bank of Petaluma. In addition, the opinion states that the issuance of Greater Bay common stock in the merger will not result in the recognition of gain or loss by the holders of Bank of Petaluma common stock who receive Greater Bay common stock in connection with the merger, nor shall the substitution of options result in any income or gain to the option holder or disqualify any substituted options as incentive stock options in connection with the merger.

   Based upon this opinion, the ancillary federal income tax consequences to the merger include the following:

  . Greater Bay, DKSS Corp. and Bank of Petaluma will each be a "party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code;

  . no gain or loss will be recognized by DKSS Corp. on the transfer of its assets to Bank of Petaluma in the merger;

  . no gain or loss will be recognized by Bank of Petaluma upon receipt of the assets of DKSS Corp. in the merger;

  . the basis of Bank of Petaluma's assets in the hands of Bank of Petaluma immediately after the merger will be the same as the basis of such assets in the hands of Bank of Petaluma immediately before the merger;

  . no gain or loss will be recognized by the shareholders of Bank of Petaluma upon the transfer of their Bank of Petaluma common stock solely in exchange for Greater Bay common stock;

  . Bank of Petaluma dissenters, if any, will recognize gain or loss in connection with the merger;

  . holders of Bank of Petaluma common stock who receive cash instead of fractional shares will recognize gain or loss as a result of receipt of the cash;

  . the basis of Greater Bay common stock to be received by the shareholders of Bank of Petaluma in the merger will be the same as the basis of their Bank of Petaluma common stock surrendered in exchange for the Greater Bay common stock;

  . the holding period of the Greater Bay common stock to be received by the Bank of Petaluma shareholders in the merger will include the holding period of the Bank of Petaluma common stock surrendered in exchange therefor, provided that the Bank of Petaluma common stock is held as a capital asset;

  . the holding period of the assets of Bank of Petaluma immediately after the merger will include the period during which the assets were held by Bank of Petaluma prior to the merger;

  . provided that any stock options to purchase Bank of Petaluma common stock and options to purchase Greater Bay common stock into which they will be converted do not have a readily ascertainable fair market value, the conversion of the Bank of Petaluma options into Greater Bay options will not result in income, gain or loss to the holders of stock options; and

  . no gain or loss will be recognized by Bank of Petaluma or Greater Bay upon the issuance of Greater Bay common stock to an optionee pursuant to the optionee's exercise of a stock option issued by Bank of Petaluma and converted into an option to acquire Greater Bay common stock.

   The foregoing discussion is based upon current law and is intended for general information only. In addition, you are urged to consult with your own tax advisor concerning the specific tax consequences of the merger to you, including the applicability and effect of foreign, state, local or other tax laws and of any future changes in the Internal Revenue Code, the Treasury Regulations, tax rulings or court decisions or other laws concerning taxes.

Accounting Treatment of the Merger

   The merger is expected to qualify as a pooling of interests for accounting and financial reporting purposes. Accordingly, after the merger, the assets, liabilities and shareholders' equity of Bank of Petaluma will be added to the corresponding balance sheet categories of Greater Bay at their recorded book values, subject to any adjustments required to conform the accounting policies and financial statement classifications of the two companies. In future financial statements, the results of operations of Greater Bay will include the results of both Bank of Petaluma and Greater Bay for the entire fiscal year in which the merger occurs and all preceding fiscal periods presented therein. Greater Bay must treat various expenses incurred to effect the merger as current charges against income rather than as adjustments to its balance sheet.

   The unaudited pro forma combined financial information contained in this document has been prepared using the pooling of interests accounting method to account for the merger, which is described under the headings entitled "Summary -- Selected Historical and Pro Forma Financial Data" and "Unaudited Pro Forma Condensed Combined Financial Information."

Exchange of Bank of Petaluma Common Stock for Greater Bay Common Stock

   Promptly after the completion of the merger, Greater Bay will cause Wells Fargo Bank Minnesota, N.A., to send to each holder of record of Bank of Petaluma common stock transmittal materials for use in exchanging certificates representing shares of Bank of Petaluma common stock for a certificate or certificates representing shares of Greater Bay common stock and a check for any fractional share interest. The transmittal materials will contain information and instructions with respect to the surrender of certificates representing shares of Bank of Petaluma common stock in exchange for certificates representing shares of Greater Bay common stock.

You should not send in your share certificates until you receive the letter of transmittal form and instructions.

   Following the completion of the merger and upon surrender of all of the certificates representing shares of Bank of Petaluma common stock registered in the name of a holder of Bank of Petaluma common stock, or a satisfactory indemnity bond if any of the certificates are lost, stolen or destroyed, together with a properly completed letter of transmittal, Wells Fargo Bank Minnesota, N.A. will mail to you a certificate or certificates representing the number of shares of Greater Bay common stock to which you are entitled, together with all undelivered dividends or distributions, less the amount of any withholding taxes which may be required, in respect of such shares and a check in the amount of any cash to be paid instead of fractional shares.

   Declaration of dividends by Greater Bay after the completion of the merger will include dividends on all Greater Bay common stock issued in the merger. However, no dividend or other distribution payable to the holders of record of Greater Bay common stock at or as of any time after the completion of the merger will be paid to the holders of Bank of Petaluma common stock until they physically surrender all certificates as described above. Promptly after surrender, all undelivered dividends and other distributions, less the amount of any withholding taxes which may be required and a check for the amount representing any fractional share interest, will be delivered to the holder, in each case, without interest. After the completion of the merger, the stock transfer books of Bank of Petaluma will be closed and there will be no transfers on the transfer books of Bank of Petaluma.

                              THE MERGER AGREEMENT

Conditions to the Merger

   The obligation of Greater Bay and Bank of Petaluma to consummate the merger is subject to the satisfaction or waiver on or before the completion of the merger of many conditions, including the following:

  . the merger agreement and the transactions contemplated by the merger agreement must receive all requisite approvals of the shareholders of Bank of Petaluma;

  . no judgment, decree, injunction, order or proceeding will be outstanding or threatened by any governmental entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside the merger substantially in the form contemplated by the merger agreement;

  . all approvals or consents of any applicable governmental agency will have been obtained or granted for the merger and the transactions contemplated by the merger agreement and the applicable waiting periods under all laws will have expired;

  . the registration statement shall have been declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking or threatening a stop order;

  . Greater Bay shall have received all state securities permits and other authorizations necessary to issue the Greater Bay common stock to consummate the merger;

  . the Greater Bay common stock issuable in the merger shall have been included for listing on The Nasdaq Stock Market;

  . Greater Bay and Bank of Petaluma received an opinion reasonably satisfactory to Greater Bay and Bank of Petaluma from Manatt, Phelps & Phillips, LLP to the effect that the merger will not result in the recognition of gain or loss for federal income tax purposes to Greater Bay or Bank of Petaluma, nor will the issuance of Greater Bay common stock result in the recognition of gain or loss by holders of Bank of Petaluma common stock who receive Greater Bay common stock in the merger, nor will the substitution of options result in any income or gain to the option holder or disqualify any such options as incentive stock options in connection with the merger; and

  . PricewaterhouseCoopers LLP will have confirmed in writing to Greater Bay and Bank of Petaluma that the merger will qualify for pooling of interests accounting treatment. In addition, Richardson & Company will have delivered a letter to Bank of Petaluma that no conditions exist with respect to Bank of Petaluma that would preclude accounting for the merger as a pooling of interests.

   The obligation of Greater Bay to consummate the merger is also subject to fulfillment of various other conditions, including the following:

  . there will not have occurred, between March 21, 2000 and the completion of the merger, any materially adverse change in the business, financial condition, results of operations or prospects of Bank of Petaluma on a consolidated basis;

  . the number of dissenting shares will not exceed an amount which would disqualify the merger from pooling of interests accounting treatment;

  . all remediation of environmental contamination or conditions on any Bank of Petaluma property will have been completed to the satisfaction of Greater Bay;

  . at the close of business on the last day of the month prior to the completion of the merger, the Bank of Petaluma adjusted book value will not be less than $16,719,000 if the merger closes in June 2000,

   $16,860,000 if the merger closes in July 2000, $17,032,000 if the merger closes in August 2000, $17,197,000 if the merger closes in September 2000 and $17,359,000 if the merger closes in October 2000. Adjusted book value means Bank of Petaluma's total shareholders' equity adjusted to eliminate all amounts paid for the exercise of Bank of Petaluma stock options since December 31, 1999, to eliminate amounts related to accumulated other comprehensive income, to deduct any dividends paid after the date of the merger agreement and to eliminate amounts paid or accrued for merger-related expenses;

  . receipt of a fairness opinion from Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, financial advisor to Greater Bay;

  . at the close of business on the last day of the month prior to completion of the merger, Bank of Petaluma's allowance for loan and lease losses will equal the greater of 1.33% of Bank of Petaluma's total gross loans (less deferred loan fees) or $1,596,000;

  . the regulatory approvals for the merger will not impose any conditions which Greater Bay, in its reasonable opinion, deems materially adverse or materially burdensome; and

  . the Bylaws of Bank of Petaluma will be amended to eliminate Article II,
    Section 12 regarding director qualifications.

   The obligation of Bank of Petaluma to consummate the merger is also subject to the fulfillment of other conditions, including the following:

  . there will not have occurred, between March 21, 2000 and the completion of the merger, any material adverse change in the business, financial condition, results of operations or prospects of Greater Bay on a consolidated basis; and

  . receipt of the Hoefer & Arnett fairness opinion.

   Additionally, the consummation of the merger is subject to the performance of covenants, the execution and delivery of ancillary documents, the accuracy of representations and warranties and the receipt of various legal opinions, third-party consents, officers' certificates and other documents.

   If these and other conditions are not satisfied or waived, the merger agreement may be terminated. The merger agreement may also be terminated upon the occurrence of certain other events which are more fully described under the heading entitled "--Termination."

Nonsolicitation

   Under the terms of the merger agreement, Bank of Petaluma has agreed not to solicit, initiate or encourage any competing transaction (as defined below). In addition, Bank of Petaluma has agreed, unless it determines, with advice of counsel, that its fiduciary duty requires otherwise, not to participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, any effort or attempts to effect any competing transaction with or involving any person other than Greater Bay. This restriction does not apply, however, if Bank of Petaluma receives a bona fide offer from a person other than Greater Bay and the Bank of Petaluma Board responds in accordance with applicable fiduciary obligations. Bank of Petaluma has agreed to promptly notify Greater Bay of the terms of any proposal which it may receive in respect of any competing transaction.

   The term "competing transaction" means any of the following involving Bank of Petaluma: a merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets representing 10% or more of Bank of Petaluma's assets; a sale of shares of capital stock representing 10% or more of the voting power of Bank of Petaluma; a tender offer or exchange offer for at least 10% of the outstanding shares of Bank of Petaluma; a solicitation of proxies in opposition to approval of the merger by Bank of Petaluma's shareholders; or a public announcement of an unsolicited bona fide proposal, plan or intention to do any of the foregoing.

   In the event Greater Bay terminates the merger agreement as the result of Bank of Petaluma entering into a competing transaction, Bank of Petaluma will pay Greater Bay $1,750,000.

   Similarly, Bank of Petaluma may call off the merger if Greater Bay announces a Greater Bay acquisition transaction, and the other party requests Greater Bay to terminate the merger agreement between Greater Bay and Bank of Petaluma. If that occurs, Greater Bay will have to pay Bank of Petaluma $1,500,000. Greater Bay would also be required to pay this amount to Bank of Petaluma if Greater Bay terminates the merger agreement for a reason not permitted by the merger agreement and then consummates an acquisition transaction within 12 months following termination.

Expenses

   If Bank of Petaluma terminates the merger agreement because Greater Bay fails to satisfy its obligations under the merger agreement, Greater Bay will be obligated to pay all of Bank of Petaluma's expenses incurred in connection with the merger transaction, not to exceed $175,000.

   If Greater Bay terminates the merger agreement because Bank of Petaluma's shareholders fail to approve the merger, or because Bank of Petaluma fails to satisfy its obligations under the merger agreement, Bank of Petaluma will be obligated to pay all of Greater Bay's expenses incurred in connection with the merger transaction, not to exceed $250,000.

Treatment of Options

   Each and every option to purchase shares of Bank of Petaluma common stock issued and outstanding immediately before the completion of the merger and all obligations of Bank of Petaluma under the Bank of Petaluma stock option plan will, on and after the completion of the merger, be assumed by and be deemed to be options granted by Greater Bay to purchase that number of shares of Greater Bay common stock equal to the conversion ratio times the number of shares of Bank of Petaluma common stock subject to the option rounded down to the nearest whole number of shares of Greater Bay common stock. The per share exercise price for the shares of Greater Bay common stock issuable upon exercise of such Bank of Petaluma option will be determined by dividing the exercise price immediately before the completion of the merger by the conversion ratio.

Termination

   The merger agreement may be terminated at any time before the completion of the merger:

  . by mutual consent of Greater Bay and Bank of Petaluma in writing;

  . by Bank of Petaluma or Greater Bay immediately on the failure of the shareholders of Bank of Petaluma to approve the merger agreement;

  . by Greater Bay or Bank of Petaluma if any material breach or default by the other party is not cured within 20 days after notice;

  . by Greater Bay or Bank of Petaluma if any governmental or regulatory authority denies or refuses to grant any approval, consent or authorization required to be obtained to consummate the transactions contemplated by the merger agreement unless, within 30 days after the denial or refusal, all parties agree to resubmit the application to the regulatory authority that has denied or refused to grant the approval, consent or qualification requested;

  . by Bank of Petaluma or Greater Bay if any conditions set forth in Article
    9 of the merger agreement shall not have been met by October 15, 2000;

  . by Bank of Petaluma if any of the conditions of Article 10 of the merger agreement shall not have been met, or by Greater Bay if any of the conditions of Article 11 of the merger agreement shall not have been met, by October 15, 2000, or an earlier time as it becomes apparent that these conditions shall not be met;

  . by Greater Bay if Bank of Petaluma shall have failed to comply with its agreements with respect to any competing transaction;

  . by Greater Bay if it is determined that the estimated cost of any environmental remediation on any Bank of Petaluma property is in excess of $100,000 or is not reasonably determinable;

  . by Bank of Petaluma if Greater Bay enters into a Greater Bay acquisition transaction and the third party requires the termination of the merger agreement; or

  . by Bank of Petaluma if the average closing price of Greater Bay common stock is less than $37.91, subject to Greater Bay's right to exercise the top up option as explained under "The Merger--Structure of the Merger-- Conversion of Shares."

Covenants; Conduct of Business Prior to Effective Time

   The merger agreement provides that, during the period from the date of the merger agreement to the completion of the merger, Bank of Petaluma will conduct its business only in the normal and customary manner and in accordance with sound banking practices and will not, without the prior written consent of Greater Bay, which will not be unreasonably withheld, take any of the following actions:

  . issue any security except pursuant to the exercise of options outstanding as of the date of the merger agreement;

  . declare, set aside or pay any dividend, other than its regular cash dividend, or make any other distribution upon, or purchase or redeem any shares of its stock;

  . amend its articles of incorporation or its bylaws;

  . grant any general or uniform increase in the rate of pay of employees or employee benefits;

  . grant any increase in salary, incentive compensation or employee benefits or pay any bonus to any person or voluntarily accelerate the vesting of any employee benefits;

  . make any capital expenditure in excess of $50,000, except for ordinary repairs, renewals and replacements;

  . compromise, settle or adjust any assertion or claim of a deficiency in taxes, extend the statute of limitations with any tax authority or file any pleading in court on any tax litigation or any appeal from an asserted deficiency, or file or amend any federal, foreign, state or local tax return, or make any tax election;

  . grant, renew or commit to grant or renew any extension of credit or amend the terms of any credit outstanding on the date hereof to any person that would exceed $500,000 on an unsecured basis or $1,000,000 if secured by real estate;

  . change its tax or accounting policies and procedures or any method or period of accounting unless required by generally accepted accounting principles or by law or regulation;

  . grant or commit to grant any extension of credit or amend the terms of any credit outstanding as of the date of the merger agreement to any executive officer, director or holder of 10% or more of the outstanding Bank of Petaluma common stock, or any affiliate of such person, if the credit would exceed $50,000;

  . close any offices at which business is conducted or open any new office;

  . adopt or amend any employment agreement or other employee benefit plan or arrangement except amendments as are required by law;

  . change any policies and practices with respect to liquidity management and cash flow planning, lending, personnel practices, accounting or any other material aspect of its business or operations, except those changes as may be required in the opinion of management to respond to economic or market conditions or as may be required by generally accepted accounting principles or by applicable governmental authorities;

  . grant any person a power of attorney or similar authority;

  . make any investment by purchase of stock or securities, contributions to capital, property transfers or otherwise in any other person, except for investments made in the ordinary course of business consistent with past practice;

  . amend, modify or terminate, except in accordance with its terms, any material contract or enter into any material agreement or contract;

  . sell, transfer, mortgage, encumber or otherwise dispose of any assets or release any claims, except in the ordinary course of business consistent with past practice;

  . take any action which would or is reasonably likely to

    --adversely affect the ability of Greater Bay or Bank of Petaluma to obtain any necessary regulatory approval of the merger;

    --adversely affect Bank of Petaluma's ability to perform its covenants and agreements under the merger agreement; or

    --result in any of the conditions relating to the performance of Greater Bay's or Bank of Petaluma's obligations under the merger agreement not being satisfied;

  . make any special or extraordinary payments;

  . reclassify any investment security from held-to-maturity or available for sale to trading;

  . sell any security other than in the ordinary course of business, or engage in gains trading;

  . take title to any real property without conducting an environmental investigation, which shall disclose the absence of any suspected environmental contamination;

  . take or cause to be taken any action which would prevent the transactions contemplated by the merger agreement from qualifying as a tax free reorganization or prevent Greater Bay from accounting for the business combination to be effected by the merger as a pooling of interests;

  . settle any claim involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

  . make, acquire, or reacquire any loan that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect on December 31, 1999; or renew, extend the maturity of, or alter any of the material terms of any such loan for a period of greater than six months; or

  . borrow money or become responsible for the obligations of any other person, except

    --in connection with banking transactions with banking customers in the ordinary course of business or

    --short-term borrowings made at prevailing market rates and terms.

   The merger agreement also provides that Bank of Petaluma will:

  . use its commercially reasonable efforts to preserve its present business organization and its relationships and goodwill with account holders, borrowers, employees and others having business relationships with Bank of Petaluma;

  . use its commercially reasonable efforts to keep in full force and effect all material licenses and permits;

  . use its commercially reasonable efforts to maintain insurance coverage substantially the same as in effect as of the date of the merger agreement;

  . perform its material contractual obligations;

  . duly observe and conform in all material respects to all lawful requirements applicable to its business;

  . maintain its assets and properties in good condition and repair, normal wear and tear excepted;

  . periodically furnish to Greater Bay information, loan reports and updates of information previously provided;

  . promptly notify Greater Bay upon learning that a person or related group of persons has acquired 5% or more of Bank of Petaluma's outstanding common stock;

  . promptly notify Greater Bay of communications from tax authorities, material litigation and any event which has had or may reasonably be expected to have a materially adverse effect on the financial condition, operations, business or prospects on a consolidated basis;

  . provide Greater Bay with access to information about Bank of Petaluma;

  . maintain an allowance for loan and lease losses consistent with past practices; and

  . use its reasonable efforts between the date of the merger agreement and the completion of the merger to take all actions necessary or desirable to complete the merger, including the filing of any regulatory applications.

   The merger agreement also provides that Greater Bay will not, without the prior written consent of Bank of Petaluma:

  . take any action which would or is reasonably likely to adversely affect the ability of Greater Bay to obtain any necessary regulatory approvals for the merger, adversely affect Greater Bay's ability to perform its covenants under the merger agreement or result in any of the conditions to the performance of its obligations under the merger agreement not being satisfied;

  . take any action which would disqualify the merger as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code;

  . amend its articles of incorporation in any respect which would materially adversely affect the rights and privileges attendant to Greater Bay common stock; or

  . enter into a Greater Bay acquisition transaction that requires the termination of the merger agreement, subject to the fiduciary duties of the Board of Directors of Greater Bay.

   The merger agreement also provides that Greater Bay will:

  . duly observe and conform in all material respects to all lawful requirements applicable to its business;

  . use its commercially reasonable efforts to have the directors and officers of Bank of Petaluma added to Greater Bay's directors' and officers' liability insurance policy;

  . provide Bank of Petaluma with access to information about Greater Bay;

  . file all necessary regulatory applications; and

  . reserve for issuance sufficient shares of Greater Bay common stock to issue in connection with the merger.

   The merger agreement also provides that each of Greater Bay and Bank of Petaluma will:

  . use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the merger agreement as promptly as practical;

  . obtain the consent of the other before it issues any press release or makes any public statement with respect to the merger agreement or the transactions contemplated by the merger agreement; and

  . cause to be prepared, at Greater Bay's discretion, one or more environmental investigations with respect to real property owned or leased by Bank of Petaluma.

Amendment and Waiver

   Subject to applicable law, the merger agreement may be amended at any time by the action of the Boards of Directors of Greater Bay and Bank of Petaluma without action by their shareholders if Greater Bay and Bank of Petaluma mutually agree in writing to the amendment. In addition, either Greater Bay or Bank of Petaluma by action of their respective Boards of Directors, may, at any time before completion of the merger, extend the performance of any obligation or action required by the merger agreement, waive inaccuracies in representations and warranties and waive compliance with any agreements or conditions for their respective benefit contained in the merger agreement.

Agreements with Certain Shareholders

   Greater Bay has entered into shareholder's agreements with various shareholders of Bank of Petaluma, each of whom is also a director of Bank of Petaluma, pursuant to which these directors have agreed to vote all shares of Bank of Petaluma common stock which they own or hold in trust in favor of the approval of the merger agreement, thereby increasing the likelihood that the merger agreement will be approved by the shareholders of Bank of Petaluma.

   Greater Bay has entered into noncompetition agreements with each of the Bank of Petaluma directors, pursuant to which these directors have agreed, among other things and with limited exceptions, not to participate or engage in any business which is competitive with Greater Bay or Bank of Petaluma for a period of two years after the completion of the merger.

Resales of Greater Bay Common Stock

   The shares of Greater Bay common stock to be issued to Bank of Petaluma shareholders in the merger have been registered under the Securities Act. These shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Bank of Petaluma. An affiliate of a corporation, as defined by the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Any subsequent transfer by an affiliate of Bank of Petaluma must be made in compliance with the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act.

   SEC guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring company and acquired company by affiliates of either company in a business combination such as the merger. These guidelines indicate that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates if these persons do not dispose of any of the shares of the corporation they own or any shares of the corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published.

   Bank of Petaluma has delivered to Greater Bay an agreement for each affiliate of Bank of Petaluma that such person will not dispose of:

  . any Greater Bay common stock in violation of the Securities Act; or

  . any Bank of Petaluma common stock or Greater Bay common stock during the pooling restricted period.

Regulatory Approvals

   Under the merger agreement, Greater Bay and Bank of Petaluma have agreed to use their commercially reasonable efforts to obtain all necessary actions or nonactions, extensions, waivers, consents and approvals from any governmental authority necessary, proper or advisable to consummate the transactions contemplated by the merger agreement. The approvals of the Federal Reserve Board under the Bank Holding Company Act of 1956, the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and the California Department of Financial Institutions are required.

   Federal Reserve Bank. The closing of the merger is conditioned on the receipt of approval from the Federal Reserve Board. If the Federal Reserve Board imposes any conditions that Greater Bay, in its reasonable opinion, deems will materially and adversely affect Greater Bay or will materially burden Greater Bay, then Greater Bay will use commercially reasonable efforts to obtain the removal of the condition. If the condition is not removed, Greater Bay is not required to complete the merger.

   Section 3 of the Bank Holding Company Act requires the Federal Reserve Board, when considering a transaction such as the merger, to take into consideration the financial and managerial resources, including the competence, experience and integrity of the officers, directors and principal stockholders, and the future prospects of the existing and proposed institutions and the effect of the transaction on the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Federal Reserve Board will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction and of the resulting institutions.

   The Bank Holding Company Act prohibits the Federal Reserve Board from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other respect result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the merger are clearly outweighed by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

   In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board must take into account the record of performance of the depository institution subsidiaries of Greater Bay and Bank of Petaluma in meeting the credit needs of the communities served by such institutions, including low- and moderate-income neighborhoods.

   The merger may not be completed until the 30th day, or, with the consent of the relevant agencies, the 15th day, following the date of the Federal Reserve Board approval, during which period the United States Department of Justice may comment adversely on the merger or challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board approval unless a court specifically orders otherwise.

   Greater Bay submitted an acquisition application with the Federal Reserve Board on August 2, 2000.

   Federal Deposit Insurance Corporation. The merger is subject to prior approval by the Federal Deposit Insurance Corporation under Section 18(c) of the Federal Deposit Insurance Act. Section 18(c) requires the Federal Deposit Insurance Corporation, when considering a transaction such as the merger, to take into consideration the financial and managerial resources, including the competence, experience and integrity of the officers, directors and principal shareholders, and the future prospects of the existing and proposed institutions and the effect of the transaction on the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Federal Deposit Insurance Corporation will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction and of the resulting institutions.

   The Federal Deposit Insurance Act prohibits the Federal Deposit Insurance Corporation from approving a merger if it would result in a monopoly or be in furtherance from any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or if its effect in any section of the country would in any other respect result in a restraint of trade, unless the Federal Deposit Insurance Corporation finds that the anti-competitive effects of the merger are clearly outweighed by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

   Greater Bay filed an application for approval of the merger with the Federal Deposit Insurance Corporation on August 2, 2000.

   California Department of Financial Institutions. In determining whether to approve the merger, the California Department of Financial Institutions will consider factors such as:

  . the effects of the merger on competition;

  . the effects of the merger on the convenience and needs of the communities to be served;

  . the financial condition of Greater Bay;

  . the competence, experience and integrity of Greater Bay's management; and

  . whether the merger is fair, just and equitable to Bank of Petaluma.

   Greater Bay submitted an application for approval of the merger with the California Department of Financial Institutions on August 2, 2000.

                        DISSENTING SHAREHOLDERS' RIGHTS

   You are entitled to dissenters' rights in connection with the merger. The procedures for you to obtain dissenters' rights are set forth in Chapter 13 of the California General Corporation Law. The information set forth below is a general summary of Chapter 13 dissenters' rights as they apply to you. This summary is not a complete discussion of Chapter 13 and is qualified in its entirety by reference to Chapter 13, which is attached as Annex C. If you wish to exercise dissenters' rights or wish to preserve the right to do so you should carefully read Annex C. You must follow exactly the required procedures set forth in Chapter 13 of the California General Corporation Law or any dissenters' rights may be lost.

   If the merger is consummated, if you elect to exercise your dissenters' rights and you comply with the procedures set forth in Chapter 13, you will be entitled to receive an amount equal to the fair market value of your shares. Chapter 13 provides the fair market value shall be determined as of March 20, 2000, the day before the public announcement of the merger. Bank of Petaluma believes the fair market value of its stock is equal to $23.375 for purposes of your dissenters' rights.

   You must satisfy each of the following requirements for your shares to be considered dissenting shares under Chapter 13. Shares of Bank of Petaluma common stock must be purchased by Bank of Petaluma from a dissenting shareholder if all applicable requirements are complied with. Bank of Petaluma is required to purchase dissenting shares only if:

  . You have shares of Bank of Petaluma common stock outstanding as of the record date of the shareholders' meeting at which you may vote the shares;

  . You must not vote your shares "FOR" the proposal to approve the merger

  . You must make a written demand to have Bank of Petaluma purchase your shares of Bank of Petaluma for cash at their fair market value. The demand must include the information specified below; and

  . You must surrender your stock certificate for endorsement as described below.

   If you return a proxy without voting instructions or with instructions to vote FOR the proposal to approve the principal terms of the merger agreement, your shares will automatically be voted in favor of the merger and you will lose your dissenters' rights.

   If the merger is approved by the Bank of Petaluma shareholders, Bank of Petaluma will have 10 days after the approval to mail those shareholders who did not vote in favor of the merger and made a timely demand for purchase, written notice of the approval along with a copy of Sections 1300 through 1304 of Chapter 13. In the notice of approval, Bank of Petaluma must state the price it determines represents the fair market value of the dissenting shares. This price constitutes an offer by Bank of Petaluma to purchase the dissenting shares at the price stated. Additionally, Bank of Petaluma must set forth in the approval notice a brief description of the procedures a shareholder must follow if he or she desires to exercise dissenters' rights.

   Within 30 days after the date on which Bank of Petaluma mails the notice of approval of the merger, Bank of Petaluma must receive your written demand that Bank of Petaluma purchase the dissenting shares and pay you the fair market value in cash. In the written demand, Chapter 13 requires you to specify the number shares you hold of record which you are demanding Bank of Petaluma to purchase. In the written demand, you must also include a statement of the amount you claim to be the fair market value of those shares as of the day before the terms of the merger were first announced, excluding any appreciation or depreciation because of the proposed merger. It is Bank of Petaluma's position that this day is March 20, 2000. You may take the position in the written demand that a different date is applicable. This price constitutes an offer by you to sell the dissenting shares at the price stated.

   In addition, it is recommended that you comply with the following conditions to ensure that the demand is properly executed and delivered:

  . The demand should be sent by registered or certified mail, return receipt requested;

  . The demand should be signed by the shareholder of record, or his or her duly authorized representative, exactly as his or her name appears on the stock certificates evidencing the shares.

  . A demand for the purchase of the shares jointly owned by more than one person should identify and be signed by all such holders.

  . Any person signing a demand for purchase in any representative capacity, such as attorney-in-fact, executor, administrator, trustee or guardian, should indicate his or her title, and, if Bank of Petaluma so requests, furnish written proof of his or her capacity and authority to sign the demand.

  . A shareholder may not withdraw a demand for payment without the consent of Bank of Petaluma.

   Within 30 days after the date on which Bank of Petaluma mails the notice of the approval of the merger, dissenting shareholders must also submit the certificates representing the dissenting shares to Bank of Petaluma at the office it designates in the notice of approval. Bank of Petaluma will stamp or endorse the certificates with a statement that the shares are dissenting shares or Bank of Petaluma will exchange the certificates with certificates of appropriate denomination that are so stamped or endorsed. If a shareholder transfers any shares of Bank of Petaluma common stock before submitting the shares for endorsement, then such shares will lose their status as dissenting shares.

   If Bank of Petaluma and you agree that the surrendered shares are dissenting shares and agree upon the price of the shares, you are entitled to receive the agreed price together with interest thereon at the legal rate on judgments from the date of the agreement between Bank of Petaluma and the dissenting shareholder. Bank of Petaluma will pay the fair value of the dissenting shares within 30 days after Bank of Petaluma and you agree upon the price of the shares or within 30 days after any statutory or contractual conditions to the merger have been satisfied, whichever is later. Bank of Petaluma's duty to pay is subject to you surrendering the certificates and is also subject to the restrictions imposed under California law on the ability of Bank of Petaluma to purchase its outstanding shares.

   If Bank of Petaluma denies that the shares surrendered are dissenting shares or Bank of Petaluma and you fail to agree upon the fair market value of such shares, then you may, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determinations. In the alternative, you may intervene in any pending action brought by any other dissenting shareholder. If you fail to file such a complaint or fail to intervene in a pending action within the specified six-month period, your dissenting rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value. The costs of the action will be assessed or apportioned as the court considers equitable, but if the fair market value is determined to exceed 125% of the price offered to the shareholder, Bank of Petaluma will be required to pay such costs.

   This summary has already described certain situations where shareholders of Bank of Petaluma will cease to have dissenters' appraisal rights. In addition to the situations described above, you will cease to have dissenters' appraisal rights if:

  . Greater Bay or Bank of Petaluma abandons the merger, in which case Bank of Petaluma will pay any dissenting shareholder who has filed a complaint, as described above, all necessary expenses and reasonable attorneys' fees incurred in such proceedings; or

  . you withdraw your demand for the purchase of the dissenting shares with the consent of Bank of Petaluma.

   In addition, one condition to Greater Bay and Bank of Petaluma completing the merger is that the total cash payable to Bank of Petaluma dissenting shareholders, when combined with all other cash payable in the merger, should not disqualify the merger from pooling of interests accounting treatment.

   Any demands, notices, certificates or other documents required to be delivered to Bank of Petaluma may be sent to:

   Corporate Secretary
   Bank of Petaluma
   1360 Redwood Way
   Petaluma, California 94954

   DESCRIPTION OF GREATER BAY COMMON STOCK AND BANK OF PETALUMA COMMON STOCK

   In the merger, you will exchange your shares of Bank of Petaluma common stock for shares of Greater Bay common stock. Both Greater Bay and Bank of Petaluma are California corporations subject to the provisions of the California General Corporation Law. On consummation of the merger, you will become Greater Bay shareholders. The articles of incorporation and bylaws of Greater Bay, in addition to the California General Corporation Law, will govern your rights as Greater Bay shareholders.

   Set forth below is a summary of the material features of the Greater Bay common stock and the Bank of Petaluma common stock. Also set forth below is a summary of the material differences between the rights of a holder of Greater Bay common stock and a holder of Bank of Petaluma common stock.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Greater Bay and Bank of Petaluma, Greater Bay and Bank of Petaluma have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Stock Description

   Greater Bay. Greater Bay has authority to issue 40,000,000 shares of Greater Bay common stock and 4,000,000 shares of serial preferred stock, without par value.

   On the record date, there were 17,880,272 shares of Greater Bay common stock outstanding. There are no shares of preferred stock outstanding, except that preferred share purchase rights are outstanding under Greater Bay's shareholder rights plan discussed below. On any matter submitted to a vote of the shareholders, holders of Greater Bay common stock are entitled to one vote, in person or by proxy, for each share of Greater Bay common stock held of record in the shareholder's name on the Greater Bay books as of the record date. Holders of any class of Greater Bay common stock lack the right to cumulate votes at any election of directors. Each share of Greater Bay common stock has the same rights, privileges and preferences as every other share and will share equally in Greater Bay's net assets upon liquidation or dissolution. Greater Bay common stock has no preemptive, conversion or redemption rights, or sinking fund provisions.

   The Greater Bay Board of Directors, without shareholder approval, may authorize one or more classes of serial preferred stock with preferences or voting rights that may adversely affect the rights of holders of Greater Bay common stock. Although it is not possible to state the actual effect any issuance of serial preferred stock might have upon the rights of holders of the Greater Bay common stock, the issuance of serial preferred stock might

  . restrict dividends on Greater Bay common stock if preferred stock dividends have not been paid;

  . dilute the voting power and equity interest of holders of Greater Bay common stock to the extent that any preferred stock series has voting rights or is convertible into Greater Bay common stock; or

  . prevent current holders of Greater Bay common stock from participating in Greater Bay's assets upon liquidation until any liquidation preferences granted to the holders of the serial preferred stock are satisfied.

   In addition, Greater Bay's issuance of serial preferred stock, may, under certain circumstances, have the effect of discouraging an attempt to change control of Greater Bay. The Greater Bay Board of Directors has adopted a shareholder rights plan and distributed preferred share purchase rights to protect Greater Bay from improper takeover tactics and unfair takeover bids. A detailed description of the shareholder rights plan is set forth below.

   Greater Bay's articles of incorporation provide that the liability of Greater Bay directors for monetary damages shall be eliminated to the fullest extent permissible under California law. Additionally, Greater Bay has authority to provide for the indemnification of Greater Bay agents, as defined in Section 317 of the California General Corporation Law, in excess of that expressly permitted by Section 317 for breach of duty to the corporation and its shareholders. Greater Bay is allowed to provide this indemnification to the extent not prohibited by applicable sections of California law.

   Shareholders are entitled to dividends when declared by the Greater Bay Board of Directors, after satisfaction of the prior rights of holders of outstanding preferred stock, if any, subject to certain restrictions on payment of dividends imposed by California law. The transfer agent and registrar for Greater Bay common stock is Norwest Bank Minnesota, N.A.

   Bank of Petaluma. Bank of Petaluma is authorized to issue 20,000,000 shares of common stock, no par value, of which 1,454,797 shares are issued and outstanding as of the record date. In addition, 505,208 shares of Bank of Petaluma common stock are reserved for issuance pursuant to the Bank of Petaluma 1997 Stock Option Plan and 1989 Stock Option Plan, of which options to purchase a total of 199,282 shares had been granted and were outstanding and options to purchase 305,930 shares remained available for grant thereunder as of the record date. Subject to the terms of the merger agreement, Bank of Petaluma Board of Directors may issue additional shares of common stock without shareholder approval. Issuance of these additional shares could cause a dilution of the book value of the stock and the voting power of present shareholders. The holders are entitled to one vote per share on all matters presented to them except that, on prior notice, they have the right to cumulate votes in the election of directors.

   The common stock of Bank of Petaluma has no preemptive, subscription or conversion rights, or redemption or repurchase provisions. These shares are non-assessable and require no sinking fund. Each shareholder is entitled to receive dividends that may be declared by the Board of Directors and to share pro rata in the event of dissolution or liquidation.

   Shareholders of Bank of Petaluma are entitled to dividends when declared by the Bank of Petaluma Board of Directors, subject to certain restrictions on payment of dividends imposed by California law. U.S. Stock Transfer Corporation is the transfer agent for Bank of Petaluma's common stock.

Material Differences Between Holders of Greater Bay Stock and Bank of Petaluma Stock

 Cumulative Voting

   Greater Bay. Greater Bay shareholders do not have cumulative voting in the election of directors.

   Bank of Petaluma. Shareholders of Bank of Petaluma are entitled to cumulate their votes for the election of directors. Cumulative voting allows a shareholder to cast a number of votes equal to the number of directors to be elected multiplied by the number of shares held in the shareholder's name on the record date. This total number of votes may be cast for one nominee or may be distributed among as many candidates as the shareholder desires. The candidates, up to the number of directors to be elected, receiving the highest number of votes are elected.

 Classified Board of Directors

   Greater Bay. Greater Bay's Board of Directors is divided into three classes of directors, with each class of directors serving for staggered three-year terms. Greater Bay's bylaws provide for the election of directors by class for a term of three years and until his or her successor is elected and qualified.

   Bank of Petaluma. The Bank of Petaluma bylaws provide that directors will be elected at each annual meeting of shareholders. Bank of Petaluma's bylaws provide that each director will hold office until the next annual meeting and until a successor has been elected and qualified.

 Director Qualifications

   Greater Bay. Greater Bay's Bylaws do not contain any provisions requiring that Board members and nominees for election as directors meet certain qualifications.

   Bank of Petaluma. The Bylaws of Bank of Petaluma require that nominees for election as directors meet the following qualifications:

  . They must be a resident of Sonoma or Marin County, California for at least two years prior to their election as a director;

  . They must not be a director, officer, employee, agent, nominee, attorney or other professional service provider of or for any other federally insured depository institution, affiliate or subsidiary thereof which is engaged in business in California, Oregon, Washington or Nevada;

  . They must not have any contract, arrangement or understanding with anyone described in the second bullet point above to attempt to effect or encourage any action of Bank of Petaluma;

  . They must have owned Bank of Petaluma common stock with a fair market value of at least $10,000 for two years or more prior to the date of any notice of nomination; and

  . The nominee's competence, experience, character and integrity do not make them unsuitable to be a director of Bank of Petaluma.

   The merger agreement with Greater Bay requires that these qualifications be eliminated from the Bank of Petaluma Bylaws before the merger closes.


 Shareholder Rights Plan

   Greater Bay. On November 17, 1998, the Greater Bay Board of Directors declared a dividend distribution of one share purchase right for each outstanding share of Greater Bay common stock to shareholders of record at the close of business on November 30, 1998. Each Greater Bay right entitles the registered holder to purchase from Greater Bay one one-hundredth of a share of Series A Preferred Stock. The initial purchase price of each right is $145, subject to adjustment.

   These rights will also attach to all shares of Greater Bay common stock issued after November 30, 1998, but before the distribution date, as discussed below. The description and terms of the rights are set forth in a rights agreement.

   The rights are attached to all Greater Bay common stock certificates representing shares currently outstanding and no separate certificates evidencing these rights have been distributed. Greater Bay has sent a copy of a Summary of Rights to Purchase Common Shares to its shareholders. The right will separate from the Greater Bay common stock (this is referred to as the distribution date) upon the earlier of

  . 10 days following a public announcement that a person or group of affiliated or associated persons, called an Acquiring Person, has acquired, or obtained the right to acquire, beneficial ownership or record ownership of 10% or more of the outstanding shares of Greater Bay common stock,

  . 10 business days following the commencement of, or the public announcement of an intent to make, a tender offer or exchange offer that would result in a person or group beneficially owning 10% or more of the outstanding shares of Greater Bay common stock; or

  . the date a person or group becomes the beneficial or record owner of 10% or more of the outstanding shares of Greater Bay common stock, and the actions that person proposes to take are likely to have a material adverse impact on the business or prospects of Greater Bay; that person intends to cause Greater Bay to repurchase the common stock owned by that person; that person exercises or attempts to exercise a controlling influence over Greater Bay; or that person transfers all or a portion of Greater Bay common stock in a manner that results in a person owning 9.9% or more of the Greater Bay common stock, called an Adverse Person.

   Until the distribution date, the rights will be evidenced by the Greater Bay common stock certificates together with a copy of the Summary of Rights to Purchase Common Shares attached to the certificate and will be transferred only with the Greater Bay common stock certificates. Also, new Greater Bay common stock certificates issued after November 30, 1998 will contain a notation incorporating the rights agreement by reference. The surrender or transfer of any certificates for common stock outstanding even without the notation or a copy of the Summary of Rights to Purchase Common Shares will also constitute the transfer of the rights represented by the certificates.

   The rights are not exercisable until the distribution date and will expire on November 17, 2008, unless Greater Bay extends this date or the rights are earlier redeemed by Greater Bay as described below.

   While each right initially will provide for the acquisition of one one-hundredth of a share of Series A Preferred Stock at the purchase price, the rights agreement provides that the purchase price is subject to adjustment from time to time to prevent dilution

  . in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred stock;

  . upon the grant to holders of the preferred stock of rights or warrants to subscribe for or purchase preferred stock at a price, or securities convertible into preferred stock with a conversion price, less than the then current market price of the preferred stock; or

  . upon the distribution to holders of the preferred stock of evidences of indebtedness or assets, excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in preferred stock, or of subscription rights or warrants, other than those referred to above.

   If Greater Bay is acquired in a merger or other business combination, or 50% or more of Greater Bay's consolidated assets or earnings power is sold, each holder of a right will have the right to receive, upon exercise and payment of the purchase price, common stock of the acquiring company having a value equal to twice the purchase price.

   If any person becomes an Acquiring Person or an Adverse Person, each holder of a right, other than rights beneficially owned by the Acquiring Person or Adverse Person (which will become void), will then have the right to receive, upon exercise and payment of the purchase price, fractions of shares of preferred stock having a value equal to twice the purchase price.

   At any time after an Acquiring Person obtains 10% or more of Greater Bay common stock and before the Acquiring Person obtains 50% of Greater Bay common stock, Greater Bay may exchange all or part of the rights for shares of Greater Bay common stock at an exchange ratio of one share per right, subject to adjustment.

   With limited exceptions, the rights agreement does not require adjustment to the purchase price until cumulative adjustments require an adjustment of at least 1% in the purchase price. The rights agreement also disallows the issuance of fractional shares of preferred stock, other than fractions that are integral multiples of one one-hundredths, and instead of issuing fractional shares, a cash adjustment will be made based on the market price of the preferred stock on the last trading day before the date of exercise.

   At any time before a person becomes an Acquiring Person or an Adverse Person, Greater Bay may redeem the rights in whole, but not in part, at a price of $.001 per right. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders will be to receive the redemption price.

   Greater Bay may amend the terms of the rights without the consent of the holders of the rights, including an amendment to extend the expiration date and, provided there is no Acquiring Person or Adverse Person, to extend the period during which the rights may be redeemed, except that from and after the time that any person becomes an Acquiring Person or an Adverse Person no amendment may adversely affect the interests of the holders of the rights.

   Until a right is exercised, the holder of a right will have no rights as a shareholder of Greater Bay, including, without limitation, the right to vote or to receive dividends.

   The rights may have an anti-takeover effect because they would make an unwanted takeover of Greater Bay considerably more expensive than if the rights did not exist. In addition, if the rights are triggered, they would have a dilutive effect on the Acquiring Person or Adverse Person. The rights agreement is designed to maximize the long-term value of Greater Bay and protect Greater Bay's shareholders from improper takeover tactics or from takeover bids that are not fair to all Greater Bay shareholders.

   Bank of Petaluma. Bank of Petaluma does not have a shareholder rights plan.

 Super-majority Voting for Certain Transactions

   Greater Bay. The Greater Bay articles of incorporation provide that the vote of not less than two-thirds of all members of the Greater Bay Board of Directors is required to approve the following types of transactions:

  . any merger, sale of control or sale of material assets of Greater Bay;

  . the creation of any new business unit of Greater Bay or any subsidiary;

  . any operating budget, or any material change therein of Greater Bay or any subsidiary; or

  . any material change in the business organization or organizational structure of Greater Bay or any subsidiary.

   Bank of Petaluma. Bank of Petaluma's articles of incorporation and bylaws do not require super-majority voting by its directors for these types of transactions.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

   The following Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2000, combines the historical consolidated balance sheets of Greater Bay and Bank of Petaluma as if the merger between these entities had been effective on June 30, 2000, after giving effect to certain adjustments. These adjustments are based on estimates. The Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2000 and 1999 and for the years ended December 31, 1999, 1998 and 1997 present the combined results of operations of Greater Bay and Bank of Petaluma as if the merger had been effective at the earliest period presented. The Unaudited Pro Forma Condensed Combined Financial Information has been prepared from, and should be read in conjunction with, the supplemental consolidated financial statements and notes thereto of Greater Bay, which are included in Greater Bay's Current Report on Form 8-K filed on July 26, 2000, and the historical financial statements and notes thereto of Bank of Petaluma.

   The Unaudited Pro Forma Condensed Combined Financial Information and accompanying notes reflect the application of the pooling of interests method of accounting for the mergers. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income and expenses of Greater Bay and Bank of Petaluma are combined and reflected at their historical amounts.

   The pro forma combined figures shown in the Unaudited Pro Forma Condensed Combined Financial Information are simply arithmetical combinations of Greater Bay's and Bank of Petaluma's separate financial results; you should not assume that Greater Bay or Bank of Petaluma would have achieved the pro forma combined results if they had actually been combined during the periods presented.

   The combined company expects to achieve merger benefits in the form of operating cost savings. The pro forma earnings, which do not reflect any direct costs or potential savings which are expected to result from the consolidation of the operations of Greater Bay and Bank of Petaluma, are not indicative of the results of future operations. No assurances can be given with respect to the ultimate level of expense savings. For further explanation about these risks, read the information under "A Warning About Forward-Looking Information" and "Risk Factors--We may not successfully integrate our business operations."

              Unaudited Pro Forma Condensed Combined Balance Sheet

                            As of June 30, 2000
                                 (In thousands)

                                                                  Greater Bay &
                                                                     Bank of
                                Greater   Bank of                   Petaluma
                                  Bay     Petaluma Adjustments(1)    Combined
                               ---------- -------- -------------- -------------
Assets
  Cash and due from banks..... $  221,250 $ 11,121    $   --       $  232,371
  Federal funds sold..........     87,400   17,115        --          104,515
  Other short-term
   securities.................         55      --         --               55
  Securities available-for-
   sale.......................    483,090   47,734        --          530,824
  Securities held-to-maturity
   and other..................    468,239    6,606        --          474,845
  Total loans, net............  2,657,748  122,981        --        2,780,729
  Property, premises and
   equipment..................     33,043    1,496        --           34,539
  Interest receivable and
   other assets...............    155,434    5,773        500         161,707
                               ---------- --------    -------      ----------
    Total assets.............. $4,106,259 $212,826    $   500      $4,319,585
                               ========== ========    =======      ==========
Liabilities
  Total Deposits.............. $3,543,814 $172,721    $   --       $3,716,535
  Other borrowings............    133,500   22,537        --          156,037
  Other liabilities...........     59,177    1,191      3,300          63,668
  Trust Preferred Securities..     99,500      --         --           99,500
                               ---------- --------    -------      ----------
Total liabilities.............  3,835,991  196,449      3,300       4,035,740
                               ---------- --------    -------      ----------
Shareholders' equity..........    270,268   16,377     (2,800)        283,845
                               ---------- --------    -------      ----------
    Total liabilities and
     shareholders' equity..... $4,106,259 $212,826    $   500      $4,319,585
                               ========== ========    =======      ==========

--------

(1) The table above reflects all nonrecurring Greater Bay and Bank of Petaluma estimated merger-related costs as of June 30, 2000. The nonrecurring Greater Bay and Bank of Petaluma estimated merger-related costs are not included on the unaudited pro forma condensed combined statement of operations but are included on the unaudited pro forma condensed combined balance sheet as a reduction to shareholders' equity, net of a $1.7 million tax benefit. These costs will be charged to expense immediately following the consummation of the merger. These estimated merger-related costs are summarized below, in thousands:

                                                             Merger Costs
                                                       -------------------------
                                                       Greater Bank of
                                                         Bay   Petaluma Combined
                                                       ------- -------- --------
   Financial advisory................................. $   50   $  500   $  550
   Professional fees..................................    200      250      450
   Printing...........................................     50      100      150
   Other..............................................    850    2,500    3,350
                                                       ------   ------   ------
     Total............................................ $1,150   $3,350   $4,500
                                                       ======   ======   ======

         Unaudited Pro Forma Condensed Combined Statement of Operations

                  For the Six Months Ended June 30, 2000
               (In thousands, except per share and share amounts)

                                                                    Greater
                                                                   Bay & Bank
                                                                       of
                               Greater     Bank of                  Petaluma
                                 Bay      Petaluma  Adjustments(2)  Combined
                              ----------  --------- -------------- ----------
Interest on loans............ $  124,866  $   5,717                $  130,583
Interest on investment
 securities..................     27,131      1,669                    28,800
Other interest income........      7,845        147                     7,992
                              ----------  ---------    --------    ----------
  Total interest income......    159,842      7,533                   167,375
Interest on deposits.........     54,571      2,582                    57,153
Other interest expense.......      6,029        309                     6,338
                              ----------  ---------    --------    ----------
Net interest income..........     99,242      4,642                   103,884
Provision for loans losses...     13,746        190                    13,936
                              ----------  ---------    --------    ----------
Net interest income after
 provision for loan losses...     85,496      4,452                    89,948
Other income.................     25,318        575                    25,893
Operating expenses...........     52,641      3,207                    55,848
                              ----------  ---------    --------    ----------
Income before provision for
 income taxes and merger and
 other related nonrecurring
 costs and extraordinary
 items.......................     58,173      1,820                    59,993
Provision for income taxes...     22,577        562                    23,139
                              ----------  ---------    --------    ----------
Income before merger and
 other related nonrecurring
 costs, net of tax...........     35,596      1,258                    36,854
Merger and other related
 nonrecurring costs, net of
 tax.........................     (9,133)       --                     (9,133)
                              ----------  ---------    --------    ----------
  Net income................. $   26,463  $   1,258                $   27,721
                              ==========  =========    ========    ==========
Net income per share--
 basic(1).................... $     1.54  $    0.87                $     1.53
                              ==========  =========    ========    ==========
Average common shares
 outstanding................. 19,548,000  1,446,000    (455,000)   20,539,000
                              ==========  =========    ========    ==========
Net income per share--
 diluted(1).................. $     1.47  $    0.83                $     1.46
                              ==========  =========    ========    ==========
Average common and common
 equivalent shares
 outstanding................. 20,413,000  1,511,000    (476,000)   21,448,000
                              ==========  =========    ========    ==========

--------
(1) Before merger and other related nonrecurring costs and extraordinary items.
(2) Calculated as the historical Greater Bay weighted average shares plus the historical Bank of Petaluma weighted average shares adjusted for the assumed conversion ratio of 0.685.

         Unaudited Pro Forma Condensed Combined Statement of Operations

                  For the Six Months Ended June 30, 1999
               (In thousands, except per share and share amounts)

                                                                     Greater Bay
                                                                      & Bank of
                                 Greater     Bank of                  Petaluma
                                   Bay      Petaluma  Adjustments(2)  Combined
                                ----------  --------- -------------- -----------
Interest on loans.............  $   85,189  $   4,651                $   89,840
Interest on investment
 securities...................      18,315      1,961                    20,276
Other interest income.........       5,901         76                     5,977
                                ----------  ---------    --------    ----------
  Total interest income.......     109,405      6,688                   116,093
Interest on deposits..........      35,607      2,127                    37,734
Other interest expense........       4,862        298                     5,160
                                ----------  ---------    --------    ----------
Net interest income...........      68,936      4,263                    73,199
Provision for loans losses....       3,529        150                     3,679
                                ----------  ---------    --------    ----------
Net interest income after
 provision for loan losses....      65,407      4,113                    69,520
Other income..................      10,936        613                    11,549
Operating expenses............      45,367      3,103                    48,470
                                ----------  ---------    --------    ----------
Income before provision for
 income taxes and merger and
 other related nonrecurring
 costs and extraordinary items
 items........................      30,976      1,623                    32,599
Provision for income taxes....      11,868        545                    12,413
                                ----------  ---------    --------    ----------
Income before merger and other
 related nonrecurring costs
 and extraordinary items, net
 of tax.......................      19,108      1,078                    20,186
Merger and other related
 nonrecurring costs, net of
 tax..........................      (2,491)       --                     (2,491)
                                ----------  ---------    --------    ----------
Income before extraordinary
 items, net of tax............      16,617      1,078                    17,695
Extraordinary items, net of
 tax..........................         (88)       --                        (88)
                                ----------  ---------    --------    ----------
  Net income..................  $   16,529  $   1,078                $   17,607
                                ==========  =========    ========    ==========
Net income per share--
 basic(1).....................  $     1.02  $    0.76                $     1.02
                                ==========  =========    ========    ==========
Average common shares
 outstanding..................  18,123,000  1,417,000    (446,000)   19,094,000
                                ==========  =========    ========    ==========
Net income per share--
 diluted(1)...................  $     0.97  $    0.70                $     0.97
                                ==========  =========    ========    ==========
Average common and common
 equivalent shares
 outstanding..................  19,082,000  1,546,000    (487,000)   20,141,000
                                ==========  =========    ========    ==========

--------
(1)  Before merger and other related nonrecurring costs and extraordinary items
(2) Calculated as the historical Greater Bay weighted average shares plus the historical Bank of Petaluma weighted average shares adjusted for the assumed conversion ratio of 0.685.

         Unaudited Pro Forma Condensed Combined Statement of Operations

                      For the Year Ended December 31, 1999
               (In thousands, except per share and share amounts)

                                                                   Greater Bay
                                                                    & Bank of
                               Greater     Bank of                  Petaluma
                                 Bay      Petaluma  Adjustments(2)  Combined
                              ----------  --------- -------------- -----------
Interest on loans............ $  187,670  $   9,810                $  197,480
Interest on investment
 securities..................     39,803      3,746                    43,549
Other interest income........     14,231        117                    14,348
                              ----------  ---------    --------    ----------
    Total interest income....    241,704     13,673                   255,377
Interest on deposits.........     80,438      4,404                    84,842
Other interest expense.......      9,535        641                    10,176
                              ----------  ---------    --------    ----------
Net interest income..........    151,731      8,628                   160,359
Provision for loans losses...     13,739        300                    14,039
                              ----------  ---------    --------    ----------
Net interest income after
 provision for loan losses...    137,992      8,328                   146,320
Other income.................     41,784      1,195                    42,979
Operating expenses...........    106,878      6,196                   113,074
                              ----------  ---------    --------    ----------
Income before provision for
 income taxes and merger and
 other related nonrecurring
 costs and extraordinary
 items.......................     72,898      3,327                    76,225
Provision for income taxes...     24,444      1,023                    25,467
                              ----------  ---------    --------    ----------
Income before merger and
 other related nonrecurring
 costs and extraordinary
 items, net of tax...........     48,454      2,304                    50,758
Merger and other related
 nonrecurring costs, net of
 tax.........................     (6,486)       --                     (6,486)
                              ----------  ---------    --------    ----------
Income before extraordinary
 items.......................     41,968      2,304                    44,272
Extraordinary item...........        (88)       --                        (88)
                              ----------  ---------    --------    ----------
Net income................... $   41,880  $   2,304                $   44,184
                              ==========  =========                ==========
Net income per share--
 basic(1).................... $     2.40  $    1.61                $     2.40
                              ==========  =========    ========    ==========
Average common shares
 outstanding................. 18,304,000  1,428,000    (450,000)   19,282,000
                              ==========  =========    ========    ==========
Net income per share--
 diluted(1).................. $     2.27  $    1.55                $     2.27
                              ==========  =========    ========    ==========
Average common and common
 equivalent shares
 outstanding................. 19,298,000  1,491,000    (470,000)   20,319,000
                              ==========  =========    ========    ==========

--------
(1) Before merger and other related nonrecurring costs and extraordinary items.
(2) Calculated as the historical Greater Bay weighted average shares plus the historical Bank of Petaluma weighted average shares adjusted for the assumed conversion ratio of 0.685.

         Unaudited Pro Forma Condensed Combined Statement of Operations

                      For the Year Ended December 31, 1998
               (In thousands, except per share and share amounts)

                                                                 Greater Bayand
                            Greater     Bank of                 Bank of Petaluma
                              Bay      Petaluma  Adjustments(1)     Combined
                           ----------  --------- -------------- ----------------
Interest on loans........  $  146,398  $   9,145                   $  155,543
Interest on investment
 securities..............      32,372      3,426                       35,798
Other interest income....      13,674        173                       13,847
                           ----------  ---------    --------       ----------
  Total interest income..     192,444     12,744                      205,188
Interest on deposits.....      62,384      4,373                       66,757
Other interest expense...       9,420        564                        9,984
                           ----------  ---------    --------       ----------
Net interest income......     120,640      7,807                      128,447
Provision for loans
 losses..................       8,059        220                        8,279
                           ----------  ---------    --------       ----------
Net interest income after
 provision for loan
 losses..................     112,581      7,587                      120,168
Other income.............      20,755      1,186                       21,941
Operating expenses.......      81,901      5,645                       87,546
                           ----------  ---------    --------       ----------
Income before provision
 for income taxes and
 merger and other related
 nonrecurring costs and
 extraordinary items.....      51,435      3,128                       54,563
Provision for income
 taxes...................      18,092      1,012                       19,104
                           ----------  ---------    --------       ----------
  Net income before
   merger and other
   related nonrecurring
   costs, net of tax.....      33,343      2,116                       35,459
Merger and other related
 nonrecurring costs, net
 of tax..................      (1,674)        --                       (1,674)
                           ----------  ---------    --------       ----------
Net income...............  $   31,669  $   2,116                   $   33,785
                           ==========  =========    ========       ==========
Net income per share--
 basic(1)................  $     1.86  $    1.54                   $     1.88
                           ----------  ---------    --------       ----------
Average common shares
 outstanding.............  17,739,000  1,370,000    (432,000)      18,677,000
                           ----------  ---------    --------       ----------
Net income per share--
 diluted(1)..............  $     1.74  $    1.45                   $     1.76
                           ==========  =========    ========       ==========
Average common and common
 equivalent shares
 outstanding.............  18,981,000  1,464,000    (461,000)      19,984,000
                           ==========  =========    ========       ==========

--------
(1) Before merger and other related nonrecurring costs and extraordinary items
(2) Calculated as the historical Greater Bay weighted average shares plus the historical Bank of Petaluma weighted average shares adjusted for the assumed conversion ratio of 0.685.

         Unaudited Pro Forma Condensed Combined Statement of Operations

                      For the Year Ended December 31, 1997
               (In thousands, except per share and share amounts)

                                                                   Greater Bay
                                                                    & Bank of
                               Greater     Bank of                  Petaluma
                                 Bay      Petaluma  Adjustments(2)  Combined
                              ----------  --------- -------------- -----------
Interest on loans............ $  122,114  $   7,696                $  129,810
Interest on investment
 securities..................     21,014      3,019                    24,033
Other interest income........     11,863         77                    11,940
                              ----------  ---------    --------    ----------
  Total interest income......    154,991     10,792                   165,783
Interest on deposits.........     48,972      3,681                    52,653
Other interest expense.......      5,090        567                     5,657
                              ----------  ---------    --------    ----------
Net interest income..........    100,929      6,544                   107,473
Provision for loans losses...      8,791        340                     9,131
                              ----------  ---------    --------    ----------
Net interest income after
 provision for loan losses...     92,138      6,204                    98,342
Other income.................     18,295      1,047                    19,342
Operating expenses...........     69,515      5,049                    74,564
                              ----------  ---------    --------    ----------
Income before provision for
 income taxes and merger and
 other related nonrecurring
 costs and extraordinary
 items.......................     40,918      2,202                    43,120
Provision for income taxes...     14,917        726                    15,643
                              ----------  ---------    --------    ----------
Net income before merger and
 other related nonrecurring
 costs, net of tax...........     26,001      1,476                    27,477
Merger and other related
 nonrecurring costs,
 net of tax..................     (2,282)       --                     (2,282)
                              ----------  ---------    --------    ----------
Net income................... $   23,719  $   1,476                $   25,195
                              ==========  =========    ========    ==========
Net income per share--
 basic(1).................... $     1.43  $    1.14                $     1.44
                              ==========  =========                ==========
Average common shares
 outstanding................. 17,175,000  1,296,000    (408,000)   18,063,000
                              ==========  =========    ========    ==========
Net income per share--
 diluted(1).................. $     1.34  $    1.06                $     1.35
                              ==========  =========    ========    ==========
Average common and common
 equivalent shares
 outstanding................. 18,301,000  1,393,000    (439,000)   19,255,000
                              ==========  =========    ========    ==========

--------
(1) Before merger and other related nonrecurring costs and extraordinary items.
(2) Calculated as the historical Greater Bay weighted average shares plus the historical Bank of Petaluma weighted average shares adjusted for the assumed conversion ratio of 0.685.

                   MANAGEMENT OF GREATER BAY AFTER THE MERGER

   After completion of the merger, Daniel G. Libarle, the Chairman of the Board of Bank of Petaluma, will be appointed to the Board of Directors of Greater Bay. Mr. Libarle has served as a director of Bank of Petaluma since 1987. He is the President of Lace House Linen, Inc., a linen retail company.

   Information concerning the directors and executive officers of Greater Bay is contained in Greater Bay's Annual Report on Form 10-K for the year ended December 31, 1999, which is incorporated by reference in this document.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the beneficial ownership of Bank of Petaluma common stock as of July 18, 2000 by: (i) each person known by Bank of Petaluma to beneficially own more than 5% of the outstanding shares of Bank of Petaluma, (ii) each of its directors, (iii) each of its executive officers; and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person or entity named below has an address c/o Bank of Petaluma's principal executive offices and has sole voting and investment power with respect to all shares of Bank of Petaluma common stock shown as beneficially owned by such person or entity, except to the extent authority is shared by spouses under applicable law.

                                            Shares Beneficially Owned(1)
                                            ---------------------------------
                                                Number             Percent
                                              of Shares           of Class
                                            ---------------     -------------
      Walter E. Bragdon...................            59,374(2)           4.05%
      Max F. Cerini.......................            40,146(3)           2.74
      John H. Dado........................            22,000(3)           1.50
      Robert W. Giacomini.................            47,243(4)           3.23
      Henry C. Hansel.....................            48,154(5)           3.29
      Max K. Herzog.......................            48,312(6)           3.30
      John J. King, Jr....................            44,618(3)           3.05
      Daniel G. Libarle...................            54,814(3)           3.74
      James E. McCaffrey..................            35,423(3)           2.42
      William H. McDevitt, Jr.............            33,976(7)           2.32
      William J. McDowell.................            16,502(3)           1.13
      Arlene A. Brians....................            15,716(8)           1.07
      Dennis Kelley.......................               -0-               -0-
      David E. Schmidt....................            33,452(8)           2.28
                                             ---------------     -------------
      All directors and executive officers
       of Bank of Petaluma as a group (14
       persons)...........................           499,730(9)          31.41%

--------
(1) This table is based upon information supplied by officers, directors and principal shareholders. Unless otherwise indicated, each person named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such person, subject to community property laws where applicable.
(2) Includes 11,574 shares subject to options exercisable within 60 days; 7,892 shares held by Mr. Bragdon's Individual Retirement Account over which Mr. Bragdon has sole voting and investment power; and 560 shares held as trustee.
(3)  Includes 10,000 shares subject to options exercisable within 60 days.
(4) Includes 10,000 shares subject to options exercisable within 60 days; 24,440 shares owned by the Robert Giacomini Dairy, Inc., Profit Sharing Plan over which Mr. Giacomini has voting and investment power; 3,212 shares owned by Mr. Giacomini's wife; and 15 shares held by Mr. Giacomini as trustee.
(5) Includes 10,000 shares subject to options exercisable within 60 days and 3,468 shares held by Mr. Hansel as trustee for his two children.
(6) Includes 10,000 shares subject to options exercisable within 60 days and 13,730 shares held by Mr. Herzog as trustee.
(7) Includes 10,000 shares subject to options exercisable within 60 days; 19,910 shares owned by the McDevitt & McDevitt Profit Sharing Trust, of which Mr. McDevitt is trustee and beneficiary; 3,562 shares held by Mr. McDevitt's Individual Retirement Account over which Mr. McDevitt has sole voting and investment power; and 504 shares held by Mr. McDevitt as trustee for his daughters.

(8)  Includes 12,194 shares subject to options exercisable within 60 days.
(9)  Includes 135,962 shares subject to options exercisable within 60 days.

                                    EXPERTS

   The supplemental consolidated balance sheets as of December 31, 1999 and 1998 of Greater Bay and the supplemental consolidated statements of operations, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999, included in Greater Bay's Current Report on Form 8-K filed with the SEC on July 26, 2000, incorporated by reference in this proxy statement/prospectus, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

   The balance sheets as of December 31, 1999 and 1998 of Bank of Petaluma and the statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999 attached to this document have been audited by Richardson & Company, independent certified public accountants, as stated in their report, which is included herein. These statements have been included in reliance upon the report of Richardson & Company given upon their authority as experts in accounting and auditing.

   Representatives of Richardson & Company are expected to be present at the special meeting. These representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                 LEGAL MATTERS

   The validity of the shares of Greater Bay common stock to be issued pursuant to the terms of the merger agreement will be passed upon for Greater Bay by Linda M. Iannone, Senior Vice President and General Counsel of Greater Bay. As of the date of this document, Ms. Iannone owned 443 shares of Greater Bay common stock and held options to purchase 23,900 shares of Greater Bay common stock. Certain legal matters in connection with the federal income tax consequences of the merger will be passed upon for Greater Bay by Manatt, Phelps & Phillips, LLP, Los Angeles, California.

                      WHERE YOU CAN FIND MORE INFORMATION

   Greater Bay files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Bank of Petaluma files similar reports with the FDIC.

   You may read and copy any reports, statements or other information that Greater Bay files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Greater Bay's public submissions are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Commission at "http:// www.sec.gov."

   You may read and copy any reports, statements or other information that Bank of Petaluma files at the FDIC's public reference room in Washington D.C.
Please call the FDIC's Registration, Disclosure and Securities Operations Unit at (202) 898-8913 for further information. You may also send a fax to the FDIC at (202) 898-3909. Bank of Petaluma public filings are also available by calling Patricia A. Wasik, Corporate Secretary, at (707) 769-7610.

   Greater Bay has filed a registration statement (Registration No. 333-40238) to register with the SEC the shares of Greater Bay common stock to be issued to Bank of Petaluma shareholders in the merger. This document is a part of the registration statement and constitutes a prospectus of Greater Bay and a proxy statement of Bank of Petaluma for its special meeting.

   As allowed by SEC rules, this document does not contain all the information that shareholders can find in the registration statement or the exhibits to the registration statement.

   The SEC allows Greater Bay and Bank of Petaluma to "incorporate by reference" information into this document, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the documents set forth below that Greater Bay and Bank of Petaluma previously filed with the SEC or the FDIC, respectively. These documents contain important business information about Greater Bay and Bank of Petaluma and their respective financial condition that is not included or delivered with this document.

   Each of the documents previously filed by Bank of Petaluma with the FDIC that is incorporated by reference is included as an Annex to this proxy statement/prospectus or as an exhibit to the registration statement. This proxy statement/prospectus is accompanied by a copy of Bank of Petaluma's Annual Report on Form 10-KSB, as amended by Form 10-KSB/A filed with the FDIC on June 23, 2000, for the year ended December 31, 1999 which is attached hereto as Annex D and Quarterly Report on Form 10-QSB for the period ended June 30, 2000 which is attached hereto as Annex E.

                                                              Period
                                                              ------
 Greater Bay Commission Filings (File No. 0-
  25034)

 Annual Report on Form 10-K, except for Part II,
  Items 6, 7, 7A and 8 .......................... Year ended December 31, 1999

 Quarterly Reports on Form 10-Q, except for Part  Periods ended March 31, 2000
  I, Items 1, 2 and 3............................ and June 30, 2000

 Current Reports on Form 8-K..................... February 1, 2000, February 3,
                                                  2000, February 4, 2000, March
                                                  22, 2000, March 24, 2000,
                                                  March 31, 2000,
                                                  April 6, 2000, April 20, 2000
                                                  May 18, 2000, May 18, 2000,
                                                  July 13, 2000 July 24, 2000,
                                                  July 26, 2000 and August 7,
                                                  2000
                                                              Period
                                                              ------
 Bank of Petaluma FDIC Filings

 Annual Report on Form 10-KSB, as amended by
  Form 10-KSB/A.................................. Year ended December 31, 1999

 Quarterly Report on Form 10-QSB................. Periods ended March 31, 2000 and June 30, 2000

 Current Report on Form 8-K...................... March 23, 2000

   All documents which Greater Bay files with the SEC between the date of this proxy statement/prospectus and the date of the special shareholders' meeting are incorporated into this proxy statement/prospectus by reference and made a part of this document from the date of the filing of such documents. These additional documents include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

   Greater Bay has supplied all information contained or incorporated by reference in this document relating to Greater Bay, and Bank of Petaluma has supplied all such information relating to Bank of Petaluma.

   Shareholders may obtain documents incorporated by reference through Greater Bay or Bank of Petaluma or, with respect to Greater Bay, through the SEC or the SEC's Internet World Wide Web site described above, or with respect to Bank of Petaluma, the FDIC. Documents incorporated by reference are available without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following:

   GREATER BAY BANCORP          BANK OF PETALUMA
   2860 W. Bayshore Road        1360 Redwood Way
   Palo Alto, California 94303  Petaluma, California 94954
   Telephone: (650) 614-5733    Telephone: (707) 769-7610
   Attention: Carleen Maniglia  Attention: Patricia A. Wasik

   If you would like to request documents, please do so at least five business days before the date of the Bank of Petaluma special meeting (by September 6, 2000) in order to receive timely delivery of such documents before the meeting.

   You should rely only on the information contained or incorporated by reference in this document to vote your shares at the meeting. Greater Bay and Bank of Petaluma have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated August 8, 2000. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to shareholders nor the issuance of Greater Bay common stock in the merger creates any implication to the contrary.

                  A WARNING ABOUT FORWARD-LOOKING INFORMATION

   Greater Bay Bancorp and Bank of Petaluma have each made forward-looking statements in this document and in certain documents that we refer to in this document that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the respective company's management, and on information currently available to such management. Forward-looking statements include the information concerning possible or assumed future results of operations of Greater Bay and/or Bank of Petaluma set forth under "Questions and Answers About the Merger," "Summary," "The Merger--Background of and Reasons for the Merger," "The Merger--Opinion of Financial Advisor," and "Unaudited Pro Forma Condensed Combined Financial Information," and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

   In particular, we have made statements in this document regarding expected cost savings from the merger, the anticipated accretive effect of the merger and Greater Bay's anticipated performance in future periods. With respect to estimated cost savings, Greater Bay has made assumptions regarding the extent of operational overlap between Greater Bay and Bank of Petaluma, the amount of general and administrative expense consolidation, costs relating to converting Bank of Petaluma's bank operations and data processing to Greater Bay's systems, the size of anticipated reductions in fixed labor costs, the amount of severance expenses, the extent of the charges that may be necessary to align the companies' respective accounting policies and the costs related to the merger. The realization of the expected cost savings are subject to the risk that the foregoing assumptions are inaccurate.

   Moreover, any statements in this document regarding the anticipated accretive effect of the merger and Greater Bay's anticipated performance in future periods are subject to risks relating to the following:

  . expected cost savings from the merger may not be fully realized or realized within the expected time-frame;

  . revenues following the merger may be lower than expected, or deposit attrition, operating costs or customer loss and business disruption following the merger may be greater than expected;

  . competitive pressures among depository and other financial institutions may increase significantly;

  . costs of difficulties related to the integration of the businesses of Greater Bay and Bank of Petaluma may be greater than expected;

  . changes in the interest rate environment may reduce margins;

  . general economic or business conditions, either nationally or in California, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

  . legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which Greater Bay and Bank of Petaluma are engaged;

  . changes may occur in the securities markets; and

  . competitors of Greater Bay and Bank of Petaluma may have greater financial resources to develop products that enable such competitors to compete more successfully than Greater Bay and Bank of Petaluma.

   Management of Greater Bay believes these forward-looking statements are reasonable; however, undue reliance should not be placed on such forward-looking statements, which are based on current expectations.

   Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Greater Bay following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Greater Bay's and Bank of Petaluma's ability to control or predict. For those statements, Greater Bay and Bank of Petaluma claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                                                                         ANNEX A
                      Agreement and Plan of Reorganization
                                  by and among
              Greater Bay Bancorp, Bank of Petaluma and DKSS Corp.

                              Dated March 21, 2000

                     AGREEMENT AND PLAN OF REORGANIZATION
                     ------------------------------------

     THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made and entered into as of the 21st day of March, 2000, by and among GREATER BAY BANCORP, a California corporation ("GBB"), DKSS CORP., a California corporation and wholly owned subsidiary of GBB ("Newco") and Bank of Petaluma, a California corporation ("BOP").

     WHEREAS, the Boards of Directors of GBB, Newco and BOP deem advisable and in the best interests of their respective shareholders the merger of Newco with and into BOP (the "Merger") upon the terms and conditions set forth herein and in accordance with the California General Corporation Law (the "CGCL") (BOP, following the effectiveness of the Merger, being hereinafter sometimes referred to as the "Surviving Corporation");

     WHEREAS, the Boards of Directors of GBB, Newco and BOP have approved the Merger pursuant to this Agreement and the Agreement of Merger by and between Newco and BOP (the "Agreement of Merger"), in substantially the form of Exhibit
                                                                        -------
A attached hereto, pursuant to which Newco will merge with and into BOP and each
-
outstanding share of BOP common stock, no par value ("BOP Stock"), excluding any BOP Perfected Dissenting Shares (as defined below), will be converted into the right to receive a specified amount of GBB common stock, no par value ("GBB Stock"), upon the terms and subject to the conditions set forth herein; and

     WHEREAS, the Merger is intended to qualify as a tax-free reorganization within the meaning of the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, on the basis of the foregoing recitals and in consideration of the mutual covenants, agreements, representations and warranties contained herein, the parties hereto do covenant and agree as follows:


                                  ARTICLE 1.

                                  DEFINITIONS
                                  -----------

     Except as otherwise expressly provided for in this Agreement, or unless the context otherwise requires, as used throughout this Agreement the following terms shall have the respective meanings specified below:

     "Affiliate" of, or a person "Affiliated" with, a specific person(s) is a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person(s) specified.

     "Affiliated Group" means, with respect to any entity, a group of entities required or permitted to file consolidated, combined or unitary Tax Returns (as defined herein).

     "Agreement of Merger" has the meaning set forth in the second recital of this Agreement.

     "Average Closing Price" means the average of the daily closing price of a share of GBB Stock reported on the Nasdaq National Market System during the 20 consecutive trading days ending at the end of the third trading day immediately preceding the Effective Time of the Merger (as defined herein).

     "BAB" means Bay Area Bank, a California state chartered bank and wholly owned subsidiary of GBB.

     "BBC" means Bay Bank of Commerce, a California state chartered bank and wholly owned subsidiary of GBB.

     "Banks" means BAB, BBC, CNB, GGB, MDNB, MPB and PBC.

     "Benefit Arrangements" has the meaning set forth in Section 4.20(b).

     "BHC Act" means the Bank Holding Company Act of 1956, as amended.

     "BOP 401(k) Plan" means the BOP Profit Sharing and Salary Deferral 401(k) Plan.

     "BOP Conflicts and Consents List" has the meaning set forth in Section 4.6.

     "BOP Contract List" has the meaning set forth in Section 4.16.

     "BOP Derivatives List" has the meaning set forth in Section 4.32.

     "BOP Dissenting Shares" means any shares of BOP Stock held by "dissenting shareholders" within the meaning of Chapter 13 of the CGCL.

     "BOP Employee Plan List" has the meaning set forth in Section 4.20.

     "BOP Environmental Compliance List" has the meaning set forth in Section 4.12(b).

     "BOP Filings" has the meaning set forth in Section 4.5.

     "BOP Filings List" has the meaning set forth in Section 4.5.

     "BOP Fully Diluted Book Value" means the total stockholders' equity of BOP as reflected on the financial statements to be provided by BOP to GBB pursuant to Section 11.14, as adjusted (a) to eliminate all amounts paid in connection with the exercise of any BOP Stock Options (as defined herein) since December 31, 1999, (b) to eliminate any amount related to accumulated other comprehensive income, (c) to deduct any dividends to be paid pursuant to Section 6.1(b) hereof after the date of such financial statements and (d) to eliminate amounts paid or accrued for Merger-related expenses, including but not limited to, legal, accounting and financial advisory fees.

     "BOP Indemnification List" has the meaning set forth in Section 4.30.

     "BOP Insurance List" has the meaning set forth in Section 4.7.

     "BOP Intellectual Property List" has the set forth in Section 4.35.

     "BOP Investment Securities List" has the meaning set forth in Section 4.26.

     "BOP List" means any list required to be furnished by BOP to GBB herewith.

     "BOP Litigation List" has the meaning set forth in Section 4.10.

     "BOP Loan List" has the meaning set forth in Section 4.25.

     "BOP Offices List" has the meaning set forth in Section 4.23.

     "BOP Operating Losses List" has the meaning set forth in Section 4.24.

     "BOP Perfected Dissenting Shares" means BOP Dissenting Shares which the holders thereof have not withdrawn or caused to lose their status as BOP Dissenting Shares.

     "BOP Personal Property List" has the meaning set forth in Section 4.8.

     "BOP Real Property List" has the meaning set forth in Section 4.9.

     "BOP Shareholders' Meeting" means the meeting of BOP's shareholders referred to in Section 6.6.

     "BOP Stock" has the meaning set forth in the second recital of this Agreement.

     "BOP Stock Option" means any option issued pursuant to the BOP Stock Option Plan.

     "BOP Stock Option Plan" means the BOP 1997 Stock Option Plan.

     "BOP Supplied Information" has the meaning set forth in Section 4.34.

     "BOP Tax List" has the meaning set forth in Section 4.11.

     "BOP Undisclosed Liabilities List" has the meaning set forth in Section
4.19.

     "Business Day" means any day other than a Saturday, Sunday or day on which a bank chartered under the laws of the State of California is closed.

     "Certificates" has the meaning set forth in Section 2.5(b).

     "CFC" means the California Financial Code.

     "CGCL" has the meaning set forth in the first recital of this Agreement.

     "Classified Credits" has the meaning set forth in Section 6.7.

     "Closing" means the consummation of the Merger provided for in Article 2 of this Agreement on the Closing Date (as defined herein) at the offices of Greater Bay Bancorp, 400 Emerson Street, Palo Alto, California, or at such other place as the parties may agree upon.

     "Closing Date" means the date which is the first Friday which follows the last to occur of (i) the approval of this Agreement and the transactions contemplated hereby by the shareholders of BOP, (ii) the receipt of all permits, authorizations, approvals and consents specified in Section 9.3 hereof, (iii) the expiration of all applicable waiting periods under the law, (iv) the expiration of the 30 day period following the mailing by BOP to its shareholders of a notice of approval of the Merger by the outstanding shares pursuant to
Section 1301 of the CGCL, or such other date as the parties may agree upon. Notwithstanding the foregoing, if in the good faith judgment of GBB the Closing would (a) interfere with or affect any financing, acquisition or other significant transaction being contemplated by GBB, whether or not a final determination has been made to undertake such transaction, or (b) GBB has a bona fide business purpose for delaying the Closing, GBB will have the right to delay the Closing for a period of not more than 60 Business Days from the date which would otherwise be the Closing Date as determined by the first sentence of this paragraph, except that in no event shall the Closing Date occur after October 15, 2000, unless the parties hereto shall otherwise mutually agree.

     "CNB" means Cupertino National Bank, a national banking association and wholly owned subsidiary of GBB.

     "Code" has the meaning set forth in the fourth recital of this Agreement.

     "Commissioner" means the Commissioner of the Department of Financial Institutions of the State of California.

     "Competing Transaction" has the meaning set forth in Section 6.1(n).

     "Conversion Ratio" has the meaning set forth in Section 2.2(a).

     "Covered Person" has the meaning set forth in Section 4.30.

     "Dain Rauscher Agreement" means the letter agreement between GBB and Dain Rauscher Wessels Equity Capital Markets, a division of Dain Rauscher Incorporated, dated March 20, 2000.

     "DFI" means the Department of Financial Institutions of the State of California.

     "Effective Time of the Merger" means the date upon which the Merger is consummated and the Agreement of Merger is filed with the Secretary of State of the State of California.

     "Employee Plans" has the meaning set forth in Section 4.20(a).

     "Encumbrance" shall mean any option, pledge, security interest, lien, charge, encumbrance or restriction (whether on voting or disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.

     "Environmental Regulations" has the meaning set forth in Section 4.12(b).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliates" has the meaning set forth in Section 4.20(a).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" means Norwest Bank Minnesota, N.A.

     "Exchange Fund" has the meaning set forth in Section 2.5(a) hereof.

     "FDIC" means the Federal Deposit Insurance Corporation.

     "Financial Statements of BOP" means the audited financial statements of BOP consisting of the balance sheets as of December 31, 1997, 1998 and 1999, the related statements of income, stockholders' equity and cash flows for the years then ended and related notes thereto and related opinions thereon for the years then ended.

     "Financial Statements of GBB" means the audited consolidated financial statements of GBB consisting of the consolidated balance sheets as of December 31, 1997, 1998 and 1999, the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended and the related notes thereto and related opinions thereon for the years then ended.

     "FRB" means the Board of Governors of the Federal Reserve System.

     "GBB 401(k) Plan" means the Greater Bay Bancorp 401(k) Profit Sharing Plan.

     "GBB Acquisition Transaction" has the meaning set forth in Section
2.2(a)(v).

     "GBB Conflicts and Consents List" has the meaning set forth in Section 5.5.

     "GBB Filings" has the meaning set forth in Section 5.4.

     "GBB Stock" has the meaning set forth in the second recital of this Agreement.

     "GBB Stock Option Plan" means the Greater Bay Bancorp 1996 Stock Option Plan, as amended.

     "GBB Subsidiaries" means Newco, the Banks, GBB Merger Corp., Pacific Business Funding Corporation and Peninsula Real Estate Corporation.

     "GBB Supplied Information" has the meaning set forth in Section 5.14.

     "GGB" means Golden Gate Bank, a California state chartered bank and wholly owned subsidiary of GBB.

     "Governmental Entity" shall mean any court or tribunal in any jurisdiction or any United States federal, state, municipal, domestic, foreign or other administrative authority or instrumentality.

     "Hazardous Materials" has the meaning set forth in Section 4.12(b).

     "Hoefer Agreement" means the letter agreement between BOP and Hoefer & Arnett Incorporated dated February 4, 2000.

     "Immediate Family" means a person's spouse, parents, in-laws, children and siblings.

     "Investment Security" means any equity security or debt security as defined in Statement of Financial Accounting Standards No. 115.

     "IRS" means the Internal Revenue Service.

     "MDNB" means Mt. Diablo National Bank, a national banking association and wholly-owned subsidiary of GBB.

     "MPB" means Mid-Peninsula Bank, a California state chartered bank and wholly-owned subsidiary of GBB.

     "Operating Loss" has the meaning set forth in Section 4.24.

     "PBC" means Peninsula Bank of Commerce, a California state chartered bank and wholly owned subsidiary of GBB.

     "Person" means any individual, corporation, association, partnership, limited liability company, trust, joint venture, other entity, unincorporated body, government or governmental department or agency.

     "Proxy Statement and Prospectus" means the Proxy Statement and Prospectus that is included as part of the Registration Statement on Form S-4 (as defined herein) and used to solicit proxies for the BOP Shareholders' Meeting and to offer and sell the shares of GBB Stock to be issued in connection with the Merger.

     "PwC" means PricewaterhouseCoopers LLP, GBB's independent public accountants.

     "Related Group of Persons" means Affiliates, members of an Immediate Family or Persons the obligations of whom would be attributed to another Person pursuant to the regulations promulgated by the SEC (as defined herein).

     "Registration Statement on Form S-4" means the Registration Statement on Form S-4, and such amendments thereto, that is filed with the SEC to register the shares of GBB Stock to be issued in the Merger under the Securities Act and to clear use of the Proxy Statement and Prospectus in connection with the BOP Shareholders' Meeting pursuant to the regulations promulgated under the Exchange Act.

     "Richardson" means Richardson & Company, BOP's independent public accountants.

     "Scheduled Contracts" has the meaning set forth in Section 4.16.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Surviving Corporation" has the meaning set forth in the first recital of this Agreement.

     "Tanks" has the meaning set forth in Section 4.12(b).

     "Tax Returns" means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

     "Taxes" means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, corporation and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever; (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i); and (iii) any transferred liability in respect of any items described in clauses (i) and/or (ii).

     "Top Up Option" means, in the event that the Average Closing Price is less than $38.97, the right of GBB to elect to issue that number of shares of GBB Stock equal to the quotient obtained by dividing $25.97 by the Average Closing Price.

     "Understanding" means any contract, agreement, understanding, commitment or offer, whether oral or written, which may become a binding obligation if accepted by another Person.

                                  ARTICLE 2.

                                TERMS OF MERGER
                                ---------------

     2.1. Effect of Merger and Surviving Corporation.  At the Effective Time of
          ------------------------------------------
the Merger, Newco will be merged with and into BOP pursuant to the terms, conditions and provisions of the Agreement of Merger and in accordance with the applicable provisions of the CGCL. By virtue of the Merger, all the rights, privileges, powers and franchises and all property and assets of every kind and description of Newco and BOP shall be vested in and be held and enjoyed by the Surviving Corporation, without further act or deed, and all the interests of every kind of Newco and BOP, including all debts due to either of them on whatever account, shall be the property of the Surviving Corporation as they were of Newco and BOP and the title to any interest in real property and any interest in personal property vested by deed or otherwise in either Newco or BOP shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of Newco and BOP shall be preserved unimpaired and all debts, liabilities and duties of Newco and BOP shall be debts, liabilities and duties of the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     2.2. Stock of BOP.  Subject to Section 2.4, each share of BOP Stock issued
          ------------
and outstanding immediately prior to the Effective Time of the Merger shall, without any further action on the part of BOP or the holders of such shares, be treated on the basis set forth herein.

          (a)    Conversion of BOP Stock.  At the Effective Time of the Merger,
                 -----------------------
pursuant to the Agreement of Merger, each outstanding share of BOP Stock excluding any BOP Perfected Dissenting Shares shall, without any further action on the part of BOP or the holders of any such shares, be automatically canceled and cease to be an issued and outstanding share of BOP Stock and be converted into shares of GBB Stock (the "Conversion Ratio") as follows:

          (i) If the Average Closing Price is greater than or equal to $37.91 or less than or equal to $46.34, 0.6850 shares of GBB Stock;

          (ii) If the Average Closing Price is greater than $46.34, a number of shares of GBB Stock equal to the quotient obtained by dividing (x) $31.74 plus the product of .3333 times the difference between the Average Closing Price and $46.34, by (y) the Average Closing Price; or

          (iii) If the Average Closing Price is less than $37.91, GBB may, but shall not be required to, elect the Top Up Option. GBB shall notify BOP in writing, within one Business Day from the date of calculation of the Average Closing Price, whether GBB will elect the Top Up Option. If GBB does not elect the Top Up Option, BOP may terminate the Agreement pursuant to Section 13.1(l) within one Business Day from the date of receipt of written notice from GBB of its decision not to elect the Top Up Option. If BOP does not give GBB written notice of its decision to so terminate the Agreement within such one Business Day period, the Conversion Ratio will be 0.6850 shares of GBB Stock. If GBB elects the Top Up Option, the

Conversion Ratio will equal that number of shares of GBB Stock equal to the quotient obtained by dividing $25.97 by the Average Closing Price.

          (iv) In the event that, prior to the Closing Date, GBB publicly announces the signing of a definitive agreement with a third party with respect to a business combination, tender offer or similar transaction which if consummated would result in the GBB shareholders as of the date of such announcement owning less than 51% of the outstanding shares of common stock of the surviving corporation, the price to be paid to GBB shareholders in such transaction would exceed $46.34 and such transaction is not terminated or abandoned prior to the Closing Date (a "GBB Acquisition Transaction"), the Conversion Ratio shall be 0.6850 shares of GBB Stock. If such GBB Acquisition Transaction is terminated or abandoned during the period for determining the Average Closing Price, GBB can elect to either set the Conversion Ratio at
0.6850 shares of GBB Stock or unilaterally delay the Closing Date to a date which is 25 trading days after the date of the public announcement of the termination or abandonment of such GBB Acquisition Transaction. To preserve the rights of holders of shares of BOP Stock pursuant to this Section 2.2(a)(iv), GBB and BOP agree to coordinate the closing of any GBB Acquisition Transaction with the Closing and to cooperate with such third party in otherwise accomplishing the purpose hereof.

          (b)    BOP Perfected Dissenting Shares.  BOP Perfected Dissenting
                 -------------------------------
Shares shall not be converted into shares of GBB Stock, but shall, after the Effective Time of the Merger, be entitled only to such rights as are granted them by Chapter 13 of the CGCL. Each dissenting shareholder who is entitled to payment for his shares of BOP Stock shall receive such payment in an amount as determined pursuant to Chapter 13 of the CGCL.

          (c)    Dividends, Etc.  If, prior to the Effective Time of the Merger,
                 --------------
GBB shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the GBB Stock, or make a distribution on the GBB Stock in any security convertible into GBB Stock, with a record date prior to the Effective Time of the Merger, appropriate adjustment or adjustments will be made to the Conversion Ratio.

     2.3. Effect on GBB Stock.  At the Effective Time of the Merger, each
          -------------------
outstanding share of GBB Stock shall remain an outstanding share of GBB Stock and shall not be converted or otherwise affected by the Merger.

     2.4. Fractional Shares.  No fractional shares of GBB Stock shall be issued
          -----------------
in the Merger. In lieu thereof, each holder of BOP Stock who would otherwise be entitled to receive a fractional share shall receive an amount in cash equal to the product (calculated to the nearest cent) obtained by multiplying (a) the closing price of GBB Stock reported on the Nasdaq National Market System on the Business Day immediately preceding the Closing Date times (b) the fraction of the share of GBB Stock to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fraction.

     2.5  Exchange Procedures.
          -------------------

          (a) As of the Effective Time of the Merger, GBB shall have deposited with the Exchange Agent for the benefit of the holders of shares of BOP Stock, for exchange in accordance with this Section 2.5 through the Exchange Agent, certificates representing the shares of GBB Stock issuable pursuant to Section
2.2 in exchange for shares of BOP Stock outstanding immediately prior to the Effective Time of the Merger, and funds in an amount not less than the amount of cash payable in lieu of fractional shares of GBB Stock which would otherwise be issuable in connection with Section 2.2 hereof but for the operation of Section
2.4 of this Agreement (collectively, the "Exchange Fund").

          (b) GBB shall direct the Exchange Agent to mail, promptly after the Effective Time of the Merger, to each holder of record of a certificate or certificates which immediately prior to the Effective Time of the Merger represented outstanding shares of BOP Stock (the "Certificates") whose shares were converted into the right to receive shares of GBB Stock pursuant to Section
2.2 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as GBB and BOP may reasonably specify), and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of GBB Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by GBB, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of GBB Stock and cash in lieu of fractional shares which such holder has the right to receive pursuant to Sections 2.2 and 2.4 hereof, and the Certificate so surrendered shall forthwith be canceled. In the event a certificate is surrendered representing BOP Stock, the transfer of ownership of which is not registered in the transfer records of BOP, a certificate representing the proper number of shares of GBB Stock may be issued to a transferee if the Certificate representing such BOP Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.5, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the certificate representing shares of GBB Stock and cash in lieu of any fractional shares of stock as contemplated by this Section 2.5. Notwithstanding anything to the contrary set forth herein, if any holder of shares of BOP should be unable to surrender the Certificates for such shares, because they have been lost or destroyed, such holder may deliver in lieu thereof a bond in form and substance and with surety reasonably satisfactory to GBB and shall be entitled to receive the certificate representing the proper number of shares of GBB Stock and cash in lieu of fractional shares in accordance with Sections 2.2 and 2.4 hereof.

          (c) No dividends or other distributions declared or made with respect to GBB Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of GBB Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.4 until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of GBB Stock issued in exchange thereof, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of GBB Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of GBB Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of GBB Stock.

          (d) All shares of GBB Stock issued upon the surrender for exchange of BOP Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.4) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of BOP Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of BOP Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to GBB for any reason, they shall be canceled and exchanged as provided in this Agreement.

          (e) Any portion of the Exchange Fund which remains undistributed to the shareholders of BOP following the passage of six months after the Effective Time of the Merger shall be delivered to GBB, upon demand, and any shareholders of BOP who have not theretofore complied with this Section 2.5 shall thereafter look only to GBB for payment of their claim for GBB Stock, any cash in lieu of fractional shares of GBB Stock and any dividends or distributions with respect to GBB Stock.

          (f) Neither GBB, Newco nor BOP shall be liable to any holder of shares of BOP Stock for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (g) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of GBB Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of GBB Stock for the account of the Persons entitled thereto.

          (h) Certificates surrendered for exchange by any Person constituting an "Affiliate" of BOP for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing whole shares of GBB Stock until GBB has received a written agreement from such person as provided in Section 6.9.

     2.6. Directors of Surviving Corporation.  Immediately after the Effective
          -----------------------------------
Time of the Merger, the Board of Directors of the Surviving Corporation shall be comprised of the persons serving as directors of BOP immediately prior to the Effective Time of the Merger and David L. Kalkbrenner, or such other person designated by GBB and reasonably acceptable to BOP. Immediately after the Effective Time of the Merger, the Board of Directors of GBB shall be comprised of the persons serving as directors of GBB immediately prior to the Effective Time of the Merger and one member of BOP's Board of Directors designated by BOP and reasonably acceptable to GBB (to be designated as a Class II director with a term expiring in 2002). Such persons shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. During the six month period following the Effective Time of the Merger, the BOP Board of Directors shall continue to meet on a monthly basis and receive its current director fees of $600.00 per monthly meeting attended and $125.00 per committee meeting attended. Commencing with the first calendar quarter after such six month period, the BOP Board of Directors will meet on a quarterly basis and the BOP director fees will be revised to equal the amount of director fees paid to members of the Boards of Directors of the Banks.

     2.7  Executive Officers of Surviving Corporation.  Immediately after the
          --------------------------------------------
Effective Time of the Merger, the executive officers of the Surviving Corporation shall be comprised of the persons serving as executive officers of BOP immediately prior to the Effective Time of the Merger. Such persons shall serve until the earlier of their resignation or termination.

                                  ARTICLE 3.

                                  THE CLOSING
                                  -----------

     3.1. Closing Date.  The Closing shall take place on the Closing Date.
          ------------

     3.2. Execution of Agreements.  As soon as practicable after execution of
          -----------------------
this Agreement, the Agreement of Merger together with all other agreements necessary to consummate the transactions described herein shall be executed by the parties thereto. On the Closing Date, the Agreement of Merger, together with all requisite certificates, shall be duly filed with the Secretary of State of the State of California as required by applicable law and regulations.

     3.3  Further Assurances.  At the Closing, the parties hereto shall deliver,
          ------------------
or cause to be delivered, such documents or certificates as may be necessary in the reasonable opinion of counsel for any of the parties, to effectuate the transactions contemplated by this Agreement. From and after the Effective Time of the Merger, each of the parties hereto covenants and agrees, without the necessity of any further consideration whatsoever, to execute, acknowledge and deliver any and all other documents and instruments and take any and all such other action as may be reasonably necessary or desirable to more effectively carry out the intent and purpose of this Agreement and the Agreement of Merger.

                                  ARTICLE 4.

                     REPRESENTATIONS AND WARRANTIES OF BOP
                     -------------------------------------

          BOP represents and warrants to GBB as follows:

     4.1. Incorporation, Standing and Power.  BOP is a California state
          ---------------------------------
chartered bank duly organized, validly existing and in good standing under the laws of the State of California and is authorized by the DFI to conduct a general banking business. BOP's deposits are insured by the FDIC in the manner and to the fullest extent provided by law. BOP has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Neither the scope of the business of BOP nor the location of any of its properties requires that BOP be licensed to do business in any jurisdiction other than the State of California where the failure to be so licensed would, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of BOP. BOP has delivered to GBB true and correct copies of its Articles of Incorporation and Bylaws, as amended, and in effect as of the date hereof.

     4.2. Capitalization.   As of the date of this Agreement, the authorized
          --------------
capital stock of BOP consists of 20,000,000 shares of BOP Stock, of which 1,444,797 shares are outstanding as of March 10, 2000, and 5,000,000 shares of preferred stock, none of which is outstanding. All of the outstanding shares of BOP Stock are duly authorized, validly issued, fully paid and nonassessable. Except for BOP Options covering 209,282 shares of BOP Stock granted pursuant to the BOP Stock Option Plan, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of BOP Stock nor any securities convertible into such stock, and BOP is not obligated to issue any additional shares of its common stock or any additional options, warrants or other rights in or with respect to the unissued shares of such stock or any other securities convertible into such stock. BOP has furnished GBB a list (the "BOP Option List") setting forth the name of each holder of a BOP Option, the number of shares of BOP Stock covered by each such option, the vesting schedule of such option, the exercise price per share and the expiration date of each such option.

     4.3. Subsidiaries.   BOP does not own, directly or indirectly (except as a
          ------------
pledgee pursuant to loans or upon acquisition in satisfaction of debt previously contracted), the outstanding stock or equity or other voting interest in any Person.

     4.4. Financial Statements.  BOP has previously furnished to GBB a copy of
          --------------------
the Financial Statements of BOP. The Financial Statements of BOP: (a) present fairly the financial condition of BOP as of the respective dates indicated and its results of operations and changes in cash flows, for the respective periods then ended, subject, in the case of the unaudited interim financial statements, to normal recurring adjustments; (b) have been prepared in accordance with generally accepted accounting principles consistently applied (except as otherwise indicated therein); (c) set forth as of the respective dates indicated adequate reserves for loan losses and other contingencies; and (d) are based upon the books and records of BOP.

     4.5. Reports and Filings.  Except as set forth in a list (the "BOP Filings
          -------------------
List"), since January 1, 1997, BOP has filed all reports, returns, registrations and statements (collectively, "BOP Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with
(a) the FDIC, (b) the DFI, (c) the SEC and (d) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations or statements has not had and is not reasonably expected to have a material adverse effect on the business, financial condition, results of operations or prospects of BOP. No administrative actions have been taken or orders issued in connection with such BOP Filings. As of their respective dates, each of such BOP Filings (y) complied in all material respects with all laws and regulations enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in compliance promptly following discovery of any such noncompliance); and (z) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such BOP Filings fairly presented the financial position of BOP, and was prepared in accordance with generally accepted accounting principles or banking regulations consistently applied, except as stated therein, during the periods involved. BOP has furnished or made available to GBB true and correct copies of all BOP Filings filed by BOP since January 1, 1997.

     4.6. Authority of BOP.  The execution and delivery by BOP of this Agreement
          ----------------
and the Agreement of Merger and, subject to the requisite approval of the shareholders of BOP of this Agreement and the transactions contemplated hereby, the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of BOP. This Agreement is, and the Agreement of Merger will be, upon due execution and delivery by the respective parties thereto, a valid and binding obligation of BOP enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as set forth in a list furnished by BOP to GBB (the "BOP Conflicts and Consents List"), neither the execution and delivery by BOP of this Agreement and the Agreement of Merger, the consummation of the transactions contemplated herein or therein, nor compliance by BOP with any of the provisions hereof or thereof, will: (a) conflict with or result in a breach of any provision of its Articles of Incorporation, as amended, or Bylaws, as amended; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which BOP is a party, or by which BOP any of its properties or assets are bound; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of BOP; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to BOP or any of its properties or assets. Except as set forth in the BOP Conflicts and Consents List, no consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of BOP, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by BOP of this Agreement and the Agreement of Merger or the consummation by BOP of the Merger or the transactions contemplated hereby or thereby, except (i) the approval of this Agreement and the Agreement of Merger and the transactions contemplated hereby and thereby by the shareholders of BOP; (ii) such approvals as may be required by the FRB, the FDIC and the DFI; (iii) the filing of the Proxy Statement and Prospectus and Registration Statement on Form S-4 with the SEC and the FDIC; and (iv) the filing of the Agreement of Merger with the Secretary of State.

     4.7.   Insurance.  BOP has policies of insurance and bonds with respect to
            ---------
its assets and business against such casualties and contingencies and in such amounts, types and forms as are customarily appropriate for its business, operations, properties and assets. All such insurance policies and bonds are in full force and effect. Except as set forth in a list furnished by BOP to GBB (the "BOP Insurance List"), no insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond or generally disclaimed liability thereunder. Except as set forth in the BOP Insurance List, BOP is not in default under any such policy or bond and all material claims thereunder have been filed in a timely fashion. Set forth in the BOP Insurance List is a list of all policies of insurance carried and owned by BOP showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. There has been delivered to GBB a copy of each such policy of insurance.

     4.8.   Personal Property.  BOP has good and marketable title to all its
            -----------------
properties and assets, other than real property, owned or stated to be owned by BOP, free and clear of all Encumbrances except: (a) as set forth in the Financial Statements of BOP; (b) for Encumbrances for current taxes not yet due;
(c) for Encumbrances incurred in the ordinary course of business; (d) for Encumbrances that are not substantial in character, amount or extent and that do not materially detract from the value, or interfere with present use, of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of BOP; or (e) as set forth in a list furnished by BOP to GBB (the "BOP Personal Property List.")

     4.9.   Real Estate. BOP has furnished GBB a list of real property,
            -----------
including leaseholds and all other interests in real property (other than security interests), owned by BOP (the "BOP Real Property List"). Except as set forth on the BOP Real Property List, BOP has duly recorded or caused to be recorded, in the appropriate county, all recordable interests in the real property described in the BOP Real Property List. BOP has good and marketable title to the real property, and valid leasehold interests in the leaseholds, described in the BOP Real Property List, free and clear of all Encumbrances, except (a) for rights of lessors, co-lessees or sublessees in such matters that are reflected in the lease; (b) for current taxes not yet due and payable; (c) for such Encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property; and (d) as described in the BOP Real Property List. BOP has furnished GBB with true and correct copies of all leases included in the BOP Real Property List, all title insurance policies and all documents evidencing recordation of all recordable interests in real property included in the BOP Real Property List.

     4.10.  Litigation.  Except as set forth in a list furnished by BOP to GBB
            ----------
(the "BOP Litigation List"), there is no private or governmental suit, claim, action or proceeding pending, nor to BOP's knowledge threatened, against BOP or any of its subsidiaries or against any of their respective directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of BOP or any of its subsidiaries which, if adversely determined, would have, individually or in the aggregate, a material adverse effect upon the business, financial condition or results of operations of BOP, or the transactions contemplated hereby, or which may involve a judgment against BOP in excess of $50,000. Also, except as disclosed in the BOP Litigation List, there are no material judgments, decrees, stipulations or orders against BOP or any of its subsidiaries or enjoining their respective directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area.

     4.11.  Taxes.
            -----

            (a) Except as set forth in a list furnished by BOP to GBB (the "BOP Tax List"), (i) all Tax Returns required to be filed by or on behalf of BOP or any of its subsidiaries or the Affiliated Group(s) of which any of them is or was a member, have been duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects; (ii) all Taxes due and payable by or on behalf of BOP or any of its subsidiaries, either directly, as part of an Affiliated Group Tax Return, or otherwise, have been fully and timely paid, except to the extent adequately reserved therefor in accordance with generally accepted accounting principles and/or applicable regulatory accounting principles or banking regulations consistently applied on the BOP balance sheet, and adequate reserves or accruals for Taxes have been provided in the BOP balance sheet with respect to any period through the date thereof for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (iii) no agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) has been executed or filed with any taxing authority by or on behalf of BOP or any of its subsidiaries, or any Affiliated Group(s) of which any of them is or was a member.

          (b) BOP and its subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

          (c) GBB has received complete copies of (i) all income or franchise Tax Returns of BOP and any of its subsidiaries relating to the taxable periods since January 1, 1996 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to BOP or any of its subsidiaries with respect to their respective income, assets or operations.

          (d) Except as set forth in the BOP Tax List, no written claim has been made by a taxing authority in a jurisdiction where BOP or any of its subsidiaries do not file an income or franchise Tax Return such that BOP or any of its subsidiaries are or may be subject to taxation by that jurisdiction.

          (e) Except as set forth in the BOP Tax List: (i) all deficiencies asserted or assessments made as a result of any examinations by any taxing authority of the Tax Returns of or covering or including BOP or any of its subsidiaries have been fully paid, and, to the best of BOP's knowledge, there are no other audits or investigations by any taxing authority in progress, nor has BOP or any of its subsidiaries received any written notice from any taxing authority that it intends to conduct such an audit or investigation; (ii) no requests for a ruling or a determination letter are pending with any taxing authority; and (iii) no issue has been raised in writing by any taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency against BOP or any of its subsidiaries for any subsequent taxable period that could be material.

          (f) Except as set forth in the BOP Tax List, neither BOP, any of its subsidiaries nor any other Person on behalf of BOP or any of its subsidiaries has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by BOP or any of its subsidiaries (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by BOP or any of its subsidiaries or has any knowledge that the Internal Revenue Service has proposed in writing any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of BOP or any of its subsidiaries or (iii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to BOP or any of its subsidiaries.

          (g) Except as set forth in the BOP Tax List, no property owned by BOP or any of its subsidiaries is (i) property required to be treated as being owned by another Person pursuant to provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes "tax exempt use property" within the meaning of Section 168(h)(1) of the Code or (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

          (h) BOP is not a party to any tax sharing agreement or similar agreement or arrangement (whether written or not written) pursuant to which it will have any obligation to make any payments after the Closing.

          (i) Except as set forth in the BOP Tax List, there is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by BOP or any of its subsidiaries or their respective affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

          (j) There are no liens as a result of any due and unpaid Taxes upon any of the assets of BOP or any of its subsidiaries.

            (k) Except as set forth in the BOP Tax List, BOP or any of its subsidiaries have no elections in effect for federal income tax purposes under Sections 108, 168, 338, 441, 472, 1017, 1033, or 4977 of the Code.

            (l) Except as set forth in the BOP Tax list, none of the members of BOP's Affiliated Group has any net operating loss carryovers.

            (m) BOP agrees, and agrees to cause its subsidiaries, to cooperate with tax counsel in furnishing reasonable and customary written tax representations to tax counsel for purposes of supporting tax counsel's opinion that the Merger qualifies as a tax-deferred reorganization within the meaning of
Section 368(a) of the Code as contemplated in Section 9.6 hereof. BOP acknowledges that its or any of its subsidiaries' inability or unwillingness to provide such reasonable and customary written representations could preclude tax counsel from rendering such opinion, with consequences specified elsewhere herein.

     4.12.  Compliance with Laws and Regulations.
            ------------------------------------

            (a) BOP is not in default under or in breach or violation of (i) any provision its Articles of Incorporation, as amended, or Bylaws, as amended, or
(ii) law, ordinance, rule or regulation promulgated by any Governmental Entity, except, with respect to this clause (ii), for such violations as would not have, individually or in the aggregate, a material adverse effect on the business, financial condition, results of operations or prospects of BOP.

            (b) Except as set forth on a list furnished by BOP to GBB (the "BOP Environmental Compliance List"), to the best of BOP's knowledge, (i) BOP is in compliance with all Environmental Regulations; (ii) there are no Tanks on or about BOP Property; (iii) there are no Hazardous Materials on, below or above the surface of, or migrating to or from BOP Property; (iv) BOP has no loans outstanding secured by real property that is not in compliance with Environmental Regulations or which has a leaking Tank or upon which there are Hazardous Materials on or migrating to or from; and (v) without limiting Section
4.10 or the foregoing representations and warranties contained in clauses (i) through (iv), as of the date of this Agreement, there is no claim, action, suit, or proceeding or notice thereof before any Governmental Entity pending against BOP or concerning property securing BOP loans and there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting BOP Property or property securing BOP loans, relating to the foregoing representations (i) - (iv), in each case the noncompliance with which, or the presence of which would have a material adverse effect on the business, financial condition, results of operations or prospects of BOP. For purposes of this Agreement, the term "Environmental Regulations" shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all Governmental Entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation: all requirements, including, but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature and all requirements pertaining to the protection of the health and safety of employees or the public. "BOP Property" shall mean real estate currently owned, leased, or otherwise used by BOP, or in which BOP has an investment or security interest (by mortgage, deed of trust, sale and lease-back or otherwise), including, without limitation, properties under foreclosure and properties held by BOP in its capacity as a trustee or otherwise. "Tank" shall mean treatment or storage tanks, sumps, or water, gas or oil wells and associated piping transportation devices. "Hazardous Materials" shall mean any substance the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law; or which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.); the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.); the Clean Air Act, as amended (42 U.S.C.
Section 7401, et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Section 1251, et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. Section 9601, et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. Section 11001, et seq.); the Mine Safety and Health Act of 1977, as amended (30 U.S.C. Section 801, et seq.); the Safe Drinking Water Act (42 U.S.C. Section 300f, et seq.); and all comparable state and local laws, including without limitation, the Carpenter-Presley-Tanner Hazardous Substance Account Act (State Superfund), the Porter-Cologne Water Quality Control Act, Section 25140, 25501(j) and (k), 25501.1,25281 and 25250.1 of the
California Health and Safety Code and/or Article I of Title 22 of the California Code of Regulations, Division 4, Chapter 30; laws of other jurisdictions or orders and regulations; or the presence of which causes or threatens to cause a nuisance, trespass or other common law tort upon real property or adjacent properties or poses or threatens to pose a hazard to the health or safety of persons or without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons; polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde foam insulation.

            (c) BOP has provided to GBB phase I environmental assessments with respect to each interest in real property set forth on the BOP Real Property List as to which such a phase I environmental investigation has been prepared by or on behalf of BOP. The BOP Real Property List shall disclose each such property as to which such an assessment has not been prepared on behalf of BOP.

     4.13.  Performance of Obligations.  BOP has performed in all material
            --------------------------
respects all of the obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement to which it is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have, individually or in the aggregate, a material adverse effect on the business, financial condition, results of operations or prospects of BOP. Except for loans and leases made by BOP in the ordinary course of business, to the best of BOP's knowledge, no party with whom

BOP has an agreement that is of material importance to the business of BOP is in default thereunder.

     4.14.  Employees.  There are no controversies pending or, to the best of
            ---------
BOP's knowledge, threatened between BOP and any of its employees that are likely to have a material adverse effect on the business, financial condition, results of operations or prospects of BOP. BOP is not a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.

     4.15.  Brokers and Finders.  Except for the obligation to Hoefer & Arnett
            -------------------
Incorporated set forth in the Hoefer Agreement, a copy of which has been delivered to GBB, BOP is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder.

     4.16.  Material Contracts.  Except as set forth in a list furnished by BOP
            ------------------
to GBB (the "BOP Contract List") hereto (all items listed or required to be listed in such BOP Contract List being referred to herein as "Scheduled Contracts"), BOP is not a party or otherwise subject to:

            (a) any employment, deferred compensation, bonus or consulting contract that (i) has a remaining term, as of the date of this Agreement, of more than one year in length of obligation on the part of BOP and is not terminable by BOP within one year without penalty or (ii) requires payment by BOP of $50,000 or more per annum;

            (b) any advertising, brokerage, licensing, dealership, representative or agency relationship or contract requiring payment by BOP of $50,000 or more per annum;

            (c) any contract or agreement that restricts BOP (or would restrict any Affiliate of BOP or the Surviving Corporation (including GBB and its subsidiaries) after the Effective Time of the Merger) from competing in any line of business with any Person or using or employing the services of any Person;

            (d) any lease of real or personal property providing for annual lease payments by or to BOP in excess of $50,000 per annum other than (A) financing leases entered into in the ordinary course of business in which BOP is lessor and (B) leases of real property presently used by BOP as banking offices;

            (e) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement with respect to any interest of BOP (other than as mortgagor or pledgor in the ordinary course of its banking business or as mortgagee, secured party or deed of trust beneficiary in the ordinary course of its business) in personal property having a value of $50,000 or more;

            (f) other than as described in the BOP Filings or as set forth in the BOP Employee Plan List, any stock purchase, stock option, stock bonus, stock ownership, profit sharing, group insurance, bonus, deferred compensation, severance pay, pension, retirement, savings or other incentive, welfare or employment plan or material agreement providing benefits to any present or former employees, officers or directors of BOP;

            (g) any agreement to acquire equipment or any commitment to make capital expenditures of $50,000 or more;

            (h) other than agreements entered into in the ordinary course of business, including sales of other real estate owned, any agreement for the sale of any property or assets in which BOP has an ownership interest or for the grant of any preferential right to purchase any such property or asset;

            (i) any agreement for the borrowing of any money (other than liabilities or interbank borrowings made in the ordinary course of its banking business and reflected in the financial records of BOP);

            (j) any restrictive covenant contained in any deed to or lease of real property owned or leased by BOP (as lessee) that materially restricts the use, transferability or value of such property;

            (k) any guarantee or indemnification which involves the sum of $50,000 or more, other than letters of credit or loan commitments issued in the normal course of business;

            (l) any supply, maintenance or landscape contracts not terminable by BOP without penalty on 30 days' or less notice and which provides for payments in excess of $50,000 per annum;

            (m) any material agreement which would be terminable other than by BOP as a result of the consummation of the transactions contemplated by this Agreement;

            (n) any contract of participation with any other bank in any loan in excess of $50,000 or any sales of assets of BOP with recourse of any kind to BOP except the sale of mortgage loans, servicing rights, repurchase or reverse repurchase agreements, securities or other financial transactions in the ordinary course of business;

            (o) any agreement providing for the sale or servicing of any loan or other asset which constitutes a "recourse arrangement" under applicable regulation or policy promulgated by a Governmental Entity (except for agreements for the sale of guaranteed portions of loans guaranteed in part by the U. S. Small Business Administration and related servicing agreements);

            (p) any contract relating to the provision of data processing services to BOP; or

            (q) any other agreement of any other kind which involves future payments or receipts or performances of services or delivery of items requiring payment of $50,000 or more to or by BOP other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit in the ordinary course of their business.

     True copies of all Scheduled Contracts, including all amendments and supplements thereto, have been delivered to GBB.

     4.17.  Certain Material Changes.  Except as specifically required,
            ------------------------
permitted or effected by this Agreement, since December 31, 1999, there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated):

            (a) any change in any of the assets, liabilities, permits, methods of accounting or accounting practices, business, or manner of conducting business, of BOP or any other event or development that has had or may reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, liabilities, permits, business, financial condition, results of operations or prospects of BOP;

            (b) any damage, destruction or other casualty loss (whether or not covered by insurance) that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, results of operations or prospects of BOP or that may involve a loss of more than $50,000 in excess of applicable insurance coverage;

            (c) any amendment, modification or termination of any existing, or entry into any new, material contract or permit that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, results of operations or prospects of BOP;

            (d) any disposition by BOP of an asset the lack of which has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, results of operations or prospects of BOP; or

            (e) any direct or indirect redemption, purchase or other acquisition by BOP of any equity securities or any declaration, setting aside or payment of any dividend or other distribution on or in respect of BOP Stock whether consisting of money, other personal property, real property or other things of value.

     4.18.  Licenses and Permits.  BOP has all material licenses and permits
            --------------------
that are necessary for the conduct of its business, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of BOP. The properties, assets, operations and businesses of BOP are and have been maintained and conducted, in all material respects, in compliance with all applicable (a) licenses and permits; and (b) laws and regulations.

     4.19.  Undisclosed Liabilities.  BOP does not have any liabilities or
            -----------------------
obligations, either accrued or contingent, that are material to BOP and that have not been: (a) reflected or disclosed in the Financial Statements of BOP;
(b) incurred subsequent to December 31, 1999 in the ordinary course of business consistent with past practices; or (c) disclosed in a list furnished by BOP to GBB (the "Undisclosed Liabilities List") or on any other BOP List. BOP does not know of any basis for the assertion against it of any liability, obligation or claim (including, without limitation, that of any regulatory authority) that is likely to result in or cause a material adverse change in the business, financial condition, results of operations or prospects of BOP that is not fairly reflected in the Financial Statements of BOP or otherwise disclosed in this Agreement.

     4.20.  Employee Benefit Plans.
            ----------------------

            (a) BOP has previously made available to GBB copies of each "employee benefit plan," as defined in Section 3(3) of ERISA, of which BOP or any member of the same controlled group of corporations, trades or businesses as BOP within the meaning of Section 4001(a)(14) of ERISA ("ERISA Affiliates") is a sponsor or participating employer or as to which BOP or any of its ERISA Affiliates makes contributions or is required to make contributions and which is subject to any provision of ERISA and covers any employee, whether active or retired, of BOP or any of its ERISA Affiliates, together with all amendments thereto, all currently effective and related summary plan descriptions, the determination letter from the IRS, the annual reports for the most recent three years (Form 5500 including, if applicable, Schedule B thereto) and a summary of material modifications and all material employee communications prepared in connection with any such plan. Such plans are hereinafter referred to collectively as the "Employee Plans." BOP does not participate in an employee benefit pension plan that is a "multiemployer plan" within the meaning of
Section 3(37) of ERISA. Each Employee Plan which is intended to be qualified in form and operation under Section 401(a) of the Code is so qualified and the associated trust for each such Employee Plan is exempt from tax under Section 501(a) of the Code. No event has occurred that will subject such Employee Plans to a material amount of tax under Section 511 of the Code. All amendments required to bring each Employee Plan into conformity with all of the applicable provisions of ERISA, the Code and all other applicable laws have been made. Except as disclosed in a list furnished by BOP to GBB (the "BOP Employee Plan List"), all Employee Plans were in effect for substantially all of 1999, and there has been no material amendment thereof (other than amendments required to comply with applicable law) or increase in the cost thereof or benefits thereunder on or after January 1, 1999.

            (b) BOP has previously made available to GBB copies or descriptions of each plan or arrangement maintained or otherwise contributed to by BOP or any of its ERISA Affiliates which is not an Employee Plan and which (exclusive of base salary and base wages) provides for any form of current or deferred compensation, bonus, stock option, stock awards, stock-based compensation or other forms of incentive compensation or post-termination insurance, profit sharing, benefit, retirement, group health or insurance, disability, workers' compensation, welfare or similar plan or arrangement for the benefit of any employee or class of employees, whether active or retired, of BOP or any of its ERISA Affiliates (such plans and arrangements being collectively referred to herein as "Benefit Arrangements"). Except as disclosed in the BOP Employee Plan List hereto, all Benefit Arrangements which are in effect were in effect for substantially all of 1999 and to date. Except as disclosed in the BOP Employee Plan List, there has been no material amendment thereof or increase in the cost thereof or benefits payable thereunder since January 1, 1998. Except as set forth in the BOP Employee Plan List, there has been no material increase in the compensation of or benefits payable to any senior executive employee of BOP since December 31, 1998, nor any employment, severance or similar contract entered into with any such employee, nor any amendment to any such contract, since December 31, 1998.

          (c) With respect to all Employee Plans and Benefit Arrangements, BOP and its ERISA Affiliates are in compliance (other than noncompliance the cost or liability for which is not material) with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the Code, applicable to such plans or arrangements. All government reports and filings required by law have been properly and timely filed and all information required to be distributed to participants or beneficiaries has been distributed with respect to each Employee Plan. BOP and its ERISA Affiliates have performed all of their obligations under all such Employee Plans and Benefit Arrangements in all material aspects. There is no pending or, to the best of BOP's knowledge, threatened legal action, proceeding or investigation against or involving any Employee Plan or Benefit Arrangement. No condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA.
No "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by BOP or any of its ERISA Affiliates which is covered by Title I of ERISA, which could subject any person (other than a person for whom BOP is not directly or indirectly responsible) to liability under Title I of ERISA or to the imposition of tax under Section 4975 of the Code. No Employee Plan subject to Part III of Subtitle B of Title I of ERISA or Section 412 of the Code, or both, has incurred any "accumulated funding deficiency," as defined in Section 412 of the Code, whether or not waived, nor has BOP failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. No "reportable event" as defined in ERISA has occurred with respect to any of the Employee Plans. Neither BOP nor any of its ERISA Affiliates has incurred nor expects to incur, directly or indirectly, any liability under Title IV or ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of GBB or of any of its Affiliates (including BOP) at or after the Effective Time of the Merger.

          (d) Neither BOP nor any of its ERISA Affiliates has provided or is required to provide security to any Employee Plan pursuant to Section 401(a)(29) of the Code. Each of the Employee Plans which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and BOP does not know of any fact which could adversely affect the qualified status of any such Employee Plan. All contributions required to be made to each of the Employee Plans under the terms of the Employee Plan, ERISA, the Code or any other applicable laws have been timely made. The Financial Statements of BOP properly reflect all amounts required to be accrued as liabilities to date under each of the Employee Plans. The fair market value of the assets of each Employee Plan and Benefit Arrangement that is funded, or required to be funded under the terms of the Employee Plan or Benefit Arrangement, ERISA, the Code or any other applicable law, equals or exceeds the liabilities, including the present value of benefit obligations, of such Employee Plan or Benefit Arrangement.

            (e) Except for Scheduled Contracts set forth in the BOP Contract List or as set forth in the BOP Employee Plan List, as the case may be, each Employee Plan or Benefit Arrangement and each personal services contract, fringe benefit, consulting contract or similar arrangement with or for the benefit of any officer, director, employee or other person can be terminated by BOP within a period of 30 days following the Effective Time of the Merger, without payment of any specified amount as a penalty, bonus, premium, severance pay or other compensation for such termination.

            (f) All group health plans of BOP have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and with the group health plan portability, access and renewability requirements of Sections 9801 through 9833 of the Code, and corresponding provisions of ERISA, in all material respects.

            (g) BOP has not used the services of (i) workers who have been provided by a third party contract labor supplier for more than six months or who may otherwise be eligible to participate in any of the Employee Plans or to an extent that would reasonably be expected to result in the disqualification of any of the Employee Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity; (ii) temporary employees who have worked for more than six months or who may otherwise be eligible to participate in any of the Employee Plans or to an extent that would reasonably be expected to result in the disqualification of any of the Employee Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity; (iii) individuals who have provided services to BOP as independent contractors for more than six months or who may otherwise be eligible to participate in the Employee Plans or to an extent that would reasonably be expected to result in the disqualification of any of the Employee Plans or the imposition of penalties or excise taxes with respect to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity or (iv) leased employees, as that term is defined in section 414(n) of the Code.

            (h) Except as set forth in the BOP Employee Plan List, with respect to each Employee Plan that is funded wholly or partially through an insurance policy, there will be no liability of BOP, as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

     4.21.  Corporate Records.  The minute books of BOP accurately reflect all
            -----------------
material actions taken to this date by the respective shareholders, board of directors and committees of BOP.

     4.22.  Accounting Records.  BOP maintains accounting records which fairly
            ------------------
and accurately reflect, in all material respects, its transactions and accounting controls exist sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with its management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles. Such records, to the extent they contain important information pertaining to BOP which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

     4.23.  Offices and ATMs.  BOP has furnished to GBB a list (the "BOP Offices
            ----------------
List") setting forth the headquarters of BOP (identified as such) and each of the offices and automated teller machines ("ATMs") maintained and operated by BOP (including, without limitation, representative and loan production offices and operations centers) and the location thereof. Except as set forth on the BOP Offices List, BOP does not maintain any other office or ATM or conducts business at any other location, and BOP has not applied for or received permission to open any additional branch or operate at any other location.

     4.24.  Operating Losses.  BOP has furnished to GBB a list (the "BOP
            ----------------
Operating Losses List") setting forth any Operating Loss (as herein defined) which has occurred at BOP during the period after December 31, 1998 to the date of the Agreement. To the best of BOP's knowledge, no action has been taken or omitted to be taken by any employee of BOP that has resulted in the incurrence by BOP of an Operating Loss or that might reasonably be expected to result in the incurrence of any individual Operating Loss which, net of any insurance proceeds payable in respect thereof, would exceed $50,000 on an individual basis or in the aggregate. For purposes of this section "Operating Loss" means any loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or ATMs, civil money penalties, fines, litigation, claims or other similar acts or occurrences.

     4.25.  Loan Portfolio.  BOP has furnished to GBB a list (the "BOP Loan
            --------------
List") that sets forth (a) as of January 31, 2000, a description of, by type and classification, if any, each loan, lease, other extension of credit or commitment to extend credit by BOP; (b) sets forth as of January 31, 2000, by type and classification, all loans, leases, other extensions and commitments to extend credit of BOP that have been classified by its bank examiners or auditors (external or internal) as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification; and (c) all consumer loans due to BOP as to which any payment of principal, interest or any other amount is 90 days or more past due.

     4.26.  Investment Securities.  BOP has furnished to GBB a list (the "BOP
            ---------------------
Investment Securities List") setting forth a description of each Investment Security held by BOP on January 31, 2000. The BOP Investment Securities List sets forth, with respect to each such Investment Security: (i) the issuer thereof; (ii) the outstanding balance or number of shares; (iii) the maturity, if applicable; (iv) the title of issue; and (v) the classification under SFAS No. 115. BOP has no Investment Security classified as trading.

     4.27.  Power of Attorney.  BOP has not granted any Person a power of
            -----------------
attorney or similar authorization that is presently in effect or outstanding.

     4.28.  Facts Affecting Regulatory Approvals.  To the best knowledge of BOP,
            ------------------------------------
there is no fact, event or condition applicable to BOP which will, or reasonably could be expected to, adversely affect the likelihood of securing the requisite approvals or consents of any Governmental Entity to the Merger and the transactions contemplated by this Agreement.

     4.29.  Accounting and Tax Matters.  To the best of BOP's knowledge, BOP has
            --------------------------
not through the date hereof taken or agreed to take any action that would prevent GBB from accounting for the business combination to be effected by the Merger as a pooling-of-interests or would prevent the Merger from qualifying as a tax-free reorganization under the Code.

     4.30.  Indemnification.  Other than pursuant to the provisions of their
            ---------------
respective Articles of Incorporation or Bylaws, and the Hoefer Agreement, BOP is not a party to any indemnification agreement with any of its present officers, directors, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of BOP (a "Covered Person"), and to the best knowledge of BOP, there are no claims for which any Covered Person would be entitled to indemnification by BOP if such provisions were deemed in effect, except as set forth in a list furnished by BOP to GBB (the "BOP Indemnification List").

     4.31.  Community Reinvestment Act.  BOP has received rating of
            --------------------------
"outstanding" in its most recent examination or interim review with respect to the Community Reinvestment Act. BOP has not been advised of any supervisory concerns regarding BOP's compliance with the Community Reinvestment Act.

     4.32.  Derivative Transactions.   Except as set forth in a list furnished
            -----------------------
by BOP to GBB (the "BOP Derivatives List"), BOP is not a party to or has agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivative contract (including various combinations thereof) or owns securities that are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes," or "capped floating rate mortgage derivatives."

     4.33.  Trust Administration.  Except for acting as a custodian or trustee
            --------------------
under individual retirement accounts, BOP does not presently maintain trusts or exercises trust powers, including, but not limited to, trust administration, and neither of them nor any predecessor has maintained any trusts or exercised such trust powers for a period of at least three years prior to the date hereof. The term "trusts" as used in this Section 4.33 includes (i) any and all common law or other trusts between an individual, corporation or other entities and BOP or any of its predecessors, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, and charitable trust indentures; (ii) any and all decedents' estates where BOP or any of its predecessors is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where BOP or any of its predecessors is serving or has served as a co-grantor or a sole grantor or a conservator or co-conservator of the estate, or any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which BOP or any of its predecessors is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

     4.34.  Disclosure Documents and Applications.  None of the information
            -------------------------------------
supplied or to be supplied by or on behalf of BOP ("BOP Supplied Information") for inclusion in (a) the Registration Statement on Form S-4 and the Proxy Statement and Prospectus and (b) any other documents to be filed with the SEC, the FRB, the FDIC, the DFI or any other Governmental Entity in connection with the transactions contemplated in this Agreement, will, at the respective times such documents are filed or become effective, or with respect to the Proxy Statement and Prospectus when mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.35.  Intellectual Property.  Except as set forth in a list furnished by
            ---------------------
BOP to GBB (the "BOP Intellectual Property List"), BOP owns or possesses valid and binding licenses and other rights to use without payment all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in their respective businesses; and BOP has not received any notice with respect thereto that asserts the rights of others. BOP has in all material respects performed all the obligations required to be performed by them, and are not in default in any material respect under any license, contract, agreement, arrangement or commitment relating to any of the foregoing.

     4.36.  Insider Loans; Other Transactions.  BOP has previously provided GBB
            ---------------------------------
or its agent with a listing, current as of January 31, 2000, of all extensions of credit made by BOP to each of its executive officers and directors and their related interests (all as defined under Federal Reserve Board Regulation O), all of which have been made in compliance with Regulation O, and Section 23B under the Federal Reserve Act which listing is true, correct and complete in all material respects. BOP does not owe any amount to, or has any contract or lease with or commitment to, any of the present executive officers or directors of BOP (other than for compensation for current services not yet due and payable, reimbursement of expenses arising in the ordinary course of business, options or awards available under the BOP Stock Option Plans or any amounts due pursuant to BOP's Employee Plans).

     4.37.  Registration Obligation.  BOP is not under any obligation,
            -----------------------
contingent or otherwise, to register any of their respective securities under the Securities Act.

     4.38.  Accuracy and Currentness of Information Furnished.  The
            -------------------------------------------------
representations and warranties made by BOP hereby or in the BOP Lists or schedules hereto do not contain any untrue statement of a material fact or omit to state any material fact which is necessary under the circumstances under which they were made to prevent the statements contained herein or in such schedules from being misleading.

                                  ARTICLE 5.

                     REPRESENTATIONS AND WARRANTIES OF GBB
                     -------------------------------------

     GBB represents and warrants to BOP as follows:

     5.1. Incorporation, Standing and Power.  GBB has been duly organized, is
          ---------------------------------
validly existing and in good standing as a corporation under the laws of the State of California and is registered as a bank holding company under the BHC Act. Newco has been duly organized, is validly existing and in good standing as corporation under the laws of the State of California. GBB and Newco each has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of GBB and Newco is duly qualified and in good standing as a foreign corporation, and is authorized to do business, in all states or other jurisdictions in which such qualification or authorization is necessary, except where the failure to be so qualified or authorized would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of GBB on a consolidated basis. True and correct copies of the Articles of Incorporation and Bylaws of GBB and Newco have been delivered to BOP. Such Articles of Incorporation and Bylaws are in full force and effect as of the date hereof.

     5.2. Capitalization.
          --------------

          (a) As of the date of this Agreement, the authorized capital stock of GBB consists of 24,000,000 shares of common stock, no par value, of which 14,376,768 shares are outstanding as of March 20, 2000, and 4,000,000 shares of preferred stock, no par value, of which no shares are outstanding. All of the outstanding shares of GBB Stock are duly authorized, validly issued, fully paid and nonassessable. The GBB Stock to be used in the Merger will be duly authorized, validly issued, fully paid and nonassessable.

          (b) As of the date of this Agreement, the authorized capital stock of Newco consists of 10,000 shares of common stock, no par value of which 1000 shares are outstanding and owned of record and beneficially by GBB. All the outstanding shares of such common stock are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of such common stock or any other securities convertible into such stock, and Newco is not obligated to issue any additional shares of its common stock or any options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such stock.

     5.3. Financial Statements.  GBB has previously furnished to BOP a copy of
          --------------------
the Financial Statements of GBB. The Financial Statements of GBB: (a) present fairly and accurately the consolidated financial condition of GBB as of the respective dates indicated and its consolidated results of operations and changes in cash flows, as applicable, for the respective periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal recurring adjustments; (b) have been prepared in accordance with generally accepted accounting principles consistently applied (except as otherwise indicated therein); (c) set forth as of the respective dates indicated adequate reserves for loan losses and other contingencies; and (d) are based upon the books and records of GBB and its subsidiaries.

     5.4. Reports and Filings.  Since January 1, 1997, GBB has filed all
          -------------------
reports, returns, registrations and statements (collectively, "GBB Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the SEC, (b) the FRB, and (c) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations or statements has not had and is not reasonably expected to have a material adverse effect on the business, financial condition, results of operations or prospects of GBB on a consolidated basis.
No administrative actions have been taken or orders issued in connection with such GBB Filings. As of their respective dates, each of such GBB Filings (y) complied in all material respects with all laws and regulations enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in such compliance promptly following discovery of any such noncompliance); and (z) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such GBB Filings that was intended to present the financial position of GBB on a consolidated basis fairly presented the financial position of GBB on a consolidated basis and was prepared in accordance with generally accepted accounting principles or banking regulations consistently applied, except as stated therein, during the periods involved.

     5.5. Authority.
          ---------

          (a) Of GBB.  The execution and delivery by GBB of this Agreement and
              ------
the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of GBB. This Agreement is a valid and binding obligation of GBB enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as set forth in a list furnished by GBB to BOP (the "GBB Conflicts and Consents List"), neither the execution and delivery by GBB of this Agreement, the consummation of the transactions contemplated herein, nor compliance by GBB with any of the provisions hereof, will: (a) conflict with or result in a breach of any provision of its Articles of Incorporation, as amended, or Bylaws, as amended; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which GBB or any GBB Subsidiary is a party, or by which GBB or any GBB Subsidiary or any of its properties or assets is bound; (c) result in the creation or imposition of any Encumbrance on any of the respective properties or assets of GBB or any GBB Subsidiary; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to GBB or any GBB Subsidiary or any of its respective properties or assets. Except as set forth in the GBB Conflicts and Consents List, no consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of GBB or any of its subsidiaries, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by GBB of this Agreement or the consummation by GBB of the Merger or the transactions contemplated hereby, except (i) such approvals as may be required by the FRB, the FDIC and the DFI;
(ii) the filing of the Proxy Statement and Prospectus and Registration Statement on Form S-4 with the SEC and the FDIC and the issuance by the SEC of an order declaring the Registration Statement on Form S-4 effective; (iii) the filing of the Agreement of Merger with the Secretary of State of the State of California; and (iv) such approvals as may be required to approve for inclusion on the Nasdaq National Market System of the GBB Stock to be issued in the Merger.

          (b) Of Newco.  The execution and delivery by Newco of this Agreement
              --------
and the Agreement of Merger and, subject to the requisite approval of the shareholder of Newco, the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Newco, and this Agreement and the Agreement of Merger will be, upon due execution and delivery by the respective parties, a valid and binding obligation of Newco enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Neither the consummation of the transactions contemplated by this Agreement and the Agreement of Merger, nor compliance by Newco with any of the provisions hereof or thereof, will: (a) conflict with or result in a breach of any provision of its Articles of Incorporation or Bylaws; (b) constitute a breach of or result in a default (or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities or assets) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which Newco is a party, or by which Newco or any of its properties or assets is bound:
(c) result in the creation or imposition of any Encumbrance on any of the properties or assets of Newco; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Newco or any of its properties or assets. No consent of, approval of, notice to or filing with any Governmental Entity having jurisdiction over any aspect of the business or assets of Newco, and no consent of, approval of or notice to any other Person, is required in connection with the execution and delivery by Newco of this Agreement or the Agreement of Merger or the consummation by Newco of the transactions contemplated hereby or thereby, except (i) the approval of the Agreement of Merger and the transactions contemplated hereby by the shareholder of Newco, (ii) such approvals as may be required by the SEC, the FRB, the DFI, the FDIC or any other Governmental Authority; and (iii) filing of the Agreement of Merger with the Secretary of State of the State of California.

     5.6. Subsidiaries.  As of the date of this Agreement, GBB owns, directly or
          ------------
indirectly, 100% of the outstanding stock of each of the GBB Subsidiaries. As of the date of this Agreement, and except for its investments in the GBB Subsidiaries, GBB Capital I and GBB Capital II, GBB does not own, directly or indirectly (except as a pledgee pursuant to loans or upon acquisition in satisfaction of debt previously contracted), the outstanding stock or equity or other voting interest in any other Person. GBB and Coast Bancorp entered into an Agreement and Plan of Reorganization, dated as of December 14, 1999, pursuant to which Coast Bancorp will merge with and into GBB and Coast Commercial Bank, a wholly owned subsidiary of Coast Bancorp, will become a wholly owned subsidiary of GBB. GBB, GBB Merger Corp. and Bank of Santa Clara entered into an Agreement and Plan of Reorganization, dated as of January 26,

2000, pursuant to which GBB Merger Corp. will merge with and into Bank of Santa Clara, as a result of which Bank of Santa Clara will become a wholly owned subsidiary of GBB.

     5.7. Brokers and Finders.  Except for the obligation to Dain Rauscher
          -------------------
Wessels Equity Capital Markets, a division of Dain Rauscher Incorporated, as set forth in Dain Rauscher Agreement, GBB is not a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder.

     5.8. Certain Material Changes.  Except as specifically required, permitted
          ------------------------
or effected by this Agreement or as disclosed in any GBB Filings, since December 31, 1999, there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated):

          (a) any change in any of the assets, liabilities, permits, methods of accounting or accounting practices, business, or manner or conducting business, of GBB or the GBB Subsidiaries or any other event or development that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, permits, business, financial condition, results of operations or prospects of GBB on a consolidated basis;

          (b) any damage, destruction or other casualty loss (whether or not covered by insurance) that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, permits, business, financial condition, results of operations or prospects of GBB on a consolidated basis;

          (c) any amendment, modification or termination of any existing, or entry into any new, material contract or permit that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, permits, business, financial condition, results of operations or prospects of GBB on a consolidated basis; or

          (d) any disposition by GBB or any of the GBB Subsidiaries of an asset the lack of which has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, permits, business, financial condition, results of operations or prospects of GBB on a consolidated basis.

     5.9. Licenses and Permits.  GBB has all material licenses and permits that
          --------------------
are necessary for the conduct of its business, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations or prospects of GBB on a consolidated basis. The properties, assets, operations and businesses of GBB are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses and permits. The properties and operations of GBB are and have been maintained and conducted, in all material respects, in compliance with all applicable laws and regulations.

     5.10   Corporate Records.  The minute books of GBB reflect all material
            -----------------
actions taken to this date by its shareholders, boards of directors and committees.

     5.11.  Accounting Records.  GBB maintains accounting records which fairly
            ------------------
and accurately reflect, in all material respects, its transactions and accounting controls exist sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with their management's general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles. Such records, to the extent they contain important information pertaining to GBB which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely.

     5.12.  Facts Affecting Regulatory Approvals.  To the best knowledge of GBB,
            ------------------------------------
there is no fact, event or condition applicable to GBB or any of the GBB Subsidiaries which will, or reasonably could be expected to, adversely affect the likelihood of securing the requisite approvals or consents of any Governmental Entity to the Merger and the transactions contemplated by this Agreement.

     5.13.  Accounting and Tax Matters.  To the best knowledge of GBB, GBB has
            --------------------------
not through the date hereof taken or agreed to take any action that would prevent it from accounting for the business combination to be effected by the Merger as a pooling-of-interests or would prevent the Merger from qualifying as a tax-free reorganization under the Code.

     5.14.  Disclosure Documents and Applications.  None of the information
            -------------------------------------
supplied or to be supplied by or on behalf of GBB ("GBB Supplied Information") for inclusion in (a) the Registration Statement on Form S-4 and the Proxy Statement and Prospectus to be mailed to the shareholders of BOP in connection with obtaining the approval of the shareholders of BOP of this Agreement, the Merger and the other transactions contemplated hereby, and (b) any other documents to be filed with the SEC, the FRB, the FDIC, the DFI or any other Governmental Entity in connection with the transactions contemplated in this Agreement, will, at the respective times such documents are filed or become effective, or with respect to the Proxy Statement and Prospectus when mailed, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.15.  Nasdaq Listing.  As of the date hereof, GBB Stock is listed on the
            --------------
Nasdaq National Market System.

     5.16.  Accuracy and Currentness of Information Furnished.  The
            -------------------------------------------------
representations and warranties made by GBB hereby or in the GBB Lists or Schedules hereto do not contain any untrue statement of material fact or omit to state any material fact which is necessary under the circumstances under which they were made to prevent the statements contained herein or in such schedules from being misleading.

                                  ARTICLE 6.

                               COVENANTS OF BOP
                               ----------------
                     PENDING EFFECTIVE TIME OF THE MERGER
                     ------------------------------------

     BOP covenants and agrees with GBB as follows:

     6.1. Limitation on Conduct Prior to Effective Time of the Merger.  Between
          -----------------------------------------------------------
the date hereof and the Effective Time of the Merger, except as contemplated by this Agreement and subject to requirements of law and regulation, BOP agrees to conduct its business in the ordinary course in substantially the manner heretofore conducted and in accordance with sound banking practices, and BOP shall not, without the prior written consent of GBB, which consent GBB shall not unreasonably withhold or delay:

          (a) issue, sell or grant any BOP Stock (except pursuant to the exercise of BOP Options outstanding as of the date hereof), any other securities (including long term debt) of BOP, or any rights, stock appreciation rights, options or securities to acquire any BOP Stock, or any other securities (including long term debt) of BOP;

          (b) declare, set aside or pay any dividend or make any other distribution upon or split, combine or reclassify any shares of capital stock or other securities of BOP, provided, however, that subject to Section 6.10, BOP may pay to its shareholders its regular cash dividend in amounts and in a manner consistent with past practices;

          (c) purchase, redeem or otherwise acquire any capital stock or other securities of BOP or any rights, options, or securities to acquire any capital stock or other securities of BOP;

          (d) except as may be required to effect the transactions contemplated herein, amend its Articles of Incorporation or Bylaws;

          (e) grant any general or uniform increase in the rate of pay of employees or employee benefits;

          (f) grant any increase in salary, incentive compensation or employee benefits or pay any bonus to any Person or voluntarily accelerate the vesting of any employee benefits;

          (g) make any capital expenditure or commitments with respect thereto in excess of $50,000 in the aggregate, except for ordinary repairs, renewals and replacements;

          (h) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority or file any pleading in court in any tax litigation or any appeal from an asserted deficiency, or file or amend any federal, foreign, state or local tax return, or make any tax election;

          (i) grant, renew or commit to grant or renew any extension of credit if such extension of credit, together with all other credit then outstanding to the same Person and all Affiliated Persons, would exceed $500,000 on an unsecured basis, or $1,000,000 if secured by a lien on real estate or cash (consent shall be deemed granted if within two Business Days of written notice, together with all relevant documents, delivered to GBB's Chief Credit Officer, written notice of objection is not received by BOP);

          (j) change its tax or accounting policies and procedures or any method or period of accounting unless required by generally accepted accounting principles or a Governmental Entity;

          (k) grant or commit to grant any extension of credit or amend the terms of any such credit outstanding on the date hereof to any executive officer, director or holder of 10% or more of the outstanding BOP Stock, or any Affiliate of such Person, if such credit would exceed $50,000;

          (l) close any offices at which business is conducted or open any new offices;

          (m) adopt or enter into any new employment agreement or other employee benefit plan or arrangement or amend or modify any employment agreement or employee benefit plan or arrangement of any such type except for such amendments as are required by law;

          (n) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or any other representative retained by it or any of its Affiliates to take any such action, and BOP shall promptly notify GBB (orally and in writing) of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving BOP: any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of BOP representing 10% or more of the assets of BOP; a sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock), representing 10% or more of the voting power of BOP; a tender offer or exchange offer for at least 10% of the outstanding shares of BOP; a solicitation of proxies in opposition to approval of the Merger by BOP's shareholders; or a public announcement of an unsolicited bona fide proposal, plan, or intention to do any of the foregoing. BOP will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than GBB) conducted heretofore with respect to any of the foregoing. BOP shall take the necessary steps to inform promptly the appropriate individuals or entities referred to above of the obligations undertaken in this Section. BOP agrees that it shall notify GBB immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with BOP. BOP also agrees that it shall promptly request each other person, other than GBB, that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring BOP to return all confidential information heretofore furnished to such person by or on behalf of BOP and enforce any such confidentiality agreements. Notwithstanding any other provision in this Section 6.1(n), nothing in this Agreement shall prevent BOP from (i) engaging in any discussions or negotiations with, or providing any information to, any Person in response to an unsolicited bona fide written proposal concerning a Competing Transaction by any such Person or (ii) recommending such an unsolicited bona fide written proposal concerning a Competing Transaction to the holders of BOP Stock if and only if, prior to participating in any of the foregoing, (A) the Board of Directors of BOP concludes in good faith that the Competing Transaction, if consummated, would result in a transaction more favorable to holders of BOP Stock than the transaction contemplated by this Agreement (any such more favorable Competing Transaction being referred to in this Agreement as a "Superior Proposal"); (B) the Board of Directors of BOP determines in good faith based upon the advice of outside counsel that participating in any such action is necessary for it to act in a manner not inconsistent with its fiduciary duties under applicable law; and (C) at least forty-eight (48) hours prior to providing any information or data to any person or entering into discussions or negotiations with any Person, the Board of Directors of BOP notifies GBB of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with BOP;

          (o) change any basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of BOP's business or operations, except such changes as may be required in the opinion of BOP's management to respond to economic or market conditions or as may be required by any Governmental Entity;

          (p) grant any Person a power of attorney or similar authority;

          (q) make any investment by purchase of stock or securities (including an Investment Security), contributions to capital, property transfers or otherwise in any other Person, except for federal funds, obligations of the United States Treasury or an agency of the United States Government the obligations of which are entitled to or implied to have the full faith and credit of the United States government and which have an original maturity not in excess of one year, bank qualified investment grade municipal bonds, in any case, in the ordinary course of business consistent with past practices and which are not designated as trading (consent shall be deemed granted if within three Business Days of written notice together with all relevant documents delivered to GBB's Chief Financial Officer or Controller, written notice of objection is not received by BOP);

          (r) amend or modify any Scheduled Contract or enter into any agreement or contract that would be a Scheduled Contract under Section 4.16;

          (s) sell, transfer, mortgage, encumber or otherwise dispose of any assets or release or waive any claim, except in the ordinary course of business and consistent with past practices;

          (t) take any action which would or is reasonably likely to (i) adversely affect the ability of GBB or BOP to obtain any necessary approval of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect BOP's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of GBB's or BOP's obligations hereunder, as set forth in Articles 9, 10 or 11 herein not being satisfied;

          (u)  make any special or extraordinary payments to any Person;

          (v) reclassify any Investment Security from held-to-maturity or available for sale to trading;

          (w) sell any security other than in the ordinary course of business, or engage in gains trading;

          (x) take title to any real property without conducting prior thereto an environmental investigation, which investigation shall disclose the absence of any suspected environmental contamination;

          (y) take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a)(2)(e) of the Code or prevent GBB from accounting for the business combination to be effected by the Merger as a pooling-of-interests;

          (z) settle any claim, action or proceeding involving any material liability for monetary damages or enter into any settlement agreement containing material obligations;

          (aa) make, acquire a participation in, or reacquire an interest in a participation sold of, any loan that is not in compliance with its normal credit underwriting standards, policies and procedures as in effect on December 31, 1999; or renew, extend the maturity of, or alter any of the material terms of any such loan for a period of greater than six months;

          (bb) incur any indebtedness for borrowed money or assume, guaranty, endorse or otherwise as an accommodation become responsible for the obligations of any other person, except for (i) in connection with banking transactions with banking customers in the ordinary course of business, or (ii) short-term borrowings made at prevailing market rates and terms; or

          (cc) agree or make any commitment to take any actions prohibited by this Section 6.1.

     6.2  Affirmative Conduct Prior to Effective Time of the Merger.  Between
          ---------------------------------------------------------
the date hereof and the Effective Time of the Merger, BOP shall:

          (a) use its commercially reasonable efforts consistent with this Agreement to maintain and preserve intact its present business organization and to maintain and preserve its relationships and goodwill with account holders, borrowers, employees and others having business relationships with BOP;

          (b) use its commercially reasonable efforts to keep in full force and effect all of the existing material permits and licenses of BOP;

          (c) use its commercially reasonable efforts to maintain insurance coverage at least equal to that now in effect on all properties which it owns or leases and on its business operations;

          (d) perform its material contractual obligations and not become in material default on any such obligations;

          (e) duly observe and conform in all material respects to all lawful requirements applicable to its business;

          (f) maintain its assets and properties in good condition and repair, normal wear and tear excepted;

          (g) promptly upon learning of such information, advise GBB in writing of any event or any other transaction whereby any Person or Related Group of Persons acquires, directly or indirectly, record or beneficial ownership or control (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) of 5% or more of the outstanding BOP Stock prior to the record date fixed for the BOP Shareholders' Meeting or any adjourned meeting thereof to approve this Agreement and the transactions contemplated herein;

          (h) promptly notify GBB regarding receipt from any tax authority of any notification of the commencement of an audit, any request to extend the statute of limitations, any statutory notice of deficiency, any revenue agent's report, any notice of proposed assessment, or any other similar notification of potential adjustments to the tax liabilities of BOP, or any actual or threatened collection enforcement activity by any tax authority with respect to tax liabilities of BOP;

          (i) make available to GBB monthly unaudited balance sheets and income statements of BOP within 25 days after the close of each calendar month;

          (j) not later than the 30th day of each calendar month, amend or supplement the BOP Lists prepared and delivered pursuant to Article 4 to ensure that the information set forth in the BOP Lists accurately reflects the then-current status of BOP in all material respects;

          (k) use its commercially reasonable efforts to obtain any third party consent with respect to any contract, agreement, lease, license, arrangement, permit or release that is material to the business of BOP or that is contemplated in this Agreement as required in connection with the Merger;

          (l) maintain an allowance for loan and lease losses consistent with practices and methodology as in effect on the date of the execution of this Agreement; and

          (m) furnish to Manatt, Phelps & Phillips, LLP, promptly upon its written request, written representations and certificates as deemed reasonably necessary or appropriate for purposes of enabling Manatt, Phelps & Phillips, LLP to render the tax opinion referred to in Section 9.6 hereof.

     6.3  Access to Information.
          ---------------------

          (a) BOP will afford, upon reasonable notice, to GBB and its representatives, counsel, accountants, agents and employees reasonable access during normal business hours to all of their business, operations, properties, books, files and records and will do everything reasonably necessary to enable GBB and its representatives, counsel, accountants, agents and employees to make a complete examination of the financial statements, business, assets and properties of BOP and the condition thereof and to update such examination at such intervals as GBB shall deem appropriate. Such examination shall be conducted in cooperation with the officers of BOP and in such a manner as to minimize any disruption of, or interference with, the normal business operations of BOP. Upon the request of GBB, BOP will request Richardson to provide reasonable access to representatives of PwC working on behalf of GBB to auditors' work papers with respect to the business and properties of BOP, including tax accrual work papers prepared for BOP during the preceding 60 months, other than (a) books, records and documents covered by the attorney-client privilege, or that are attorneys' work product, and (b) books, records and documents that BOP is legally obligated to keep confidential. No examination or review conducted under this section shall constitute a waiver or relinquishment on the part of GBB of the right to rely upon the representations and warranties made by BOP herein; provided, that GBB shall disclose to BOP any fact or circumstance it may discover which GBB believes renders any representation or warranty made by BOP hereunder incorrect in any respect. GBB covenants and agrees that it, its subsidiaries, and their respective representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning BOP so obtained from any of them (except to the extent that such documents or information are a matter of public record or require disclosure in the Proxy Statement and Prospectus or any of the public information of any applications required to be filed with any Governmental Entity to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to BOP.

          (b) A representative of GBB, selected by GBB in its sole discretion, shall be authorized and permitted to review each loan, lease, or other credit funded or renewed by BOP after the date hereof, and all information associated with such loan, lease or other credit, such review to take place, if possible, on BOP's premises.

          (c) A representative of GBB, selected by GBB in its sole discretion, shall be permitted by BOP to attend, but not otherwise participate in, all regular and special Board of Directors' and committee meetings of BOP from the date hereof until the Effective Time of the Merger; provided, however, that the attendance of such representative shall not be permitted at any meeting, or portion thereof, for the sole purpose of discussing the transactions contemplated by this Agreement or the obligations of BOP under this Agreement.

     6.4  Filings.  BOP agrees that through the Effective Time of the Merger,
          -------
each of BOP's reports, registrations, statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration, statement or other filing that is intended to present the financial position of the entity to which it relates will fairly present the financial position of such entity and will be prepared in accordance with generally accepted accounting principles or applicable banking regulations consistently applied during the periods involved.

     6.5  Notices; Reports.  BOP will promptly notify GBB of any event of which
          ----------------
BOP obtains knowledge which has had or may have a materially adverse effect on the financial condition, operations, business or prospects of BOP, or in the event that BOP determines that it is unable to fulfill any of the conditions to the performance of GBB's obligations hereunder, as set forth in Articles 9 or 11 herein, and BOP will furnish GBB (i) as soon as available, and in any event within one Business Day after it is mailed or delivered to the Board of Directors of BOP or committees thereof, any report by BOP for submission to the Board of Directors of BOP or committees thereof, provided, however, that BOP need not furnish to GBB communications of BOP's legal counsel regarding BOP's rights and obligations under this Agreement or the transactions contemplated hereby, or books, records and documents covered by confidentiality agreements or the attorney-client privilege, or which are attorneys' work product, (ii) as soon as available, all proxy statements, information statements, financial statements, reports, letters and communications sent by BOP to its shareholders or other security holders, and all reports filed by BOP with the FDIC or the DFI, and (iii) such other existing reports as GBB may reasonably request relating to BOP.

     6.6  BOP Shareholders' Meeting.  Promptly after the execution of this
          -------------------------
Agreement, BOP will take action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders to consider and vote upon this Agreement and the transactions contemplated hereby so as to permit the consummation of the transactions contemplated hereby. The Board of Directors of BOP shall, subject to its fiduciary duties, recommend that its shareholders approve this Agreement and the transactions contemplated hereby, and the Board of Directors of BOP shall, subject to its fiduciary duties, use its best efforts to obtain the affirmative vote of the holders of the largest possible percentage of the outstanding BOP Stock to approve this Agreement and the transactions contemplated hereby.

     6.7  Certain Loans and Other Extensions of Credit.  BOP will promptly
          --------------------------------------------
inform GBB of the amounts and categories of any loans, leases or other extensions of credit that have been classified by any unit of BOP or by any other Person as "Criticized," "Specially Mentioned," "Substandard," "Doubtful," "Loss" or any comparable classification ("Classified Credits"). BOP will furnish GBB, as soon as practicable, and in any event within 20 days after the end of each calendar month, schedules including the following: (a) Classified Credits (including with respect to each credit its classification category and the originating unit); (b) nonaccrual credits (including the originating unit); (c) accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status (including its originating unit); (d) credits delinquent as to payment of principal or interest (including its originating unit), including an aging into current-to-29, 30-59, 60-89, and 90+ day categories; (e) participating loans and leases, stating, with respect to each, whether it is purchased or sold and the originating unit; (f) loans or leases (including any commitments) by BOP to any BOP director, officer at or above the senior vice president level, or shareholder holding 10% or more of the capital stock of BOP, including with respect to each such loan or lease the identity and, to the knowledge of BOP, the relation of the borrower to BOP, and the outstanding and undrawn amounts; (g) letters of credit (including the originating unit); (h) loans or leases wholly or partially charged off during the previous month (including with respect to each loan or lease, the originating amount, the write-off amount and its originating unit); and (i) other real estate or assets acquired in satisfaction of debt.

     6.8  Applications.  Subject to Section 7.5, BOP will promptly prepare or
          ------------
cause to be prepared the portions of the Proxy Statement and Prospectus as it pertains to BOP and any other applications necessary, including applications to the FDIC and the DFI, to consummate the transactions contemplated hereby, and further agrees to provide any information requested by GBB for the preparation of any applications necessary to consummate the transactions contemplated hereby. BOP shall afford GBB a reasonable opportunity to review the portions of the Proxy Statement and Prospectus pertaining to BOP and all such applications and all amendments and supplements thereto before the filing thereof. BOP covenants and agrees that, with respect to the information relating to BOP, the Proxy Statement and Prospectus will comply in all material respects with the provisions of applicable law, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. BOP will use its commercially reasonable efforts to obtain all regulatory approvals or consents necessary to effect the Merger and the transactions contemplated herein.

     6.9  Affiliate Agreements.  Concurrently with the execution of this
          --------------------
Agreement, (a) BOP shall deliver to GBB a letter identifying all persons who are then "affiliates" of BOP for purposes of ASR 130 and 135 and Rule 145 under the Securities Act and (b) BOP shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use reasonable efforts to obtain from each person identified in such letter a written agreement substantially in the form attached hereto as Exhibit B. BOP
                                                               ---------
shall use reasonable efforts to obtain from any person who becomes an affiliate of BOP after BOP's delivery of the letter referred to above, and on or prior to the date of the BOP Shareholders' Meeting to approve this Agreement, a written agreement substantially in the form attached as Exhibit B hereto as soon as
                                                ---------
practicable after obtaining such status.

     6.10 Coordination of Dividends.  BOP shall coordinate with GBB the
          -------------------------
declaration of any dividends that may be allowed pursuant to Section 6.1(b) hereof, and the record date and the payment dates relating thereto, it being the intention of the parties that holders of BOP Stock shall not receive two dividends, or fail to receive one dividend, for any applicable dividend period with respect to their shares of BOP Stock and any shares of GBB Stock any such holder will receive in exchange therefor in the Merger.

     6.11 D&O Coverage.  In the event that GBB is unable to have BOP's directors
          ------------
and officers added to GBB's directors' and officers' liability insurance policy pursuant to Section 7.2(d) hereof and upon GBB's request, BOP shall use commercially reasonable efforts to obtain (i) coverage for a period of at least 36 months following the Effective Time of the Merger for the directors and officers of BOP under a directors' and officers' liability insurance policy which is no less protective in terms of coverage or limitations than now possessed by BOP covering acts or omissions occurring prior to the Effective Time of the Merger and actions related to this Agreement, and (ii) coverage for a period of at least 36 months following the Effective Time of the Merger under a bankers' blanket bond which is no less protective in terms of coverage or limitations than now possessed by BOP covering acts or omissions occurring prior to the Effective Time of the Merger and actions related to this Agreement.

                                  ARTICLE 7.

                               COVENANTS OF GBB
                               ----------------
                     PENDING EFFECTIVE TIME OF THE MERGER
                     ------------------------------------

     GBB covenants and agrees with BOP as follows:

     7.1. Limitation on Conduct Prior to Effective Time of the Merger.  Between
          -----------------------------------------------------------
the date hereof and the Effective Time of the Merger, except as contemplated by this Agreement and subject to requirements of law and regulation generally applicable to bank holding companies and banks, GBB shall not, without the prior written consent of BOP, which consent BOP shall not unreasonably withhold or delay:

          (a) take any action which would or is reasonably likely to (i) adversely affect the ability of GBB to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby; (ii) adversely affect GBB's ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of GBB's obligations hereunder, as set forth in Articles 9 or 11 herein not being satisfied;

          (b) take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368 of the Code or prevent GBB from accounting for the business combination to be effected by the Merger as a pooling-of-interests;

          (c) amend its articles of incorporation in any respect which would materially and adversely affect the rights and privileges attendant to the GBB Stock; or

          (d) enter into a GBB Acquisition Transaction that includes as a condition precedent to such GBB Acquisition Transaction that GBB terminate this Agreement; provided, however, notwithstanding the foregoing, nothing in this Agreement shall prevent GBB from entering into such a GBB Acquisition Transaction if the Board of Directors of GBB determines in good faith based upon the advice of counsel that taking such action is necessary for it to act in a manner not inconsistent with its fiduciary duties under applicable law; provided, however, that nothing herein shall prohibit BOP from terminating this Agreement pursuant to Section 13.1(l); or

          (e) agree or make any commitment to take any actions prohibited by this Section 7.1.

     7.2. Affirmative Conduct of GBB and Subsidiaries Prior to Effective Time of
          ----------------------------------------------------------------------
the Merger.  Between the date hereof and the Effective Time of the Merger, GBB
----------
shall:

          (a) duly observe and conform in all material respects to all lawful requirements applicable to the business of GBB;

          (b) use its commercially reasonable efforts to obtain any third party consent with respect to any contract, agreement, lease, license, arrangement, permit or release that is material to the business of GBB on a consolidated basis and that is contemplated in this Agreement as required in connection with the Merger;

          (c) not later than the 20th day of each calendar month, amend or supplement the GBB Lists prepared and delivered pursuant to Article 5 to ensure that the information set forth in the GBB Lists accurately reflects the then-current status of GBB. GBB shall further amend or supplement the GBB Lists as of the Closing Date if necessary to reflect any additional information that needs to be included in the GBB Lists; and

          (d) use its commercially reasonable efforts to purchase, or permit BOP to purchase, tail coverage for BOP pursuant to BOP's directors' and officers' liability insurance policy, providing for coverage for a period of at least 36 months following the Effective Time of the Merger and covering acts or omissions occurring prior to the Effective Time of the Merger and actions related to this Agreement.

     7.3. Access to Information.  Upon reasonable request by BOP, GBB shall (i)
          ---------------------
make its Chief Executive Officer, Chief Administrative Officer/Chief Financial Officer, Chief Credit Officer and Controller available to discuss with BOP and its representatives GBB's operations; and (ii) shall provide BOP with written information which is (a) similar to the written information that BOP reviewed in connection with this Agreement, and (b) related to GBB's business condition, operations and prospects on a consolidated basis. No examination or review conducted under this section shall constitute a waiver or relinquishment on the part of BOP of the right to rely upon the representations and warranties made by GBB herein; provided, that BOP shall disclose to GBB any fact or circumstance it may discover which BOP believes renders any representation or warranty made by GBB hereunder incorrect in any respect. BOP covenants and agrees that it and its representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning GBB so obtained (except to the extent that such documents or information are a matter of public record or require disclosure in the Proxy Statement and Prospectus or any of the public information of any applications required to be filed with any Governmental Entity to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to GBB.

     7.4. Filings.  GBB agrees that through the Effective Time of the Merger,
          -------
each of its reports, registrations, statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all the applicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration, statement or other filing that is intended to present the financial position of the entities or entity to which it relates will fairly present the financial position of such entities or entity and will be prepared in accordance with generally accepted accounting principles or applicable banking regulations consistently applied during the periods involved.

     7.5. Applications.  GBB will promptly prepare and file or cause to be
          ------------
prepared and filed (i) an application for approval of the Merger with the FRB;
(ii) an application for approval of the Merger with the DFI and the FDIC; (iii) in conjunction with BOP, the Registration Statement on Form S-4 and the Proxy Statement and Prospectus as it pertains to GBB; and (iv) any other applications necessary to consummate the transactions contemplated hereby. GBB shall afford BOP a reasonable opportunity to review the Proxy Statement and Prospectus and all such applications and all amendments and supplements thereto before the filing thereof. GBB covenants and agrees that the Registration Statement on Form S-4 and the Proxy Statement and Prospectus and all applications to the appropriate regulatory agencies for approval or consent to the Merger, with respect to information relating to GBB or its subsidiaries, will comply in all material respects with the provisions of applicable law, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. GBB will use its commercially reasonable efforts to obtain all regulatory approvals or consents necessary to effect the Merger.

     7.6. Blue Sky.  GBB agrees to use commercially reasonable efforts to have
          --------
the shares of GBB Stock to be issued in connection with the Merger qualified or registered for offer and sale, to the extent required, under the securities laws of each jurisdiction in which shareholders of BOP reside.

     7.7. Notices; Reports.  GBB will promptly notify BOP of any event of which
          ----------------
GBB obtains knowledge which has had or may have a material adverse affect on the financial condition, operations, business or prospects of GBB on a consolidated basis or in the event that GBB determines that it is unable to fulfill any of the conditions to the performance of BOP's obligations hereunder, as set forth in Articles 9 or 10 herein.

     7.8. Removal of Conditions.  In the event of the imposition of a condition
          ---------------------
to any regulatory approvals which GBB deems to materially adversely affect it or to be materially burdensome, GBB shall use its commercially reasonable efforts for purposes of obtaining the removal of such condition.

     7.9. Stock Options.
          -------------

          (a) At and as of the Effective Time of the Merger, GBB shall assume each and every outstanding option to purchase shares of BOP Stock ("BOP Stock Option") under the BOP Stock Option Plan. Subject to Section 7.9(d), each and every BOP Stock Option so assumed by GBB under this Agreement shall be exchanged for a substitute option under the GBB Stock Option Plan with the following terms: (i) such BOP Stock Option shall be exercisable for that number of whole shares of GBB Stock equal to the product of (A) the number of shares of BOP Stock that were granted under such BOP Stock Option immediately prior to the Effective Time of the Merger (the vesting of which will be accelerated in accordance with the terms of the BOP Stock Option Plan and the agreements pursuant thereto) multiplied by (B) the Conversion Ratio, with such product rounded down to the nearest whole number of shares of GBB Stock; and (ii) the per share exercise price for the shares of GBB Stock issuable upon exercise of such BOP Stock Option shall be equal to the quotient determined by dividing (A) the exercise price per share of BOP Stock at which such BOP Stock Option was exercisable immediately prior to the Effective Time of the Merger by (B) the Conversion Ratio. After the Effective Time of the Merger, GBB shall issue to each holder of an outstanding BOP Stock Option a document evidencing the substitute option pursuant to this Section 7.9.

          (b) The terms of the substitute options shall correspond in all material respects to the terms of the BOP Stock Options and, subject to the requirements of law, the BOP Stock Options which qualify as incentive stock options prior to the Effective Time of the Merger qualify as incentive stock options of GBB after the Effective Time of the Merger.

          (c) At or prior to the Effective Time of the Merger, GBB shall take all corporate action necessary to reserve for issuance a sufficient number of shares of GBB Stock for delivery upon exercise of GBB Stock Options assumed by it in accordance with this Section 7.9. At the Effective Time of the Merger, or as soon as practicable thereafter, GBB shall, if necessary, file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of GBB Stock subject to such options and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

          (d) In the event the shareholders of GBB fail to approve an increase in the number of shares reserved for issuance under the GBB Stock Option Plan at the shareholders' meeting to be held in connection with the merger of GBB and Coast Bancorp, GBB will assume the BOP Stock Option Plan and each BOP Stock Option granted thereunder. Each such BOP Stock Option so assumed by GBB under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the BOP Stock Option Plan and in the other documents governing such BOP Stock Option immediately prior to the Effective Time of the Merger; provided, however, that such BOP Stock Options will be exercisable for that number of shares of GBB Stock computed in accordance with Section 7.9(a)(i) and (ii). In such event, the BOP Stock Option Plan (as amended, if necessary, to provide for the exchange of GBB Stock for BOP Stock upon the exercise of BOP Stock Options) will continue in effect for the BOP Stock Options so assumed.

     7.10  Reservation, Issuance and Registration of GBB Stock.  GBB shall
           ---------------------------------------------------
reserve and make available for issuance in connection with the Merger and in accordance with the terms and conditions of this Agreement such number of shares of GBB Stock to be issued to the shareholders of BOP in the Merger pursuant to
Article 2 hereof.


     7.11  Nasdaq Listing.  GBB shall use its commercially reasonable efforts to
           --------------
cause the shares of GBB Stock to be issued in the Merger to be approved for listing on the Nasdaq National Market System, subject to official notice of issuance, prior to the Effective Time of the Merger.

                                  ARTICLE 8.
                             ADDITIONAL COVENANTS
                             --------------------

     The parties hereto hereby mutually covenant and agree with each other as follows:

     8.1. Commercially Reasonable Efforts.  Subject to the terms and conditions
          -------------------------------
of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practical.

     8.2. Public Announcements.  No press release or other public disclosure of
          --------------------
matters related to this Agreement or any of the transactions contemplated hereby shall be made by GBB or BOP unless the other party shall have provided its prior consent to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law.

     8.3. Environmental Assessment and Remediation.  GBB may cause to be
          ----------------------------------------
prepared at GBB's sole cost and expense within 45 days of the date of this Agreement one or more phase I environmental investigations with respect to the Real Property set forth on the BOP Real Property List. In the event any such phase I environmental investigation report, or any such report which BOP has already obtained on any of the Real Property set forth on BOP's Real Property List, discloses facts which, in the sole discretion of GBB, warrant further investigation, GBB shall provide written notice to BOP, and BOP shall be required to cause to be completed within 60 days of such written notice, at the sole cost and expense of GBB, a phase II environmental investigation and report with respect to such property. The consultant engaged by BOP to conduct such investigation and provide such report shall be reasonably acceptable to GBB.
GBB shall have 10 days from the receipt of such investigation report to reasonably object thereto, which objection shall be by written notice. In the event of any such objection, GBB shall engage an environmental consultant reasonably satisfactory to BOP who shall provide an estimate of the cost of taking any remedial action recommended or suggested in such phase II environmental investigation report, or which is required by law, or which is determined to be prudent by GBB, in its sole discretion, and, unless the estimated cost of such remediation is in excess of $100,000 or is not reasonably determinable by such consultant (and written notice thereof provided by BOP to GBB) BOP shall immediately commence such remediation, all at the sole cost and expense of BOP. In the event such environmental consultant determines that the estimated cost of such remediation is in excess of $100,000 or is not reasonably determinable, GBB shall have the right to terminate the Agreement pursuant to Section 13.1(k) hereof before the expiration of 21 days from the date of such written notice.

     GBB agrees to keep confidential and not to disclose any nonpublic information obtained in the course of such environmental investigation relating to environmental contamination or suspected contamination of any property on the BOP Real Property List, except as required by law.

     8.4  Appointment of Director.  GBB agrees to take all necessary action,
          -----------------------
including, if necessary, increasing the authorized number of it directors, to appoint as contemplated by Section 2.6 hereof one member of BOP's Board of Directors to the Board of Directors of GBB effective at Effective Time of the Merger, or as soon thereafter as practicable.

                                  ARTICLE 9.

                      CONDITIONS PRECEDENT TO THE MERGER
                      ----------------------------------

     The obligations of each of the parties hereto to consummate the transactions contemplated herein are subject to the satisfaction, on or before the Closing Date, of the following conditions:

     9.1. Shareholder Approval.  The Agreement and the transactions contemplated
          --------------------
hereby shall have received all requisite approvals of the shareholders of BOP.

     9.2. No Judgments or Orders.  No judgment, decree, injunction, order or
          ----------------------
proceeding shall be outstanding or threatened by any Governmental Entity which prohibits or restricts the effectuation of, or threatens to invalidate or set aside, the Merger substantially in the form contemplated by this Agreement, unless counsel to the party against whom such action or proceeding was instituted or threatened renders to the other parties hereto a favorable opinion that such judgment, decree, injunction, order or proceeding is without merit.

     9.3. Regulatory Approvals.  To the extent required by applicable law or
          --------------------
regulation, all approvals or consents of any Governmental Entity, including, without limitation, those of the FRB, the FDIC and the DFI shall have been obtained or granted for the Merger and the transactions contemplated hereby and the applicable waiting period under all laws shall have expired. All other statutory or regulatory requirements for the valid completion of the transactions contemplated hereby shall have been satisfied.

     9.4. Securities Laws.  The Registration Statement on Form S-4 shall have
          ---------------
been declared effective by the SEC (and cleared for release by the FDIC) and shall not be the subject of any stop order or proceedings seeking or threatening a stop order. GBB shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the GBB Stock to consummate the Merger.

     9.5. Listing.  The GBB Stock issuable in the Merger shall have been
          -------
included for listing on the Nasdaq National Market System.

     9.6. Tax Opinion.  GBB and BOP shall have received from Manatt, Phelps &
          -----------
Phillips, LLP an opinion reasonably satisfactory to GBB and BOP to the effect that the Merger shall not result in the recognition of gain or loss for federal or California income tax purposes to GBB or BOP, nor shall the issuance of the GBB Stock result in the recognition of gain or loss for federal or California income tax purposes by the holders of BOP Stock who receive such stock, nor shall the substitution or assumption of options under Section 7.9 result in any income or gain to the option holder for federal or California income tax purposes or disqualify any such options as incentive stock options in connection with the Merger, dated prior to the date the Proxy Statement and Prospectus is first mailed to the shareholders of BOP and GBB and such opinions shall not have been withdrawn or modified in any material respect.

     9.7. Pooling of Interests.   Prior to the Effective Time of the Merger, GBB
          --------------------
shall have received from PwC a written confirmation that the Merger will qualify for pooling-of-interests accounting treatment. Additionally, prior to the Effective Time of the Merger, Richardson shall have delivered a letter to BOP to the effect that, as of the Effective Time of the Merger, no conditions exist with respect to BOP that would preclude accounting for the Merger as a pooling-of-interests. In making their determinations that the Merger will qualify for such treatment, PwC and Richardson shall be entitled to assume that cash will be paid with respect to all shares held of record by any holder of GBB Dissenting Shares or BOP Dissenting Shares.

                                  ARTICLE 10.

                 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BOP
                 ----------------------------------------------

     All of the obligations of BOP to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by BOP:

     10.1.  Legal Opinion.  BOP shall have received the opinion of Linda M.
            -------------
Iannone, General Counsel of GBB, dated as of the Closing Date, and in form and substance satisfactory to the counsel of BOP, to the effect that: (a) GBB and Newco are corporations validly existing under the laws of the State of California with full corporate power and authority to enter into this Agreement and the Agreement of Merger, as applicable, and to consummate the transactions contemplated hereby and thereby; (b) all corporate proceedings on the part of GBB and Newco necessary to be taken in connection with the Merger in order to make the same effective have been duly and validly taken; (c) this Agreement and the Agreement of Merger have been duly and validly authorized, executed and delivered on behalf of GBB and Newco and constitute (subject to standard exceptions of enforceability arising from the bankruptcy laws and rules of equity) valid and binding agreements of GBB Newco; and (d) the shares of GBB Stock to be issued in the Merger will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

     10.2.  Representations and Warranties; Performance of Covenants.  All the
            --------------------------------------------------------
covenants, terms and conditions of this Agreement to be complied with and performed by GBB on or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of GBB contained in Article 5 hereof shall have been true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date. It is understood and acknowledged that the representations being made on and as of the Closing Date shall be made without giving effect to any update with respect to the GBB Lists in accordance with Section 7.2(c).

     10.3.  Authorization of Merger.  All actions necessary to authorize the
            -----------------------
execution, delivery and performance of this Agreement and the Agreement of Merger by GBB and Newco and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Boards of Directors of GBB and Newco, as required by applicable law, and Newco shall have full power and right to merge pursuant to the Agreement of Merger.

     10.4.  Absence of Certain Changes.  Between the date of this Agreement and
            --------------------------
the Effective Time of the Merger, there shall not have occurred any event that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of GBB on a consolidated basis, whether or not such event, change or effect is reflected in the GBB Lists as amended or supplemented after the date of this Agreement.

     10.5   Third Party Consents.  GBB shall have obtained all consents of other
            --------------------
parties to their respective mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the Merger and the transactions contemplated herein to be consummated without a material default, acceleration, breach or loss of rights or benefits thereunder.

     10.6   Officers' Certificate. There shall have been delivered to BOP on the
            ---------------------
Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of GBB certifying, to the best of their knowledge, compliance with all of the provisions of Sections 10.2, 10.3, 10.4 and 10.5.

     10.7   Fairness Opinion.  BOP shall have received a letter from Hoefer &
            ----------------
Arnett, Incorporated, dated as of a date within five Business Days of the mailing of the Proxy Statement and Prospectus to the shareholders of BOP, to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of BOP.

                                  ARTICLE 11.

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF GBB
                  ------------------------------------------

     All of the obligations of GBB to effect the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by GBB:

     11.1.  Legal Opinion.  GBB shall have received the opinion of Leland,
            -------------
Parachini, Steinberg, Matzger & Melnick, LLP, attorneys for BOP, and in form and substance satisfactory to the counsel of GBB, to the effect that: (a) BOP is a corporation validly existing under the laws of the State of California with full corporate power and authority to enter into this Agreement and the Agreement of Merger and to consummate the transactions contemplated hereby and thereby; (b) all corporate proceedings on the part of BOP necessary to be taken in connection with the Merger in order to make the same effective have been duly and validly taken; and (c) this Agreement and the Agreement of Merger have been duly and validly authorized, executed and delivered on behalf of BOP, and constitute (subject to standard exceptions of enforceability arising from the bankruptcy laws and rules of equity) valid and binding agreements of BOP.

     11.2.  Representations and Warranties; Performance of Covenants.  All the
            --------------------------------------------------------
covenants, terms and conditions of this Agreement to be complied with and performed by BOP at or before the Closing Date shall have been complied with and performed in all material respects. Each of the representations and warranties of BOP contained in Article 4 hereof shall have been true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) on and as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or for changes expressly contemplated by this Agreement) on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date. It is understood and acknowledged that the representations being made on and as of the Closing Date shall be made without giving effect to any update with respect to the BOP Lists in accordance with Section 6.2(j).

     11.3.  Authorization of Merger.  All actions necessary to authorize the
            -----------------------
execution, delivery and performance of this Agreement and the Agreement of Merger by BOP and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Board of Directors and shareholders of BOP, and BOP shall have full power and right to merge pursuant to the Agreement of Merger.

     11.4.  Third Party Consents.  BOP shall have obtained all consents of other
            --------------------
parties to their respective mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the Merger and the transactions contemplated herein to be consummated without a material default, acceleration, breach or loss of rights or benefits thereunder.

     11.5.  Absence of Certain Changes.  Between the date of this Agreement and
            --------------------------
the Effective Time of the Merger, there shall not have occurred any event that has had or could reasonably be expected to have a material adverse effect on the business, financial condition, results of operations or prospects of BOP whether or not such event, change or effect is reflected in the BOP Lists as amended or supplemented after the date of this Agreement.

     11.6.  Officers' Certificate.  There shall have been delivered to GBB on
            ---------------------
the Closing Date a certificate executed by the Chief Executive Officer and the Chief Financial Officer of BOP certifying, to the best of their knowledge, compliance with all of the provisions of Sections 11.2, 11.3, 11.4 and 11.5.

     11.7.  Fairness Opinion.  GBB shall have received a letter from First
            ----------------
Security Van Kasper dated as of a date within five Business Days of the mailing of the Proxy Statement and Prospectus to the shareholders of GBB, to the effect that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of GBB.

     11.8.  Shareholder's Agreements. Concurrently with the execution of this
            ------------------------
Agreement, each director of BOP shall have executed and delivered to GBB agreements substantially in the form of Exhibit D hereto.
                                        ---------

     11.9.  Agreements Not to Compete.  Concurrently with the execution of this
            -------------------------
Agreement, the directors of BOP shall have executed and delivered to GBB agreements substantially in the form of Exhibit C hereto.
                                        ---------

     11.10. Affiliates Agreements.  GBB shall have received from each person
            ---------------------
named in the letter or otherwise referred to in Section 6.9 an executed copy of an agreement substantially in the form on Exhibit B hereto.
                                          ---------

     11.11. Employee Benefit Plans. GBB shall have received satisfactory
            ----------------------
evidence that all of BOP's employee benefit plans, programs and arrangements, including, without limitation, the BOP 401(k) Plan, have been treated as provided in Article 12 of this Agreement.

     11.12. Dissenting Shares.  The number of shares of BOP Stock for which
            -----------------
demand is made to be BOP Perfected Dissenting Shares shall not exceed an amount which, when combined with other amounts payable in connection with the Merger, would result in the Merger being disqualified from pooling of interest accounting treatment.

     11.13. Remediation.  All remediation of environmental contamination or
            -----------
conditions on any BOP Property shall have been completed to the satisfaction of GBB.

     11.14. BOP Adjusted Book Value.  At least five Business Days prior to the
            -----------------------
Effective Time of the Merger, BOP shall provide GBB with BOP's financial statements as of the close of business on the last day of the month prior to the Effective Time of the Merger. Such financial statements shall have been prepared in all material respects in accordance with generally accepted accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. At the close of business on the last day of the month preceding the Effective Time of the Merger, the BOP Adjusted Book Value, as determined in accordance with such financial statements, shall be:

               (a) not less than $16,719,000 if the Effective Time of the Merger occurs in June 2000;

               (b) not less than $16,860,000 if the Effective Time of the Merger occurs in July 2000;

               (c) not less than $17,032,000 if the Effective Time of the Merger occurs in August 2000;
               (d) not less than $17,197,000 if the Effective Time of the Merger occurs in September 2000; and

               (e) not less than $17,359,000 if the Effective Time of the Merger occurs in October 2000.

     11.15.    Termination of BOP Stock Option Plan. Subject to the provisions
               ------------------------------------
of Section 7.9(d), GBB shall have received satisfactory evidence that the BOP Stock Option Plan has been terminated prior to the Effective Time of the Merger.

     11.16     Allowance for Loan Losses.  BOP's allowance for loan and lease
               -------------------------
losses, as reflected on the financial statements referred to in Section 11.14, shall equal the greater of 1.33% of BOP's total gross loans (less deferred loan fees) or $1,596,000.

     11.17     Regulatory Approvals.  Any and all approvals or consents of any
               --------------------
Governmental Entity which are necessary to consummate the Merger and the transactions contemplated hereby shall have been granted without the imposition of any conditions which GBB deems, in its sole and absolute opinion, to materially adversely affect it or be materially burdensome.

     11.18     Bylaws Amendment.  The Board of Directors of  BOP shall have
               ----------------
amended BOP's Bylaws to eliminate Article II, Section 12 regarding director qualifications.



                                  ARTICLE 12.

                               EMPLOYEE BENEFITS
                               -----------------

     12.1      Employee Benefits. GBB in its sole discretion, may elect to
               -----------------
terminate the BOP 401(k) or to discontinue contributions to the BOP 401(k) Plan following the Effective Time of the Merger, to cause BOP to terminate the BOP 401(k) Plan or to discontinue contributions to the BOP 401(k) Plan prior to the Effective Time of the Merger, or to merge the BOP 401(k) Plan with and into the GBB 401(k) Plan after the Effective Time of the Merger. In no event shall the BOP 401(k) Plan be merged with and into the GBB 401(k) Plan, however, unless GBB determines, in its sole discretion, that: (i) the BOP 401(k) Plan is a qualified plan under Section 401(a) of the Code, both as to the form of the BOP 401(k) Plan and as to its operation; and (ii) there are no facts in existence that would be reasonably likely to adversely affect the qualified status of the BOP 401(k) Plan. If GBB determines in its sole discretion not to merge the BOP 401(k) Plan into the GBB 401(k) Plan and that the BOP 401(k) Plan should be terminated immediately prior to the Effective Time of the Merger, BOP agrees to use its best efforts to have the BOP 401(k) Plan terminated prior to the Effective Time of the Merger and to obtain an IRS determination that the BOP 401(k) Plan continues to be qualified upon termination.

     As soon as practicable after the Effective Time of the Merger, all other Employee Plans will be discontinued or merged into GBB plans, in the discretion of GBB, and employees of BOP shall become eligible for the employee benefit plans of GBB on the same terms as such plans and benefits are generally offered from time to time to employees of GBB and its subsidiaries in comparable positions with GBB or its subsidiaries. For purposes of determining such employment eligibility and vesting under the employee benefit plans of GBB, GBB shall recognize such employees' years of service with BOP beginning on the date such employees commenced employment with BOP through the Effective Time of the Merger.

                                  ARTICLE 13.

                                  TERMINATION
                                  -----------

     13.1 Termination.  This Agreement may be terminated at any time prior to
          -----------
the Effective Time of the Merger upon the occurrence of any of the following:

          (a) By mutual agreement of the parties, in writing;

          (b) By BOP (unless BOP's Board of Directors shall have withdrawn or modified in a manner adverse to GBB in any respect its recommendation of the Merger to the holders of BOP Stock) or GBB upon the failure of the shareholders of BOP to give the requisite approval of this Agreement;

          (c) By BOP promptly following the expiration of 20 days from delivery of written notice by BOP to GBB of GBB's breach of or failure to satisfy any covenant or agreement contained herein resulting in a material impairment of the benefit reasonably expected to be derived by BOP from the performance or satisfaction of such covenant or agreement (provided that such breach has not been waived by BOP or cured by GBB prior to expiration of such 20 day period);

          (d) By GBB promptly following the expiration of 20 days from delivery of written notice by GBB to BOP of BOP's breach of or failure to satisfy any covenant or agreement contained herein resulting in a material impairment of the benefit reasonably expected to be derived by GBB from the performance or satisfaction of such covenant or agreement (provided that such breach has not been waived by GBB or cured by BOP prior to expiration of such 20 day period);

          (e) By BOP or GBB upon the expiration of 30 days after any Governmental Entity denies or refuses to grant any approval, consent or authorization required to be obtained in order to consummate the transactions contemplated by this Agreement unless, within said 30 day period after such denial or refusal, all parties hereto agree to resubmit the application or appeal the decision to the regulatory authority that has denied, or refused to grant the approval, consent or qualification requested;

            (f) By BOP or GBB if any conditions set forth in Article 9 shall not have been met by October 15, 2000; provided, however, that this Agreement shall not be terminated pursuant to this Section 13.1(f) if the relevant condition shall have failed to occur as a result of any act or omission of the party seeking to terminate;

            (g) By BOP if any of the conditions set forth in Article 10 shall not have been met by October 15, 2000, or such earlier time as it becomes apparent that such condition shall not be met, provided, however, that this Agreement shall not be terminated pursuant to this Section 13.1(g) if the relevant condition shall have failed to occur as a result of any act or omission of BOP;

            (h) By GBB if any of the conditions set forth in Article 11 shall not have been met by October 15, 2000, or such earlier time as it becomes apparent that such condition shall not be met, provided, however, that this Agreement shall not be terminated pursuant to this Section 13.1(h) if the relevant condition shall have failed to occur as a result of any act or omission of GBB;

            (i) By GBB if BOP shall have breached any of the obligations contained in Section 6.1(n);

            (j) By GBB if (i) BOP shall have exercised a right specified in the last sentence of Section 6.1(n) with respect to any Superior Proposal and shall, directly or through agents or representatives, continue any discussions with any third party concerning such Superior Proposal for more than ten (10) Business Days after the date of receipt of such Superior Proposal; or (ii) a Superior Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to BOP which contains a proposal as to price (without regard to the specificity of such price proposal) and BOP shall not have rejected such proposal within ten (10) Business Days of receipt of such Superior Proposal or the date its existence first becomes publicly disclosed, if earlier;

            (k) By GBB under the circumstances set forth in Section 8.3;

            (l) By BOP if GBB shall have entered into a GBB Acquisition Transaction that includes as a condition precedent to such GBB Acquisition Transaction that GBB terminate this Agreement; or

            (m) By BOP if the Average Closing Price is less than $37.91, subject to GBB's right to elect to exercise the Top Up Option as provided in Section 2.2(a)(iii).

     13.2.  Effect of Termination.  In the event of termination of this
            ---------------------
Agreement by either BOP or GBB as provided in Section 13.1, neither BOP nor GBB shall have any further obligation or liability to the other party except (a) with respect to the last sentences of each of

Section 6.3(a), Section 7.3 and Section 8.3, (b) with respect to Section 14.1; and (c) to the extent such termination results from a party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements or obligations hereunder.

     13.3.  Force Majeure.  BOP and GBB agree that, notwithstanding anything to
            -------------
the contrary in this Agreement, in the event this Agreement is terminated as a result of a failure of a condition, which failure is due to a natural disaster or other act of God, or an act of war, and provided neither party has materially failed to observe the obligations of such party under this Agreement, neither party shall be obligated to pay to the other party to this Agreement any expenses or otherwise be liable hereunder.

                                  ARTICLE 14.

                                 MISCELLANEOUS
                                 -------------

     14.1.  Expenses.
            --------

            (a) GBB hereby agrees that if this Agreement is terminated by BOP pursuant to Section 13.1(c), GBB shall promptly and in any event within 10 days after such termination pay BOP all Expenses (as defined in Section 14.1(d) below) of BOP, but not to exceed $175,000.

            (b) BOP hereby agrees that if the Agreement is terminated by GBB or BOP pursuant to Section 13.1(b) with respect to the failure of BOP shareholders to approve the Agreement and the transactions contemplated hereby, or by GBB pursuant to Section 13.1(d), 13.1(i) 13.1(j), BOP shall promptly and in any event within 10 days after such termination pay GBB all Expenses of GBB, but not to exceed $250,000.

            (c) Except as otherwise provided herein, all Expenses incurred by GBB and BOP in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred the same. Notwithstanding the foregoing, GBB and BOP shall share equally the cost of printing the Proxy Statement and Prospectus.

            (d) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by the party or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

     14.2   Competing Transaction Fee. As an inducement to GBB to enter into
            -------------------------
this Agreement, (a) in the event this Agreement is terminated by GBB pursuant to Sections 13.1(i) or 13.1(j), or (b) if BOP otherwise consummates a Competing Transaction during the 12-month period following termination of this Agreement pursuant to Sections 13.1(b) or 13.1(d), BOP shall wire to GBB within three Business Days of the date of termination in the case of clause (a) and concurrent with the consummation of the Competing Transaction in the case of clause (b), the amount of $1,750,000, which amount the parties acknowledge as representing (i) GBB's direct costs and expenses (including, but not limited to, fees and expenses of financial or other consultants, printing costs, accountants, and counsel) incurred in negotiating and undertaking to carry out the transactions contemplated by this Agreement, including GBB's management time devoted to negotiation and preparation for the transactions contemplated by this Agreement; (ii) GBB's indirect costs and expenses incurred in connection with the transactions contemplated by this Agreement; and (iii) GBB's loss as a result of the transactions contemplated by this Agreement not being consummated. Any payment previously made by BOP pursuant to Section 14.1(b) hereof shall be credited against any amount due under this Section.

     14.3   GBB Acquisition Transaction Fee.  As an inducement to BOP to enter
            -------------------------------
into this Agreement, (i) in the event this Agreement is terminated by BOP pursuant to Section 13.1(l) or (ii) if GBB consummates a GBB Acquisition Transaction within 12 months following termination by BOP of this Agreement pursuant to Section 13.1(c), (g) (except with respect to a failure of the condition set forth in Section 10.7) or (m), GBB shall wire to BOP within three Business Days of the date of termination in the case of clause (i) and concurrent with the consummation of the GBB Acquisition Transaction in the case of clause (ii), the amount of $1,500,000, which amount the parties acknowledge as representing (x) BOP's Expenses incurred in negotiating and undertaking to carry out the transactions contemplated by this Agreement, including BOP's management time devoted to negotiation and preparation for the transactions contemplated by this Agreement; (y) BOP's indirect expenses incurred in connection with the transactions contemplated by this Agreement; and (z) BOP's loss as a result of the transactions contemplated by this Agreement not being consummated. Any payment previously made by GBB pursuant to Section 14.1(a) hereof shall be credited against any amount due under this Section 14.3. Any payment previously made by GBB pursuant to Section 14.1(a) hereof shall be credited against any amount due under this Section.

     14.4   Notices.  Any notice, request, instruction or other document to be
            -------
given hereunder by any party hereto to another shall be in writing and delivered personally or by confirmed facsimile transmission or sent by registered or certified mail, postage prepaid, with return receipt requested, addressed as follows:

            To GBB:        Greater Bay Bancorp
                           2860 West Bayshore Road
                           Palo Alto, California  94303
                           Attention: Steven C. Smith
                           Facsimile Number:  (415) 494-9220

          With a copy to:  Greater Bay Bancorp
                           400 Emerson Street, 3/rd/ Floor
                           Palo Alto, California 94301
                           Attention: Linda M. Iannone, Esq.
                           Facsimile Number: (650) 473-9419

          To BOP:          Bank of Petaluma
                           1360 Redwood Way - Suite A
                           Petaluma, California 94954
                           Attention: Walter E. Bragdon
                           Facsimile Number:  (707) 793-8100

          With a copy to:  Leland, Parachini, Steinberg, Matzger & Melnick, LLP
                           333 Market Street, 27/th/ Floor
                           San Francisco, California  94105
                           Attention:  David Block, Esq.
                           Facsimile Number:  (415) 974-1520

     Any such notice, request, instruction or other document shall be deemed received (i) on the date delivered personally or delivered by confirmed facsimile transmission, (ii) on the next Business Day after it was sent by overnight courier, postage prepaid; or (iii) on the third Business Day after it was sent by registered or certified mail, postage prepaid. Any of the persons shown above may change its address for purposes of this section by giving notice in accordance herewith.

     14.5.  Successors and Assigns.  All terms and conditions of this Agreement
            ----------------------
shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided, however, that this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by any party hereto and any such attempted assignment or delegation shall be null and void.

     14.6.  Counterparts.  This Agreement and any exhibit hereto may be executed
            ------------
in one or more counterparts, all of which, taken together, shall constitute one original document and shall become effective when one or more counterparts have been signed by the appropriate parties and delivered to each party hereto.

     14.7.  Effect of Representations and Warranties.  The representations and
            ----------------------------------------
warranties contained in this Agreement or in any List shall terminate immediately after the Effective Time of the Merger.

     14.8.  Third Parties.  Each party hereto intends that this Agreement shall
            -------------
not benefit or create any right or cause of action to any person other than parties hereto. As used in this Agreement the term "parties" shall refer only to GBB and BOP as the context may require.

     14.9.  Lists; Exhibits; Integration.  Each List, exhibit and letter
            ----------------------------
delivered pursuant to this Agreement shall be in writing and shall constitute a part of the Agreement. This Agreement, together with such Lists, exhibits and letters, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

     14.10. Knowledge.  Whenever any statement herein or in any list,
            ---------
certificate or other document delivered to any party pursuant to this Agreement is made "to the knowledge" or "to the best knowledge" of any party or another Person, such party or other Person shall make such statement only after conducting an investigation reasonable under the circumstances of the subject matter thereof, and each such statement shall constitute a representation that such investigation has been conducted.

     14.11  Governing Law.  This Agreement is made and entered into in the State
            -------------
of California, except to the extent that the provisions of federal law are mandatorily applicable, and the laws of the State of California shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

     14.12. Captions.  The captions contained in this Agreement are for
            --------
convenience of reference only and do not form a part of this Agreement and shall not affect the interpretation hereof.

     14.13. Severability.  If any portion of this Agreement shall be deemed by
            ------------
a court of competent jurisdiction to be unenforceable, the remaining portions shall be valid and enforceable only if, after excluding the portion deemed to be unenforceable, the remaining terms hereof shall provide for the consummation of the transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

     14.14. Waiver and Modification; Amendment.  No waiver of any term,
            ----------------------------------
provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. Except as otherwise required by law, this Agreement and the Agreement of Merger, when executed and delivered, may be modified or amended by action of the Boards of Directors of GBB and BOP without action by their respective shareholders. This Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents.

     14.15  Attorneys' Fees.  If any legal action or any arbitration upon mutual
            ---------------
agreement is brought for the enforcement of this Agreement or because of an alleged dispute, controversy, breach, or default in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

     IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.


ATTEST:                       GREATER BAY BANCORP



/s/ Linda M. Iannone          By: /s/ David L. Kalkbrenner
--------------------              ------------------------
Secretary                         David L. Kalkbrenner
                                  President and Chief Executive Officer


ATTEST:                       DKSS CORP.



/s/ Linda M. Iannone          By:  /s/ David L. Kalkbrenner
--------------------               ------------------------
Secretary                          David L. Kalkbrenner
                                   President and Chief Executive Officer

ATTEST:                       BANK OF PETALUMA



/s/ Patricia A. Wasik         By:  /s/ Walter E. Bragdon
---------------------              ---------------------
Secretary                          Walter E. Bragdon
                                   President and Chief Executive Officer

                                                                         ANNEX B

                      Fairness Opinion of Hoefer & Arnett

                           Dated August 8, 2000

                        [LETTERHEAD OF HOEFER & ARNETT]



August 8, 2000



Members of the Board of Directors
Bank of Petaluma
1360 Redwood Way
Petaluma, California 94975-0488

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of the outstanding shares of Common Stock, no par value, of Bank of Petaluma ("BPLU") of the Conversion Ratio, as defined in Section 2.2(a) of the Agreement and Plan of Reorganization dated as of March 21, 2000 (the "Agreement"), in the proposed merger (the "Merger") of BPLU and Greater Bay Bancorp ("GBBK").

Hoefer & Arnett Incorporated, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Hoefer & Arnett Incorporated provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, of BPLU or GBBK for its own account and for the accounts of customers. We are familiar with BPLU having acted as its financial advisor in connection with the Merger.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Annual Report to Shareholders of BPLU and GBBK for the years ended December 31, 1997 and 1998; Annual Report on Form 10-K of GBBK for the year ended December 31, 1999; Annual Report on Form 10-KSB of BPLU for the year ended December 31, 1999; FFIEC Consolidated Reports of BPLU for the year ended December 31, 1999; certain interim reports to shareholders and Quarterly Report on Form 10-Q of GBBK; certain interim reports to shareholders and Quarterly Report on Form 10-QSB of BPLU; certain other communications from BPLU and GBBK to the their respective shareholders; and certain internal financial analyses and forecasts for BPLU and GBBK prepared by their respective managements including forecasts for certain costs savings and revenue opportunities (the "Synergies") expected to be achieved as a result of the Merger. We also have held discussions with members of the senior management of BPLU and GBBK regarding the strategic rationale for, and the potential benefits of, the Merger and the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the shares of BPLU and GBBK, compared certain financial and stock market information for BPLU and GBBK with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the commercial banking industry and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the financial forecasts, including, without limitation, the Synergies and projections regarding under-performing and non-performing assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of BPLU and GBBK and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of BPLU and GBBK are in the aggregate adequate to cover all such losses. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of BPLU, GBBK or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed, with your consent, that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that obtaining any necessary regulatory approvals and third party consents for the Merger or otherwise will not have a material adverse effect on BPLU, GBBK or the combined company pursuant to the Merger. In addition, our opinion does not address the relative merits of the Merger as compared to any alternative business transaction that might be available to BPLU.

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of BPLU in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of shares of BPLU should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Conversion Ratio pursuant to the Agreement is fair from a financial point of view to the holders of the outstanding shares of Common Stock of Bank of Petaluma.

Very truly yours,

/s/ Hoefer & Arnett

HOEFER & ARNETT INCORPORATED

                                                                         ANNEX C
         Selected Provisions of the California General Corporation Law

                          Regarding Dissenters' Rights

   CALIFORNIA CORPORATIONS CODE, SECTIONS 1300--1304

Section 1300. Right to Require Purchase--"Dissenting Shares" and "Dissenting Shareholder" Defined.

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

      (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

      (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
  (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
  (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

      (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

      (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

Section 1301. Demand for Purchase.

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision
(b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

Section 1302. Endorsement of Shares.

   Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

Section 1303. Agreed Price--Time for Payment.

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

Section 1304. Dissenter's Action to Enforce Payment.

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

                                                                         ANNEX D
                                Bank of Petaluma

           Annual Report on Form 10-KSB, as amended by Form 10-KSB/A,

                      For the Year Ended December 31, 1999

                     FEDERAL DEPOSIT INSURANCE CORPORATION
                            Washington, D.C. 20459

                                  FORM 10-KSB
                          As amended by Form 10-KSB/A

(Mark One)
[X] ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES ACT OF 1934

                                     For the Fiscal Year Ended December 31, 1999

[_] TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
    OF 1934.

                             For the transition period from ________ to ________

                             FDIC Certificate No. 27064-4
                                                  ------------------------------

                               Bank of Petaluma
--------------------------------------------------------------------------------
             (Name of small business as specified in its charter)

           CALIFORNIA                                       68-0127077
------------------------------------            -------------------------------
  (State or other jurisdiction of                        (I.R.S. Employer
  incorporation or organization)                        Identification No.)


                 1360 Redwood Way, Petaluma, California 94954
--------------------------------------------------------------------------------
                   (Address of principal executive offices)

Issuer's telephone number:  (707) 765-2222
                            --------------


Securities registered under Section 12(b) of the Act:

         Title of each class                  Name of each exchange on which registered
               None                                           None
------------------------------------        ---------------------------------------------

Securities registered under Section 12(g) of the Exchange Act:

                          Common Stock, no par value
--------------------------------------------------------------------------------

                               (Title of class)
Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment of this Form 10-KSB. [X]

Issuer's revenues for its most recent fiscal year. $14,867,700
                                                   -----------

Aggregate market value of the voting and non-voting common equity held by non-affiliates as of March 1, 2000: $36,119,925

Number of shares outstanding of issuer's Common Stock, no par value as of March 1, 2000. 1,444,797
         ---------

                     DOCUMENTS INCORPORATED BY REFERENCE:
                     -----------------------------------



Transitional Small Business Disclosure Format (Check one):  Yes ____  No   X
                                                                         -----

             THIS REPORT INCLUDES ___ SEQUENTIALLY NUMBERED PAGES.
         EXHIBIT INDEX IS LOCATED ON SEQUENTIALLY NUMBERED PAGE _____.

                                     INDEX

                                                                        Page No.
                                                                        -------
PART I
------

     ITEM 1.    DESCRIPTION OF BUSINESS................................    1

     ITEM 2.    DESCRIPTION OF PROPERTY................................    9

     ITEM 3.    LEGAL PROCEEDINGS......................................   10

     ITEM 4.    SUBMISSION OF MATTERS TO A VOTE OF SECURITY
                HOLDERS................................................   10

PART II
-------

     ITEM 5.    MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER
                MATTERS................................................   10

     ITEM 6.    MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF
                OPERATION..............................................   12

     ITEM 7.    FINANCIAL STATEMENTS...................................   26

     ITEM 8.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                ON ACCOUNTING AND FINANCIAL DISCLOSURE.................   26

PART III
--------

     ITEM 9.    DIRECTORS, EXECUTIVE OFFICERS, PROMOTORS AND CONTROL
                PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE
                EXCHANGE ACT...........................................   26

     ITEM 10.   EXECUTIVE COMPENSATION.................................   29

     ITEM 11.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                AND MANAGEMENT.........................................   33

     ITEM 12.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.........   34

     ITEM 13.   EXHIBITS AND REPORTS ON FORM 8-K.......................   34

                                    PART I
                                    ------


ITEM 1. -- DESCRIPTION OF BUSINESS
           -----------------------

     A. Bank of Petaluma (the "Bank") was organized as a California state banking corporation on March 3, 1987, and commenced operations on September 21, 1987.

     The Bank is a locally owned and operated bank serving the banking needs in the Northern California communities of Petaluma and Valley Ford, and Point Reyes Station in Western Marin County. The Bank's primary customers are local individuals and businesses including retail, professional, real estate and dairy farm activities. The Bank's main branch is located at 100 Petaluma Boulevard South, Petaluma, California. The Bank's other branches are located at 800 North McDowell Boulevard, Petaluma, California (the "Petaluma Valley Office"), 11400 State Route 1, in Point Reyes Station, California and 14435 Coast Highway 1, in Valley Ford, California. The Bank's administrative office and its operations office are located at 1360 Redwood Way, Petaluma, California and for regulatory purposes is considered to be a branch in view of the activities conducted there by the Bank.

     On March 21, 2000, the Bank announced the signing of a definitive merger agreement with Greater Bay Bancorp, Palo Alto, California ("Greater Bay"). The shareholders of the Bank will receive 0.685 shares of Greater Bay Common Stock for each share of the Bank's Common Stock, subject to certain adjustments, in a tax-free exchange. After the merger, the Bank will continue to operate as a separate wholly-owned subsidiary of Greater Bay. It is anticipated that the transaction will be consummated in the third quarter of 2000.

     B. Business of the Bank.
        --------------------

     Since commencing operations in 1987, the Bank has emphasized providing banking services to small businesses and retail customers. Its primary economic base is real estate and agricultural related lending, and the manufacturing and distribution industries in the greater Petaluma area. The Bank emphasizes service for local businesses including retail, professional and small-to medium-sized businesses enterprises. The Bank attracts most of its deposits from local businesses and individuals.

     The Bank conducts a commercial banking business, including accepting demand, savings and time deposits and making commercial, real estate, residential and consumer loans. It also offers installment note collection, issues money orders and cashier's checks, sells traveler's checks, issues VISA and MasterCard credit cards, provides safe deposit boxes, and other customary banking services. The Bank does not currently offer trust services and does not plan to do so in the near future.

     In June 1996, the Bank entered into an agreement with PrimeVest Financial Services, Inc. ("PrimeVest"). PrimeVest is a full service securities broker, selling mutual funds and life insurance products, and offers the buying and selling of stock and bonds upon customer's instructions. PrimeVest and the Bank have retained a dual employee wherein the Bank pays the employee a monthly salary and provides office space in the lobby of one of its branches, and shares in the commissions.

     As of December 31, 1999, approximately 71.2. % of the Bank's loans are secured by real estate. The real estate loan portfolio is comprised of interim construction, commercial real estate, conventional mortgages, property development for both commercial and residential construction, factoring (purchase of accounts receivable with recourse), and home equity loans. To maintain a quality loan portfolio, management is selective in granting loans and has established policies and controls relating to appraisals, maturities, and types of loans. Appraisals by qualified, bank-approved appraisers are required. In certain instances, the Bank refers mortgage borrowers to other lenders, receives a referral fee and avoids the interest rate risk.

     The Bank's loans are direct loans made to individuals and small businesses in the Bank's primary service area. As of December 31, 1999, the Bank's total Commercial and Agricultural; Real Estate-Mortgage; Real Estate-Construction; and installment loans outstanding amounted to $25,663,000; $72,950,000; $11,778,000; and $9,518,000, respectively. In making secured loans, the Bank requires as collateral real estate, listed and unlisted securities, accounts receivable, savings and time deposits, automobiles, machinery, inventory or equipment.

     The Bank's service area presently consists of portions of Petaluma and the surrounding area. The banking business in California, generally, and, specifically, in the Bank's service area, is highly competitive with respect to both loans and deposits. The business is dominated by a relatively small number of major banks, most of which have many offices operating over wide geographic areas. Many of the major commercial banks offer certain services (such as international, trust and securities brokerage services) which are not offered directly by the Bank. By virtue of their greater total capitalization, such banks have substantially higher lending limits than the Bank and substantial advertising and promotional budgets.

     However, smaller independent financial institutions also represent a competitive force. To illustrate the Bank's relative market share, according to market data prepared by Federal Deposit Insurance Corporation, total deposits in banks in Sonoma County, California at June 30, 1999, approximated $5.9 billion. The Bank's deposits at June 30, 1999 represented approximately 2.2% of such figure. As of June 30, 1999, there were 14 operating commercial banks and 5 operating savings and loans located in the Bank's service area.

     To compete with major financial institutions in its service area, the Bank relies upon specialized services, responsive handling of customer needs, local promotional activities, and personal contacts by its officers, directors and staff, as opposed to large multi-branch banks, most of which compete primarily by interest rates and location of branches. For customers whose loan demands exceed the Bank's lending limits, the Bank seeks to arrange for such loans on a participation basis with its correspondent banks or other independent commercial banks. The Bank also assists customers requiring services not offered by the Bank to obtain such services from its correspondent banks.

SUPERVISION AND REGULATION

The Effect of Governmental Policy on Banking

     The earnings and growth of the Bank is affected not only by local market area factors and general economic conditions, but also by government monetary and fiscal policies. For example, the Board of Governors of the Federal Reserve System (the "FRB") influences the supply of money through its open market operations in U.S. Government securities, and adjustments to the discount rates applicable to borrowings by depository institutions and others. Such actions influence the growth of loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. The nature and impact of future changes in such policies on the business and earnings of the Bank cannot be predicted.

     As a consequence of the extensive regulation of commercial banking activities in the United States, the business of the Bank is particularly susceptible to being affected by enactment of federal and state legislation which may have the effect of increasing or decreasing the cost of doing business, modifying permissible activities, or enhancing the competitive position of other financial institutions. Any change in applicable laws or regulations may have a material adverse effect on the business and prospects of the Bank. In December 1991, Congress enacted and the President signed into law the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). FDICIA substantially revises the bank regulatory framework and deposit insurance funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes.

Bank Regulation and Supervision

     As a California state-chartered bank, the Bank is regulated, supervised and regularly examined by the California Department of Financial Institutions ("DFI") and the Federal Deposit Insurance Corporation ("FDIC"). Deposit accounts at the Bank are insured by the Bank Insurance Fund ("BIF"), as administered by the FDIC, to the maximum amount permitted by law.

Capital Standards

     The FDIC and other federal banking agencies have risk-based capital adequacy guidelines intended to provide a measure of capital adequacy that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are reported as off-balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance-sheet items are multiplied by one of several risk-adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. government securities, to 100% for assets with relatively higher credit risk, such as business loans.

     A bank's risk based capital ratios are obtained by dividing its qualifying capital by its total risk-adjusted assets and off-balance sheet items. The regulators measure risk-adjusted assets and off-balance sheet items against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. Tier 1 capital consists of common stock, retained earnings, noncumulative perpetual preferred stock and minority interests in certain subsidiaries, less most other intangible assets. Tier 2 capital may consist of a limited amount of the allowance for possible loan and lease losses and certain other instruments with some characteristics of equity. The inclusion of elements of Tier 2 capital are subject to certain other requirements and limitations of the federal banking agencies. Since December 31, 1992, the federal banking agencies have required a minimum ratio of qualifying total capital to risk-adjusted assets and off-balance sheet items of 8%, and a minimum ratio of Tier 1 capital to risk-adjusted assets and off-balance sheet items of 4%.

     In addition to the risk-based guidelines, federal banking regulators require banks to maintain a minimum amount of Tier 1 capital to total average assets, referred to as the leverage ratio. For a bank rated in the highest of the five categories used by regulators to rate banks, the minimum leverage ratio of Tier 1 capital to total average assets is 3%. It is improbable, however, that a bank with a 3% leverage ratio would receive the highest rating by the regulators since a strong capital position is a significant part of the regulators' rating. For all banks not rated in the highest category, the minimum leverage ratio is at least 100 to 200 basis points above the 3% minimum. Thus, the effective minimum leverage ratio, for all practical purposes, is at least 4% or 5%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

     The following tables present the capital ratios for the Bank as of December 31, 1999.

                                               Amount           Ratio
                                               ------           -----
                                               (000's)
Risk-Based Capital Ratios:
Tier 1 Capital........................        $ 15,941          10.64%
Minimum Requirements..................           5,995           4.00%
                                              --------

Excess................................        $  9,946           6.64%
                                              ========          =====
Total Capital.........................        $ 17,537          11.70%
Minimum Requirement...................        $ 11,989           8.00%
                                              --------          -----

Excess................................        $  5,548           3.70%
                                              ========          -----

Risk-Adjusted Assets..................        $149,867
                                              --------
Leverage Ratio:

Tier 1 Capital........................        $ 15,941           8.29%

Minimum Requirement...................           5,766           3.00%
                                                                -----

Excess................................        $ 10,175           5.29%
                                              ========          =====

Total Adjusted Assets.................        $192,253
                                              --------

Community Reinvestment Act

     Banks are subject to the Community Reinvestment Act ("CRA"), which was enacted in 1977 to promote lending by financial institutions to individuals and businesses located in low and moderate income areas. New CRA regulations went into effect as of July 1, 1997. Under the former CRA regulations, compliance was evaluated by an assessment of the institution's methods for determining, and efforts to meet, the credit needs of such borrowers. This system was highly criticized by depository institutions and their trade groups as subjective, inconsistent and burdensome, and by consumer representatives for its alleged failure to aggressively penalize poor CRA performance by financial institutions. The revised CRA regulations emphasize an assessment of actual performance rather than of the procedures followed by a bank, to evaluate compliance with the CRA. Overall CRA compliance continues to be rated across a four-point scale from "outstanding" to "substantial noncompliance," and continues to be a factor in review of applications to merge, establish new branches or form bank holding companies. In addition, any bank rated in "substantial noncompliance" with the revised CRA regulations may be subject to enforcement proceedings.

     The regulations provide that "small banks", which are defined to include any independent bank with total assets of less than $50 million, are to be evaluated by means of a so-called "streamlined assessment method" unless such a bank elects to be evaluated by one of the other methods provided in the regulations. The differences between the evaluation methods may be summarized as follows:

     (1) The "streamlined assessment method" applicable to small banks requires that a bank's CRA compliance be evaluated pursuant to five "assessment criteria," including its (i) loan-to-deposit ratio (as adjusted for seasonal variations and other lending-related activities, such as sales to the secondary market or community development lending); (ii) percentage of loans and other lending-related activities in the bank's service area(s); (iii) distribution of loans and other lending-related activities among borrowers of different income levels, given the demographic characteristics of its service area(s); (iv) geographic distribution of loans and other lending-related activities within its service area(s); and (v) record of response to written complaints, if any, about its CRA performance.

     (2) The "lending, investments and service tests method" is applicable to all banks larger than $250 million which are not wholesale or limited purpose banks and do not elect to be evaluated by the "strategic plan assessment method." Central to this method is the requirement that such banks collect and report to their primary federal banking regulators detailed information regarding home mortgage, small business and farm and community development loans which is then used to evaluate CRA compliance. At the bank's option, data regarding consumer loans and any other loan distribution it may choose to provide also may be collected and reported.

     Using such data, a bank will be evaluated regarding its (i) lending performance according to the geographic distribution of its loans, the characteristics of its borrowers, the number and complexity of its community development loans, the innovativeness or flexibility of its lending practices to meet low and moderate income credit needs and, at the bank's election, lending by affiliates or through consortia or third-parties in which the bank has an investment interest; (ii) investment performance by measure of the bank's "qualified investments," that is, the extent to which the bank's investments, deposits, membership shares in a credit union, or grants primarily to benefit low or moderate income individuals and small businesses and farms, address affordable housing or other needs not met by the private market, or assist any minority or women-owned depository institution by donating, selling on favorable terms or provisioning on a rent-free basis any branch of the bank located in a predominately minority neighborhood; and (iii) service performance by evaluating the demographic distribution of the bank's branches and ATMs, its record of opening and closing them, the availability of alternative retail delivery systems (such as telephone banking, banking by mail or at work, and mobile facilities) in low and moderate income geographies and to low and moderate income individuals, and (given the characteristics of the bank's service area(s) and its capacity and constraints) the extent to which the bank provides "community development services" (services which primarily benefit low and moderate income individuals or small farms and businesses or address affordable housing needs not met by the private market) and their innovativeness and responsiveness.

     (3) Wholesale or limited purpose banks which do not make home mortgage, small farm or business or consumer loans to retail customers may elect, subject to agency approval of their status, to be evaluated by the "community development test method," which assesses the number and amount of the bank's community development loans, qualified investments and community development services and their innovativeness and complexity.

     (4) Any bank may request to be evaluated by the "strategic plan assessment method" by submitting a strategic plan for review and approval. Such a plan must involve public participation in its preparation, and contain measurable goals for meeting low and moderate income credit needs through lending, investments and provision of services. Such plans generally will be evaluated by measuring strategic plan goals against standards similar to those which will be applied in evaluating a bank according to the "lending, investments and service test method."

Recent Legislation

     On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act of 1999 (the "Financial Services Modernization Act"). The Financial Services Modernization Act repeals the two affiliation provisions of the Glass-Steagall Act: Section 20, which restricted the affiliation of Federal Reserve Member Banks with firms "engaged principally" in specified securities activities; and Section 32, which restricts officer, director, or employee interlocks between a member bank and any company or person "primarily engaged" in specified securities activities. In addition, the Financial Services Modernization Act also contains provisions that expressly preempt any state law restricting the establishment of financial affiliations, primarily related to insurance. The general effect of the law is to establish a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers by revising and expanding the framework the Bank Holding Company Act of 1956, as amended ("BHCA") to permit a holding company system to engage in a full range of financial activities through a new entity known as a Financial Holding Company. "Financial activities" is a new entity known as a Financial Holding Company. "Financial activities" is broadly defined to include not only banking, insurance, and securities activities, but also merchant banking and additional activities that the Federal Reserve, in consultation with the Secretary of the Treasury, determines to be financial in nature, incidental to such financial activities, or complementary activities that do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.

     Generally, the Financial Services Modernization Act:

               .    Repeals historical restrictions on, and eliminates many
federal and state law barriers to, affiliations among banks, securities firms, insurance companies, and other financial service providers;

               .    Provides a uniform framework for the functional regulation of the activities of banks, savings institutions, and their holding companies;

               .    Broadens the activities that may be conducted by national
banks, banking subsidiaries of bank holding companies, and their financial subsidiaries;

               .    Provides an enhanced framework for protecting the privacy of consumer information;

               .    Adopts a number of provisions related to the capitalization, membership, corporate governance, and other measures designed to modernize the Federal Home Loan Bank system;

               .    Modifies the laws governing the implementation of the
Community Reinvestment Act ("CRA"); and

               .    Addresses a variety of other legal and regulatory issues
affecting both day-to-day operations and long-term activities of financial institutions.

     In order for a bank holding company to take advantage of the ability to affiliate with other financial services providers, a bank holding company must become a "Financial Holding Company" as permitted under an amendment to the BHCA. However, the Bank is not a bank holding company though it has announced the execution of a definitive merger agreement with Greater Bay, which is a bank holding company. See "Business" above. To become a Financial Holding Company, a bank holding company would file a declaration with the Federal Reserve, electing to engage in activities permissible for Financial Holding Companies and certifying that it is eligible to do so because all of its insured depository institution subsidiaries are well-capitalized and well-managed. In addition, the Federal Reserve must also determine that each insured depository institution subsidiary of a bank holding company has at least a "satisfactory" CRA rating.

     The Financial Services Modernization Act also permits national banks to engage in expanded activities through the formation of financial subsidiaries. A national bank may have a subsidiary engaged in any activity authorized for national banks directly or any financial activity, except for insurance underwriting, insurance investments, real estate investment or development, or merchant banking, which may only be conducted through a subsidiary of a Financial Holding Company. Financial activities include all activities permitted under new sections of the BHCA or permitted by regulation.

     A national bank seeking to have a financial subsidiary, and each of its depository institution affiliates, must be "well-capitalized" and "well-managed." The total assets of all financial subsidiaries may not exceed the lesser of 45% of a bank's total assets, or $50 billion. A national bank must exclude from its assets and equity all equity investments, including retained earnings, in a financial subsidiary. The assets of the subsidiary may not be consolidated with the bank's assets. The bank must also have policies and procedures to assess financial subsidiary risk and protect the bank from such risks and potential liabilities.

     The Financial Services Modernization Act also includes a new section of the Federal Deposit Insurance Act governing subsidiaries of state banks that engage in "activities as principal that would only be permissible" for a national bank to conduct in a financial subsidiary. It expressly preserves the ability of a state bank to retain all existing subsidiaries. Because California permits commercial banks chartered by the state to engage in any activity permissible for national banks, the Bank will be permitted to form subsidiaries to engage in the activities authorized by the Financial Services Modernization Act, to the same extent as a national bank. In order to form a financial subsidiary, the bank must be well-capitalized, and the bank would be subject to the same capital deduction, risk management and affiliate transactions rules as applicable to national banks.

Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Statement will require the Bank to recognize all derivatives on the balance sheet at fair value. SFAS No. 133 requires that derivative instruments used to hedge be identified specifically when hedging changes in fair value or cash flows. Derivative instruments that do not qualify as either a fair value or cash flow hedge will be valued at fair value with the resultant gain or loss recognized in current earnings. Changes in the effective portion of fair value hedges will be recognized in current earnings along with the change in fair value of the hedged item. Changes in the effective portion of cash flow hedges will be recognized in other comprehensive income until realization of the cash flows of the hedged item through current earnings. Any ineffective portion of hedges will be recognized in current earnings. The Company has no derivative instruments outstanding as of December 31, 1998 and management believes adoption of SFAS No. 133 will not have a material impact on the Bank's financial position or results of operations. At the date of adoption, the impact on the Bank's financial position and results of operation will depend upon the accumulated net gain or loss, if any, of the effective portion of cash flow hedges and the ineffective portion of cash flow or any other hedges. SFAS No. 137, issued June 1999, defers the effective date of SFAS No. 133 to January 1, 2001.

     In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This Statement amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities," which established accounting and reporting standards for certain activities of mortgage banking and other similar enterprises. After securitization of mortgage loans held for sale, SFAS No. 134 requires an entity to classify the resulting mortgage-backed securities or other retained interests based on its ability or intent to sell or hold those investments. Management believes the adoption of SFAS No. 134 will have no impact on our financial position or results of operations. This Statement is effective for fiscal years beginning after December 15, 1998 and had no effect on the Bank.

     In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1," Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 requires the capitalization of eligible costs of specified activities related to computer software developed or obtained for internal use. Management believes that the adoption of SOP 98-1 will not have a material effect on our financial position or the results of operations. The statement is effective for fiscal years beginning after December 15, 1998, with earlier application encouraged. This SOP had no impact on the Bank.

     In June 1998, the AICPA issued SOP 98-5 "Reporting on the Costs of Start-up Activities". SOP 98-5 requires that entities expense start-up costs and organization costs as they are incurred. Management believes that the adoption of SOP 98-5 will not have a material effect on our financial position or results of operations. The statement is effective for fiscal years beginning after December 15, 1998, with earlier application encouraged. This SOP had no impact on the Bank.

Banking Services

     The Bank attracts most of its deposits from local businesses and individuals. No single person or group of persons (including federal, state and local governments and agencies thereunder) account for a material portion of the Bank's deposits, the loss of any one or more of which would have a materially adverse effect on the business of the Bank. Approximately 71% of the Bank's loans are secured by real estate. The portfolio is comprised of interim construction, commercial real estate, conventional, agricultural, land and home equity loans. To maintain a quality loan portfolio, management is selective in granting loans and has established policies and controls relating to appraisals, maturities, and types of loans. Appraisals by qualified, bank-approved appraisers are required. See "Selected Statistical Information," under Item 7 for a more detailed discussion of the Bank's deposit mix and its loan portfolio.

     On December 31, 1999, the Bank employed 71 persons including 3 principal officers, 46 other full-time employees, and 22 part-time employees. No unions represent any of the Bank's employees and no collective bargaining agreement currently exists between the Bank and any of its employees. Management believes that employee relations are excellent.

ITEM 2. -- DESCRIPTION OF PROPERTY
           -----------------------

     The Bank's main branch is located at 100 Petaluma Boulevard South, Petaluma, California. The building is just south of the central business district of Petaluma. The Bank leases 3,580 square feet of office space under a five-year lease with a five-year renewal option. The Bank amended its building lease effective February 1, 1990 to include approximately 800 additional square feet of space. During 1999, the Bank paid a total of $99,778 in rent. In January 1997, the Bank exercised its five (5) year option to renew this lease. In connection with the renewal of the option, the Bank and the lessor agreed to an increase in the rent of $100 per month every July beginning in 1997 and to an additional five (5) year option to renew after the expiration of the present five-year term in 2002. This rental payment includes insurance on the building, real property taxes and exterior maintenance costs.

     The Bank's Petaluma Valley Office is located at 800 North McDowell Boulevard, Petaluma, California and opened in August 1993. The Bank purchased a parcel of land of approximately 1.25 acres, for this facility for $263,800. The Bank leases a temporary modular unit which serves as the branch office for approximately $1,816 per month until April, 1998 and beginning in May, 1998, paid rent of $1880 per month for 24 months until April 2000. The Bank intends to construct a permanent building at this location some time in the future.

     In August 1996, the Bank's administrative offices were relocated to 1360 Redwood Way, Petaluma where the Bank sub-leases 11,431 square feet at cost of $6,344 per month plus operating expenses. This rent is equal to 50% of the base rent due under the master lease for the first 34 months of the sub-lease. Beginning in March 1999, the monthly rent increased to $9,516 which represents 75% of the base rent thereafter until the expiration of the master lease on February 28, 2003.

     As part of the acquisition of the Branches from Bank of America, the Bank purchased the land and buildings for the Point Reyes Station and Valley Ford offices.

     The Point Reyes station branch is a free-standing building located at 11400 State Route One, Point Reyes Station, California consisting of 3,422 square feet. This branch also has an automated teller machine, a night depository and ample free parking.

  The Valley Ford branch is a free-standing building located at 14435 Coast Highway One, Valley Ford, California, consisting of 1,820 square feet. This branch also has an automated teller machine and free parking. Due to the limited number of accounts at this office, business hours have been reduced to 9 a.m. to 12:30 p.m. on Mondays, Wednesdays and Fridays. However, the reduction in hours has not resulted in a material change in the amount of deposits at this branch.

ITEM 3. -- LEGAL PROCEEDINGS
           -----------------

     The Bank is a party to routine litigation which is incidental to its business. There are no pending legal proceedings to which the Bank is a party which may have a materially adverse effect upon the Bank's business.


ITEM 4. -- SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS AND MANAGEMENT
           ------------------------------------------------------------------

                                Not applicable.

                                    PART II
                                    -------

ITEM 5. -- MARKET FOR COMMON EQUITY AND RELATED STOCK HOLDER MATTERS
           ---------------------------------------------------------

     a. The Bank's Common Stock is not listed on any exchange nor is it listed with NASDAQ, although the stock has been traded to an extremely limited extent pursuant to private negotiations between the buyer and seller through a broker-dealer as intermediary.

     The following table indicates the range of high and low sales prices, reflecting inter-dealer prices, without retail mark-up, mark-down or commissions for the periods shown. This information is based upon data provided by Mutual Securities, A.G. Edwards & Sons, Inc., Hoefer & Arnett, Incorporated, and Pacific Crest Securities, which handle trades in the Bank's Common Stock. The following information has been adjusted to reflect the 2-for-1 stock split in May 1998 and a 5% stock dividend paid in December 1997.

Quarter Ended 1999                    Low                     High
------------------                    ---                     ----

March 31                             $20.25                  $21.25

June 30                               18.38                   21.00

September 30                          18.38                   18.75

December 31                           18.00                   23.00

Quarter Ended 1998
------------------

March 31                             $19.25                  $19.50

June 30                               23.25                   24.00

September 30                          17.50                   18.00

December 31                           20.25                   21.00

     The above information does not include information on shares traded directly by shareholders or through dealers other than those mentioned above.

     In 1997, 1998, and 1999, the Bank paid cash dividends of $0.10, $0.11 and $0.12 per share, respectively, and paid 5% stock dividends in 1997.

     B. As of March 1, 2000, the approximate number of holders of record of the Bank's Common Stock was 632. The Bank's transfer agent is U.S. Stock Transfer Corporation.

     C. Under Section 642 of the California Financial Code, funds available for cash dividend payments by a bank are restricted to the lesser of (i) retained earnings; or (ii) the Bank's net income for its last three fiscal years (less any distributions to shareholders made during such period). However, under
Section 643 of the California Financial Code, with the prior approval of the DFI, a bank may pay cash dividends in an amount not to exceed the greater of the
(1) retained earnings of the bank; (2) net income of the bank for its last fiscal year or; (3) net income of the bank for its current fiscal year. However, if the DFI finds that the shareholders' equity of the bank is not adequate or that the payment of a dividend would be unsafe or unsound, the DFI may order such bank not to pay a dividend to shareholders. Currently, it is permissible for the Bank to pay cash dividends without the DFI's prior approval.

     Additionally, under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a bank may not make any capital distribution, including the payment of dividends, if after making such distribution the bank would be in any of the "under-capitalized" categories under the FDIC's Prompt Corrective Action regulations.

     Also, under the Financial Institution's Supervisory Act, the FDIC also has the authority to prohibit a bank from engaging in business practices which the FDIC considers to be unsafe or unsound. It is possible, depending upon the financial condition of the Bank and other factors, that the FDIC could assert that the payment of dividends or other payments in some circumstances might be such an unsafe or unsound practice and thereby prohibit such payment.

  There can be no assurance that dividends will be paid in the future. The Bank's Board of Directors intends to follow a policy of retaining most of the Bank's earnings, if any, for the purpose of increasing capital and to support the anticipated growth of the Bank.

ITEM 6. -- MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS
           ----------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATION
             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

The Bank
--------

Bank of Petaluma (the "Bank") engages in providing a full range of financial services through its four offices located in Petaluma and Valley Ford in Sonoma County and in Point Reyes Station in Western Marin County.

Overview
--------

For 1999, the Bank's net income increased to a record $2,304,000, an increase of 8.9% as compared to income of $2,115,900 in 1998, which was an increase of 43.3% from the previous year. The increase in 1999 was primarily due to an increase in average earning assets of $22,174,000 or 14.8%. In 1999, the Bank's total assets were $194,699,000 versus $186,559,000 in 1998 and $151,690,400 in 1997, representing increases of 4.4% and 23.0%, respectively.

The Bank paid cash dividends of $0.20 per share in 1997, $0.11 per share in 1998, and $0.12 per share in 1999 as well as a 5% stock dividend in 1997. A two-for-one stock split was issued on May 6, 1998 and is reflected in cash dividend payments for 1998, which shows cash paid on approximately twice the number of shares as paid in 1997. Outstanding stock and earnings per share have been adjusted retroactively to reflect the stock dividends and stock split.

Distribution of Assets, Liabilities and Shareholders' Equity

Information concerning the Bank's average balances and distribution of assets, liabilities and shareholders' equity for the years ended December 31, 1999, 1998 and 1997 is set forth in the table that follows. Average balances have been computed using daily adjusted balances. Tax exempt income is not shown on a tax equivalent basis.

                                                                                  Year Ended December 31
                                                   -------------------------------------------------------------------------------
                                                            1999                        1998                         1997
                                                   -------------------------------------------------------------------------------
                                                    Average      Percent       Average       Percent        Average      Percent
                                                    Balance      of Total      Balance       of Total       Balance      of Total
                                                    -------      --------      -------       --------       -------      --------
                                                                                  (Dollars in Thousands)
ASSETS
------
Cash and Due From Banks                            $  9,238           4.9%     $  8,984           5.4%     $  8,199           5.9%
Taxable Investment Securities                        50,383          26.7%       45,254          27.3%       42,333          30.4%
Non-taxable Investment Securities                    13,588           7.2%        8,896           5.4%        2,702           1.9%
Federal Funds Sold                                    2,430           1.3%        3,194           1.9%        1,466           1.1%
Loans, Net                                          106,102          56.2%       92,985          56.2%       77,899          56.1%
Premises & Equipment, Net                             1,757           0.9%        1,878           1.1%        2,088           1.5%
Other Assets & Accrued Interest                       5,155           2.8%        4,436           2.7%        4,375           3.1%
                                                   --------         -----      --------         -----      --------         -----
       Total Assets                                $188,653         100.0%     $165,627         100.0%     $139,062         100.0%
                                                   ========         =====      ========         =====      ========         =====

LIABILITIES & SHAREHOLDERS' EQUITY
----------------------------------
Deposits:
  Demand                                           $ 33,644          17.8%     $ 28,309          17.1%     $ 25,077          18.0%
  Interest-bearing Transaction Accounts              19,445          10.3%       17,386          10.5%       17,597          12.7%
  Savings                                            82,157          43.5%       73,325          44.2%       52,255          37.6%
  Time                                               21,400          11.3%       19,033          11.5%       19,324          13.9%
                                                   --------         -----      --------         -----      --------         -----
Total Deposits                                      156,646          82.9%     $138,053          83.3%     $114,253          82.2%
                                                   --------         -----      --------         -----      --------         -----

Repurchase Agreements                                11,655           6.2%       10,560           6.4%       11,450           8.2%
Federal Funds Purchased                               1,245           0.7%          274           0.2%          880           0.6%
Other Borrowings                                      3,230           1.7%        3,081           1.9%        1,455           1.0%
Other Liabilities & Accrued Interest                  1,408           0.8%        1,163           0.7%          926           0.7%
Shareholders' Equity                                 14,469           7.7%       12,496           7.5%       10,098           7.3%
                                                   --------         -----      --------         -----      --------         -----
       Total Liabilities & Shareholders'
        Equity                                     $188,653         100.0%     $165,627         100.0%     $139,062         100.0%
                                                   ========         =====      ========         =====      ========         =====

Interest Rates and Differentials
--------------------------------
The following table sets forth information concerning interest-earning assets and interest-bearing liabilities, and respective average yields or rates, the amount of interest income or interest expense, the net interest margin and the net interest spread for the years indicated.

                                                                          Year Ended December 31
                              -----------------------------------------------------------------------------------------------------
                                           1999                               1998                                1997
                              ------------------------------   ---------------------------------    -------------------------------
                               Average   Interest   Average     Average     Interest    Average      Average    Interest   Average
                               Balance    Amount     Yield      Balance      Amount      Yield       Balance     Amount     Yield
                               -------    ------     -----      -------      ------      -----       -------     ------     -----
                                                                     (Dollars in Thousands)
INTEREST-EARNING ASSETS
-----------------------
Taxable Investment
    Securities                $ 50,383    $ 3,063      6.08%    $ 45,254     $ 2,980       6.59%    $ 42,333     $ 2,883      6.81%
Non-taxable Municipal
    Securities                  13,588        683      5.02%       8,896         447       5.02%       2,702         137      5.07%
Federal Funds Sold               2,430        117      4.81%       3,194         173       5.42%       1,466          77      5.25%
Loans, Net                     106,102      9,810      9.25%      92,985       9,145       9.83%      77,899       7,696      9.88%
                              --------    -------               --------     -------                --------     -------
     Total                    $172,503    $13,673      7.93%    $150,329     $12,745       8.48%    $124,400     $10,793      8.68%
                              ========    =======      ====     ========     =======       ====     ========     =======      ====

INTEREST-BEARING LIABILITIES
----------------------------
Deposits:
  Interest-bearing
       Transaction            $ 19,445    $   338      1.73%    $ 17,386     $   300       1.73%    $ 17,597     $   328      1.86%
  Savings                       82,157      3,093      3.76%      73,325       3,096       4.22%      52,255       2,328      4.46%
  Time                          21,400        973      4.54%      19,033         978       5.14%      19,324       1,026      5.31%

Repurchase Agreements         11,654        374       3.21%       10,560         351      3.32%       11,450        421      3.68%
Federal Funds Purchased        1,245         65       5.23%          274          15      5.47%          880         51      5.80%
Other Borrowings               3,230        202       6.24%        3,081         198      6.43%        1,455         94      6.46%
                            --------    -------                 --------     -------                --------    -------
   Total                    $139,131      5,045       3.63%     $123,659     $ 4,938      3.99%     $102,961    $ 4,248      4.13%
                            ========    =======       ====      ========     =======      ====      ========    =======      ====
Net Interest Income &
 Margin                                 $ 8,628       5.00%                  $ 7,807      5.19%                 $ 6,545      5.26%
                                        =======       ====                   =======      ====                  =======      ====

Net Interest Spread                                   4.30%                               4.49%                              4.55%
                                                      ====                                ====                               ====

The Bank's average interest-earning assets increased to $172,503,000 in 1999 from $150,329,000 in 1998 and $124,400,000 in 1997 while the average yield on these assets was 7.93% in 1999, 8.48% in 1998 and 8.68% in 1997, primarily as a result of a decline in interest rates. Average interest-bearing liabilities, consisting of interest-bearing deposits, repurchase agreements, Federal funds purchased and other borrowings, were $139,131,000 in 1999, $123,659,000 in 1998, and $102,961,000 in 1997, while the average rate paid on these funds was 3.63% in 1999, 3.99% in 1998, and 4.13% in 1997.

Net Interest Income
-------------------
Net interest income, the difference between interest earned on loans and investments and interest paid on deposits and other sources of funds, is the principal component of the Bank's earnings. Interest income increased to $13,672,500 in 1999 from $12,745,300 in 1998 and $10,792,600 in 1997 representing increases of 7.3% in 1999 and 18.1% in 1998. The increase in interest income was largely due to the increase in the dollar amount of loans outstanding.

The average interest rate earned on interest-earning assets was 7.93% in 1999 versus 8.48% in 1998 and 8.68% in 1997. The Bank's net interest spread, the difference between the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities was 4.30% in 1999, 4.49% in 1998, and 4.55% in 1997. The decrease in the net interest spread is due to decreased interest rates in general on deposits, loans and investments.

Total interest expense was $5,045,400 in 1999, $4,937,800 in 1998, and $4,248,400 in 1997, or an increase of 2.2% in 1999 and 16.2% in 1998. The increases reflect the greater dollar amount of deposits outstanding during the respective years. The Bank does not have brokered deposits.

The Bank's net yield on interest-earning assets is affected by changes in the rates earned and paid, and in the volume of interest-earning assets and interest-bearing liabilities. The impact of changes in volume and rate on net interest income is shown in the following table. Changes attributable to both volume and rates have been allocated to rate.

                                                Year Ended December 31                             Year Ended December 31
                                                 1999 Compared to 1998                              1998 Compared to 1997
                                             -----------------------------------------   -------------------------------------
                                                Average       Average          Net        Average      Average         Net
                                                 Volume        Rate          Change       Volume       Rate          Change
                                                 ------        ----          ------       ------       ----          ------
                                                                           (Dollars in Thousands)
INCREASE (DECREASE) IN INTEREST INCOME
Taxable Investment Securities                    $  255           (172)       $   83      $  183     $   (86)       $   97
Non-taxable Municipal Securities                    236              0           236         310           0           310
Federal Funds Sold                                  (37)           (19)          (56)         94           2            96
Loans, Net                                        1,204           (539)          665       1,482         (33)        1,449
                                                 ------          -----        ------      ------     -------        ------
   Total Interest Income                          1,658           (730)       $  928      $2,069     $  (117)       $1,952
                                                 ======          =====        ======      ======     =======        ======

INCREASE (DECREASE) IN INTEREST EXPENSE
Interest-bearing Transaction Accounts            $   38          $   0        $   38      $   (5)    $   (23)       $  (28)
Savings Deposits                                    334           (337)           (3)        862         (94)          768
Time Deposits                                       109           (114)           (5)        (14)        (34)          (48)
Repurchase Agreements                                35            (12)           23         (31)        (39)          (70)
Federal Funds Purchased                              51             (1)           50         (35)         (1)          (36)
Other Borrowings                                     10             (6)            4         104           0           104
                                                 ------          -----        ------      ------     -------        ------
  Total Interest Expense                         $  577          $(470)       $  107      $  881     $  (191)       $  690
                                                 ======          =====        ======      ======     =======        ======
  Increase (Decrease) in Net Interest Income     $1,081          $(260)       $  821      $1,188     $    74        $1,262
                                                 ======          =====        ======      ======     =======        ======

Loans
-----
The Bank's loan customers are located primarily in Sonoma and Marin Counties. Sonoma County is one of the fastest growing areas in Northern California.

The Bank's loan portfolio consists of commercial and agricultural loans, consumer loans (loans to individuals for household, family and other personal expenditures), and real estate loans. These categories accounted for approximately 20.9%, 6.3%, and 72.7%, respectively, of the Bank's total loan portfolio at December 31, 1999. The high percentage of real estate loans is due to the fact that real estate loans, both residential and commercial real estate, tend to be for larger dollar amounts than the average consumer or commercial loan and the Bank often takes real estate collateral for loans despite the purpose of the loan. The Bank's loans are generally made to persons or businesses with which it has an existing banking relationship or anticipates developing such a relationship.

Outstanding total loans, net of allowance for loan losses, averaged $106,102,000 in 1999, $92,985,000 in 1998, and $77,899,000 in 1997, representing increases of
$13,117,000 or 14.1% in 1999 and $15,086,000 or 19.4% in 1998. The increase in total average loans outstanding is due to natural growth and an increase in economic activity in the Bank's market areas.

The following table summarizes the composition of the loan portfolio as of December 31 for the years indicated.

                                                                             December 31
                                                    ------------------------------------------------------------
                                                            1999                  1998                 1997
                                                    ------------------     -----------------     ---------------
                                                                        (Dollars in Thousands)
Commercial, Financial & Agricultural                 $          25,133     $          27,041      $       30,449
Real Estate-Construction & Land Development                     12,586                10,472               6,843
Real Estate-Mortgage                                            74,923                57,025              40,554
Installment Loans to Individuals                                 7,578                 7,103               7,835
                                                    ------------------     -----------------     ---------------
     Total                                                     120,220     $         101,641     $        85,681
                                                    ------------------     -----------------     ---------------

Less:
     Allowance for Loan Losses                      $            1,596     $           1,426     $         1,309
     Deferred Loan Fees                                            312                   368                 265
                                                    ------------------     -----------------     ---------------
          Total Loans, Net                                     118,312     $          99,847     $        84,107
                                                    ==================     =================     ===============

Commercial loans have decreased by $1,908,000 or 7.0% in 1999, while real estate, including construction and mortgage loans, increased by $20,012,000 or 29.6% during the same period. Installment loans increased by $475,000 or 6.6% in 1999. The change in loan composition is a function of market conditions and opportunity. Competition in the loan market has increased substantially as customers seek the best terms on their borrowings. This has balances have decreased over the past resulted in more fixed rate loans while variable rate loan two years.

The Bank attempts to maximize the loan-to-deposit ratio to increase earnings, as loans are the Bank's highest yielding assets. The Bank's asset/liability management policy sets a general standard to maintain the loan-to-deposit ratio at a maximum of 75% to prudently manage its liquidity and to maximize profitability. At December 31, 1999 and December 31, 1998, the Bank's loan-to-deposit ratio was 72.9% and 64.0%, respectively.

The Bank's commercial loans are made for the purpose of providing working capital, financing the purchase of equipment or inventory, carrying accounts receivable, and for other purposes. Such loans include loans with maturities ranging from thirty days to twelve months, and term loans, which are loans with maturities normally ranging from one to five years. Short-term business loans are generally used to finance current transactions and typically provide for periodic interest payments, with principal paid monthly, quarterly or at maturity. Term loans normally provide for floating interest rates, with monthly payments of both principal and interest.

Consumer installment loans are made for the purpose of financing the purchase of various types of consumer goods, home improvements, and other personal expenses. These loans generally provide for the monthly payment of principal and interest. Most of the Bank's consumer installment loans are secured by the personal property being purchased.

The Bank's real estate loans consist primarily of loans secured by commercial real property and by first liens on single-family residential properties. Real estate construction loans are made by the Bank to finance the construction of commercial and single-family residential property and, typically, have short maturities. Construction lending involves certain risks not inherent in other forms of real estate financing. One significant risk of such loans is that collateral values during the earlier stages of construction may, at times, be less than the amount disbursed. Accordingly, if a developer is unable to complete a project on time or within budget, the Bank's risk of loss increases. The Bank's policy is to conduct inspections on construction loans to monitor loan disbursements against construction progress. The Bank does not require construction loan borrowers to obtain commitments for permanent take-out financing from other lenders. As a result, the Bank may be required to grant permanent financing or extend its construction loans beyond anticipated periods in times of rising interest rates or reduced availability of permanent financing from other lenders.


California commercial banks are permitted, depending on the type and maturity of the loan, to loan up to 90% of the appraised value of real property (or more than 90% if the loan is insured either by private mortgage insurers or governmental agencies). The Bank's policy, however, is to restrict real estate loans to 80% or less of the appraised value on residential properties and 75% of appraised value on commercial properties. The Bank offers both fixed and adjustable rate mortgage loans on commercial real property. Maturities on such loans are generally restricted to ten years (on twenty-five year amortization), with a balloon payment due on maturity. Real estate mortgage loans, mainly commercial real estate, increased by $17,898,000 or 31.3% in 1999, an increase due to new and refinancing loan opportunities attributable to lower interest rates and an increase of real estate activity in Petaluma.

Liens on real estate (including junior liens) are also taken by the Bank to provide additional securities on loans not classified as real estate mortgages, including home improvement loans, swing loans to assist buyers of single-family residences to make down payments pending the sale of their existing residences, and homeowners' equity loans.

Agricultural loans are provided to fund farms and dairies with lines of credit to purchase feed, herds, or equipment. Loans are also provided for the purchase of farms.

Total participation loans outstanding were $5,581,000 in 1999 compared to $5,315,800 in 1998. Real estate term loans, SBA loans and construction loans accounted for 83%, 1% and 16%, respectively, of all participations outstanding in 1999. The Bank sold loan participations totaling $3,526,000 during 1999 for which it retained servicing, i.e., the Bank receives a fee for collecting the payments and taking other actions to enforce the terms of the loan. Loans are sold at their principal value and no gain on sale occurs. Servicing income is recognized in the year received.

The Bank had standby letters of credit outstanding totaling $546,000 at December 31, 1999 and 1998. In addition, the Bank had commitments to grant loans of $34,009,000 and $35,533,000 at December 31, 1999 and 1998, respectively.

In 1999, $12,586,000 or 10.4% of the Bank's total loans consisted of real estate construction loans and $74,923,000 or 62.3% of the Bank's total loans consisted of conventional real estate loans. In addition, undisbursed construction loan commitments totaled $6.2 million as of December 31, 1999. The Bank is subject to the fluctuations of the California housing market generally and specifically in the Petaluma area. The Bank's construction lending business also is subject to, among other things, the volatility of interest rates, real estate prices generally, housing market conditions in the Bank's service area and market availability of conventional real estate financing to repay such construction loans since the Bank does not generally require take-out commitments. A decline in real estate values and/or the demand for housing in the Sonoma County area could have a material adverse impact on the financial condition of the Bank. Management, however, presently believes real estate values in Sonoma County are either holding their value or increasing.

Interest Rate Sensitivity
-------------------------

Interest rate sensitivity is the relationship between market interest rates and net interest income due to the repricing characteristics of assets and liabilities. If more liabilities than assets reprice in a given period (a liability sensitive position), market interest rate changes will be reflected more quickly in liability rates. If interest rates decline, a liability sensitive position will benefit net income. Alternatively, where assets reprice more quickly than liabilities in a given period (an asset sensitive position), a decline in market rates will have an adverse effect on net income.

Management's objective is to maintain the stability of the net interest margin in times of fluctuating interest rates by maintaining an appropriate mix of interest rate sensitive assets and liabilities.

The following table shows the maturities and repricing frequencies by category. Investments are shown at fair value and exclude equity securities. Loans are shown excluding non-accrual loans and deferred fees.

                                                            Maturities and Repricing Frequencies
                  -----------------------------------------------------------------------------------------------------------------
                       Three Months           Three to Twelve            One to Five              Over Five
                         or Less                   Months                   Years                   Years                 Total
                  --------------------     --------------------     --------------------    --------------------    ---------------
Interest-earning Assets
-----------------------
     Investments          $          0              $   506,000              $31,973,900             $22,038,300       $ 54,518,200
     Loans                  32,655,600               26,528,800               46,515,000              14,458,800        120,158,200
                          ------------              -----------              -----------             -----------       ------------
       Total              $ 32,655,600              $27,034,800              $78,488,900             $36,497,100       $174,676,400
                          ============              ===========              ===========             ===========       ============

Interest-bearing Liabilities
----------------------------
     Deposits             $112,782,900              $10,210,000              $ 2,444,400             $         0       $125,437,300
     Borrowings             13,451,900                3,000,000                        0                       0         16,451,900
                          ------------              -----------              -----------             -----------       ------------
       Total              $126,234,800              $13,210,000              $ 2,444,400             $         0       $141,889,200
                          ============              ===========              ===========             ===========       ============

Management does not manage its gap to maximize income based on its prediction of interest rates, but to minimize interest rate risk to the Bank by stabilizing the Bank's net interest margin in all interest rate environments. Additionally, the Bank is subject to competitive pressures in generating deposits and loans at rates and terms prevailing in the Bank's market areas.

The Bank's gap is determined by adding the assets which will mature or reprice in the next twelve months and subtracting the liabilities which will mature or reprice during the same period. Gap management assumes that all assets and liabilities will reprice by the same amount at the same time, but this is not true, as all rates do not move by the same amount or at the same time. Rather than use gap for asset/liability management, Management uses an interest rate risk scenario wherein a change of 1% in interest rates occurs over a three month period and then remains flat for the remaining nine months. Each category of interest-earning assets or interest-bearing liabilities is assigned a repricing multiplier and timing factor to more closely approximate the interest rate environment. Management believes this is a better indicator of interest rate risk than simple gap analysis.

Quality of Loans
----------------

Inherent in the lending function is the fact that loan losses will be experienced and the risk of loss will vary with each type of loan extended and the creditworthiness of the borrower. To reflect the estimated risk of loss associated with its loan portfolio, provisions are made to the Bank's allowance for loan losses. As an integral part of this process, the allowance for loan losses is subject to review and possible adjustment as a result of regulatory examinations conducted by governmental agencies and through Management's assessment of risk.

The allowance for loan losses at December 31, 1999 was $1,596,500 or 1.30% of total loans outstanding as compared to $1,426,200 or 1.40% of total loans outstanding at December 31, 1998. Although the allowance for loan losses increased in dollar amount, the allowance decreased as a percentage of loans in 1999 due to management's estimation of risk of loss. Management closely monitors the allowance for loan losses and believes the balance at December 31, 1999 was adequate to provide for losses that can be reasonably anticipated.

Additions to the allowance for loan losses are made by provision. The provision for loan losses is charged to operating expense and is based upon past loan loss experience and estimates of potential losses which in Management's judgment, deserve current recognition. Other factors considered by Management include growth, composition and overall quality of the loan portfolio, review of specific problem loans, and economic conditions that may vary from current estimates. The estimates are reviewed periodically and adjustments, if necessary, are charged to operations in the period in which they became known.

The Bank had loan charge-offs of $145,800 in 1999 and $117,800 in 1998. Net loan charge-offs (which include recoveries) were $129,700 in 1999 and $102,700 in 1998. Loans of $129,000 or 88.3% of all charge-offs in 1999 were commercial loans, as compared to $94,000 or 79.7% in 1998. Consumer loans, including installment and credit card related loans, were $5,000 or 3.4% of all charge-offs in 1999, compared to $21,000 or 17.8% for 1998. The remaining loan charge-off come under the real estate category, accounting for $12,000 or 8.2% of total charge-offs in 1999 and $3,000 or 2.5% in 1998.

The following table summarizes the activity in the allowance for loan losses as of December 31, 1999 and December 31, 1998.

                                                                                        December 31
                                                                               ---------------------------
                                                                                 1999               1998
                                                                               ---------           -------
                                                                                  (Dollars in Thousands)
Balance at Beginning of Period                                                  $  1,426           $ 1,309
                                                                                --------           -------
Charge-offs:
  Commercial, Financial, and Agricultural                                            129                94
  Real Estate--Construction and Land Development                                       0                 0
  Real Estate--Mortgage                                                               12                 3
  Installment Loans to Individuals                                                     5                21
                                                                                --------           -------
       Total Loans Charged-off                                                  $    146           $   118
                                                                                --------           -------
Recoveries:
  Commercial, Financial, and Agricultural                                             13                14
  Real Estate--Construction and Land Development                                       0                 0
  Real Estate--Mortgage                                                                0                 0
  Installment Loans to Individuals                                                     3                 1
                                                                                --------           -------
       Total Recoveries                                                               16                15
                                                                                --------           -------
Net Loans Charged-off                                                                130               103
                                                                                --------           -------
Provision for Loan Losses                                                            300               220
                                                                                --------           -------
     Allowance for Loan Losses--End of Period                                   $  1,596           $ 1,426
                                                                                ========           =======
Loans:
------
     Average Loans Outstanding During Period, Net                               $106,102           $92,985
     Total Loans at End of Period, Net                                          $118,312           $99,847
Ratios:
-------
     Net Loans Charged-Off to Average Net Loans                                     0.12%             0.11%
     Net Loans Charged-Off to Total Loans at End of Period                          0.11%             0.10%
     Allowance for Loan Losses to Average Net Loans                                 1.50%             1.53%
     Allowance for Loan Losses to Total Loans at End of Period                      1.35%             1.43%
     Net Loans Charged-off to Allowance for Loan Losses                             8.15%             7.22%
     Net Loans Charged-Off to Provision for Loan Losses                            43.33%            46.82%

Non-Performing Loans
--------------------

Loans are generally placed on non-accrual status when they are 90 days past due as to either interest or principal. At any time, any accrued but uncollected interest is reversed, and additional income is recorded on a cash basis as payments are received. Loans that are in the process of renewal in the normal course of business or are well secured and in the process of collection may not be placed on non-accrual status, at the discretion of Management. A non-accrual loan may be restored to an accrual basis when interest and principal payments are current and the prospects for future payments are no longer in doubt. At December 31, 1999, non-accrual loans were $62,000 or 0.05% of total loans and $192,000 or 0.19% of total loans at December 31, 1998.

Investments
-----------

The Bank's investment portfolio is used primarily for income and secondarily provides a source of liquidity for the Bank, as the Bank can sell its "available-for-sale" securities in the event of a need for cash. At December 31, 1999, the Bank's investment portfolio had an average life of 6.3 years.

At December 31, 1999, the Bank's investment portfolio was $55,565,100 or 28.5% of total assets, a decrease from $67,737,200 or 36.3% of total assets in 1998. The decrease is attributable to the fact that loans grew faster than deposits and other borrowings. The Bank purchased tax-exempt municipal securities in 1998 and 1999 in order to lower its effective tax rate and thereby increase net income.

Under Statement of Financial Accounting Standard No. 115 ("SFAS 115"), the investments of a bank in debt and equity securities must be classified in three categories: "trading", "available-for-sale", or "held-to-maturity", and there are different accounting methods for each category. SFAS 115 requires that any unrealized gain or loss in the "available-for-sale" category be reported as an adjustment to the Bank's equity capital, even though the gain or loss would only be realized if the investment was actually called or sold. If the investment is in the "held-to-maturity" category, no unrealized gain or loss needs to be reported.

In 1998 the Bank borrowed $3,000,000 from the Federal Home Loan Bank of San Francisco at a fixed rate and purchased $3,000,000 of long-term collateralized mortgage obligations, of which $2,000,000 are fixed rate and $1,000,000 are variable rate. By funding the purchase of collateralized mortgage obligations with borrowings, the Bank is better able to utilize its capital and increase net interest income. The $3,000,000 borrowing matures in July 2000.

The following table sets forth the fair value of the Bank's investment portfolio as of December 31, 1999, 1998, and 1997.

                                                                                             December 31
                                                                     ----------------------------------------------------------
                                                                          1999                  1998                  1997
                                                                     ---------------       ---------------       --------------
                                                                                       (Dollars in Thousands)
U.S. Treasury Securities and Securities of other U.S. Government
 Agencies and Corporations - Available for Sale                              $30,661               $39,733               $38,373
U.S. Treasury Securities and Securities of other U.S. Government
 Agencies and Corporations - Held to Maturity                                  1,450                 5,111                     0
States of the U.S. and Political Subdivisions - Available for Sale            13,038                12,049                 9,841
States of the U.S. and Political Subdivisions - Held to Maturity               4,910                 5,323                     0
Other Securities - Available for Sale                                          5,141                 5,643                   905

Other Securities - Held to Maturity                                                0                     0                     0
                                                                     ---------------       ---------------       ---------------
     Total                                                                   $55,200               $67,859               $49,119
                                                                     ===============       ===============       ===============

As of December 31, 1999, the Bank's "available-for-sale" securities reflect an adjustment of an unrealized loss of $1,873,900 net of unrealized gains and a fair value of $48,839,600. "Held-to-maturity" securities, had a fair market value of $6,360,600 at December 31, 1999.

As of December 31, 1999 and 1998, the Bank had total pledged securities with a fair value of $30,335,700 and $25,405,400, respectively. Pledged securities with a fair value of $6,594,300 in 1999 and $3,734,400 in 1998 secured public deposits. Pledged securities with a fair value of $17,139,200 in 1999 and $18,149,100 in 1998 collateralized repurchase agreements with customers. Pledged securities with a fair value of $3,712,000 in 1999 and $511,300 in 1998 collateralized requirements of the Federal Reserve and U.S. Department of Justice, and pledged securities with a fair value of $2,890,200 in 1999 and $3,010,600 in 1998 collateralized borrowings from the Federal Home Loan Bank. Pledged securities are not available for the Bank's liquidity needs.

The following table is a summary of the relative maturities and weighted average yields of investment securities as of December 31, 1999. Yields on securities have been calculated by dividing interest income, adjusted for amortization of any premium and accretion of any discount, by the book value of the related securities. Yields on tax-exempt securities have not been calculated on a tax-equivalent basis.

                                               U.S. Treasury and other
                                                   U.S. Agencies &                State and Political
                                                    Corporations                     Subdivisions                Corporate Bonds
                                               -----------------------          -----------------------       ----------------------
                                                 Amount         Yield            Amount           Yield        Amount      Yield
                                                 ------         -----           -------           -----        ------      -----
                                                                                (Dollars in Thousands)
Maturing in One Year or Less                     $ 2,667         5.95%             $     0            0%       $    0       0.00%
Maturing After One but within Five Years          26,975         5.91%               4,058         5.86%        3,650       5.58%
Maturing After Five but within Ten Years           3,498         6.12%               4,070         5.10%        1,012       5.98%
Maturing After Ten Years                               0         0.00%              10,827         4.91%            0       0.00%

Funding
-------
Total deposits at December 31, 1999 and 1998 were $162,190,400 and $155,901,100, respectively, representing increases of 4.0% in 1999 and 26.8% in 1998. The increase in deposits in 1999 and 1998 is due to growth, especially in the savings category. Savings and interest-bearing transaction accounts increased by 12.0% in 1999 and 29.9% in 1998. As a result of the growth in savings, certificate of deposit growth has been slower, with increases of 9.8% in 1999
and 12.1% in 1998.   Average total deposits were $156,646,000 in 1999 and
$138,053,000 in 1998.

The table below sets forth information for the last three years regarding the Bank's average deposits and the average rate paid on each of the deposit categories.

                                                                    Year Ended December 31
                                          ------------------------------------------------------------------------------
                                                      1999                     1998                       1997
                                          ------------------------------------------------------------------------------
                                             Average     Average        Average     Average        Average     Average
                                             Balance       Rate         Balance      Rate          Balance      Rate
                                             -------       ----         -------      ----          -------      ----
                                                                            (Dollars in Thousands)
Non-interest-bearing Demand Deposits         $ 33,644      0.00%        $ 28,309     0.00%        $ 25,077      0.00%

Interest-bearing Transaction Accounts      19,445     1.73%      17,386      1.73%       17,597      1.87%
Savings                                    82,157     3.76%      73,325      4.22%       52,255      4.45%
Time Certificates under $100,000           14,649     4.82%      13,706      5.01%       13,987      5.13%
Time Certificates over $100,000             6,751     3.94%       5,327      5.44%        5,337      5.78%
                                         --------              --------                --------
     Total Deposits                      $156,646     2.81%    $138,053      3.17%     $114,253      3.22%
                                         ========     ====     ========      ====      ========      ====


The remaining maturities of the Bank's certificates of deposit of $100,000 or more, including public time deposits, at December 31, 1999 and 1998 are indicated in the table below. Interest expense on these certificates of deposit totaled $266,000 in 1999 and $258,600 in 1998.


                                                  Year Ended December 31
                                              ------------------------------
                                                   1999             1998
                                                --------     -----------
                                                 (Dollars in Thousands)
Time Deposits Maturing in:
     Three Months or Less                           $4,611        $4,823
     Three through Twelve Months                     1,744         2,565
     Over Twelve Months                                541           545
                                                    ------        ------
       Total Time Deposits Over $100,000            $6,896        $7,933
                                                    ======        ======


Non-interest Income
-------------------

Non-interest income for 1999 was $1,195,200 or an increase of 0.7% as compared to $1,186,100 in 1998, which was an increase of 13.3% from 1997.


The following table sets forth non-interest income categories for the years 1999, 1998 and 1997.


                                                     1999               1998                 1997
                                           -----------------    -----------------    ---------------------
Service Charges                                   $  695,800            $  707,400           $  642,100
Credit Card and Other Fee Income                     259,900               273,200              220,900
Net Investment Securities gains (losses)              37,900                51,700              (73,900)
Life Insurance Income                                 84,900                83,300               81,300
Other Income                                         116,700                70,500              176,800
                                                  ----------            ----------           ----------
     Total Non-interest Income                     1,195,200            $1,186,100           $1,047,200
                                                  ==========            ==========           ==========

Service charges on deposit accounts, the largest portion of non-interest income, declined to $695,800 in 1999 or 1.6%.


Non-interest Expense
--------------------

Non-interest expense for 1999 was $6,195,700, an increase of 9.8% as compared to $5,645,200 or 11.8% for 1998. Salary expense increased to $3,193,300 or 7.4% in
1999 compared to $2,972,100 or 16.2% for 1998. The increase in salary expense is attributable to the Bank's growth during 1999. Occupancy and equipment expense totaled $1,022,000 in 1999 and $917,400 in 1998, due to the Bank's growth and lease expense increase. Other expenses were $1,980,400 in 1999, an increase of 12.8%, and $1,755,700 in 1998, an increase of 11.3%. The increase in 1999 is attributable to increased spending on marketing and professional services, and expenses related to Year 2000 issues and consulting.

Income Taxes
------------

The Bank's provision for income taxes was $1,022,600 in 1999 and $1,012,500 in 1998. The Bank's effective tax rate was 30.7% in 1999 and 32.4% in 1998.

Capital
-------

The Bank had sustained its growth in capital through retained earnings, net of cash dividends paid out to shareholders. Shareholders' equity increased to $14,892,900, or 7.8% as compared to $13,813,800 in 1998 after paying cash dividends of $0.12 per share. Shareholders' equity increased by $376,000 in 1999 through the exercise of stock options and declined by $1,427,900 as a result of unrealized holding losses, net of taxes, and investments classified as available for sale.

The Bank is subject to regulations of the Federal Deposit Insurance Corporation ("FDIC") governing capital adequacy. These guidelines are intended to reflect the degree of risk associated with both on- and off-balance sheet items. Financial institutions are expected to comply with a minimum ratio of qualifying total capital to risk-weighted assets of 8%, at least half of which must be Tier 1 Capital.

Federal regulatory agencies have also adopted a minimum leverage ratio of 4% which is intended to supplement the risk-based capital requirements and to ensure that all financial institutions continue to maintain a minimum level of core capital.

The risk-based and leverage capital ratios for the Bank at December 31, 1999 is set forth below. The Bank exceeded the minimum capital requirements in 1999.

                                            December 31, 1999
                                   --------------------------------
                                            Amount            Ratio
                                            ------            -----
                                                (Dollars in Thousands)
Risk-based Capital Ratios:
--------------------------
     Tier 1 Capital                       $ 15,941           10.64%
     Minimum Requirement                     5,995            4.00%
                                          --------           -----
     Excess                               $  9,946            6.64%
                                          ========           =====

     Total Capital                        $ 17,537           11.70%
     Minimum Requirement                    11,989            8.00%
                                          --------           -----
     Excess                               $  5,548            3.70%
                                          ========           =====

     Risk-adjusted Assets                 $149,867
                                          ========

Leverage Ratio:
---------------
     Tier 1 Capital                       $ 15,941            8.29%
     Minimum Requirement                     5,766            4.00%
                                          --------           -----
     Excess                               $ 10,175            5.29%
                                          ========           =====

     Total Adjusted Assets                $192,253
                                          ========

Inflation
---------

It is Management's opinion that the effects of inflation on the Bank's financial statements for the years ended December 31, 1999, 1998, and 1997 are not material.

SELECTED FINANCIAL INFORMATION

The selected consolidated financial information set forth below should be read in conjunction with the Bank's audited financial statements and notes thereto which are included herein.

                                                                  Years Ended December 31,
                                     -----------------------------------------------------------------------------------
                                          1999             1998             1997             1996             1995
                                     ---------------  ---------------  --------------  ----------------  ---------------
Summary of Operations
---------------------
Interest and Fee Income                 $ 13,672,500     $ 12,745,300    $ 10,792,600      $  9,336,300     $  7,777,700
Interest Expense                           5,045,400        4,937,800       4,248,400         3,599,300        2,943,000
                                        ------------     ------------    ------------      ------------     ------------
Net Interest and Fee Income                8,627,100        7,807,500       6,544,200         5,737,000        4,834,700
Provision for Loan Losses                    300,000          220,000         340,000           334,500          312,900
                                        ------------     ------------    ------------      ------------     ------------
Net Interest and Fee Income after
 Provision for Loan Losses                 8,327,100        7,587,500       6,204,200         5,402,500        4,521,800

Non-Interest Income                        1,195,200        1,186,100       1,047,200           976,400          941,400
Non-Interest Expense                       6,195,700        5,645,200       5,049,000         4,870,200        4,194,400
                                        ------------     ------------    ------------      ------------     ------------
Income before Income Taxes                 3,326,600        3,128,400       2,202,400         1,508,700        1,268,800
Provision for Income Taxes                 1,022,600        1,012,500         726,100           434,000          281,000
                                        ------------     ------------    ------------      ------------     ------------
Net Income                              $  2,304,000     $  2,115,900    $  1,476,300      $  1,074,700     $    987,800
                                        ============     ============    ============      ============     ============
Per Share:
Weighted Average number of shares
 outstanding (adjusted for 5%
 stock dividends paid in December
 1995, 1996 and 1997 and 2-for-1
 Stock Split in 1998)                      1,428,098        1,369,532       1,295,716         1,254,396        1,237,546
 Net Income Per Share                   $       1.61     $       1.54    $       1.14      $        .86     $        .80
 Net Income Per Share Assuming          $       1.55     $       1.45    $       1.06      $        .80     $        .76
 Shareholders' Equity (Book Value)      $      10.31     $       9.90    $       8.39      $       7.42     $       6.94
 Total Assets                           $194,699,000     $186,559,000    $151,690,400      $129,441,400     $111,866,400


SELECTED FINANCIAL RATIOS

The following table sets forth certain financial ratios for the periods indicated (averages are computed using actual daily figures):


                                                Year Ended December 31,
                                                -----------------------
                                            1999         1998          1997
                                            ----         ----          ----
Net Earnings to:
   Average earning assets                   1.34%        1.41%         1.19%
   Average total assets                     1.22         1.28          1.06
   Average shareholders' equity            15.92        16.93         14.62
Average shareholders' equity to:
   Average total assets                     7.67%        7.54%         7.26%
   Average net loans                       13.64        13.44         12.96
   Average total deposits                   9.24         9.05          8.84


ITEM 7. -- FINANCIAL STATEMENTS
           --------------------

     Balance sheets as of the close of the most recent fiscal year, statements of operations, statements of changes in shareholders' equity, statements of cash flows for each of the two (2) fiscal years preceding the date of the balance sheet and notes to the financial statements for the Bank are attached hereto beginning at page F-2.


ITEM 8. -- CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
           ---------------------------------------------------------------
      FINANCIAL DISCLOSURE
      --------------------

      None.


                                   PART III
                                   --------


ITEM 9. -- DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
           -----------------------------------------------------------

The following information is supplied with respect to each person who is currently a director of the Bank and is based upon the records of the Bank and information furnished to it by the directors.

                                           Position and               Director
                                           Offices with               Of Bank
Name                               Age     The Bank                    Since
----                               ---     --------                    -----
Walter E. Bragdon                   67     President, Chief             1987
                                           Executive Officer and
                                           Director
Max F. Cerini                       62     Director                     1987
John H. Dado                        65     Director                     1987
Robert W. Giacomini                 62     Director                     1987
Henry C. Hansel                     52     Director                     1987
Max K. Herzog                       63     Director                     1987
John J. King, Jr.                   64     Director                     1987
Daniel G. Libarle                   58     Chairman of the Board        1987
James E. McCaffrey                  74     Director                     1987
William H. McDevitt, Jr.            47     Director                     1987
William J. McDowell                 63     Director                     1987
All directors and executive
officers as a group (13 in
number)

     None of the directors of the Bank were selected pursuant to any arrangement or understanding other than with the directors and officers of the Bank acting in their capacities as such. There are no family relationships between any two or more of the directors, officers or persons nominated or chosen by the Board of Directors to become a director or officer except, John J. King, Jr. is the first cousin of Daniel G. Libarle. No director serves as a director of any company required to report under the Securities Exchange Act of 1934 or any investment company registered under the Investment Company Act of 1940.

     Set forth below are brief summaries of the background and business experience of all of the directors and persons nominated to become a director of the Bank. Unless otherwise indicated, each person has been engaged in the noted occupation with the same entity for more than five years.

     WALTER E. BRAGDON is President and Chief Executive Officer of the Bank.

     MAX F. CERINI is Vice Chairman of Shamrock Materials, Inc., a ready-mix concrete and building material company. Prior to 1992, Mr. Cerini was President of the company.

     JOHN H. DADO was a partner in Pisenti & Brinker, CPA's from 1991 to 1995. He is presently retired.

     ROBERT W. GIACOMINI is President of Robert Giacomini Dairy, Inc.

     HENRY C. HANSEL is President of Hansel Enterprises, an automobile dealership, and automobile and equipment leasing company.

     MAX K. HERZOG is owner and manager of Sleepy Hollow Dairy.

     JOHN J. KING, JR. is of counsel to the law firm of Anderson, Zeigler, Disharoon, Gallagher & Gray, since 1992.

     DANIEL G. LIBARLE is President of Lace House Linen, Inc., a linen rental company.

     JAMES E. McCAFFREY is a self-employed business consultant. He was Vice President and Chairman of the Board of Geyser Energy Company, a Union Oil distributor from 1994 to 1996. Prior to 1994, he was President and Chief Executive Officer of both Geyser Energy Company and JEMCO.

     WILLIAM H. McDEVITT, Jr. is President of McDevitt and McDevitt Construction, a general contractor.

     WILLIAM J. McDOWELL is owner of McDowell Dairy.

Executive Officers
------------------

     Set forth below is certain information as of March 1, 2000 with respect to each executive officer of the Bank, except as previously discussed.

                                       Positions and Offices                    Officer
Name                           Age     With the Bank                            Since
----                           ---     -------------                            -----
David E. Schmidt                49     Senior Vice President and Senior Loan     1987
                                       Officer

Arlene A. Brians                51     Senior Vice President and Chief           1987
                                       Administrative Officer

Dennis E. Kelley                45     Senior Vice President and Chief           2000
                                       Financial Officer

     Set forth below are brief summaries of the background and business experience of the executive officers of the Bank who have not previously been discussed herein.

     ARLENE A. BRIANS became the Bank's Senior Vice President and Operations Administrator in August 1994 and in February 1999 became the Bank's Chief Administrative Officer

     DAVID E. SCHMIDT is the Bank's Senior Vice President and Senior Loan
Officer.

     DENNIS E. KELLEY joined the Bank in January 2000 as the Senior Vice President and Chief Financial Officer. Formerly he was a Certified Public Accountant in private practice. From 1986 through January 1999, he was employed by Redwood Empire Bancorp and its subsidiary National Bank of the Redwoods where he served in various capacities including Chief Operating Officer and Chief Financial Officer.

Compliance With Section 16(a) of the Securities Exchange Act of 1934
--------------------------------------------------------------------

     Section 16(a) of the Securities Exchange Act of 1934 requires the Bank's officers and directors, and persons who own more than ten percent of a registered class of the Bank's equity securities, to file reports of ownership and changes in ownership with the Federal Deposit Insurance Corporation ("FDIC"). Officers, directors and greater than ten-percent shareholders are required by FDIC regulations to furnish the Bank with copies of all Section 16(a) forms they file. To the best knowledge of the Bank, there are no greater than ten-percent holders of the Bank's Common Stock.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms F-7, F-8, and F-8A were required for those persons, the Bank believes that for the period from January 1, 1998 through December 31, 1999 its officers and directors complied with all applicable filing requirements.

ITEM 10. -- EXECUTIVE COMPENSATION
            ----------------------

Summary of Compensation
-----------------------

     The following table sets forth a summary of the compensation paid (for services rendered in all capacities) during the Bank's past three fiscal years to those executive officer's of the Bank whose annual compensation for 1999 exceeded $100,000.


                                                                                                     Long-Term
                                                                                                    Compensation
                                                                                  Other Annual         Awards          All Other
       Name                 Position          Year       Salary      Bonus      Compensation/1/        Options      Compensation/2/
       ----                 --------          ----       ------      -----      ---------------        -------      ---------------
Walter E. Bragdon       President and         1999      $145,000     58,464          -0-               -0-             $18,537
                        Chief Executive       1998      $138,184    $33,945          -0-               -0-             $16,780
                        Officer               1997      $130,962    $27,500          -0-               -0-             $15,190

David E. Schmidt        Senior Vice and       1999      $ 97,440    $29,386          -0-               -0-             $ 3,120
                        Senior Loan           1998      $ 99,169    $18,469          -0-               -0-             $ 2,824
                        Officer               1997      $ 83,944    $12,974          -0-               -0-             $ 2,557

Arlene A. Brians        Senior Vice           1999      $ 86,077    $25,504          -0-               -0-                 -0-
                        President and         1998      $ 76,973    $15,095          -0-               -0-                 -0-
                        Chief                 1997      $ 65,474    $10,877          -0-               -0-                 -0-
                        Administrative
                        Officer

     The directors of the Bank receive $600 for each meeting of the Board of Directors, and $125 for all other committee meetings attended. The Bank paid a total of $116,875 in directors' fees during 1999.

_____________________
/1/ No perquisites are reported as Other Annual compensation as they did not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus reported for the named executive officer.

/2/  Includes amounts accrued under a Salary Continuation Agreement.

Bank of Petaluma 1989 Amended Stock Option Plan
-----------------------------------------------

     The Bank adopted the Bank of Petaluma 1989 Amended Stock Option Plan (the "1989 Plan") on May 3, 1989 and set aside 305,608 shares of no par value Common Stock of the Bank for which options may be granted to key, full-time salaried employees and officers of the Bank, as well as non-employee directors of the Bank. Of the shares reserved for issuance, 127,336 shares were made available for grant solely to directors and the remaining 178,272 shares are available for grant solely to key full-time officers and employees of the Bank.

     The exercise price of all options to be granted under the 1989 Plan must be at least 100% of the fair market value of the Bank's Common Stock on the granting date and be paid in full in cash at the time the option is exercised. Under the 1989 Plan, all options expire no more than ten years after the date of grant.

     In the case of termination of employment or status as a director, no additional options become exercisable, and exercise rights cease in three (3) months unless employment or status as a director is terminated because of death or disability, in which case the option may be exercised for not more than one year following termination. In case of termination of employment for cause, or cessation of status as a director as a result of being removed from office by a bank regulatory authority, exercise rights cease immediately.

     No stock options were granted to executive officers of the Bank during 1999 which are required to be disclosed.

     The following table shows information regarding options exercised and the value at December 31, 1999 of unexercised options held by the executive officers of the Bank which are required to be disclosed.

       Aggregated Option Exercises in Last Year and FY-End Option Values


                                                                   Number of Securities Underlying    Value of unexercised in-the-
                                                                    unexercised options at fiscal       money  options at fiscal
                                                                             year-end(#)                      year-end ($)
                         Shares acquired                           -------------------------------    ----------------------------
Name                     on exercise (#)     Value Realized ($)       Exercisable/Unexercisable         Exercisable/unexercisable
                         ---------------     ------------------                                       ----------------------------
Walter E. Bragdon            12,732               $191,998                      11,574/-0-                  $     206,248/-0-

David E. Schmidt              7,638               $122,819                    12,194/5,250                  $243,564/$119,822

Arlene A. Brians              2,544               $ 40,576                    12,194/5,250                  $243,564/$119,822


Bank of Petaluma 1997 Stock Option Plan
---------------------------------------

     On December 23, 1997, the Bank adopted the Bank of Petaluma 1997 Stock Option Plan ("1997 Plan") which sets aside 199,600 shares of no par value Common Stock of the Bank for which options may be granted to key, full-time salaried employees and officers of the Bank, as well as non-employee directors of the Bank.

     The exercise price of all options to be granted under the 1997 Plan must be at least 100% of the fair market value of the Bank's Common Stock on the granting date and be paid in full at the time the option is exercised either in cash, shares of the Bank's Common Stock with a fair market value equal to the purchase price or a combination thereof. Under the 1997 Plan, all options expire no more than ten years after the date of grant.

     In the case of termination of employment or status as a director, no additional options become exercisable, and exercise rights cease after six (6) months unless employment or status as a director is terminated because of death or disability, in which case the option may be exercised for not more than one year following termination. In case of termination of employment for cause, or cessation of status as a director as a result of being removed from office by a bank regulatory authority or by judicial process, exercise rights cease immediately.

Incentive Compensation Plan
---------------------------

     The Bank's Incentive Compensation Plan ("Incentive Plan") became effective on January 1, 1991. The purpose of the Incentive Plan is to achieve and sustain targeted income levels for the Bank by providing an opportunity for participants to earn extra compensation in the form of cash or deferred income. The Incentive Plan is administered by a committee, composed of members of the Board of Directors ("Committee"), that has sole discretion in administering and interpreting the Incentive Plan.

     Participation in the Incentive Plan is limited to designated staff members of the Bank who are employed as of January 1st of each plan year, and those officers of the Bank nominated by the President and Chief Executive Officer who perform essential managerial services for the Bank during the plan year.

     Participants who terminate employment for reasons other than death, disability, retirement or redeployment prior to the end of the calendar year are not eligible to receive an award for the year they terminate. Participants who terminate employment after the end of the calendar year for which the award relates but prior to the time the award is paid are not entitled to receive an award, unless the President and Chief Executive Officer determines that the participant should be eligible for an award. Participants who terminate employment because of death, disability, retirement or redeployment, or who are hired, promoted or transferred may, in the sole discretion of the Committee, be considered for an award.

     Each plan year an Incentive Compensation Fund to pay awards will be established based on specific goals expressed as Return on Average Assets ("ROA"), Return on Beginning Equity ("ROE") and individual performance. The amount in the fund will be based on the percent of the targeted ROA and ROE the Bank actually achieves multiplied by a funding factor, and on the amount of the individual performance goals. The total funding for the staff awards is based on the ROA the Bank actually achieves compared with the targeted ROA.

     Individual performance goals for all officers and staff are established by the President and Chief Executive Officer. The Chief Executive Officer's goals are established by the Chairman of the Board of Directors. Individual performance goals are based on the ROA and ROE goals and individual performance goals established for each individual, multiplied by a weighted percentage established by the Committee.

     Individual awards to officers depend on the level of achievement of the targeted goals, and on individual performance which may include success in achieving their performance plan, loyalty, general attitude towards group problems and goals, ingenuity in solving problems, initiative and achievements of their participating units. Individual awards to staff depend on the Bank's ROA performance compared with the targeted ROA. Individual staff members share in the total award based on their salary expressed as a percent of the total salary of all staff participating in the Incentive Plan. Individual awards to staff may also be adjusted to reflect loyalty, general attitudes toward group problems and goals, ingenuity in solving problems, initiative and the achievement of individual and group projects and responsibilities. Awards may be paid in cash, deferred cash or other types of compensation.

     If the sum of the actual awards is equal to or less than the funded amount then the full amount of the awards is paid. If the amount of the awards granted exceeds the funded amount then the awards will be reduced by multiplying each award by a ratio that is equal to the total funds available divided by the total of all the awards granted for the plan year.

     Amounts accrued during 1999 pursuant to the Incentive Plan are $47,200 for Walter E. Bragdon, $28,900, for David E. Schmidt and $26,600 for Arlene A. Brians.

Profit Sharing and Salary Deferral 401(k) Plan
----------------------------------------------

     The Bank adopted a Profit Sharing and Salary Deferral 401(k) Plan ("401(k) Plan") effective as of January 1, 1993 and amended January 1, 1999 for all employees. Under the 401(k) Plan employees can defer up to 15% of their salary in a year. Beginning in 1997, the Bank matches 50% of the employee's contribution. An employee is vested immediately as to the amount which they have deferred and will vest equally over a four year period as to the Bank's matching contributions. Normal retirement age pursuant to the 401(k) Plan is age 65.

Deferred Compensation
---------------------

     Effective as of December 31, 1992, the Bank entered into deferred compensation agreements with Walter E. Bragdon and Donald J. Morris, respectively.

     Under these deferred compensation agreements each officer is entitled to defer receipt of a portion of current compensation until reaching a specified retirement age. Each deferred compensation agreement is revocable by the Bank or the employee upon written notice. Amounts deferred by each officer under his deferred compensation agreement with the Bank are reported in the Cash Compensation Table above, as salary. These arrangements do not confer preferential earnings or above-market earnings on deferred compensation.

Salary Continuation and Retirement Plan
---------------------------------------

     The Bank adopted a Salary Continuation and Retirement Plan ("Salary Continuation Plan"), effective as of December 31, 1992, for Messrs. Bragdon, Morris and Schmidt. The Salary Continuation Plan is an unfunded retirement benefit plan as defined in the Employee Retirement Income Security Act of 1974 ("ERISA"). Benefits are payable to the respective officers in monthly installments for a period of 180 months after retirement upon reaching a specified retirement age. The specified retirement ages are age 70 for Mr. Bragdon, age 70 for Donald J. Morris, the Bank's former Chief Financial Officer and age 65 for Mr. Schmidt. In the event that the respective officers are employed by the Bank when they attain their specified retirement age, it is anticipated that Mr. Bragdon will be entitled to $25,000 per year, and Mr. Schmidt will be entitled to $18,000 per year. In 1999, the Bank granted Mr. Morris full retirement at age 66 and is presently paying $17,500 per year as described above.

     The Bank has the option of setting aside or designating funds for the payment of the obligations under the Salary Continuation Plan. However, the rights of the participants under the Salary Continuation Plan are those of an unsecured general creditor of the Bank. The Bank has purchased life insurance contracts on the lives of each officer to provide funds to the Bank to meet its obligations under the Salary Continuation Plan. The Salary Continuation Plan may also pay a vested lump sum benefit to each officer in the event of death or disability prior to reaching the retirement age specified in the Salary Continuation Plan. The vested lump sum benefit will accrue to each officer based upon years of service. Such benefit is calculated based upon the amount permitted to be accrued for financial statement reporting purposes under Generally Accepted Accounting Principles ("GAAP"). The annual GAAP accrual is equal to the present value in a given year of the retirement benefit payable to retirement age. The amount of the retirement benefit was established by the Bank's Compensation Committee and Board of Directors. Participants are credited for years of service towards vesting in such lump sum benefits based upon consecutive years of service measured from their anniversary of date of birth in 1992. The Salary Continuation Plan also provides that a payment will be made to each officer if their employment is involuntarily terminated as a result of a change of control of the Bank. The amount payable to the officer shall be the maximum vested lump sum benefit payable to the officer under the Salary Continuation Plan.

ITEM 11. -- SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
            --------------------------------------------------------------

The following information is supplied regarding stock ownership by the Bank's directors and executive officers.

                                                  Shares Beneficially Owned
                                                    As of March 1, 2000/3/
                                                    ----------------------
Name                                             Amount            Percentage
----                                             ------            ----------
Walter E. Bragdon                                59,374/4/            4.08%
Max F. Cerini                                    40,146/2/            2.76%
John H. Dado                                     22,000/2/            1.51%
Robert W. Giacomini                              47,243/5/            3.25%
Henry C. Hansel                                  48,154/6/            3.31%
Max K. Herzog                                    48,312/7/            3.32%
John J. King, Jr.                                44,618/2/            3.07%
Daniel G. Libarle                                54,814/2/            3.77%
James E. McCaffrey                               35,423/2/            2.43%
William H. McDevitt, Jr.                         33,976/8/            2.34%
William J. McDowell                              16,502/2/            1.13%
All directors and executive officers
 as a group (14 in number)                      499,730/9/           31.61%

ITEM 12. -- CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
            ----------------------------------------------

Other Transactions with Management
----------------------------------

     The Bank has had and expects to have in the future banking transactions in the ordinary course of its business with directors, executive officers, principal shareholders, and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others and such transactions did not involve more than the normal risk of collectibility or present other unfavorable features, except as described below.

ITEM 13. -- EXHIBITS AND REPORTS ON FORM 8-K
            --------------------------------

___________________
/3/ Unless otherwise indicated, the beneficial owner of these shares are sole or joint voting and investment power.

/4/ Includes an option to purchase 11,574 shares of the Bank's Common Stock which is presently exercisable. Also includes 7,892 shares held by Mr. Bragdon's Individual Retirement Account over which Mr. Bragdon has sole voting and investment power and 560 shares held as trustee.

/5/ Includes an option to purchase 10,000 shares of the Bank's Common Stock which is presently exercisable; 24,440 shares owned by the Robert Giacomini Dairy, Inc., Profit Sharing Plan over which Mr. Giacomini has voting and investment power; 3,212 shares owned by Mr. Giacomini's wife; and 15 shares held by Mr. Giacomini as trustee.

/6/ Includes an option to purchase 10,000 shares of the Bank's Common Stock which is presently exercisable and 3,468 shares held by Mr. Hansel as trustee for his two children.

/7/ Includes an option to purchase 10,000 shares of the Bank's Common Stock which is presently exercisable and 13,730 shares held by Mr. Herzog as trustee.

/8/ Includes an option to purchase 10,000 shares of the Bank's Common Stock which is presently exercisable; 19,910 shares owned by the McDevitt & McDevitt Profit Sharing Trust, of which Mr. McDevitt is trustee and beneficiary; 3,562 shares held by Mr. McDevitt's Individual Retirement Account, over which Mr. McDevitt has sole voting and investment power; and 504 shares held by Mr. McDevitt as trustee for his daughters.

/9/ Includes options to purchase 135,962 shares of the Bank's Common Stock which are presently exercisable.

     A. An index of all financial statements and schedules filed as part of this Form 10-KSB appears on page F-1 and is incorporated by reference.


     B.   No Forms 8-K were required to be filed.


     C.   The following is a list of all exhibits filed as part of this Form
          10-KSB.

                                                                              Sequentially
  Exhibit                                                                       Numbered
    No.                            Exhibits                                       Page
   ----                            --------                                       ----
   3.1    Articles of Incorporation from the Bank's Registration                    *
          Statement on Form F-1 filed on April 29, 1989.

   3.2    By-laws from the Bank's Registration Statement on Form F-1                *
          filed on April 29, 1989.

  10.1    Lease Agreement by and between Bank of Petaluma and Donald P.             *
          Ramatici and Janice M. Ramatici, dated June 9, 1987.

  10.2    First Amendment effective February 1, 1990, to Lease Agreement            *
          by and between Bank of Petaluma and Donald P. Ramatici and
          Janice M. Ramatici, dated January, 1990.

  10.3    Employment Agreement between the Bank and Walter E. Bragdon               *
          dated July 11, 1988, from the Bank's 1989 Annual Report on Form
          10-KSB filed with the FDIC on March 30, 1990.

  10.4    Stock Option Plan adopted in 1988 from the Bank's Registration            *
          Statement on Form F-1 filed with the FDIC on April 29, 1990.

  10.5    Bank of Petaluma Incentive Compensation Plan.                             *

  10.6    Bank of Petaluma Salary Continuation and Retirement Plan.                 *

  10.7    Bank of Petaluma Deferred Compensation Agreement.                         *

  10.8    Second Amendment effective February 1, 1992 to Lease Agreement            *
          for 100 Petaluma Boulevard South by and between Bank of
          Petaluma and Donald P. Ramatici and Janice M. Ramatici dated
          February 27, 1992.

  10.9    Lease dated February 6, 1993 for 1321 Commerce Street, Suite D,           *
          by and between Bank of Petaluma and Petaluma Oakwood Associates.

  10.10   Lease dated April 20, 1993 for 1321 Commerce Street, Suite G,             *
          by and between Bank of Petaluma and Petaluma Oakwood Associates.

  10.11   Lease dated May 3, 1993 for modular branch to be located at 800           *
          North McDowell Boulevard by and between Bank of Petaluma and
          Gelco Space.

  10.12   Branch Purchase and Assumption Agreement dated as of April 23,            *
          1993 between Bank of America, NT&SA and Bank of Petaluma.

  10.13   Real Estate Purchase Agreement for land located at 800 North              *
          McDowell Boulevard, Petaluma, California, dated August 18, 1993 by and between Bank of Petaluma and McBail Company.

  10.14   Bank of Petaluma Profit Sharing and Salary Deferral 401(k) Plan.          *

  10.15   Consolidated Agreement for purchase of computer equipment dated           *
          December 21, 1995 by and between Bank of Petaluma and Unisys
          Corporation.

  10.16   Conversion Assistance Agreement dated January 11, 1996 by and             *
          between Bank of Petaluma and Information Technology, Inc.

  10.17   Undated Sublease by and between Bank of the West and Bank of              *
          Petaluma for the premises located at 1360 Redwood Way, and related master Lease.

  10.18   Nondiscretionary Full Service Brokerage Agreement by and                  *
          between PrimeVest Financial Services, Inc. and Bank of Petaluma
          dated April 30, 1996.

  10.19   Administrative Services and Facilities Agreement by and between           *
          Bank of Petaluma and PrimeVest Financial Services, Inc. dated
          April 29, 1996.

  10.20   Exercise of Option and Third Amendment of Lease by and between            *
          Donald P. and Janice M. Ramatici and the Bank dated January 28,
          1997.

  10.21   Letter agreement dated January 25, 1998 from General Electric             *
          Capital Corporation to the Bank regarding the rent for a
          modular unit located for the Bank's Petaluma Valley office.

  10.22   Bank of Petaluma 1997 Stock Option Plan and Related Stock
          Option Agreements.

  10.23   Bank of Petaluma 401(k) Plan Summary Plan Description.

  21.     The Bank does not have any subsidiaries.

*    Denotes documents which are incorporated by reference.

                                  SIGNATURES
                                  ----------

     Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, as amended, the Bank has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  March 8, 2000
BANK OF PETALUMA



                               By: /s/ Walter E. Bragdon
                                  ----------------------
                               WALTER E. BRAGDON
                               President and Chief
                               Executive Officer



                               By: /s/Dennis E. Kelley
                                  --------------------
                               DENNIS E. KELLEY
                               Senior Vice President and Chief Financial Officer

SIGNATURES                         TITLE                            DATE
/s/ Walter E. Bragdon              President, Chief Executive       March 8, 2000
------------------------------
WALTER E. BRAGDON                  Officer and Director


/s/ Max F. Cerini                  Director                         March 8, 2000
------------------------------
MAX F. CERINI


/s/ John H. Dado                   Director                         March 8, 2000
------------------------------
JOHN H. DADO


/s/ Robert W. Giacomini            Director                         March 8, 2000
------------------------------
ROBERT W. GIACOMINI

                                   Director                         March 8, 2000
/s/ Henry C. Hansel
------------------------------
HENRY C. HANSEL


/s/ Max K. Herzog                  Director                         March 8, 2000
------------------------------
MAX K. HERZOG


/s/ John J. King, Jr.              Director                         March 8, 2000
------------------------------
JOHN J. KING, JR.

/s/ Daniel G. Libarle              Chairman of the Board            March 8, 2000
------------------------------
DANIEL G. LIBARLE


/s/ James E. McCaffrey             Director                         March 8, 2000
------------------------------
JAMES E. McCAFFREY


/s/ William H. McDevitt            Director                         March 8, 2000
------------------------------
WILLIAM H. McDEVITT


/s/ William J. McDowell            Director                         March 8, 2000
------------------------------
WILLIAM J. McDOWELL

                               BANK OF PETALUMA

            INDEX TO FINANCIAL STATEMENTS AND SUPPORTING SCHEDULES

                                                             Page

Independent Auditor's Report:

Richardson & Company.......................................   F-2

Financial Statements:

     Balance Sheet as of December 31, 1999.................   F-3

     Statements of Operations for the two years ended
          December 31, 1999................................   F-4

     Statements of Changes in Shareholders' Equity for
          the two years ended December 31, 1999............   F-5

     Statements of Cash Flows for the two years ended
          December 31, 1999................................   F-7

Notes to Financial Statements..............................   F-9

Supporting Schedules:

     Schedule I - Securities...............................   F-29

     Schedule III - Loans and Lease Financing Receivable...   F-31

     Schedule IV - Bank Premises and Equipment.............   F-32

     Schedule VI - Allowance for Loan Losses...............   F-33

All other supporting schedules are omitted because they are not applicable, not required, or the information is included in the financial statements or notes thereto.

     -----------------------

                         INDEPENDENT AUDITOR'S REPORT


Board of Directors
Bank of Petaluma
Petaluma, California


We have audited the accompanying balance sheets of the Bank of Petaluma as of December 31, 1999 and 1998, and the related statements of operations, changes in shareholders' equity and cash flows for the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Bank of Petaluma at December 31, 1999 and 1998, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.



/s/ Richardson & Company

February 3, 2000, except for Note S, as to which the date is March 22, 2000

                               BANK OF PETALUMA

                                BALANCE SHEETS

                          December 31, 1999 and 1998

                                                                            1999           1998
                                                                        -------------   -----------
ASSETS
 Cash and due from banks                                                $  9,795,200    $11,492,400
 Interest bearing deposits in other banks                                    296,500        775,300
 Federal funds sold                                                        3,300,000
 Investment securities available-for-sale, at fair value                  48,839,600     57,425,800
 Investment securities held-to-maturity (fair value of $ 6,360,600
  and $10,433,200, respectively)                                           6,725,500     10,311,400
 Loans, net                                                              118,312,100     99,847,200
 Premises and equipment, net                                               1,639,900      1,803,000
 Cash surrender value of life insurance policies                           1,555,700      1,486,500
 Accrued interest receivable and other assets                              4,234,500      3,417,400
                                                                        ------------   ------------

                                                                        $194,699,000   $186,559,000
                                                                        ============   ============

LIABILITIES AND SHAREHOLDERS' EQUITY
 Deposits
  Demand                                                                $ 36,753,100    $36,707,500
  Savings and interest-bearing transaction                               101,866,100     97,733,300
  Time, $100,000 and over                                                  6,895,600      7,933,600
  Other time                                                              16,675,600     13,526,700
                                                                        ------------    -----------
                                                                         162,190,400    155,901,100
 Federal funds purchased                                                                  1,200,000
 Repurchase agreements                                                    13,451,900     11,378,000
 Short-term debt                                                           3,000,000      3,000,000
 Accrued interest payable and other liabilities                            1,163,800      1,266,100
                                                                        ------------    -----------
                                                                         179,806,100    172,745,200
 Shareholders' equity
  Preferred stock, no par value; 5,000,000 shares
     authorized, none issued
  Common stock, no par value; 20,000,000 shares
     authorized,  1,444,797 shares in 1999 and 1,395,036
     shares in 1998 issued and outstanding                                 8,856,500      8,480,500
  Retained earnings                                                        7,139,200      5,008,200
  Accumulated other comprehensive income                                  (1,102,800)       325,100
                                                                        ------------    -----------
                                                                          14,892,900     13,813,800
 Commitments and contingencies (see accompanying notes)
                                                                        ------------   ------------
                                                                        $194,699,000   $186,559,000
                                                                        ============   ============

The accompanying notes are an integral part of these financial statements.

                               BANK OF PETALUMA

                           STATEMENTS OF OPERATIONS

             For the years ended December 31, 1999, 1998 and 1997

                                                                       1999          1998           1997
                                                                    -----------   -----------   ------------
INTEREST INCOME
 Interest and fees on loans                                         $ 9,810,000   $ 9,145,200   $ 7,696,100
 Interest and dividends on investment securities:
  Taxable                                                             3,035,000     2,954,100     2,859,700
  Exempt from federal income tax                                        683,000       447,200       136,400
  Dividends                                                              27,600        25,400        23,100
 Interest on federal funds sold                                         116,900       173,400        77,300
                                                                    -----------   -----------   -----------
                                       Total interest income         13,672,500    12,745,300    10,792,600
INTEREST EXPENSE
 Interest on savings and interest-bearing transaction deposits        3,430,800     3,396,100     2,656,200
 Interest on time deposits, $100,000 and over                           266,000       258,600       308,300
 Interest on other time deposits                                        707,300       718,800       717,400
 Interest on repurchase agreements, long-term debt and
  other borrowings                                                      641,300       564,300       566,500
                                                                    -----------   -----------   -----------
                                       Total interest expense         5,045,400     4,937,800     4,248,400
                                                                    -----------   -----------   -----------
                                          NET INTEREST INCOME         8,627,100     7,807,500     6,544,200
Provision for loan losses                                               300,000       220,000       340,000
                                                                    -----------   -----------   -----------
                                    NET INTEREST INCOME AFTER
                                    PROVISION FOR LOAN LOSSES         8,327,100     7,587,500     6,204,200
OTHER INCOME
 Service charges                                                        695,800       707,400       642,100
 Credit card and other fee income                                       259,900       264,500       212,100
 Net investment securities gains (losses)                                37,900        51,700       (73,900)
 Life insurance income                                                   84,900        83,300        81,300
 Other                                                                  116,700        79,200       185,600
                                                                    -----------   -----------   -----------
                                       Total other income             1,195,200     1,186,100     1,047,200


OTHER EXPENSES
 Salaries and employee benefits                                       3,193,300     2,972,100     2,557,800
 Occupancy                                                              451,600       409,400       410,800
 Equipment                                                              570,400       508,000       503,400
 Other                                                                1,980,400     1,755,700     1,577,000
                                                                    -----------   -----------   -----------
                                       Total other expenses           6,195,700     5,645,200     5,049,000
                                                                    -----------   -----------   -----------
                                 Income before income taxes           3,326,600     3,128,400     2,202,400
 Provision for income taxes                                           1,022,600     1,012,500       726,100
                                                                    -----------   -----------   -----------

                                                   NET INCOME       $ 2,304,000   $ 2,115,900   $ 1,476,300
                                                                    ===========   ===========   ===========

                                         NET INCOME PER SHARE             $1.61         $1.54         $1.14
                                                                    ===========   ===========   ===========

                      NET INCOME PER SHARE--ASSUMING DILUTION             $1.55         $1.45         $1.06
                                                                    ===========   ===========   ===========

The accompanying notes are an integral part of these financial statements.

                               BANK OF PETALUMA

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

             For the years ended December 31, 1999, 1998 and 1997

                                                                                                 Accumulated
                                                                                                    Other
                                       Comprehensive         Common Stock            Retained   Comprehensive
                                          Income        Shares         Amount        Earnings       Income        Total
                                      -------------   ----------   --------------   ---------   -----------      ------

Balance at January 1, 1997                               601,675      $6,531,700     $2,647,900    $196,200     $ 9,375,800
Stock options exercised and
 related tax benefit                                      34,765         372,600                                    372,600
Cash dividends of $0.10 per
  share                                                                                (125,100)                   (125,100)
5% stock dividend                                         31,644         949,300       (949,300)
Fractional shares purchased                                                              (5,400)                     (5,400)
Net income                               $1,476,300                    1,476,300                                  1,476,300
Other comprehensive income,
  net of tax:
Unrealized holding gains on
 securities available-for-sale
 arising during the year, net
 of taxes of $81,900                        118,500
                                         ----------
Other comprehensive income,
                net of taxes                118,500                                                 118,500        118,500
                                         ----------   ----------     ----------     ----------   ----------     ----------
Total comprehensive income               $1,594,800
                                         ==========
                BALANCE AT
          DECEMBER 31, 1997                              668,084      7,853,600      3,044,400      314,700     11,212,700

Stock options exercised and
 related tax benefit                                      45,685        626,900                                    626,900
2 for 1 stock split                                      681,267
Cash dividends of $0.11 per
 share                                                                                (152,100)                   (152,100)
Net income                               $2,115,900                   2,115,900                                  2,115,900
Other comprehensive income,
 net of tax:
 Unrealized holding gains on
  securities available-for-sale:
  Unrealized holding gains
  arising during the year, net
  of taxes of $30,500                        43,700
 Less: reclassification
  adjustment, net of taxes
  of $23,300                               ( 33,300)
                                         ----------
Other comprehensive income,
 net of taxes                                10,400                                                  10,400         10,400
                                         ----------   ----------     ----------     ----------   ----------     ----------
Total comprehensive income               $2,126,300
                                         ==========
                BALANCE AT
    DECEMBER 31, 1998                                  1,395,036      8,480,500      5,008,200      325,100     13,813,800

                                  (Continued)

                               BANK OF PETALUMA

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

             For the years ended December 31, 1999, 1998 and 1997


                                                                                                    Accumulated
                                                                                                       Other
                                      Comprehensive           Common Stock             Retained     Comprehensive
                                         Income          Shares          Amount        Earnings         Income         Total
                                      -------------   -------------   ------------   -------------   ------------   -----------

Stock options exercised and
 related tax benefit                                       49,761     $   376,000                                    $   376,000
Cash dividends of $0.12 per
 share                                                                                  $  (173,000)                    (173,000)
Net income                             $ 2,304,000                                        2,304,000                    2,304,000
Other comprehensive income,
 net of tax:
 Unrealized holding losses on
  securities available-for-sale:
  Unrealized holding losses
  arising during the year, net
  of taxes of $884,800                  (1,265,300)
 Less: reclassification
  adjustment, net of taxes
  of $113,700                             (162,600)
                                       -----------
Other comprehensive income,
 net of taxes                           (1,427,900)                                                    (1,427,900)    (1,427,900)
                                         ----------    ----------      ----------        ----------    ----------     ----------
Total comprehensive income             $   876,100
                                       ===========
          BALANCE AT
 DECEMBER 31, 1999                                      1,444,797     $ 8,856,500        $7,139,200   $(1,102,800)   $14,892,900
                                                      ===========     ===========     =============   ===========    ===========

The accompanying notes are an integral part of these financial statements.

                                BANK OF PETALUMA

                            STATEMENTS OF CASH FLOWS

              For the years ended December 31, 1999, 1998 and 1997

                                                                                   1999           1998            1997
                                                                              -------------   -------------   -------------
OPERATING ACTIVITIES
 Net income                                                                  $  2,304,000    $  2,115,900     $  1,476,300
 Adjustments to reconcile net income to net
  cash provided by operating activities:
     Depreciation                                                                 364,100         328,400          367,400
     Provision for loan losses                                                    300,000         220,000          340,000
    (Gain) loss on investments                                                    (37,800)        (51,700)          73,900
     Amortization of premiums and accretion of
      discounts on investments                                                    131,000          58,700           (4,500)
     Loss on sale of equipment                                                      1,500           4,100
     Net change in cash surrender value of life
      insurance policies                                                          (69,200)        (68,700)         (67,600)
     Net change in interest receivable and other assets                           293,000        (376,700)        (184,400)
     Net change in interest payable and other liabilities                        (102,300)        844,100          211,000
                                                                             ------------    ------------     ------------
                                           NET CASH PROVIDED BY
                                           OPERATING ACTIVITIES                 3,184,300       3,074,100        2,212,100

INVESTING ACTIVITIES
 Net change in interest-bearing deposits in other banks                           478,800          77,300         (322,800)
 Net change in federal funds sold                                              (3,300,000)        450,000         (450,000)
 Proceeds from maturity and call of available-for-sale securities              11,234,700       2,885,700          167,800
 Proceeds from maturity and call of held-to-maturity securities                 3,594,300
 Proceeds from sale of available-for-sale securities                           15,506,700      17,511,300       19,055,100
 Purchases of available-for-sale securities                                   (20,683,200)    (28,682,600)     (31,959,300)
 Purchases of held-to-maturity securities                                                     (10,321,600)
 Net increase in loans                                                        (18,764,900)    (15,960,200)      (8,187,100)
 Purchases of premises and equipment                                             (208,200)       (185,200)       ( 153,500)
 Proceeds from sale of equipment                                                    5,700           8,500
                                                                             ------------    ------------     ------------
                                           NET CASH USED FOR
                                           INVESTING ACTIVITIES               (12,136,100)    (34,216,800)     (21,849,800)

FINANCING ACTIVITIES
 Net increase in deposits                                                       6,289,300      32,553,800       13,024,400
 Net change in federal funds purchased                                         (1,200,000)      1,200,000
 Net change in repurchase agreements                                            2,073,900      (1,943,000)       4,181,200
 Proceeds from short term debt                                                                                   3,072,500
 Payments on short-term debt                                                      (72,500)
 Cash dividends                                                                  (173,000)       (152,100)        (130,500)
 Stock options exercised                                                          264,400         312,000          295,600
                                                                             ------------    ------------     ------------
                                           NET CASH PROVIDED BY
                                           FINANCING ACTIVITIES                 7,254,600      31,898,200       20,443,200
                                                                             ------------    ------------     ------------

   NET CHANGE IN CASH AND DUE FROM BANKS                                       (1,697,200)        755,500          805,500
Cash and due from banks at beginning of year                                   11,492,400      10,736,900        9,931,400
                                                                             ------------    ------------     ------------

  CASH AND DUE FROM BANKS AT END OF YEAR                                     $  9,795,200    $ 11,492,400      $10,736,900
                                                                             ============    ============     ============

                                  (Continued)

                                BANK OF PETALUMA

              For the years ended December 31, 1999, 1998 and 1997

                                                               1999           1998          1997
                                                           -------------   -----------   -----------
SUPPLEMENTAL DISCLOSURES OF
  CASH FLOW INFORMATION:

  Cash paid during the year for:
    Interest expense                                        $ 5,039,565    $4,940,400    $4,160,700
    Income taxes                                            $ 1,135,000    $  696,000    $  697,200

SUPPLEMENTAL DISCLOSURES
  OF NONCASH ACTIVITIES:

  Change in unrealized gains and losses on securities
    available-for-sale                                      $(2,426,400)   $   17,600    $  200,400
  Change in deferred income taxes on unrealized gains
    and losses on securities available-for-sale             $   998,500    $   (7,200)   $  (81,900)
  Stock dividend                                                                         $  949,300

The accompanying notes are an integral part of these financial statements.

                               BANK OF PETALUMA

                         NOTES TO FINANCIAL STATEMENTS

                       December 31, 1999, 1998 and 1997


NOTE A--SIGNIFICANT ACCOUNTING POLICIES

Bank of Petaluma (the Bank) commenced business as a state-chartered commercial bank on September 21, 1987. The Bank is subject to regulation, supervision and regular examination by the State Department of Financial Institutions and Federal Deposit Insurance Corporation. The regulations of these agencies govern most aspects of the Bank's business. The following is a summary of the significant accounting and reporting policies used in preparing the financial statements.

Nature of Operations:  The Bank is a locally owned and operated bank servicing
--------------------
the banking needs in the Northern California community of Petaluma and surrounding areas. Its primary economic bases are real estate related lendings and the manufacturing and distribution industries in the greater Petaluma area. The Bank emphasizes service for local businesses including retail, professional, real estate-related, dairy-related and other small-to-medium-sized business enterprises. The Bank attracts most of its deposits from local businesses and individuals. The Bank conducts a commercial banking business, including accepting demand, savings and time deposits and making commercial, real estate, residential and consumer loans. It also offers installment note collection, issues money orders and cashier's checks, sells traveler's checks, issues VISA and MasterCard credit cards, provides safe deposit boxes, and offers full service stock and bond brokerage and life insurance products through its association with Primevest in addition to other customary banking services.

Use of Estimates:  The preparation of financial statements in conformity with
----------------
generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment Securities:  Securities are classified as held-to-maturity if the
---------------------
Bank has both the intent and ability to hold those debt securities to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

Securities are classified as available-for-sale if the Bank intends to hold those debt securities for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Securities available-for-sale are carried at fair value. Unrealized holding gains or losses are reported as increases or decreases in shareholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

The Bank's investments in mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using methods approximating the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

Loans:  Loans are stated at the amount of unpaid principal, reduced by deferred
-----
loan fees and costs and unearned income. Interest on loans is accrued and credited to income based on the principal amount outstanding. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield on the related loan. Amortization of net deferred loan fees is discontinued when the loan is placed on non-accrual status. Unearned income on installment loans is recognized as income over the term of the loans using a method that approximates the interest method.

                               BANK OF PETALUMA

                       December 31, 1999, 1998 and 1997


NOTE A--SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Bank sells loan participations (with servicing retained ) for cash proceeds equal to the principal amount of the loans. Statement of Financial Accounting Standards (SFAS) No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, which became effective January 1, 1997, requires that, in relation to the sale of these loan participations for which servicing is retained, the Bank recognize either a servicing asset or a servicing liability for the servicing contract. Upon the sale of the loans, the Bank would be required to allocate the previous carrying amount of the transferred assets between the loans sold and the servicing asset or liability based on their relative fair values at the date of transfer. The Bank determined that the value of its servicing assets and liabilities are immaterial and, therefore, recorded 1998 and 1999 sales based on the carrying amount of the loan.

Allowance for Loan Losses:  The allowance is maintained at a level which, in the
-------------------------
opinion of management, is adequate to absorb probable losses inherent in the loan portfolio. Credit losses related to off-balance-sheet instruments are included in the allowance for loan losses except if the loss meets the criteria for accrual under Statement of Financial Accounting Standards No. 5, in which case the amount is accrued and reported separately as a liability. Management determines the adequacy of the allowance based upon reviews of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. The allowance is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed quarterly and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. Loans deemed uncorrectable are charged to the allowance. Provisions for losses and recoveries on loans previously charged off are added to the allowance.

Commercial loans are considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Allowances on impaired loans are established based on the present value of expected future cash flows discounted at the loan's historical effective interest rate or, for collateral-dependent loans, on the fair value of the collateral. Cash receipts on impaired loans are used to reduce principal.

Income Recognition on Impaired and Nonaccrual Loans:  Loans, including impaired
---------------------------------------------------
loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well-secured and in the process of collection. If a loan or a portion of a loan is classified as doubtful or is partially charged off, the loan is classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt.

Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.

While a loan is classified as nonaccrual and the future collectibility of the recorded balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectibility of the recorded balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

Premises and Equipment:  Premises and equipment are stated at cost, less
----------------------
accumulated depreciation and amortization. Depreciation and amortization expenses are computed on a straight-line basis over the shorter of the estimated useful lives of the assets or the lease terms.

                               BANK OF PETALUMA

                       December 31, 1999, 1998 and 1997


NOTE A--SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investments in Limited Partnerships:  The Bank owns approximately 20% and 30%
-----------------------------------
interests in two limited partnerships that own and operate affordable housing projects. Investment in these projects serves as an element of the Bank's compliance with the Community Reinvestment Act and the Bank receives tax benefits in the form of deductions for operating losses and tax credits. The tax credits may be used to reduce taxes currently payable or may be carried back one year or forward twenty years to recapture or reduce taxes. The Bank uses the equity method of accounting for the partnerships' operating results and tax credits are recorded in the years they became available to reduce income taxes.

Intangible Asset:  The premium paid to acquire the deposits of the Point Reyes
----------------
Station and Valley Ford branch offices of Bank of America was allocated to core deposit intangible, which is being amortized over the estimated remaining life of the related deposits.

Repurchase Agreements:  The Bank enters into open-end repurchase agreements with
---------------------
certain customers that maintain substantial deposit account balances whereby the customer can invest funds daily and the Bank agrees to repay those funds with interest. The customer acquires a security interest in an individual fractional portion of a pool of investment securities composed of U.S. Government or agency obligations. The balances in these repurchase agreements are reflected as short-term borrowings in the balance sheet.

Income Taxes:  Provisions for income taxes are based on amounts reported in the
------------
statements of operations (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are recognized for deductible temporary differences and tax credit carryforwards, and then a valuation allowance is established to reduce that deferred tax asset if it is "more likely than not" that the related tax benefits will not be realized.

Advertising:  Advertising costs are charged to operations in the year incurred.
-----------

Net Income Per Share: Net income per share is computed by dividing net income by
--------------------
the weighted average number of common shares outstanding during the period, after giving retroactive effects to stock dividends and stock splits. Net income per share-assuming dilution is computed similar to net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. Included in the denominator is the dilutive effect of stock options computed under the treasury method.

Comprehensive Income:  Certain changes in assets and liabilities, such as
--------------------
unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Off-Balance-Sheet Financial Instruments:  In the ordinary course of business the
---------------------------------------
Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

                               BANK OF PETALUMA

                       December 31, 1999, 1998 and 1997


NOTE A--SIGNIFICANT ACCOUNTING POLICIES (Continued)

Statement of Cash Flows:  For the purpose of presentation in the statement of
-----------------------
cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and due from banks."

Operating Segments: The Bank adopted Financial Accounting Standards Board
------------------
Statement No. 131, Disclosures About Segments of an Enterprise and Related Information, (SFAS No. 131) effective January 1, 1998. This statement establishes standards for reporting information about segments in annual and interim financial statements. SFAS No. 131 introduces a new model for segment reporting called "Management approach". The management approach is based on the way the chief operating decision maker organizes segments with a company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure and any other manner in which management desegregates a company. Based on the "management approach" model, the Bank has determined that its business is comprised of a single operating segment and that SFAS No. 131, therefore, has no impact on its financial statements.

Reclassification:  Certain reclassifications have been made to the 1998
----------------
financial statements to conform to classifications used in 1999.

Recently Issued Accounting Standards:  In June 1998, Statement of Financial
------------------------------------
Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (Statement No. 133), was issued. Statement No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. Statement No. 137, issued June 1999, defers the effective date of Statement No. 133 to January 1, 2001. The Bank will adopt this Statement as of January 1, 2001 and has made no assessment of the potential impact of adopting the Statement at this time.


NOTE B--RESTRICTIONS ON CASH AND DUE FROM BANKS

Cash and due from banks include amounts the Bank is required to maintain to meet certain average reserve and compensating balance requirements of the Federal Reserve. The total requirement at December 31, 1999 and 1998 was $1,118,000 and $1,008,000, respectively.

                                 BANK OF PETALUMA

                        December 31, 1999, 1998 and 1997


NOTE C--INVESTMENT SECURITIES

The amortized costs and approximate fair values of investment securities as of December 31, 1999 and 1998 are summarized as follows:

                                           Amortized    Unrealized   Unrealized      Fair
                                             Cost         Gains        Losses        Value
                                          -----------   ----------   ----------   -----------
December 31, 1999:

Available-for-Sale
 U.S. Treasury securities                 $   152,900                $    4,400   $   148,500
 U.S. Government agencies                  29,691,500     $  3,700      921,800    28,773,400
 Municipal securities                      13,709,800        2,600      674,500    13,037,900
 Collateralized mortgage obligations          156,800                       800       156,000
 Mortgage-backed securities                 1,658,400                    75,400     1,583,000
 Corporate securities                       4,662,100                   203,300     4,458,800
 Federal Home Loan Bank stock                 682,000                                 682,000
                                          -----------     --------   ----------   -----------

         Total available-for-sale         $50,713,500     $  6,300   $1,880,200   $48,839,600
                                          ===========     ========   ==========   ===========

Held-to-Maturity
 Municipal securities                     $ 5,244,600     $  3,200   $  337,400     4,910,400
 Mortgage-backed securities                 1,480,900                    30,700     1,450,200
                                          -----------     --------   ----------   -----------

         Total held-to-maturity           $ 6,725,500     $  3,200   $  368,100   $ 6,360,600
                                          ===========     ========   ==========   ===========

December 31, 1998:

Available-for-Sale
 U.S. Treasury securities                 $ 4,496,000     $ 56,500                $ 4,552,500
 U.S. Government agencies                  31,137,000      191,200   $   41,000    31,287,200
 Municipal securities                      11,662,300      399,800       12,800    12,049,300
 Collateralized mortgage obligations        1,923,600                     7,200     1,916,400
 Mortgage-backed securities                 1,973,700        5,900        2,500     1,977,100
 Corporate securities                       5,206,300        5,800       43,200     5,168,900
 Federal Home Loan Bank stock                 474,400                                 474,400
                                          -----------     --------   ----------   -----------

         Total available-for-sale         $56,873,300     $659,200   $  106,700   $57,425,800
                                          ===========     ========   ==========   ===========

Held-to-Maturity
 U.S. Government agencies                 $ 2,992,800     $ 14,100                $ 3,006,900
 Municipal securities                       5,230,000       92,700                  5,322,700
 Mortgage-backed securities                 2,088,600       15,000                  2,103,600
                                          -----------     --------   ----------   -----------

         Total held-to-maturity           $10,311,400     $121,800   $            $10,433,200
                                          ===========     ========   ==========   ===========

                               BANK OF PETALUMA

                       December 31, 1999, 1998 and 1997


NOTE C--INVESTMENT SECURITIES (Continued)

The maturities of investment securities at December 31, 1999 were as follows:

                                            Securities Available-for-Sale        Securities Held-to-Maturity
                                            -----------------------------        ---------------------------
                                             Amortized            Fair            Amortized          Fair
                                               Cost              Value              Cost            Value
                                            ------------      -----------        -----------      ----------
Due within one year                         $   502,300       $   506,000
Due after one year through five years        32,989,500        31,973,900
Due after five years through ten years        7,751,400         7,456,700
Due after ten years                           8,788,300         8,221,000          $6,725,500     $6,360,600
Equity securities                               682,000           682,000
                                            -----------       -----------          ----------     ----------

                                            $50,713,500       $48,839,600          $6,725,500     $6,360,600
                                            ===========       ===========          ==========     ==========

The amortized cost and fair value of collateralized mortgage obligations and mortgage-backed securities are presented by expected maturity and contractual maturity, respectively, in the preceding table. Expected maturities differ from contractual maturities because borrowers may have the right to call or repay obligations without call or prepayment penalties.

Securities with an amortized cost of $6,752,200 and fair value of $6,594,300 at December 31, 1999 and amortized cost of $3,660,700 and fair value of $3,734,400 at December 31, 1998 were pledged under state regulation to secure certain public deposits. Total securities with an amortized cost of approximately $3,837,400 and a fair value of $3,712,000 at December 31, 1999 and an amortized cost of $499,000 and fair value of $511,300 at December 31, 1998 were pledged to meet the requirements of the Federal Reserve and the U.S. Department of Justice. Total securities collateralizing repurchase agreements with Bank customers had an amortized cost of $17,710,400 and fair value of $17,139,200 at December 31, 1999 and amortized cost of $18,011,400 and fair value of $18,149,100 at December 31, 1998. Securities with an amortized cost of $2,999,100 and fair value of $2,890,200 at December 31, 1999 and an amortized cost of $2,998,800 and a fair value of $3,010,600 at December 31, 1998 were pledged as collateral for advances from the Federal Home Loan Bank.

Proceeds from sales of investment securities available-for-sale during 1999, 1998 and 1997 were $15,506,700, $17,511,300 and $19,055,100, respectively.
Gross gains and losses on those sales were $85,600 and $47,700, respectively, during 1999, gross gains were $51,700 during 1998 and gross gains and losses were $34,700 and $108,600, respectively, during 1997.

                                BANK OF PETALUMA

                        December 31, 1999, 1998 and 1997


NOTE D--LOANS AND ALLOWANCE FOR LOAN LOSSES

The loan portfolio consisted of the following at December 31:

                                                      1999            1998
                                                  -------------   ------------

   Commercial                                     $ 25,133,100    $27,040,800
   Real estate--mortgage, including unamortized
    purchase premiums of $172,500 and $67,900
    in 1999 and 1998                                74,923,000     57,024,900
   Real estate--construction                        12,585,900     10,472,200
   Installment, net of unearned income of
    $ 60,800 and $136,800 in 1999 and 1998           6,572,200      6,148,600
   Other                                             1,005,900        954,500
                                                  ------------    -----------
                                                   120,220,100    101,641,000
   Less:  Deferred loan fees and costs, net           (311,500)      (367,600)
          Allowance for loan losses                 (1,596,500)    (1,426,200)
                                                  ------------    -----------

                                                  $118,312,100   $ 99,847,200
                                                  ============   ============

At December 31, 1999 and 1998, the amounts of impaired and nonaccrual loans were immaterial. In addition, the Bank has no commitments to loan additional funds to the borrowers of impaired or nonaccrual loans.

The maturity and repricing distribution of the loan portfolio at December 31, 1999 and 1998, follows:

                                             1999          1998
                                         ------------   -----------
   Fixed rate loan maturities
    Three months or less                 $    940,200   $ 3,270,200
    Over three months to twelve months      2,247,400       915,300
    Over one year to five years            17,199,000    17,570,200
    Over five years                        10,544,900     6,615,200
   Floating rate loans repricing
    Quarterly or more frequently           31,715,400    30,233,300
    Quarterly to annual frequency          24,281,400    25,046,900
    Annually to every five years           29,316,000    14,741,400
    Over five years                         3,913,900     3,056,500
                                         ------------   -----------
                                          120,158,200   101,449,000
   Nonaccrual loans                            61,900       192,000
                                         ------------   -----------

                                         $120,220,100  $101,641,000
                                         ============  ============

The activity in the allowance for loan losses for the years ended December 31, 1999, 1998 and 1997 is summarized as follows:

                                           1999          1998          1997
                                       ------------   -----------   -----------

   Beginning balance                    $1,426,200    $1,308,900    $1,068,400
     Provision for loan losses             300,000       220,000       340,000
     Loans charged off                    (145,800)     (117,800)     (114,400)
     Recoveries                             16,100        15,100        14,900
                                        ----------    ----------    ----------

      Ending balance                    $1,596,500    $1,426,200    $1,308,900
                                        ==========    ==========    ==========

                                BANK OF PETALUMA

                        December 31, 1999, 1998 and 1997


NOTE E--PREMISES AND EQUIPMENT

Components of premises and equipment included the following at December 31:

                                                                             1999           1998
                                                                         ------------   ------------

   Land                                                                   $  521,200    $   521,200
   Buildings                                                                 292,600        292,600
   Leasehold and land improvements                                           686,400        686,400
   Furniture, fixtures and equipment                                       2,079,200      1,900,300
                                                                          ----------    -----------
                                                                           3,579,400      3,400,500
   Less: accumulated depreciation                                         (1,939,500)    (1,597,500)
                                                                         -----------    -----------

                                                                          $1,639,900     $1,803,000
                                                                          ==========     ==========

NOTE F--TIME DEPOSITS

The maturities of time deposits at December 31, 1999 are as follows:

   Maturing within one year                                                             $21,126,800
   Maturing in one year to three years                                                    2,328,400
   Maturing in three to five years                                                          116,000
                                                                                        -----------

                                                                                        $23,571,200
                                                                                        ===========

NOTE G--FEDERAL FUNDS CREDIT LINES

The Bank has uncommitted federal funds lines of credit agreements with other banks. The maximum borrowings available under these lines amounted to $14,600,000 and $10,600,000 at December 31, 1999 and 1998, respectively. The
Bank also has an uncommitted line of credit agreement with the Federal Home Loan Bank of San Francisco for up to 25% of the Bank's assets. At December 31, 1999, there were no borrowings outstanding under the agreements. At December 31, 1998, $1,200,000 was outstanding under a federal funds line of credit.


NOTE H--LONG-TERM DEBT

The Bank has advances totaling $3,000,000 from the Federal Home Loan Bank at December 31, 1999 and 1998. The advance of $3,000,000 is due at maturity on July 10, 2000 and interest is due semi-annually at 6.14%. Investment securities with an amortized cost of $2,999,100 and $2,998,800 and approximate fair value of $2,890,200 and $3,010,600 at December 31, 1999 and 1998, respectively, were pledged as collateral for advances. Specific commercial and mortgage loans, with balances of approximately $15,583,300 and $14,009,400 at December 31, 1999 and 1998, respectively, were also pledged as collateral for advances.

                               BANK OF PETALUMA

                       December 31, 1999, 1998 and 1997


NOTE I--OTHER INCOME AND EXPENSES

All other income accounts with balances exceeding 1% of revenues have been disclosed in the Statement of Operations. Other expenses consisted of the following for the years ended December 31:

                                              1999         1998        1997
                                           ----------   ----------   --------

   Data processing                         $  271,200   $  235,100   $  189,800
   Professional services                      238,500      204,700      140,800
   Communications                             236,800      204,600      196,200
   Advertising                                144,200      170,100      107,700
   Stationery and supplies                    158,500      142,000      176,700
   Directors                                  129,600      113,700      121,600
   Promotional expense                         91,600       94,200       67,000
   Life insurance                              95,900       62,300       54,500
   Insurance                                   45,000       47,500       43,200
   Other (none exceeding 1% of revenues)      569,100      481,500      479,500
                                           ----------   ----------     --------

                                           $1,980,400   $1,755,700   $1,577,000
                                           ==========   ==========   ==========


NOTE J--INCOME TAXES

The components of income tax expense included in the statements of operations were as follows for the years ended December 31:

                                                          1999          1998         1997
                                                       -----------   ----------   ----------
   Current:
    Federal                                            $  805,100    $ 663,000    $ 612,900
    State                                                 351,500      281,800      233,900
    Federal tax benefit realized from low-income
     housing credits                                     (120,300)    (120,300)    (120,200)
                                                       ----------    ---------    ---------
                                                        1,036,300      824,500      726,600
   Deferred:
    Federal                                              (100,100)     (97,400)     (60,800)
    State                                                 (25,200)     (34,700)     (11,500)
                                                       ----------    ---------    ---------
                                                         (125,300)    (132,100)     (72,300)

   Tax benefit from exercised stock options recorded
    as additional capital                                 111,600      320,100       71,800
                                                       ----------    ---------    ---------

                                                       $1,022,600   $1,012,500    $ 726,100
                                                       ==========   ==========    =========

                               BANK OF PETALUMA

                       December 31, 1999, 1998 and 1997


NOTE J--INCOME TAXES (Continued)

A reconciliation of income taxes computed at the federal statutory rate of 34% and the provision for income taxes for the years ended December 31 are as follows:

                                                                   1999          1998          1997
                                                                -----------   -----------   ----------

      Income tax at Federal statutory income tax rate           $1,131,000    $1,063,700    $ 748,800
        State franchise tax rate, less Federal income
          tax effect                                               238,000       223,800      157,600
        Tax exempt income on municipal obligations                (207,400)     (134,200)     (40,700)
        Partnership low-income housing credits                    (120,300)     (120,300)    (120,200)
        Life insurance and nonqualified benefit plans, net         (28,500)      (28,800)     (27,800)
        Valuation allowance change                                     200         1,800       (2,900)
        Other differences                                            9,600         6,500       11,300
                                                                ----------    ----------    ---------

      Provision for income taxes                                $1,022,600    $1,012,500    $ 726,100
                                                                ==========    ==========    =========

The tax effects of temporary differences that give rise to the components of the net deferred tax asset recorded as an other asset as of December 31 were as follows:

                                                                    1999        1998        1997
                                                                 ----------   ---------   --------
        Deferred tax assets:
         Unrealized losses on securities available-for-sale       $771,100
         Allowance for loan losses                                 581,900      $506,100   $470,000
         Nonqualified benefit plans                                195,500       156,900    123,900
         Deferred loan fees                                        128,200       151,300    109,100
         State franchise taxes                                     119,500        95,800     79,500
         Interest on nonaccrual loans                                6,500        10,700      6,200
         Accrued expenses                                                         18,500
         Other                                                      70,600        89,900     36,900
                                                                ----------    ----------   --------
                              Total deferred tax assets          1,873,300     1,029,200    825,600

         Valuation allowance for deferred tax assets               (10,300)      (10,100)    (8,500)
                                                                ----------    ----------   --------
                              Deferred tax assets recognized     1,863,000     1,019,100    817,100

        Deferred tax liabilities:
         FHLB dividends                                             31,200        20,000      9,500
         Unrealized gains on securities available-for-sale                       227,300    220,100
         Branch acquisition costs                                                  1,500      3,800
         Other                                                      19,000        36,100     27,200
                                                                ----------    ----------   --------
                              Total deferred tax liabilities        50,200       284,900    260,600
                                                                ----------    ----------   --------

                                   Net deferred tax asset       $1,812,800    $  734,200   $556,500
                                                                ==========    ==========   ========

Amounts presented for the tax effects of temporary differences are based upon estimates and assumptions and could vary from amounts ultimately reflected on the Bank's tax returns. Accordingly, the variances from amounts reported for prior years are primarily the result of adjustments to conform to the tax returns as filed. A valuation allowance has been established to reduce deferred tax assets to the amount that is more likely than not to be realized.

                                 BANK OF PETALUMA

                        December 31, 1999, 1998 and 1997


NOTE J--INCOME TAXES (Continued)

Income taxes payable were $59,000 and $202,900 at December 31, 1999 and 1998, respectively. The income tax expense related to net investment gains incurred in 1999 and 1998 was $15,600 and $21,300, respectively. The income tax benefit associated with investment losses incurred in 1997 was $30,400.


NOTE K--EARNINGS PER SHARE

The following is the computation of basic and diluted earnings per share for the years ended December 31:

                                                            1999         1998         1997
                                                         ----------   ----------   ----------
Basic:

Net income                                               $2,304,000   $2,115,900   $1,476,300
                                                         ==========   ==========   ==========

Weighted-average common shares outstanding                1,428,098    1,369,532    1,295,716
                                                         ==========   ==========   ==========

Earnings per share                                       $     1.61   $     1.54   $     1.14
                                                         ==========   ==========   ==========

Diluted:

Net income                                               $2,304,000   $2,115,900   $1,476,300
                                                         ==========   ==========   ==========

Weighted-average common shares outstanding                1,428,098    1,369,532    1,295,716

Net effect of dilutive stock options - based on the
  treasury stock method using average market price           62,851       94,354       97,468
                                                         ----------   ----------   ----------
Weighted average common shares outstanding and
  common stock equivalents                                1,490,949    1,463,886    1,393,184
                                                         ==========   ==========   ==========

Earnings per share - assuming dilution                        $1.55        $1.45        $1.06
                                                              =====        =====        =====

Options to purchase 2,800 shares of common stock at $22.50 per share and 110,000 at $25.13 were outstanding at December 31, 1999 and 1998 but were not included in the computation of diluted EPS because the options exercise price was greater than the average market price of the common shares. All options outstanding at December 31, 1997 were included in the computation of diluted EPS.


NOTE L--EMPLOYEE BENEFIT PLAN

The Bank has a defined contribution retirement plan covering substantially all of the Bank's employees. Bank contributions to the plan are made at the discretion of the Board of Directors in an amount not to exceed the maximum amount deductible under the profit sharing plan rules of the Internal Revenue Service. Bank contributions vest over a four year period beginning after one year of service. All employees, as defined by the plan, may elect to have a portion of their compensation contributed to the plan in conformity with the requirements of Section 401(k) of the Internal Revenue Code. The Bank made contributions totaling $82,800, $66,400 and $62,200 in 1999, 1998 and 1997,
respectively.

                                 BANK OF PETALUMA

                        December 31, 1999, 1998 and 1997


NOTE M--COMMITMENTS AND CONTINGENT LIABILITIES

Postemployment Benefit Plans and Life Insurance Policies:  During 1993, the Bank
--------------------------------------------------------
purchased single premium life insurance policies in connection with the implementation of salary continuation and deferred compensation plans for three key officers. The policies provide protection against the adverse financial effects from the death of a key officer and provide income to offset expenses associated with the plans. The officers are insured under the policies, but the Bank is the owner and beneficiary. At December 31, 1999 and 1998, the cash surrender value of these policies totaled approximately $1,555,700 and $1,486,500, respectively.

The plans are unfunded and provide for the Bank to pay the officers specified amounts for specified periods after retirement and allow the officers to defer a portion of current compensation in exchange for the Bank's commitment to pay a deferred benefit at retirement. If death occurs prior to or during retirement, the Bank will pay the officer's beneficiary or estate the benefits set forth in the plans.

At December 31, 1999 and 1998, liabilities recorded for the estimated present value of future salary continuation and deferred compensation benefits totaled approximately $475,900 and $380,100. Salary continuation benefits are paid if the officers terminate employment prior to retirement. Deferred compensation is vested as to the amounts deferred. In the event of death or under certain other circumstances, the Bank is contingently liable to make future payments greater than the amounts recorded as liabilities. Based on present circumstances, the Bank does not consider it probable that such a contingent liability will be incurred or that in the event of death, such a liability would be material after consideration of life insurance benefits.

Lease Commitments:  The Bank leases its premises under noncancelable operating
-----------------
leases. The lease for the Petaluma Main Office contains a five-year renewal option requiring adjustments to the base rent for changing price indices. The lease for the Administration Building requires the adjustment of the base rent beginning in March 2000 for changing price indices, with a minimum annual increase of 4 percent. The Bank also leases equipment under a noncancelable operating lease. Future minimum lease payments are as follows:

                                      Bank
                                    Premises   Equipment     Total
                                    --------   ---------   ---------
       Year ended December 31:
         2000                       $239,900     $ 7,200    $247,100
         2001                        238,300       7,200     245,500
         2002                        192,400       3,600     196,000
         2003                         23,600                  23,600
                                    --------                --------

                                    $694,200     $18,000    $712,200
                                    ========     =======    ========

Lease costs included in occupancy expense totaled $286,400, $238,500, and $231,200 for the years ended December 31, 1999, 1998 and 1997, respectively.

                                 BANK OF PETALUMA

                        December 31, 1999, 1998 and 1997


NOTE M--COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

Financial Instruments with Off-Balance-Sheet Risk:  The Bank's financial
-------------------------------------------------
statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit, credit card arrangements and standby letters of credit. A summary of the Bank's commitments and contingent liabilities at December 31, is as follows:

                                                  Contractual Amounts
                                               --------------------------
                                                   1999          1998
                                               ------------  ------------

      Commitments to extend credit              $31,421,900   $33,250,100
      Credit card arrangements                    2,587,200     2,283,200
      Standby letters of credit                     545,800       545,800

Commitments to extend credit, credit card arrangements and standby letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the balance sheet. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, certificates of deposits and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. All letters of credit are for short-term guarantees with no guarantees extending for more than one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending facilities to customers.

The Bank has not incurred any losses on its commitments in 1999, 1998 or 1997.


NOTE N--CONCENTRATIONS OF CREDIT RISK

Most of the Bank's business activity is with customers located in Petaluma and its surrounding communities. All of the Bank's loans have been granted to customers in the Bank's market area. General economic conditions or natural disasters affecting the primary market area could affect the ability of customers to repay loans and the value of real property used as collateral.

The concentrations of credit by type of loan are set forth in Note D. In addition, the Bank has concentrations of real estate loans, which represented 33% of total loans as of December 31, 1999. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers on a secured basis in excess of 25% of its unimpaired capital (shareholders' equity plus the allowance for credit losses) and on an unsecured basis in excess of 15% of its unimpaired capital. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include residential and commercial real property, marketable securities, accounts receivable, inventory, property, plant and equipment and savings accounts.

                                 BANK OF PETALUMA

                        December 31, 1999, 1998 and 1997


NOTE N--CONCENTRATIONS OF CREDIT RISK (Continued)

The Bank places its cash investments primarily in debt securities backed by the U.S. Government and its agencies and financial institutions. The Bank has significant funds deposited with correspondent banks. At December 31, 1999 and 1998, the Bank had deposits in federally insured banks in excess of federally insured limits by $8,688,700 and $3,116,900, respectively. While management recognizes the inherent risks involved in such concentrations, these concentrations provide the Bank with an effective and cost efficient means of managing its liquidity position and item processing needs. Management closely monitors the financial condition of their correspondent bank on a continuous basis and believes the Bank's risk is negligible. The Bank also maintains additional deposit accounts with other correspondent banks should management determine that a change in its correspondent banking relationship would be appropriate.


NOTE O--STOCK OPTION PLAN

At December 31, 1999, the Bank has a stock-based compensation plan consisting of a fixed stock option plan which is described below. The Bank applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation cost for the Bank's stock option plan been determined based on the fair value at the grant dates for awards under this plan consistent with the method of Statement of Financial Accounting Standards No. 123, the Bank's net income and earnings per share would have been reduced by an immaterial amount in 1997. The Bank's net income and net income per share would have been adjusted to the pro-forma amounts indicated below for the years ended December 31:

                                                      1999         1998
                                                   ----------   ----------
      Net income
        As reported                                $2,304,000   $2,115,900
        Pro forma                                   2,290,600    1,856,700

      Net income
        As reported                                      1.61         1.54
        Pro forma                                        1.60         1.36

      Net income per share--assuming dilution
        As reported                                      1.55         1.45
        Pro forma                                        1.54         1.27

The Bank has a stock option plan under which incentive and nonstatutory stock options, as defined under the Internal Revenue Code, may be granted. Options representing 505,212 shares of the Bank's issued and outstanding no par value common stock may be granted under the plan by the Board of Directors to directors, officers and key, full-time employees at an exercise price not less than the fair market value of the shares on the date of grant. Options may have an exercise period of not longer than 10 years. Recently granted nonstatutory stock options vested immediately.

                                 BANK OF PETALUMA

                        December 31, 1999, 1998 and 1997


NOTE O--STOCK OPTION PLAN (Continued)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in:

                                                                         1999          1998           1997
                                                                     -----------   -----------    -----------

  Dividend yields                                                       7.45%            7%             6%
  Expected volatility                                                  28.33%        29.02%         20.56%
  Risk-free interest rates:
   Incentive                                                            5.94%         5.56%             6%
   Nonstatutory                                                                       5.45%
  Expected lives                                                     10 years      10 years       10 years

A summary of stock option activity, adjusted to give effect to stock dividends and splits follows:

                                                                                 Incentive  Stock Option
                                                       -----------------------------------------------------------------------------

                                                                     1999                1998                   1997
                                                       -----------------------------------------------------------------------------

                                                           Weighted-                   Weighted-               Weighted-
                                                           Average                      Average                 Average
                                                       Exercise Price               Exercise Price           Exercise Price
                                                          Per Share         Shares     Per Share     Shares     Per Share    Shares
                                                       --------------      -------- --------------  --------  ------------- --------

Shares under option at
 beginning of year                                           $ 8.08         126,346      $  7.61      131,184     $ 4.70    133,920
Options granted                                               18.50           5,000        22.50        2,800      11.31     51,450
Options exercised                                              5.32         (30,987)        3.50       (7,638)      3.93    (54,186)

Options canceled                                               9.67          (1,077)
                                                                            -------                    -------              -------
Shares under option at
 end of year                                                   9.45          99,282         8.08      126,346       7.61    131,184
                                                                            =======                 =========               =======

Options exercisable at
 end of year                                                                 66,282                    72,664                55,144
Weighted-average fair value
 of options granted during
 the year                                                      2.63                         3.46                    3.32

                               BANK OF PETALUMA

                        December 31, 1999, 1998 and 1997


NOTE O--STOCK OPTION PLAN (Continued)

                                                                        Nonstatutory Stock Option
                                      ----------------------------------------------------------------------------------------------

                                           1999                               1998                                  1997
                                      ----------------------------------------------------------------------------------------------

                                        Weighted-                           Weighted-                           Weighted-
                                         Average                             Average                             Average
                                      Exercise Price                      Exercise Price                     Exercise Price
                                        Per Share          Shares           Per Share            Shares         Per Share    Shares
                                      --------------   ---------------   ----------------   -----------------   ---------   --------

Shares under option at
 beginning of year                        $  22.24          128,774            $   5.30             70,004        $5.14    91,370
Options granted                                                                   25.13            110,000
Options exercised                             5.30          (18,774)               5.30            (51,230)        4.39   (18,822)
Options cancelled                                                                                                  6.09    (2,544)
                                                            -------                                -------                -------
Shares under option at
 end of year                                 25.13          110,000               22.24            128,774         5.30    70,004
                                                            =======                                =======                 ======
Options exercisable at
 end of year                                                110,000                                128,774                 70,004

Weighted-average fair
 value of options granted
 during the year                                                                   3.82

The following table summarizes
 information about fixed stock
 options outstanding at December
 31, 1999:


                                                       Options Outstanding
                                       -----------------------------------------------------
                                                        Weighted-Average    Weighted-Average
      Range of                           Number             Remaining         Exercise Price
   Exercise Prices                     Outstanding       Contractual Life       Per Share
  ------------------                  --------------    ----------------   ----------------
  $5.18                                       41,082         5.75 years              $5.18
  $11.31 to $18.50                            55,400         8.03 years              11.96
  $22.50 to $25.13                           112,800         8.50 years              25.06
                                             -------

  $5.18 to $25.13                            209,282         8.26 years              17.69
                                            ========

                                                                Options Exercisable
                                                       -----------------------------------
                                                       Weighted-Average
      Range of                                              Number        Exercise Price
  Exercise Prices                                        Exercisable        Per Share
  ---------------                                      --------------    ----------------
  $5.18                                                        41,082               $5.18
  $11.31                                                       25,200               11.31
  $22.50 to $25.13                                            110,000               25.13
                                                              -------

  $5.18 to $25.13                                             176,282               18.51
                                                             ========

                                 BANK OF PETALUMA

                        December 31, 1999, 1998 and 1997


NOTE P--RELATED PARTY TRANSACTIONS

The Bank has entered into transactions with its directors, executive officers, significant shareholders and their affiliates (related parties). The following is a summary of the aggregate activity involving related party borrowers at December 31, 1999 and 1998:

                                                      1999           1998
                                                  ------------   ------------

      Loans outstanding at beginning of year      $ 2,163,100    $   973,300
      Loan disbursements                              844,800      2,257,700
      Loan repayments                              (1,299,400)    (1,067,900)
                                                  -----------    -----------

      Loans outstanding at end of year            $ 1,708,500    $ 2,163,100
                                                  ===========    ===========

At December 31, 1999 and 1998, commitments to related parties of approximately $1,983,500 and $1,127,800, respectively, were undisbursed.

Deposits received from directors and officers totaled $1,669,900 and $2,834,800 at December 31, 1999 and 1998, respectively.


NOTE Q--REGULATORY MATTERS

Banking regulations limit the amount of cash dividends that may be paid without prior approval of the Bank's regulatory agency. Cash dividends are limited to the lesser of retained earnings, if any, or net income for the last three years, net of the amount of any other distributions made to shareholders during such periods. As of December 31, 1999, $4,491,300 is available for dividends.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory---and possible additional discretionary---actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Banks category. The Banks actual capital amounts and ratios are also presented in the table.

                                 BANK OF PETALUMA

                        December 31, 1999, 1998 and 1997


NOTE Q--REGULATORY MATTERS (Continued)

                                                                                                              To Be Well
                                                                                                          Capitalized Under
                                                                  For Capital                              Prompt Corrective
                                      Actual                   Adequacy Purposes                           Action Provisions
                              ---------------------    --------------------------------    -----------------------------------------

                               Amount       Ratio        Amount                  Ratio       Amount                    Ratio
                              --------      -------    ---------               --------     -------                    -------
                                                                 (in thousands)
As of December 31, 1999:
 Total Capital
   (to Risk Weighted Assets)    $17,537   11.70%   $11,991 greater than  8.0% greater than  $14,989 greater than  10.0% greater than


 Tier I Capital
   (to Risk Weighted Assets)    $15,941   10.64%   $ 5,995 greater than  4.0% greater than  $ 8,993 greater than   6.0% greater than


 Tier I Capital
   (to Risk Weighted Assets)    $15,941    8.29%   $ 7,690 greater than  4.0% greater than  $ 9,613 greater than   5.0% greater than


As of December 31, 1998:
 Total Capital
   (to Risk Weighted Assets)    $14,723   11.01%   $10,698 greater than  8.0% greater than  $13,372 greater than  10.0% greater than


 Tier I Capital
   (to Risk Weighted Assets)    $13,297    9.94%   $ 5,349 greater than  4.0% greater than  $ 8,023 greater than   6.0% greater than


 Tier I Capital
   (to Average Assets)          $13,297    7.36%   $ 7,223 greater than  4.0% greater than  $ 9,029 greater than   5.0% greater than

NOTE R--FAIR VALUES OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet.
In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank as a whole.

                                 BANK OF PETALUMA

                        December 31, 1999, 1998 and 1997


NOTE R--FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The estimated fair values of the Bank's financial instruments are as follows at December 31:

                                                         1999                         1998
                                              ---------------------------   ---------------------------
                                                              Estimated                     Estimated
                                                Carrying         Fair         Carrying         Fair
                                                 Amount         Value          Amount         Value
                                              ------------   ------------   ------------   ------------

      Financial assets:
        Cash and due from banks               $  9,795,200   $  9,795,200   $ 11,492,400   $ 11,492,400
        Interest-bearing deposits
          in other banks                           296,500        296,500        775,300        775,300
        Federal funds sold                       3,300,000      3,300,000
        Investment securities available-
          for-sale                              48,839,600     48,839,600     57,425,800     57,425,800
        Investment securities held-
          to-maturity                            6,725,500      6,360,600     10,311,400     10,433,200
        Loans, net                             118,312,100    113,840,100     99,847,200     94,747,200
        Cash surrender value of
          life insurance policies                1,555,700      1,555,700      1,486,500      1,486,500
        Accrued interest receivable              1,387,800      1,387,800      1,575,900      1,575,900

      Financial liabilities:
        Deposits                               162,190,400    162,228,100    155,901,100    156,040,500
        Federal funds purchased                                                1,200,000      1,200,000
        Repurchase agreements                   13,451,900     13,451,900     11,378,000     11,378,000
        Short-term debt                          3,000,000      3,000,000      3,000,000      3,000,000
        Accrued interest payable                   177,700        177,700        171,900        171,900

The carrying amounts in the preceding table are included in the balance sheet under the applicable captions.

The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

 Cash, due from banks, interest-bearing deposits in other banks and federal funds sold: The carrying amount is a reasonable estimate of fair value.

 Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying amount of accrued interest receivable approximates its fair value.

 Loans, net: For variable-rate loans that reprice frequently and fixed rate loans that mature in the near future, with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other fixed rate loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics and are adjusted for the allowance for loan losses. The carrying amount of accrued interest receivable approximates its fair value.

 Cash surrender value of life insurance policies: The carrying amount approximates its fair value.

                                 BANK OF PETALUMA

                        December 31, 1999, 1998 and 1997


NOTE R--FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

 Deposits and repurchase agreements: The fair values disclosed for demand deposits (for example, interest-bearing checking accounts and passbook accounts) and repurchase agreements are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

 Federal funds purchased and short-term debt: The carrying amount approximates its fair value.

 Off-balance sheet instruments: Off-balance sheet commitments consist of commitments to extend credit, credit card arrangements and standby letters of credit. The contract or notional amounts of the Bank's financial instruments with off-balance-sheet risk are disclosed in Note M. Estimating the fair value of these financial instruments is not considered practicable due to the immateriality of the amounts of fees collected, which are used as a basis for calculating the fair value, on such instruments.


NOTE S--AGREEMENT WITH GREATER BAY BANCORP

On March 21, 2000, the Bank announced that it had entered into a definitive merger agreement with Greater Bay Bancorp (Bancorp). The agreement provides for the Bancorp to acquire all of the issued and outstanding shares of common stock of the Bank in exchange for shares of Bancorp common stock. The proposed merger would result in the Bank becoming the wholly owned subsidiary of the Bancorp and would be accounted for as a pooling of interests (i.e., the historical cost basis of the Bank would be carried forward). The merger is subject to certain conditions, including approval by the Bank's shareholders and regulatory agencies. It is currently anticipated that the proposed merger will be completed in the third quarter of 2000.

                               BANK OF PETALUMA
                                  SCHEDULE I
                                  Securities

                            As of December 31, 1998
                            -----------------------

                                                                         Amortized                         Market
                                                                            Cost                            Value
                                                                        ------------                    ------------
U. S. Treasury Securities                                                $ 4,496,000                     $ 4,552,500
U. S. Agencies and Corporations Securities                                40,115,700                      40,291,200
Issued by States and Political Subdivisions                               16,892,300                      17,372,000
Other Securities                                                           5,680,700                       5,643,300
                                                                         -----------                     -----------
Total Securities                                                         $67,184,700                     $67,859,000
                                                                         ===========                     ===========

Pledged Securities                                                       $25,169,900                     $25,405,400
                                                                         ===========                     ===========

NOTES:
   1) The Bank does not have any securities in trading accounts.

   2) Amortized cost amounts are determined to be cost adjusted for amortization of premiums or discounts.

   3) Market value of securities is obtained from the custodians of securities.

                               BANK OF PETALUMA
                                  SCHEDULE I
                                  Securities

                            As of December 31, 1999
                            -----------------------

                                                                         Amortized                         Market
                                                                            Cost                           Value
                                                                       -------------                   -------------
U. S. Treasury Securities                                                $   152,900                     $   148,500
U. S. Agencies and Corporations Securities                                32,987,600                      31,962,600
Issued by States and Political Subdivisions                               18,954,400                      17,948,300
Other Securities                                                           5,344,100                       5,140,800
                                                                         -----------                     -----------
Total Securities                                                         $57,439,000                     $55,200,200
                                                                         ===========                     ===========

Pledged Securities                                                       $31,299,100                     $30,335,700
                                                                         ===========                     ===========

NOTES:
   1) The Bank does not have any securities in trading accounts.

   2) Amortized cost amounts are determined to be cost adjusted for amortization of premiums or discounts.

   3) Market value of securities is obtained from the custodians of securities.

                               BANK OF PETALUMA
                                 SCHEDULE III
                      Loans & Lease Financing Receivables
                           Book Value (In thousands)

                                                                            12/31/99                    12/31/98
                                                                           ---------                   ---------
Loans secured by real estate:
     Construction & Land Development                                       $  11,778                   $   9,874
     Farmland                                                                  1,807                       1,731
     1-4 Family Residential Properties                                         3,326                       3,036
     Multi-family Residential Properties                                         642                         657
     Non-farm Non-residential Properties                                      67,327                      46,703
Loans to Depository Institutions                                                   0                           0
Loans to Finance Agricultural Production                                       4,542                       4,252
Commercial & Industrial Loans (all to US addresses)                           21,166                      27,425
Acceptances of Other Banks                                                         0                           0
Loans to Individuals:
     Credit Cards & Related Plans                                              3,937                       3,295
     All Other Loans to Individuals                                            5,417                       4,240
All Other Loans                                                                  166                         496
LESS:  Unearned Income                                                          (199)                       (436)

Total Loans & Lease, net of Unearned Income                                $ 119,909                   $ 101,273
                                                                           ---------                   ---------
NOTES:
   1)  Commercial Paper is included in Call Report Schedule RC-C

   2)  The Bank does not have any loans in trading accounts.

   3)  Loan totals are net before adjustment for Allowance for Loan Losses.

                               BANK OF PETALUMA
                                  SCHEDULE IV
                           BANK PREMISES & EQUIPMENT

                                                        Gross                     Accumulated                     Net
                                                      Book Value                 Depreciation                  Book Value
                                               ---------------------       ----------------------       ---------------------
December 31, 1999:
-----------------
       Land                                               $  521,200                   $        0                  $  521,200
       Buildings                                             292,600                       52,017                     240,583
       Furniture & Equipment                               2,079,200                    1,406,297                     672,903
       Leasehold & Land Improvements                         686,400                      481,186                     205,214
                                               ---------------------       ----------------------       ---------------------
       TOTAL                                              $3,579,400                   $1,939,500                  $1,639,900
                                               =====================       ======================       =====================


December 31, 1998:
-----------------
       Land                                               $  521,200                   $        0                  $  521,200
       Buildings                                             292,600                       42,300                     250,300
       Furniture & Equipment                               1,900,300                    1,114,900                     785,400
       Leasehold & Land Improvements                         686,400                      440,300                     246,100
                                               ---------------------       ----------------------       ---------------------
       TOTAL                                              $3,400,500                   $1,597,500                  $1,803,000
                                               =====================       ======================       =====================


December 31, 1997:
-----------------
       Land                                               $  521,200                   $        0                  $  521,200
       Buildings                                             292,600                       32,500                     260,100
       Furniture & Equipment                               1,781,800                      879,900                     901,900
       Leasehold & Land Improvements                         674,000                      398,400                     275,600
                                               ---------------------       ----------------------       ---------------------
       TOTAL                                              $3,269,600                   $1,310,800                  $1,958,800
                                               =====================       ======================       =====================


NOTES:
 1)  Gross book value is determined to be cost of item at acquisition date.
 2) See Note A of Notes to Financial Statements --- Significant Accounting Policies-
     Premises & Equipment --- for a description of the Bank's depreciation policies.

                               BANK OF PETALUMA
                                  SCHEDULE VI
                           ALLOWANCE FOR LOAN LOSSES

                                                                       12/31/99         12/31/98         12/31/97
                                                                     ----------       ----------       ----------
Balance at end of previous period                                    $1,426,200       $1,308,900       $1,068,400

Recoveries credited to allowance                                         16,100           15,100           14,900

Charges incident to mergers and acquisitions                                  0                0                0

Provision for loan losses                                               300,000          220,000          340,000

Loans charged off                                                      (145,800)        (117,800)        (114,400)
                                                                     ----------       ----------       ----------

Balance at end of period                                             $1,596,500       $1,426,200       $1,308,900





Amount deducted for Federal income tax purposes                      $  113,000       $  136,000       $  134,000

Maximum amount that could have been deducted
   for Federal income tax purposes                                      113,000          136,000          134,000

Balance of allowance at end of period as reported
   for Federal income tax purposes                                      182,000          198,000          167,000


                                                                         ANNEX E
                                Bank of Petaluma

                        Quarterly Report on Form 10-QSB

                    For the Period Ended June 30, 2000

                     FEDERAL DEPOSIT INSURANCE CORPORATION
                            Washington, D.C.  20549


                                  FORM 10-QSB

                       QUARTERLY REPORT UNDER SECTION 13
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                 FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2000

                    FDIC INSURANCE CERTIFICATE NUMBER 27064


                               BANK OF PETALUMA
                               ----------------
               (Exact Name of Bank as Specified in its Charter)


            Incorporated Under the Laws of the State of California
            ------------------------------------------------------
        (State or Other Jurisdiction of Incorporation or Organization)


                                  68-0127077
                                  ----------
                     (IRS Employer Identification Number)


                    1360 Redwood Way, Petaluma,  CA  94954
                    --------------------------------------
                         (Address of Principal Office)


                                (707) 765-2222
                                --------------
                          (Issuer's Telephone Number)


Check whether the issuer (1) filed all reports required to be filed by Section 13 of the Exchange Act during the preceding 12 months, and (2) has been subject
to such filing requirements for the past 90 days.   Yes [X]   No [ ]

Indicate the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date:
     July 21, 2000: 1,454,797 shares of Common Stock, no par value

                               BANK OF PETALUMA
                                BALANCE SHEETS
                     (In Thousands, except Share Amounts)


                                                               June 30, 2000            December 31, 1999
                                                               -------------            -----------------
                                                                (Unaudited)                 (Audited)
Assets
------
Cash and due from banks                                          $ 11,121                   $ 10,092
Federal funds sold                                                 17,115                      3,300
Investment securities:
   Held-to-maturity at amortized cost                               6,606                      6,726
   Available-for-sale at fair value                                47,734                     48,840
Loans (held at cost which approximates market)
   Commercial                                                      26,475                     25,133
   Real estate-mortgage                                            75,387                     74,923
   Real estate-construction                                         9,806                     12,586
   Other                                                           13,220                      7,578
   Less deferred loan fees                                            (98)                      (311)
                                                                 --------                   --------
       Total loans                                                124,790                    119,909
   Less allowance for possible loan losses                         (1,809)                    (1,597)
                                                                 --------                   --------
        Net loans                                                 122,981                    118,312

Premises and equipment, net                                         1,496                      1,640
Accrued interest receivable & other assets                          5,773                      5,789
                                                                 --------                   --------
     TOTAL ASSETS                                                $212,826                   $194,699
                                                                 ========                   ========

Liabilities & Shareholders' Equity
----------------------------------
Deposits:
   Non-interest-bearing demand                                   $ 39,816                   $ 36,753
   Savings and Interest-bearing demand                            107,578                    101,866
   Time, $100,000 and over                                          9,492                      6,896
   Other time                                                      15,835                     16,675
                                                                 --------                   --------
     Total deposits                                               172,721                    162,190

Federal funds purchased & repurchase agreements                    19,537                     13,452
Other borrowings                                                    3,000                      3,000
Accrued interest payable and other liabilities                      1,191                      1,164
                                                                 --------                   --------
     Total Liabilities                                            196,449                    179,806
                                                                 --------                   --------

Shareholders' equity:
   Preferred stock, no par value; 5,000,000 shares
     authorized, none outstanding
   Common Stock, no par value, 20,000,000 shares
     authorized; 1,454,797 shares and 1,444,797 shares
     issued and outstanding at June 30, 2000
     and December 31, 1999, respectively                            9,122                      8,857
   Retained Earnings                                                8,310                      7,139
   Accumulated other comprehensive income                          (1,055)                    (1,103)
                                                                 --------                   --------
     Total shareholders' equity                                    16,377                     14,893

                                                                 --------                   --------
     TOTAL LIABILITIES & EQUITY                                  $212,826                   $194,699
                                                                 ========                   ========

                               BANK OF PETALUMA
                           STATEMENTS OF OPERATIONS
             (Unaudited and in thousands, except per share amount)

                                                                Three Months     Three Months      Six Months       Six Months
                                                                    Ended            Ended            Ended            Ended
                                                                June 30, 2000    June 30, 1999    June 30, 2000    June 30, 1999
                                                                -------------    -------------    -------------    -------------
Interest income
---------------
   Loans                                                               $2,972           $2,362           $5,717           $4,651
   Investment securities                                                  848              963            1,669            1,961
   Federal funds sold & other                                              82               31              147               76
                                                                -------------    -------------    -------------    -------------
     Total interest income                                              3,902            3,356            7,533            6,688

Interest expense
----------------
   Interest-bearing demand                                                 40               41               82               79
   Savings & money market                                                 980              787            1,876            1,576
   Time certificates of deposit                                           318              232              624              472
   Federal funds purchased & repurchase agreements                        153              159              309              298
                                                                -------------    -------------    -------------    -------------
     Total interest expense                                             1,491            1,219            2,891            2,425
                                                                -------------    -------------    -------------    -------------

     Net interest income                                                2,411            2,137            4,642            4,263

Provision for possible loan losses                                        105               75              190              150
                                                                -------------    -------------    -------------    -------------
     Net interest income after provision                                2,306            2,062            4,452            4,113

Other income
------------
   Service charges                                                        189              177              363              345
   Other fee income                                                        92               73              159              144
   Net gain on securities                                                                   19                0               72
   All other income                                                        26               27               53               52
                                                                -------------    -------------    -------------    -------------
     Total other income                                                   307              296              575              613
                                                                -------------    -------------    -------------    -------------

Other expenses
--------------
   Salaries and benefits                                                  836              817            1,698            1,619
   Occupancy & equipment                                                  237              256              491              502
   All other expense                                                      528              489            1,018              982
                                                                -------------    -------------    -------------    -------------
     Total other expenses                                               1,601            1,562            3,207            3,103
                                                                -------------    -------------    -------------    -------------

Pre-tax income                                                          1,012              796            1,820            1,623

Income taxes                                                              321              263              562              545
                                                                -------------    -------------    -------------    -------------

   Net income                                                          $  691           $  533           $1,258           $1,078
                                                                =============    =============    =============    =============


Net income per share                                                   $ 0.48           $ 0.37           $ 0.87           $ 0.76
                                                                =============    =============    =============    =============

Net income per share - assuming dilution                                $0.46            $0.36            $0.83            $0.70
                                                                =============    =============    =============    =============

Weighted average shares outstanding                                 1,446,335        1,430,598        1,445,566        1,416,915
                                                                =============    =============    =============    =============

Weighted average shares outstanding- assuming dilution              1,515,075        1,493,778        1,510,544        1,545,958
                                                                =============    =============    =============    =============

                               BANK OF PETALUMA
                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

        Year Ended December 31, 1999 and Six Months Ended June 30, 2000
                                (In thousands)

                                                                                             Unrealized
                                                             Common Stock                    Gain/(Loss)
                                          Comprehensive     ---------------     Retained        on AFS
                                             Income         Shares   Amount     Earnings      Securities       Total
                                          -------------     ------   ------     --------     -----------      -------
Balance, December 31, 1998                                   1,395   $8,481      $5,008        $   325        $13,814

Net income                                   $2,304                               2,304                         2,304

Cash dividends of $0.12 per share                                                  (173)                         (173)

Stock options exercised                                         50      376                                       376

Changes in unrealized gain/<loss>             (1428)                                            (1,428)        (1,428)
                                             ------          -----   ------      ------        -------        -------
Total comprehensive income                   $  876
Balance, December 31, 1999                                   1,445   $8,857      $7,139        $(1,103)       $14,893

Net income January 1 to June 30, 2000        $1,258                               1,258                         1,258

Cash dividend of $0.06 per share                                                    (87)                          (87)

Stock options exercised                                         10      265                                       265

Changes in unrealized gain/<loss>                48                                                 48             48
                                             ------
Total comprehensive income (unaudited)       $1,306
                                             ======          -----   ------      ------        -------        -------
Balance, June 30, 2000 (unaudited)                           1,455   $9,122      $8,310        $(1,055)       $16,377
                                                             =====   ======      ======        =======        =======

                               BANK OF PETALUMA
                           STATEMENTS OF CASH FLOWS
                         (Unaudited and in thousands)

                                                                                                      Six Months Ended
                                                                                           June 30, 2000             June 30, 1999
                                                                                           -------------             -------------
CASH FLOWS FROM OPERATING ACTIVITIES
------------------------------------
   Net income                                                                                 $  1,258                  $  1,078
   Adjustments to reconcile net income to net cash provided by operating activities:
   Premium & discount on securities                                                                 26                       100
   Depreciation & amortization                                                                     177                       178
   Deferred loan fees                                                                             (213)                     (304)
   Provision for loan losses                                                                       190                       144
   Net change in Accrued interest receivable & other assets                                         50                       368
   Net change in Cash surrender value of life insurance                                            (34)                      (35)
   Net change in Deferred taxes                                                                     28                      (827)
   Net change in Accrued interest payable & other liabilities                                       (1)                     (302)
                                                                                              --------                  --------
       NET CASH PROVIDED BY OPERATING ACTIVITIES:                                                1,481                       400
                                                                                              --------                  --------

CASH FLOWS USED IN INVESTING ACTIVITIES
---------------------------------------
   Net change in Federal Funds sold                                                            (13,815)
   Net change in Loans                                                                          (4,646)                   (5,897)
   Purchase of securities                                                                       (6,475)                  (20,063)
   Sale/maturity/call of securities                                                              7,723                    21,592
   Investment in limited Partnerships                                                                                         23
   Purchases of equipment                                                                          (33)                     (160)
   Disposal of equipment                                                                                                       4
                                                                                              --------                  --------
       NET CASH USED IN INVESTING ACTIVITIES:                                                  (17,246)                   (4,501)
                                                                                              --------                  --------

CASH FLOWS FROM FINANCING ACTIVITIES
------------------------------------
   Issuance of common stock                                                                        265                       270
   Cash dividend on common stock                                                                   (87)                      (86)
   Net change in Deposits                                                                       10,531                      (753)
   Net change in Other Borrowings                                                                                          3,000
   Net change in Repurchase agreements                                                           6,085                    (1,008)
   Net change in Federal funds purchased                                                                                   1,300
                                                                                              --------                  --------
        NET CASH PROVIDED BY FINANCING ACTIVITIES:                                              16,794                     2,723
                                                                                              --------                  --------

CHANGE IN CASH & CASH EQUIVALENTS                                                             $  1,029                   ($1,378)

CASH & CASH EQUIVALENTS AT START OF YEAR                                                      $ 10,092                  $ 12,268

CASH & CASH EQUIVALENTS AT END OF PERIOD                                                      $ 11,121                  $ 10,890

OTHER CASH FLOW INFORMATION
---------------------------
   Cash paid for interest                                                                     $  2,855                  $  2,425
   Cash paid for income taxes                                                                      601                       708

                               BANK OF PETALUMA
                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)


Note 1 - Basis of Presentation
------------------------------

In the opinion of the Bank, the unaudited financial statements, prepared on the accrual basis of accounting, contain all adjustments (consisting of only normal recurring adjustments) which are necessary to present fairly the financial position of the Company at June 30, 2000 and December 31, 1999 and the results of operations for the periods ended June 30, 2000 and June 30, 1999.

Certain information and footnote disclosures normally presented in financial statements prepared in accordance with generally accepted accounting principles have been omitted. The results of operations for the periods ended June 30, 2000 are not necessarily indicative of the operating results for the full year ending December 31, 2000.

Note 2 - Loans to Directors
---------------------------

In the ordinary course of business, the Bank has made loans to directors of the Bank, which at June 30, 2000 amounted to approximately $1,869,000 and at December 31, 1999 amounted to $1,709,000.

Note 3 - Commitments
--------------------

The Bank had outstanding standby letters of credit of approximately $550,000 as of June 30, 2000 and $546,000 at December 31, 1999.

Note 4 - Earnings per Share and Dividends
-----------------------------------------

Net income per common share is computed using the weighted average number of common shares outstanding during the period, after giving retroactive effects to stock dividends and splits. Net income per share - assuming dilution is computed similar to net income per share except that the denominator is increased to include the number of additional shares that would have been outstanding if the dilutive potential common shares had been issued. In June 2000 the Bank paid a $0.06 per share cash dividend to shareholders of record on June 23, 2000. In June 1999 the Bank paid a $0.06 per share cash dividend to shareholders of record on June 23, 1999.

Note 5 - Agreement With Greater Bay Bancorp
-------------------------------------------

On March 21, 2000, the Bank announced that it had entered into a definitive merger agreement with Greater Bay Bancorp (Bancorp). The agreement provides for the Bancorp to acquire all of the issued and outstanding shares of common stock of the Bank in exchange for shares of Bancorp common stock. The proposed merger would result in the Bank becoming the wholly owned subsidiary of the Bancorp and would be accounted for as a pooling of interests (i.e., the historical cost basis of the Bank would be carried forward). The merger is subject to certain conditions, including approval by the Bank's shareholders and regulatory agencies. It is currently anticipated that the proposed merger will be completed in the fourth quarter of 2000.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    ---------------------------------------
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                 ---------------------------------------------

Management's discussion and analysis of the financial condition and results of operations is designed to provide a better understanding of the significant changes and trends related to the Bank's financial condition, liquidity and capital resources. The following discussion should be read in conjunction with the Financial Statements of the Bank and the Notes thereto included.

Overview of Changes in the Financial Statements
-----------------------------------------------

At June 30, 2000, the Bank's assets were $212,826,000, an increase of 9.31% from $194,699,000 as of December 31, 1999. The Bank's net income for the three months ended June 30, 2000 increased to $691,000 or $0.46 per diluted share as compared to $533,000 or $0.36 per diluted share during the same period of 1999. The Bank's net income for the six months ended June 30, 2000 increased to $1,258,000 or $0.83 per diluted share compared to $1,078,000 or $0.70 per diluted share at June 30, 1999. Net income for 2000 increased 16.70% because of an increase in interest income due to higher volume of loans and investments, and as a result of a higher net interest margin.

Loans
-----

Outstanding total net loans averaged $122,344,000 for the quarter ended June 30, 2000 compared to $102,343,000 for the quarter ended June 30, 1999, an increase of $20,001,000 or 19.54%. The Bank lends primarily to small and medium size businesses within its markets, which are comprised of Sonoma and Marin Counties. A majority of the Bank's loan portfolio consists of loans secured by commercial, industrial and residential real estate.

Quality of Loans
----------------

Management has in place controls to maintain loan quality, including an ongoing review of loans by an outside independent consultant. The Bank follows the policy of discontinuing the accrual of interest income and reversing any accrued and unpaid interest when the payment of principal is 90 days past due unless the loan is both well-secured and in the process of collection.

The following table shows the amount of loans classified as non-accruing and accruing interest but past due 90 days or more as to principal or interest as of June 30, 2000 and June 30, 1999.

                                                          June 30
                                                    -------------------
                                                    2000          1999
                                                    -----         -----
                                                      (In thousands)
Non-accrual Loans                                   $  59         $  88
Accruing Loans Past Due 90 Days or More                 6           201
                                                    -----         -----
     Total                                          $  65         $ 289
                                                    =====         =====

Inherent in the lending function is the fact that loan losses will be experienced and the risk of loss will vary with the type of loan extended and the credit worthiness of the borrower. To reflect the estimated risk of loss associated with its loan portfolio, additions are made to the Bank's allowance for loan losses. As an integral part of this process, the allowance for possible loan losses is subject to review and possible adjustment as a result of regulatory examinations conducted by governmental agencies and through management's assessment of risk. The Bank's entire allowance is a valuation allocation: that is, it has been created by direct charges against operations through the provision for possible loan losses.

The provision for possible loan losses charged against operations is based upon actual net losses incurred plus the amount for other factors which, in management's judgment, deserve recognition in estimating possible loan losses on a quarterly basis. For the last several years, the Bank has contracted with an independent loan-consulting firm to evaluate overall credit quality and the adequacy of the allowance for possible loan losses. Both internal and external evaluations take into account the following: specific loan conditions as determined by management: the historical relationship between charge-offs and the level of the allowance; the estimated future loss in all significant loans; known deterioration in concentrations of credit, certain classes of loans or pledged collateral; historical loss experience based on volume and types of loans; the results of the independent review of evaluation of the loan portfolio quality conducted by or at the direction of Bank management or bank regulatory agencies; trends in portfolio volume, maturity and composition; off-balance sheet credit risk; volume and trends in delinquencies and non-accruals; lending policies and procedures including those for charge-off, collection and recovery; national and local economic conditions and their effects on specific local industries; and the experience, ability and depth of lending management and staff. These factors are essentially judgmental and may not be reduced to a mathematical formula.

The table set forth below summarizes the actual loan losses and provision for possible losses for the six months ended June 30, 2000 and June 30, 1999.

                                           June 30, 2000     June 30, 1999
                                           -------------     -------------
                                                    (In thousands)
Allowance for loan losses at                 $  1,597           $  1,426
beginning of period                          --------           --------
   Charged-off loans:
      Commercial                                    0                  6
      Real Estate-Construction                      0                  0
      Real Estate-Mortgage                          0                 12
      Installment                                   9                  3
                                             --------           --------
Total Charge-offs                            $      9           $     21
                                             --------           --------

   Recoveries:
      Commercial                             $     31           $     12

      Real Estate-Construction                      0                  0
      Real Estate-Mortgage                          0                  0
      Installment                                   0                  3
                                             --------           --------
Total Recoveries                                   31                  5
                                             --------           --------
Net Charged-off (Recoveries) on Loans        $    (22)          $      6
                                             --------           --------
Provision for Loan Losses                         190                150
                                             --------           --------
Allowance for loan losses at end of
 period                                      $  1,809           $  1,570
                                             ========           ========
Loan Totals:
------------
   Average Loans outstanding during
    period, net                              $120,090           $100,653

   Total Loans at end of period, net         $122,981           $105,904

Loan Ratios:
------------
   Net Charge-offs (Recoveries) to                                  0.01%
    Average Loans                               (0.02%)

   Net Charge-offs (Recoveries) to
    Total Loans at end of period                (0.02%)             0.01%

   Allowance for loan losses to
    average net loans                            1.51%              1.56%

   Allowance for loan losses to Total
    loans at end of period                       1.47%              1.48%

   Net Charge-offs (Recoveries) to
    Allowance for Loan Losses                   (1.22%)             0.38%

   Net Charge-offs (Recoveries) to
    provision                                  (11.58%)             4.00%

The Bank evaluates the allowance for possible loan losses based upon the analysis of specific categories of loans. The adequacy of the allowance is determinable only on an approximate basis, since estimates as to the magnitude and timing of loan losses are not predictable because of the impact of external events. Management then considers the adequacy of the allowance for possible loan losses in relation to the total loan portfolio. It is management's view that the allowance for possible loan losses of $1,809,000 or 1.45% of total loans was adequate as of June 30, 2000.

Liquidity Management
--------------------

Liquidity represents the ability of the Bank to meet the requirement of customer borrowing needs as well as fluctuations in deposit flows.

Core deposits which include demand, savings and interest bearing demand accounts, money market accounts and time deposits of less than $100,000, provide a relatively stable funding base. Core deposits averaged $160,905,000 or 79.71% of average assets for the quarter ended June 30, 2000, as compared to $147,664,000 or 79.52% of average total assets for the quarter ended June 30, 1999.

The Bank's principal sources of asset liquidity are cash and due from banks, Federal Funds sold, short-term investments and securities classified as available for sale. At June 30, 2000 these sources represented $75,970,000 or 43.98% of total deposits as compared to $69,135,000 or 44.55% at June 30, 1999. Additionally, the Bank has several secured and unsecured lines of credit available through correspondent banks totaling $14,600,000.

In the opinion of management, there are sufficient resources to meet liquidity needs of the Bank at present and projected future levels.

Capital Resources
-----------------

Capital management is a continuous process of providing adequate capital for current needs and anticipated future growth. Capital serves as a source of funds for the acquisition of fixed and other assets and protects depositors against potential losses. As the Bank's assets increase, so do its capital requirements.

The FDIC and other federal banking agencies have risk-based capital adequacy guidelines intended to provide a measure of capital adequacy that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse agreements, which are reported as off-balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amount of off-balance sheet items are multiplied by one of several risk-adjusted percentages, which range from 0% for assets with low credit risk, such as U.S. government securities, to 100% for assets with relatively high credit risk, such as business loans.

A bank's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk-adjusted assets and off-balance sheet items. The regulators measure risk-adjusted assets and off-balance sheet items against both qualifying capital (the sum of Tier 1 capital and a limited amount of Tier 2 capital). Tier 1 capital consists of common stock, retained earnings, non-cumulative perpetual preferred stock and minority interests in certain subsidiaries, less most other intangible assets. Tier 2 capital may consist of a limited amount of the allowance for possible loan and lease losses and certain other instruments with some characteristics of equity. The inclusion of elements of Tier 2 capital are subject to certain other requirements and limitations of federal banking agencies. Since December 31, 1992, the federal banking agencies have required a minimum ratio of qualifying total capital to risk adjusted assets and off-balance sheet items to 8%, and a minimum ratio of Tier 1 capital to risk-adjusted assets and off-balance sheet items of 4%.

In addition to the risk-based guideline, federal banking regulators require banks to maintain a minimum amount of Tier 1 capital to total average assets is 3%. It is improbable, however, that a bank with a 3% leverage ratio would receive the highest rating by the regulators since a strong capital position is a significant part of the regulators' rating. For all banks not rated in the highest category, the minimum leverage ratio is at least 100 to 200 basis points above the 3% minimum. Thus, the effective minimum leverage ratio, for all practical purposes, is at least 4% or 5%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

The following tables present the capital ratios for the bank as of June 30, 2000 and December 31, 1999:

                                       June 30, 2000                 December 31, 1999
                                       -------------                 -----------------
Equity Capital                           $16,377,000                       $14,893,000
Allowance for Loan Losses                  1,809,000                         1,597,000
                                         -----------                       -----------
Total                                    $18,186,000                       $16,490,000
                                         ===========                       ===========

                                            June 30, 2000                   December 31, 1999
                                   -------------------------------  ---------------------------------
                                        Amount           Ratio            Amount            Ratio
                                   ----------------  -------------  ------------------  -------------
Tier 1 Capital                         $ 17,394,000         11.08%        $ 15,941,000         10.64%
Minimum Requirement                       6,279,000          4.00%           5,995,000          4.00%
                                       ------------         -----         ------------         -----
Excess                                 $ 11,115,000          7.08%        $  9,946,000          6.64%
                                       ============         =====         ============         =====

Total Capital                          $ 19,203,000         12.23%        $ 17,537,000         11.70%
Minimum Requirement                      12,557,000          8.00%          11,989,000          8.00%
                                       ------------         -----         ------------         -----
Excess                                 $  6,646,000          4.23%        $  5,548,000          3.70%
                                       ============         =====         ============         =====

Risk-adjusted Assets                   $156,964,000                       $149,867,000

Leverage Ratio
Tier 1 Capital                         $ 17,394,000          8.64%        $ 15,941,000          8.29%
Minimum Requirement                       8,056,000          4.00%           7,690,000          4.00%
                                       ------------         -----         ------------         -----
Excess                                 $  9,338,000          4.64%        $  8,251,000          4.29%
                                       ============         =====         ============         =====
Total Adjusted Assets                  $201,405,000                       $192,253,000
                                       ============                       ============

In addition, FDICIA requires the regulators to improve capital standards to take into account the risks other than credit risk. On September 14, 1993 the federal banking agencies issued a proposed rule to take account of interest rate risk in calculating risk based capital. Although the joint agency promulgation did not include any proposals relating to concentration of credit risk and risks on nontraditional activities, the proposed rule included a supervisory model for taking account of interest rate risk. Under that supervisory model, institutions would report their assets, liabilities and off-balance sheet positions in time bands based upon their remaining maturities. The banking agencies would then calculate a net risk weighted interest rate exposure. If the interest rate risk exposure was in excess of a certain threshold (1% of assets), the institution could be required to hold additional capital proportionate to that excess risk. Alternately, the agencies have proposed making interest rate risk exposure a subjective factor in considering capital adequacy. Exposures would be measured in terms of change in the present value of an institution's assets minus the change in the present value of the liabilities and off-balance sheet positions and assumed 100 basis point parallel shift in market interest rates. However, the banking agencies have proposed to let banks use their own internal measurement of interest rate risk if it is declared adequate by examiners.


Results of Operations
---------------------

                        Six Months Ended June 30, 2000
                        ------------------------------
                                 Compared with
                                 -------------
                        Six Months Ended June 30, 1999
                        ------------------------------

Net income of $1,258,000 for the six months ended June 30, 2000, increased by $180,000 or 16.70% as compared to $1,078,000 for six months ended June 30, 1999. This increase is attributable to rising interest-earning asset volume and net interest margin.

The average balance of interest-earning assets during the six months ended June 30, 2000, was $181,550,000, a 6.37% increase compared to the period ended June 30, 1999. The Bank's average yield on earning assets was 8.32% in 2000 compared to 7.90% during the comparable period of 1999. Interest income increased $845,000 or 12.63% for the six months ended June 30, 2000 compared to the same 1999 period due to an increase in earning assets and higher yields.

Average interest-bearing deposits, repurchase agreements, federal funds purchased and other borrowings for the six months ended June 30, 2000 were $144,811,000, a 4.81% increase compared to the period ended June 30, 1999. This increase is a result of growth in time deposits and interest-bearing transaction accounts. The average cost of funds for the six months ended June 30, 2000 was 4.00% as compared to 3.54% for the same period ended 1999. Interest expense for the period ended June 30, 2000 was $2,891,000 as compared to $2,425,000 for the same period of 1999. Net interest income for the period ended June 30, 2000 was $4,642,000 as compared to $4,263,000 for the same period of 1999, an increase of $379,000 or 8.89% increase over 1999.

Provision for possible loan losses was $190,000 for the six months ended June 30, 2000 compared to $150,000 for the same period ended June 30, 1999. The increase was due to the increase in loans outstanding.

Total other income was $575,000 for the six months ended June 30, 2000 as compared to $613,000 for the same period of 1999, a decrease of $38,000 or 6.20%. Income from service charges and other fee income increased by $33,000 or 6.75%. There were no investment gains in the six months ended June 30, 2000 compared to $72,000 for the six months ended June 30, 1999.

Salaries and benefits expense for the six months ended June 30, 2000 was $1,698,000, a $79,000 or 4.88% increase over the comparable 1999 period. The Bank employed 69 full-time equivalent employees as of June 30, 2000 and 70 as of June 30, 1999. Total other expenses, excluding salaries and benefits, for the six months ended June 30, 2000 was $1,509,000, a $25,000 or 1.68% increase from the comparable 1999 period.

Applicable income taxes were $562,000 for the six months ended June 30, 2000 compared to $545,000 for the same period of 1999. This $17,000 increase or 3.12% is a direct result of the increased net income for 2000 as compared to 1999.


                       Three Months Ended June 30, 2000
                       --------------------------------
                                 Compared with
                                 -------------
                       Three Months Ended June 30, 1999
                       --------------------------------

Net income of $691,000 for the three months ended June 30, 2000, increased by $158,000 or 29.64% as compared to the same 1999 period, due primarily to an increase in loan volume and increases in market interest rates.

The average balance of interest earning assets during the three months ended June 30, 2000, was $184,588,000 a 7.77% increase compared to the period ended June 30, 1999. This is primarily due to increases in loan volume. The Bank's average yield on earning assets was 8.48% compared to 7.86% during the comparable period of 1999. Interest income increased $546,000 or 16.27% for the three months ended June 30, 2000 compared to the same 1999 period due to overall growth of the Bank and higher market interest rates.

Average interest-bearing deposits, repurchase agreements, federal funds and other borrowings purchased for the Bank for the three months ended June 30, 2000 were $146,963,000, a $8,516,000 or 6.15% increase compared to the period ended June 30, 1999. The average cost of funds for the three months ended June 30, 2000 was 4.07% as compared to 3.53% for the same period ended 1999. This is a result of increased rates and competition in the market area. Interest expense for the period ended June 30, 2000 was $1,491,000 as compared to $1,219,000 for the same period of 1999. This is due to increased volume as well as the increase in interest rates. Net interest income for the period ended June 30, 2000 was $2,411,000 as compared to $2,137,000 for the same period of 1999, an increase of $274,000 or 12.82%.

The provision for possible loan losses was $105,000 for the three months ended June 30, 2000 compared to $75,000 for the second quarter of 1999. The increase is due to the increase in loans outstanding during the periods.

Total other income was $307,000 for the quarter ended June 30, 2000 as compared to $296,000 for the same quarter of 1999, an increase of $11,000 or 3.72%. Income from service charges in second quarter 2000 increased by $12,000 from the same period in 1999.

Salaries and benefits expense for the three months ended June 30, 2000 was $836,000, a $19,000 or 2.33% increase over the same 1999 period. Total other expenses, excluding salaries and benefits, for the three months ended June 30, 2000 was $765,000, a $20,000 or 2.68% increase from the comparable 1999 period.

Applicable income taxes were $321,000 for the three months ended June 30, 2000 as compared to $263,000 for the same period of 1999. This $58,000 increase is a direct result of the increased net income for 2000 as compared to 1999.

Return on Assets and Return on Equity
-------------------------------------

The following table compares the Bank's Return on Average Assets ("ROA") and Return on Average Equity ("ROE") for the period ended June 30, 2000 and June 30, 1999:
         ---------------------------------------------------------------

                         Three Months Ended          Six Months Ended
                              June 30                     June 30
         ---------------------------------------------------------------
                          2000         1999          2000        1999
         ---------------------------------------------------------------
           ROA            1.37%        1.14%         1.27%       1.16%
         ---------------------------------------------------------------
           ROE           17.72%       14.66%        16.41%      15.07%
         ---------------------------------------------------------------

Impact of Inflation
-------------------

The impact of inflation on stated earnings was minimal due to the assets and liabilities of the bank consisting primarily of monetary items. Since the Bank has a low proportion of fixed assets to total assets (0.70% as of June 30, 2000), the potential of inflated earnings resulting from the understatement of depreciation and absolute asset values is reduced.

The effect inflation has on interest rates in general has an impact on any bank. In a rising interest rate environment, the Bank benefits from the timing differences of immediately repricing variable rate loans and the maturities of its fixed rate deposits which are funding those loans. However, the Bank is also adversely impacted by the timing differences of repricing deposits that mature and the fixed rate loans that are funded by those deposits. The reverse is true in a decreasing interest rate environment. The Bank manages these repricing gaps to attempt to maximize earnings while attempting to reduce the adverse impact of changing interest rates on such earnings.

Interest Rates and Differentials

The following table sets forth information concerning interest-earning assets and interest-bearing liabilities and respective average yields or rates, the amount of interest income or interest expense, the net interest margin and the net interest spread for the periods indicated.

                                                                       Three Months Ended June 30,
                                                                              (In Thousands)
                                            ---------------------------------------------------------------------------------
                                                           2000                                         1999
                                            ------------------------------------       --------------------------------------
                                            Average       Interest       Average       Average        Interest        Average
                                            Balance        Amount         Yield        Balance         Amount          Yield
                                            -------       --------       -------       --------       ---------       -------
Interest-earning assets
Taxable investment securities               $ 41,574       $  659         6.36%        $ 52,679        $  784         5.97%
Non-taxable Municipal securities              14,688          189         5.16%          14,462           179         4.96%
Federal Funds sold                             5,982           82         5.50%           1,794            31         6.93%
Loans, net                                   122,344        2,972         9.74%         102,343         2,362         9.26%
                                            ---------------------                      ----------------------
  Total earning assets                      $184,588       $3,902         8.48%        $171,278        $3,356         7.86%
                                            =====================                      ======================

Interest-bearing liabilities
Deposits:
  Interest-bearing transaction              $ 21,133       $   40         0.76%        $ 19,773        $   41         0.83%
  Savings                                     86,398          980         4.55%          81,379           787         3.88%
  Time                                        25,159          318         5.07%          20,734           232         4.49%
Repurchase agreements                         11,156          104         3.74%          11,307            86         3.05%
Federal Funds purchased                          117            3                         1,792            22         4.92%
Other borrowings                               3,000           46         6.15%           3,462            51         5.91%
                                            ---------------------                      ----------------------
  Total interest-bearing liabilities        $146,963       $1,491         4.07%        $138,447        $1,219         3.53%
                                            =====================                      ======================
Net interest income & Margin                               $2,411         5.24%                        $2,137         5.00%
Net interest spread                                                       4.41%                                       4.33%

The Bank's net yield on interest-earning assets and interest-bearing liabilities are affected by changes in the rates earned or paid, and in the volume of the interest-earning assets or interest-bearing liabilities. The impact of changes in volume and rate on net interest income is shown in the following table. Changes attributable to both volume and rates have been allocated to rate.

                                                      Three Months Ended June 30, 2000
                                                                Compared to
                                                      Three Months Ended June 30, 1999
                                                               (In Thousands)
                                                  -----------------------------------------
                                                    Volume          Rate         Net Change
                                                  -----------------------------------------
Increase (decrease) in interest income
Taxable investment securities                       $(166)          $ 41           $(125)
Non-taxable municipal securities                        3              7              10
Federal Funds sold                                     73            (22)             51
Loans, net                                            463            147             610
                                                  -----------------------------------------
  Total interest income                             $ 373           $173           $ 546
                                                  =========================================

Increase (decrease) in interest expense
Interest-bearing transaction accounts                   3             (4)             (1)
Savings deposits                                       49            144             193
Time deposits                                          50             36              86
Repurchase agreements                                  (1)            19              18
Federal Funds purchased                               (21)             2             (19)
Other borrowings                                       (7)             2              (5)
                                                  -----------------------------------------
  Total interest expense                            $  73           $199           $ 272
                                                  =========================================
  Increase (decrease) in net interest income        $ 300           $(26)          $ 274
                                                  =========================================

Interest Rates and Differentials

The following table sets forth information concerning interest-earning assets and interest-bearing liabilities and respective average yields or rates, the amount of interest income or interest expense, the net interest margin and the net interest spread for the periods indicated.

                                                                        Six Months Ended June 30,
                                                                              (In Thousands)
                                            ---------------------------------------------------------------------------------
                                                           2000                                         1999
                                            ------------------------------------       --------------------------------------
                                            Average       Interest       Average       Average        Interest        Average
                                            Balance        Amount         Yield        Balance         Amount          Yield
                                            -------       --------       -------       --------       ---------       -------
Interest-earning assets
Taxable investment securities               $ 41,580       $1,291         6.23%        $ 54,672        $1,645         6.07%
Non-taxable Municipal securities              14,665          378         5.17%          12,737           316         5.00%
Federal Funds sold                             5,215          147         5.65%           2,613            76         5.87%
Loans, net                                   120,090        5,717         9.55%         100,653         4,651         9.32%
                                            ---------------------                      ----------------------
  Total earning assets                      $181,550       $7,533         8.32%        $170,675        $6,688         7.90%
                                            =====================                      ======================

Interest-bearing liabilities
Deposits:
  Interest-bearing transaction              $ 21,099       $   82         0.78%        $ 19,466        $   79         0.82%
  Savings                                     83,801        1,876         4.49%          82,293         1,576         3.86%
  Time                                        25,339          624         4.94%          20,718           472         4.59%
Repurchase agreements                         11,514          214         3.73%          11,311           170         3.03%
Federal Funds purchased                           58            3        10.37%           1,149            29         5.09%
Other borrowings                               3,000           92         6.15%           3,232            99         6.18%
                                            ---------------------                      ----------------------
  Total interest-bearing liabilities        $144,811       $2,891         4.00%        $138,169        $2,425         3.54%
                                            =====================                      ======================
Net interest income & Margin                               $4,642         5.13%                        $4,263         5.04%
Net interest spread                                                       4.32%                                       4.36%

The Bank's net yield on interest-earning assets and interest-bearing liabilities are affected by changes in the rates earned or paid, and in the volume of the interest-earning assets or interest-bearing liabilities. The impact of changes in volume and rate on net interest income is shown in the following table. Changes attributable to both volume and rates have been allocated to rate.

                                                        Six Months Ended June 30, 2000
                                                                 Compared to
                                                        Six Months Ended June 30, 1999
                                                                (In Thousands)
                                                  ------------------------------------------
                                                    Volume          Rate         Net Change
                                                  ------------------------------------------
Increase (decrease) in interest income
Taxable investment securities                       $(199)          $(155)          $ (354)
Non-taxable municipal securities                       24              38               62
Federal Funds sold                                     38              33               71
Loans, net                                            453             613            1,066
                                                  ------------------------------------------
  Total interest income                             $ 316           $ 529           $  845
                                                  ==========================================

Increase (decrease) in interest expense
Interest-bearing transaction accounts                   3              (0)               3
Savings deposits                                       15             285              300
Time deposits                                          53              99              152
Repurchase agreements                                   2              42               44
Federal Funds purchased                               (14)            (12)             (26)
Other borrowings                                       (4)             (3)              (7)
                                                  ------------------------------------------
  Total interest expense                            $  55           $ 411           $  466
                                                  ==========================================
  Increase (decrease) in net interest income        $ 261           $ 118           $  379
                                                  ==========================================

Signatures
----------

Under the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                               Bank of Petaluma

/s/ Walter E. Bragdon                                   July 26, 2000
---------------------
Walter E. Bragdon                                       Date
President & Chief Executive Officer

/s/ Dennis E. Kelley                                    July 26, 2000
--------------------
Dennis E. Kelley                                        Date
Senior Vice President & Chief Financial Officer

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Article Five of Greater Bay's articles of incorporation provides that Greater Bay shall eliminate the liability of its directors for monetary damages to the fullest extent permissible under California law. Article Five also provides for the indemnification of agents (as defined in Section 317 of the California General Corporation Law) of Greater Bay. If agents of Greater Bay breach a duty to Greater Bay and its shareholders, then Article Five authorizes Greater Bay, to the extent permissible under California Law, to indemnify such agents in excess of the indemnification expressly permitted by such Section 317.

   Section 317 sets forth the provisions pertaining to the indemnification of corporate "agents." For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of a corporation, or is or was serving at the request of Greater Bay in such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise.
Section 317 mandates Greater Bay's indemnification of agents where the agent's defense is successful on the merits. In other cases, Section 317 allows Greater Bay to indemnify agents for expenses (including amounts paid to defend, settle or otherwise dispose of a threatened or pending action) if the indemnification is authorized by (1) a majority vote of a quorum of Greater Bay's Board of Directors consisting of directors who are not party to the proceedings; (2) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or (3) the court in which the proceeding is or was pending upon application by certain designated parties. Under certain circumstances, Greater Bay can indemnify an agent even when the agent is found liable. Section 317 also allows Greater Bay to advance expenses to its agents for certain actions upon receiving an undertaking by the agent that he or she will reimburse Greater Bay if the agent is found liable. Greater Bay has entered into indemnification agreements with its directors and certain of its officers substantially to the foregoing effect. Greater Bay also maintains directors and officers liability insurance.

   To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Greater Bay, pursuant to the foregoing provisions or otherwise, Greater Bay understands that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by Greater Bay of expenses incurred or paid by a director, officer or controlling person of Greater Bay in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Greater Bay will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21. Exhibits and Financial Statement Schedules

 Exhibit No. Exhibit
 ----------- -------
  2.1        Agreement and Plan of Reorganization by and among Greater Bay
             Bancorp, DKSS Corp. and Bank of Petaluma dated March 21, 2000./1/

  4.1        Rights Agreement./3/

  4.2        Junior Subordinated Indenture dated as of March 31, 1997 between
             Greater Bay Bancorp and Wilmington Trust Company, as Trustee./4/

  4.3        Officers' Certificate and Company Order, dated March 31, 1997./4/

  4.4        Certificate of Trust of GBB Capital I./5/


 Exhibit No. Exhibit
 ----------- -------
  4.5        Trust Agreement of GBB Capital I dated as of February 28, 1997./5/

  4.6.1      Amended and Restated Trust Agreement of GBB Capital I, among
             Greater Bay Bancorp, Wilmington Trust Company and the
             Administrative Trustees named therein dated as of March 31, 1997./4/

  4.6.2      Appointment of Successor Administrative Trustee and First
             Amendment to Amended and Restated Agreement./6/

  4.7        Trust Preferred Certificate of GBB Capital I./4/

  4.8        Common Securities Certificate of GBB Capital I./4/

  4.9        Guarantee Agreement between Greater Bay Bancorp and Wilmington
             Trust Company, dated as of March 31, 1997./4/

  4.10 Agreement as to Expenses and Liabilities, dated as of March 31, 1997./4/

  4.11       Form of Subordinated Debentures./7/

  4.12 Supplemental Debenture Agreement of Cupertino National Bancorp dated as of November 22, 1996./5/

  4.13       Supplemental Debenture Agreement dated November 27, 1996 between
             Cupertino National Bancorp and Mid-Peninsula Bancorp./5/

  4.14       Supplemental Debenture Agreement, dated as of March 27, 1997./4/

  4.15       Indenture between Greater Bay Bancorp and Wilmington Trust
             Company, as Debenture Trustee, dated as of August 12, 1998./8/

  4.16       Form of Exchange Junior Subordinated Debentures (filed as Exhibit
             A to Exhibit 4.15 hereto).

  4.17       Certificate of Trust of GBB Capital II, dated as of May 18,
             1998./8/

  4.18       Amended and Restated Trust Agreement of GBB Capital II, among
             Greater Bay Bancorp, Wilmington Trust Company and the
             Administrative Trustees named therein dated as of August 12, 1998./8/

  4.19       Form of Exchange Capital Security Certificate (filed as Exhibit A-
             1 to Exhibit 4.18 hereto).

  4.20 Common Securities Guarantee Agreement of Greater Bay Bancorp, dated as of August 12, 1998./8/

  4.21       Liquidated Damages Agreement among Greater Bay Bancorp, GBB
             Capital II, and Sandler O'Neill and Partners, L.P., dated as of
             August 7, 1998./8/

  4.22       Series B Capital Securities Guarantee Agreement between Greater
             Bay Bancorp and Wilmington Trust Company, dated as of November 27,
             1998./6/

  4.23       Registration Rights Agreement between Greater Bay Bancorp and The
             Leo K. W. Lum PRB Revocable Trust dated May 8, 1998./9/

  4.24       Securities Purchase Agreement, dated December 21, 1999, between
             Greater Bay Bancorp and the investors identified therein./10/

  4.25       Registration Rights Agreement, dated December 22, 1999, between
             Greater Bay Bancorp and the investors identified therein./10/

  4.26       Securities Purchase Agreement, dated March 22, 2000 between
             Greater Bay Bancorp and the investors identified therein./11/

  4.27       Registration Rights Agreement, dated March 23, 2000, between
             Greater Bay Bancorp and the investors identified therein./11/

  4.28 Amended and Restated Declaration of Trust of GBB Capital III, dated as of March 23, 2000./2/

  4.29 Indenture, dated as of March 23, 2000, between Greater Bay Bancorp and The Bank of New York, as trustee./2/


 Exhibit No. Exhibit
 ----------- -------
  4.30       Guarantee Agreement, dated as of March 23, 2000, by and between
             Greater Bay Bancorp and The Bank of New York, as trustee./2/

  5.1        Opinion of Linda M. Iannone, General Counsel of Greater Bay
             Bancorp.*

  8.1 Opinion of Manatt, Phelps & Phillips, LLP as to certain federal income tax matters.*

 23.1        Consent of PricewaterhouseCoopers LLP for Greater Bay Bancorp.

 23.2        Consent of Richardson & Company for Bank of Petaluma.

 23.3        Consent of Linda M. Iannone (included in Exhibit 5.1).*

 23.4        Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit
             8.1).*

 24.1 A power of attorney is set forth on the signature page of the Registration Statement.*

 99.1        Form of Bank of Petaluma Proxy.*

--------

 1. Incorporated by reference from Greater Bay Bancorp's Current Report on Form 8-K filed with the SEC on March 22, 2000.
 2. Incorporated by reference from Greater Bay Bancorp's Quarterly Report on Form 10-Q filed with the SEC on May 12, 2000.
 3. Incorporated by reference from Greater Bay Bancorp's Form 8-A12G filed with the SEC on November 25, 1998.
 4. Incorporated by reference from Greater Bay Bancorp's Current Report on Form 8-K dated June 5, 1997.
 5. Incorporated by reference from Greater Bay Bancorp's Registration Statement on Form S-1 (File No. 333-22783) dated March 5, 1997.
 6. Incorporated by reference from Greater Bay Bancorp's Annual Report on Form 10-K filed with the SEC on February 17, 1999.
 7. Incorporated herein by reference from Exhibit 1 of Cupertino National Bancorp's Form 8-K filed with the SEC on October 25, 1995.
 8. Incorporated by reference from Greater Bay Bancorp's Current Report on Form 8-K filed with the SEC on August 28, 1998.
 9. Incorporated by reference from Greater Bay Bancorp's Current Report on Form 8-K filed with the SEC on May 20, 1998.
10. Incorporated by reference from Greater Bay Bancorp's Current Report on Form 8-K filed with the SEC on December 28, 1999.

11. Incorporated by reference from Greater Bay Bancorp's Current Report on Form 8-K filed with the SEC on March 24, 2000.

* Previously filed.

Item 22. Undertakings

   The undersigned Registrant hereby undertakes as follows:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (a) to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933, as amended (the "Securities Act");

      (b) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

     (c) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

   (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a) (3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions of this Item 22, or otherwise, each of the registrants has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, California, on August 7, 2000.

                                          Greater Bay Bancorp

                                                /s/ David L. Kalkbrenner
                                          By: _________________________________
                                                   David L. Kalkbrenner
                                               President and Chief Executive
                                                          Officer


   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Signatures                          Title                  Date
             ----------                          -----                  ----

     /s/ David L.Kalkbrenner         President and Chief            August 7, 2000
____________________________________  Executive Officer
        David L. Kalkbrenner          (Principal Executive
                                      Officer)

      /s/ Steven C. Smith            Executive Vice President,      August 7, 2000
____________________________________  Chief Administrative
          Steven C. Smith             Officer and Chief Financial
                                      Officer (Principal
                                      Financial and Accounting
                                      Officer)

                *                    Director                       August 7, 2000
____________________________________
          George R. Corey

                *                    Director                       August 7, 2000
____________________________________
           John M. Gatto

                *                    Director                       August 7, 2000
____________________________________
          John J. Hounslow

             Signature                           Title                  Date
             ---------                           -----                  ----
                 *                   Director                       August 7, 2000
____________________________________
          James E. Jackson

                 *                   Director                       August 7, 2000
____________________________________
         Stanley A. Kangas

                 *                   Director                       August 7, 2000
____________________________________
           Rex D. Lindsay

                                     Director
____________________________________
          George M. Marcus

                 *                   Director                       August 7, 2000
____________________________________
         Duncan L. Matteson

                 *                   Director                       August 7, 2000
____________________________________
         Rebecca Q. Morgan

                 *                   Director                       August 7, 2000
____________________________________
          Glen McLaughlin

                 *                   Director                       August 7, 2000
____________________________________
          Dick J. Randall

                                     Director
____________________________________
          Donald H. Seiler

                 *                   Director                       August 7, 2000
____________________________________
          Warren R. Thoits

                 *                   Director                       August 7, 2000
____________________________________
         James C. Thompson

    /s/ David L. Kalkbrenner
*By: _______________________________
         David L. Kalkbrenner
           Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit No. Exhibit
 ----------- -------
  2.1        Agreement and Plan of Reorganization by and among Greater Bay
             Bancorp, DKSS Corp. and Bank of Petaluma dated March 21, 2000./1/

  4.1        Rights Agreement./3/

  4.2        Junior Subordinated Indenture dated as of March 31, 1997 between
             Greater Bay Bancorp and Wilmington Trust Company, as Trustee./4/

  4.3        Officers' Certificate and Company Order, dated March 31, 1997./4/

  4.4        Certificate of Trust of GBB Capital I./5/

  4.5        Trust Agreement of GBB Capital I dated as of February 28, 1997./5/

  4.6.1      Amended and Restated Trust Agreement of GBB Capital I, among
             Greater Bay Bancorp, Wilmington Trust Company and the
             Administrative Trustees named therein dated as of March 31, 1997./4/

  4.6.2      Appointment of Successor Administrative Trustee and First
             Amendment to Amended and Restated Agreement./6/

  4.7        Trust Preferred Certificate of GBB Capital I./4/

  4.8        Common Securities Certificate of GBB Capital I./4/

  4.9        Guarantee Agreement between Greater Bay Bancorp and Wilmington
             Trust Company, dated as of March 31, 1997./4/

  4.10 Agreement as to Expenses and Liabilities, dated as of March 31, 1997./4/

  4.11       Form of Subordinated Debentures./7/

  4.12 Supplemental Debenture Agreement of Cupertino National Bancorp dated as of November 22, 1996./5/

  4.13       Supplemental Debenture Agreement dated November 27, 1996 between
             Cupertino National Bancorp and Mid-Peninsula Bancorp./5/

  4.14       Supplemental Debenture Agreement, dated as of March 27, 1997./4/

  4.15       Indenture between Greater Bay Bancorp and Wilmington Trust
             Company, as Debenture Trustee, dated as of August 12, 1998./8/

  4.16       Form of Exchange Junior Subordinated Debentures (filed as Exhibit
             A to Exhibit 4.15 hereto).

  4.17       Certificate of Trust of GBB Capital II, dated as of May 18,
             1998./8/

  4.18       Amended and Restated Trust Agreement of GBB Capital II, among
             Greater Bay Bancorp, Wilmington Trust Company and the
             Administrative Trustees named therein dated as of August 12, 1998./8/

  4.19       Form of Exchange Capital Security Certificate (filed as Exhibit A-
             1 to Exhibit 4.18 hereto).

  4.20 Common Securities Guarantee Agreement of Greater Bay Bancorp, dated as of August 12, 1998./8/

  4.21       Liquidated Damages Agreement among Greater Bay Bancorp, GBB
             Capital II, and Sandler O'Neill and Partners, L.P., dated as of
             August 7, 1998./8/

  4.22       Series B Capital Securities Guarantee Agreement between Greater
             Bay Bancorp and Wilmington Trust Company, dated as of November 27,
             1998./6/


 Exhibit No. Exhibit
 ----------- -------
  4.23       Registration Rights Agreement between Greater Bay Bancorp and The
             Leo K. W. Lum PRB Revocable Trust dated May 8, 1998./9/

  4.24       Securities Purchase Agreement, dated December 21, 1999, between
             Greater Bay Bancorp and the investors identified therein./10/

  4.25       Registration Rights Agreement, dated December 22, 1999, between
             Greater Bay Bancorp and the investors identified therein./10/

  4.26       Securities Purchase Agreement, dated March 22, 2000 between
             Greater Bay Bancorp and the investors identified therein./11/

  4.27       Registration Rights Agreement, dated March 23, 2000, between
             Greater Bay Bancorp and the investors identified therein./11/

  4.28 Amended and Restated Declaration of Trust of GBB Capital III, dated as of March 23, 2000./2/

  4.29 Indenture, dated as of March 23, 2000, between Greater Bay Bancorp and The Bank of New York, as trustee./2/

  4.30 Guarantee Agreement, dated as of March 23, 2000, by and between Greater Bay Bancorp and The Bank of New York, as trustee./2/

  5.1        Opinion of Linda M. Iannone, General Counsel of Greater Bay
             Bancorp.*

  8.1 Opinion of Manatt, Phelps & Phillips, LLP as to certain federal income tax matters.*

 23.1        Consent of PricewaterhouseCoopers LLP for Greater Bay Bancorp.

 23.2        Consent of Richardson & Company for Bank of Petaluma.

 23.3        Consent of Linda M. Iannone (included in Exhibit 5.1).*

 23.4        Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit
             8.1).*

 24.1 A power of attorney is set forth on the signature page of the Registration Statement.*

 99.1        Form of Bank of Petaluma Proxy.*

--------

 1. Incorporated by reference from Greater Bay Bancorp's Current Report on Form 8-K filed with the SEC on March 22, 2000.
 2. Incorporated by reference from Greater Bay Bancorp's Quarterly Report on Form 10-Q filed with the SEC on May 12, 2000.
 3. Incorporated by reference from Greater Bay Bancorp's Form 8-A12G filed with the SEC on November 25, 1998.
 4. Incorporated by reference from Greater Bay Bancorp's Current Report on Form 8-K dated June 5, 1997.
 5. Incorporated by reference from Greater Bay Bancorp's Registration Statement on Form S-1 (File No. 333-22783) dated March 5, 1997.
 6. Incorporated by reference from Greater Bay Bancorp's Annual Report on Form 10-K filed with the SEC on February 17, 1999.
 7. Incorporated herein by reference from Exhibit 1 of Cupertino National Bancorp's Form 8-K filed with the SEC on October 25, 1995.
 8. Incorporated by reference from Greater Bay Bancorp's Current Report on Form 8-K filed with the SEC on August 28, 1998.
 9. Incorporated by reference from Greater Bay Bancorp's Current Report on Form 8-K filed with the SEC on May 20, 1998.
10. Incorporated by reference from Greater Bay Bancorp's Current Report on Form 8-K filed with the SEC on December 28, 1999.

11. Incorporated by reference from Greater Bay Bancorp's Current Report on Form 8-K filed with the SEC on March 24, 2000.

*   Previously filed.